     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 21, 1999


                                                      REGISTRATION NO. 333-56231
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------


                                AMENDMENT NO. 6

                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                                  OPTEL, INC.
             (Exact name of registrant as specified in its charter)
                             ---------------------

            DELAWARE                             4841                            95-4495524
  (State or other jurisdiction       (Primary Standard Industrial             (I.R.S. Employer
of incorporation or organization)     Classification Code Number)            Identification No.)

                            1111 W. MOCKINGBIRD LANE
                              DALLAS, TEXAS 75247
                                 (214) 634-3800
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------
              LOUIS BRUNEL, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                  OPTEL, INC.
                            1111 W. MOCKINGBIRD LANE
                              DALLAS, TEXAS 75247
                                 (214) 634-3800
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                             ---------------------
                                   Copies to:

      RALPH J. SUTCLIFFE, ESQ.           MICHAEL E. KATZENSTEIN, ESQ.      JONATHAN A. SCHAFFZIN, ESQ.
  KRONISH LIEB WEINER & HELLMAN LLP              OPTEL, INC.                 CAHILL GORDON & REINDEL
     1114 AVENUE OF THE AMERICAS           1111 W. MOCKINGBIRD LANE               80 PINE STREET
    NEW YORK, NEW YORK 10036-7798            DALLAS, TEXAS 75247             NEW YORK, NEW YORK 10005
           (212) 479-6000                       (214) 634-3800                    (212) 701-3000

                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                                                       PROPOSED MAXIMUM        PROPOSED MAXIMUM
   TITLE OF SECURITIES         NUMBER OF SHARES         OFFERING PRICE        AGGREGATE OFFERING          AMOUNT OF
     TO BE REGISTERED          TO BE REGISTERED           PER SHARE                PRICE(1)            REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------
Class A Common Stock, par
  value $.01 per share....        7,577,870                 $17.00               $128,823,790             $35,813.01
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------


(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act.


(2) $29,500 was paid on June 5, 1998.

                             ---------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                  SUBJECT TO COMPLETION, DATED APRIL 21, 1999


PROSPECTUS                                                          [OPTEL LOGO]


                                6,640,370 SHARES


                                  OPTEL, INC.
                                  COMMON STOCK
                               ------------------

     OpTel, Inc. is selling 6,250,000 shares of its common stock, and the selling stockholders named in this prospectus are selling 390,370 shares. OpTel will not receive any proceeds from the sale of the shares by the selling stockholders. The underwriters named in this prospectus may purchase up to 937,500 additional shares of common stock from OpTel under certain circumstances.



     This is an initial public offering of common stock. OpTel currently expects the initial public offering price to be between $15.00 and $17.00 per share, and has applied to have the common stock included for quotation on the Nasdaq National Market under the symbol "OTEL".

                               ------------------

     INVESTING IN THE COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 9.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                               ------------------

                                                               PER SHARE              TOTAL
                                                              ------------         ------------
Public offering price                                         $                    $
Underwriting discount                                         $                    $
Proceeds to OpTel (before expenses)                           $                    $
Proceeds to the selling stockholders (before expenses)        $                    $

     The underwriters are offering the shares subject to various conditions. The underwriters expect to deliver the shares to purchasers on or about
            , 1999.
                               ------------------

SALOMON SMITH BARNEY
                  GOLDMAN, SACHS & CO.
                                    BEAR, STEARNS & CO. INC.
                                                  CIBC WORLD MARKETS

            , 1999

OPTEL MARKETS
------------------------------------------------------------------------------


      [Map of the United States highlighting markets in which OpTel, Inc.
            operates and the expected telephone roll-out schedule.]


                                                                  [OPTEL LOGO]

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information included elsewhere in this Prospectus, including the Consolidated Financial Statements and the notes thereto. As used in this Prospectus, the terms "Company" or "OpTel" mean OpTel, Inc., a Delaware corporation, and its subsidiaries, except where the context otherwise requires. Certain terms used herein are defined in the glossary attached hereto as Appendix A. References to fiscal years throughout this Prospectus are to the Company's fiscal years, which end on August 31 of each calendar year. Prospective investors should carefully consider the factors set forth in "Risk Factors." This Prospectus contains "forward-looking" statements concerning the Company's operations, economic performance and financial condition, which are subject to inherent risks and uncertainties, including those identified under "Risk Factors."

THE COMPANY

     OpTel is a leading network based provider of integrated communications services, including local and long distance telephone, cable television and high speed Internet access services, to residents of multiple dwelling units ("MDUs") in the United States. In each market that it serves, OpTel seeks to become the principal competitor in the MDU marketplace to the incumbent local exchange carrier ("ILEC") and the incumbent franchise cable television operator by providing a package of voice, video and Internet access services at competitive prices. OpTel believes its ability to deliver an integrated service offering to MDU residents over its own networks and its long-term contractual relationships with MDU owners and associations provide it with a competitive advantage.

     MDUs comprise a wide variety of high density residential complexes, including high- and low-rise apartment buildings, condominiums, cooperatives, town houses and mobile home communities. According to 1990 U.S. Census Bureau data, there are more than 13.2 million dwelling units in MDUs with greater than 10 dwelling units in the United States. Within the MDU market, the Company focuses on MDUs of 150 or more dwelling units ("Large MDUs"). Based on industry sources, the Company believes that, within its existing markets there are approximately 3.0 million dwelling units within these Large MDUs.

     The Company currently provides cable television and telecommunications services in a number of metropolitan areas including Houston, Dallas-Fort Worth, Los Angeles, San Diego, Miami-Ft. Lauderdale, Phoenix, Denver, San Francisco, Chicago, Atlanta, Orlando-Tampa and Indianapolis. The Company is licensed as a competitive local exchange carrier ("CLEC") in each of its major markets. The Company has commenced offering central office switched local exchange services in Houston and Dallas-Fort Worth and intends to offer these services in substantially all of its major markets by the end of calendar 2000. In addition, the Company commenced offering high speed Internet access at select MDUs in Houston, Dallas-Fort Worth, and San Francisco in January 1999 and intends to introduce its high speed Internet access services in substantially all of its major markets over the next 12 months. As of February 28, 1999, the Company had 435,738 units under contract and 401,600 units passed for cable television services and 218,023 cable television subscribers. At that date, the Company had 107,109 units under contract and 47,462 units passed for telecommunications and 13,229 telecommunications lines in service.

     OpTel secures long-term rights of entry agreements ("Rights of Entry") with MDU owners. Rights of Entry generally grant OpTel the exclusive right to provide cable television service to an MDU or group of MDUs and provide that the MDU owner will promote OpTel as the preferred provider of telecommunications services within the MDU. Rights of Entry generally provide OpTel with the exclusive services of the MDU's leasing staff to market the Company's services to residents. Rights of Entry also generally grant OpTel the exclusive right to use the coaxial cable network at the MDU. As a result, at MDUs where OpTel has cable television Rights of Entry, OpTel effectively will be the only company positioned to provide high speed Internet access via cable modem. Rights of Entry generally provide financial incentives to property owners to promote and sell the Company's services to MDU residents. The Company's Rights of Entry typically have original terms of 10 to 15 years (five years for Rights of Entry with condominium associations). The weighted average unexpired term of the Company's Rights of Entry was approximately eight and one half years as of February 28, 1999 (assuming the Company's exercise of available renewal options).


     The Company intends to continue to develop and utilize its own networks to deliver its service offerings. The Company also plans to collocate network facilities for telecommunications services in selected ILEC end offices in certain of its markets. Through collocation, the Company will lease the ILEC's transport network on an unbundled basis to initially reach a subscriber. The Company believes collocation will decrease the time required to provide telephone services to a subscriber, increase the Company's addressable market by providing a cost effective means of servicing smaller MDUs and, over time, promote new Rights of Entry. The Company will select the ILEC end offices in which it will collocate based upon MDU concentration. When it has secured a Right of Entry and a sufficient subscriber base at an MDU, the Company intends to bring its own network transport facilities to the MDU and discontinue collocation services in order to increase operating margins. In addition, the Company intends to test market telephone services to residents of single family dwellings in certain markets where it has collocated facilities. The initial test will be conducted in the Houston market.


STRATEGY

     OpTel's goal is to become the nation's largest integrated communications provider for Large MDUs. In order to achieve this objective, OpTel has customized strategies to rapidly and cost effectively address its markets, deploy its networks and offer an integrated service package supported by superior customer service. The following highlights key elements of OpTel's growth and operating strategies:

     Provide an Integrated Service Offering. In order to establish the broadest possible relationship with its subscribers, OpTel offers an integrated package of communications services at competitive rates. OpTel's service offerings include: (i) basic and premium tier cable television services, which the Company can customize on a sub-market basis to meet local preferences; (ii) a full featured switched local and long distance telephone offering; (iii) high speed Internet access via cable modem with downstream transmission speeds of up to 1.5 MB per second, which is delivered through a venture with an independent Internet service provider; and (iv) where market conditions justify, an additional tier of direct broadcast satellite ("DBS") programming from EchoStar Satellite Corporation ("EchoStar") that includes over 300 channels of digital video and audio programming. The Company believes its integrated service offering will capitalize on MDU residents' preference for a single source provider of communications services, enhancing OpTel's ability to attract and retain subscribers.

     Continue to Rapidly Expand Subscriber Base. The Company intends to rapidly expand its subscriber base by: (i) securing additional Rights of Entry from MDU owners through the use of its experienced and growing sales force and (ii) increasing penetration and cross-selling additional services to existing subscribers in MDUs where the Company has Rights of Entry through the use of marketing and incentive programs. The Company will continue to market its Rights of Entry on a business to business basis to local, regional and national MDU owners, including real estate investment trusts ("REITs"). The Company's strategy to promote subscriber growth includes having MDU leasing agents provide an effective point of sale including at the time MDU residents initially secure their leases. As an additional strategy to drive growth, the Company will directly market local and long distance telephone services to tenants residing in MDUs not covered by Rights of Entry but who can be served by collocating telecommunications network facilities at certain ILEC end offices and leasing unbundled transport network from that ILEC. The Company believes that its ability to directly market services to MDU residents will drive Rights of Entry with owners who will want to share in OpTel's success. When it has secured a Right of Entry and a sufficient subscriber base at an MDU, the Company intends to bring its own network transport facilities to the MDU and discontinue collocation services in order to increase operating margins.

     Deploy Cost Effective Networks. OpTel's networks are specifically designed to provide services to MDUs. OpTel's advanced proprietary network infrastructure utilizes a combination of point-to-point microwave transmission equipment and fiber optic cable to efficiently deliver the Company's various services to

MDU residents. A substantial portion of the Company's network cost to serve an MDU is related to the infrastructure specific to that MDU and is invested only after the Company and the MDU owner have entered into a long-term Right of Entry. The Company plans to interconnect its microwave network hubs to provide a redundant ring architecture for telecommunications and to permit the future transport of digital video programming and Internet traffic from a single source within a market. The Company intends to expand its use of central office switches in order to improve cost efficiencies and enhance its local service offering. The Company expects to serve substantially all of its major markets with its own central office switches by the end of calendar 2000. As a licensed CLEC in each of its major markets, the Company also intends to collocate facilities and lease ILEC transport network in order to offer telecommunications services in advance of installing network transport facilities from its switch to the subscriber. Over time, OpTel believes substantially all telecommunications services to MDUs serviced under Rights of Entry will be migrated from ILEC leased transport network to its own network facilities.

     Provide Superior Customer Service. The Company believes that an important success factor for competitive service providers will be to ensure superior customer service. Accordingly, the Company has focused on implementing, provisioning and servicing practices designed around the residential MDU customer. The Company has a national customer service center staffed with knowledgeable representatives to address the needs of residents 24-hours-a-day, seven-days-a-week and dedicated local service teams, trained to support all of the Company's service offerings, that provide prompt installation and response to customer service calls. The Company also has service center staff dedicated to responding to calls from MDU owners and their leasing agents. Because the Company believes that the best way to control the quality and consistency of technical and field services is to train and supervise the service technicians, the Company relies primarily on its own personnel to perform these functions and dedicates individual technical service teams to a few proximate MDUs.

     Pursue Selective Acquisitions and Strategic Relationships. OpTel began operations in April 1993 with a strategy of consolidating the then fragmented private cable television, or non-franchise cable television, industry serving MDUs. Since May 1996, the Company has completed and successfully integrated six acquisitions of MDU oriented video providers representing approximately 700 MDUs served and 103,000 subscribers. The Company intends to continue to seek acquisition opportunities in order to capitalize on economies of scale, expand its subscriber base, provide a client base to cross-sell its other services and decrease the time to market. The Company delivers high speed Internet access services through a strategic relationship with an Internet service provider that specializes in delivering broadband Internet connectivity and content to MDUs. In addition, the Company has entered into a strategic relationship with EchoStar for the delivery of an additional tier of DBS programming and will continue to evaluate other strategic alliances.

EXPERIENCED MANAGEMENT AND COMMITTED SHAREHOLDER

     Since April 1995, OpTel has been indirectly majority owned by Le Groupe Videotron Ltee ("GVL"), which also owns the second largest cable television operator in Canada (based on number of subscribers). GVL has invested approximately $250 million of equity capital in OpTel. These invested amounts have been critical to OpTel's growth.

     OpTel benefits from GVL's experience developing and providing cable television and telecommunications services to residential customers in the United Kingdom. The President and Chief Executive Officer and Chief Financial Officer of OpTel served as the Vice-Chairman and Chief Executive Officer and Chief Financial Officer, respectively, of the since-divested GVL affiliate in the United Kingdom. OpTel management's extensive operating experience in both the telecommunications and cable television industries, including the construction and design of networks and sales and customer support, provides OpTel with significant expertise in managing and developing an infrastructure to support voice, video and Internet access operations.

RISK FACTORS

     The Company operates in highly competitive market segments which are subject to extensive regulation at the federal, state and local level. The Company's success in providing telecommunications services, as well as cable television and Internet access services, is dependent upon a number of factors, some of which are controlled by the Company and some of which are controlled by third parties, including ILECs, MDU owners and residents and government entities. Such factors include risks associated with the Company's history of net losses and negative cash flow, the Company's substantial indebtedness and the insufficiency of its earnings to cover fixed charges, the significant capital requirements of the Company's operations and the Company's dependence upon its strategic relationships with MDU owners. See "Risk Factors" for a detailed discussion of certain factors which should be considered by purchasers of the common stock.

ORGANIZATION AND PRINCIPAL OFFICE

     OpTel was incorporated in Delaware in July 1994 as the successor to a California limited partnership that was organized in April 1993. The Company's principal offices are located at 1111 W. Mockingbird Lane, Dallas, Texas 75247, and its telephone number is (214) 634-3800.

                                  THE OFFERING


     Unless otherwise indicated, the information in this Prospectus assumes (i) an initial public offering price of $16.00 per share, (ii) that the Underwriters' over-allotment option will not be exercised, (iii) a 5 for 1 stock split which will be effected upon consummation of the Offering (the "Split") and
(iv) the conversion of all the outstanding classes of common stock and all outstanding series of preferred stock into shares of Class A Common Stock, par value $.01 per share (the "Common Stock") immediately prior to the consummation of the Offering. While the information in this Prospectus assumes the conversion of all of the outstanding shares of the Company's Class B Common Stock, $.01 per share (the "Class B Common"), and 9.75% Series A Preferred Stock, par value $.01 per share (the "Series A Preferred"), immediately prior to the consummation of the Offering, the actual conversion will occur after the Offering is consummated. See "Risk Factors -- Risks Associated with GVL's Series A Preferred Stock and Class B Common Stock."



Common Stock offered by the Company.....     6,250,000 shares


Common Stock offered by the Selling
Stockholders............................      390,370 shares
                                             --------



     Total..............................     6,640,370 shares



Common Stock outstanding after the
Offering................................     33,539,458.06 shares of Common
                                             Stock(1)


Use of Proceeds.........................     The Company intends to use the net
                                             proceeds from the Offering for
                                             capital expenditures related to the
                                             purchase and installation of
                                             communications equipment and for
                                             general corporate purposes,
                                             including working capital. The
                                             Company will not receive any
                                             proceeds from the sale of shares by
                                             the Selling Stockholders. See "Use
                                             of Proceeds."

Proposed Nasdaq National Market
Symbol..................................     OTEL
---------------


(1) Excludes (i) 140,195.80 shares of Common Stock issuable upon exercise of presently exercisable stock options granted to officers, employees and consultants at a weighted average exercise price of $16.78 per share and
    (ii) 175,636.10 shares of Common Stock issuable upon exercise of presently exercisable warrants at a weighted average exercise price of $11.96 per share. If the Series A Preferred is not converted until 90 days following the Offering, up to approximately 250,258 additional shares of Common Stock may be issued upon conversion of the Series A Preferred as a result of the conversion of additional accrued and unpaid dividends on the outstanding shares.

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

     The summary consolidated financial data as of August 31, 1998 and for the years ended August 31, 1996, 1997 and 1998 have been derived from the consolidated financial statements of the Company included elsewhere herein and audited by Deloitte & Touche LLP, independent auditors, as set forth in their report thereon also included herein. The summary historical consolidated financial and operating data presented below as of and for the six months ended February 28, 1998 and 1999 have been derived from unaudited consolidated financial statements of the Company. In the opinion of management, the unaudited interim consolidated financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, which consist only of normal recurring adjustments, necessary for the fair presentation of the Company's financial position and results of operation for these periods. Operating results for the six months ended February 28, 1998 and 1999, are not necessarily indicative of the results that may be expected for the entire fiscal year or any other interim period. As a result of the Company's history of growth through acquisitions, the Company's historical financial results are not directly comparable from period to period, nor are they indicative of future results of operations in many respects. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and the Consolidated Financial Statements of the Company and the notes thereto appearing elsewhere in this Prospectus.


                                                               HISTORICAL
                                          ----------------------------------------------------
                                                                            SIX MONTHS ENDED
                                              YEAR ENDED AUGUST 31,           FEBRUARY 28,
                                          ------------------------------   -------------------
                                            1996       1997       1998       1998       1999
                                          --------   --------   --------   --------   --------
                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED OPERATIONS DATA
Revenues:
  Cable television......................  $ 25,893   $ 36,915   $ 61,081   $ 25,247   $ 38,095
  Telecommunications....................     1,711      2,922      3,882      1,644      2,870
                                          --------   --------   --------   --------   --------
          Total revenues................    27,604     39,837     64,963     26,891     40,965
Operating expenses:
  Programming, access fees and revenue
     sharing............................    11,868     19,202     28,825     12,419     18,689
  Customer support, general and
     administrative.....................    19,636     28,926     35,847     15,855     26,335
  Depreciation and amortization.........     8,676     14,505     28,481     10,759     17,997
                                          --------   --------   --------   --------   --------
Total operating expenses................    40,180     62,633     93,153     39,033     63,021
                                          --------   --------   --------   --------   --------
Loss from operations....................   (12,576)   (22,796)   (28,190)   (12,142)   (22,056)
Interest expense, net(1)................    (5,854)   (25,739)   (39,564)   (21,885)   (22,558)
                                          --------   --------   --------   --------   --------
Loss before income taxes and
  extraordinary item....................   (18,430)   (48,535)   (67,754)   (34,027)   (44,614)
Net loss(2).............................  $(18,430)  $(48,535)  $(74,398)  $(34,027)  $(44,614)
                                          --------   --------   --------   --------   --------
Dividends on preferred stock............        --         --     (8,748)        --     (9,710)
Loss attributable to common equity......  $(18,430)  $(48,535)  $(83,146)  $(34,027)  $(54,324)
                                          ========   ========   ========   ========   ========
Basic and diluted loss per share of
  common equity(3)......................  $  (1.66)  $  (4.00)  $  (6.29)  $  (2.64)  $  (3.96)

                                                                    HISTORICAL
                                                             -------------------------   AS ADJUSTED
                                                             AUGUST 31,   FEBRUARY 28,   FEBRUARY 28,
                                                                1998          1999         1999(4)
                                                             ----------   ------------   ------------
                                                                      (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA
Cash and cash equivalents..................................   $123,774      $ 60,032       $152,282
Restricted investments.....................................     63,207        38,645         38,645
Property, plant and equipment, net.........................    268,044       308,289        308,289
Intangible assets..........................................    160,370       159,055        159,055
Total assets...............................................    627,170       581,459        673,709
Notes payable and long-term obligations....................    429,278       428,853        428,853
Total liabilities..........................................    466,394       465,297        465,297
Stockholders' equity.......................................    160,776       116,162        208,412


                                                                               SIX MONTHS
                                                  YEAR ENDED                     ENDED
                                                  AUGUST 31,                  FEBRUARY 28,
                                       --------------------------------   --------------------
                                         1996       1997        1998        1998        1999
                                       --------   ---------   ---------   ---------   --------
                                                       (DOLLARS IN THOUSANDS)
OTHER FINANCIAL DATA
Net cash flows used in operating
  activities.........................  $   (453)  $ (15,935)  $ (26,268)  $ (15,215)  $(31,441)
Net cash flows used in investing
  activities.........................   (72,037)   (143,125)   (121,532)    (60,293)   (31,186)
Net cash flows provided by (used in)
  financing activities...............    72,131     244,688     184,269     117,745     (1,115)
Capital expenditures(5)..............    62,121      71,505      85,643      37,900     56,928
EBITDA(6)............................    (3,900)     (8,291)        291      (1,383)    (4,059)

                                                                       AS OF
                                                   ----------------------------------------------
                                                             AUGUST 31,
                                                   ------------------------------    FEBRUARY 28,
                                                     1996       1997       1998          1999
                                                   --------   --------   --------    ------------
OPERATING DATA
CABLE TELEVISION
Units under contract(7)..........................   241,496    295,149    432,955       435,738
Units passed(8)..................................   225,433    254,032    399,210       401,600
Basic subscribers................................   114,163    132,556    216,249       218,023
Basic penetration(9).............................      50.6%      52.2%      54.2%         54.3%
Premium units(10)................................    60,641     95,150    182,788       176,411
Pay-to-basic ratio(10)(11).......................      53.1%      71.8%      84.5%         80.9%
Average monthly revenue per basic
  subscriber(12).................................    $22.70     $24.94     $27.95          $29.20
TELECOMMUNICATIONS
Units under contract(7)..........................    20,945     39,831     94,338       107,109
Units passed(8)..................................    12,364     16,572     35,671        47,462
Lines(13)........................................     4,126      6,185      9,244        13,229
Line penetration(14).............................      33.4%      37.3%      25.9%         27.9%
Average monthly revenue per line(15).............    $42.10     $47.23     $46.62          $44.50

---------------

 (1) Interest expense, net is reflected net of interest income and interest capitalized in property, plant and equipment. Includes interest expense on the Company's 15% Convertible Notes (the "GVL Notes") of approximately $5,342,000, $15,204,000 and $9,640,000 for the years ended August 31, 1996,
     1997 and 1998, respectively and $9,640,000 for the six months ended February 28, 1998. Effective March 1, 1998, the GVL Notes were exchanged for approximately 6,962 shares of Series A Preferred.

 (2) The Company reported an extraordinary loss on debt extinguishment of $6,644,000 for the year ended August 31, 1998 due to the repayment and termination of a senior secured credit facility (the "Senior Credit Facility").


 (3) Loss per share has been restated to reflect the adoption of Statement of Financial Accounting Standards No. 128, "Earnings Per Share" and the Split. Basic and diluted loss per share are computed in the same manner since common stock equivalents are antidilutive.

 (4) Gives effect to the Offering and the assumed conversion of all outstanding classes of common stock and all outstanding series of preferred stock into Common Stock immediately prior to the consummation of the Offering. Such conversions will have no impact on stockholders' equity.

 (5) Capital expenditures include expenditures on property, plant and equipment together with intangible assets excluding expenditures for business acquisitions.

 (6) EBITDA represents earnings (loss) before interest expense (net of interest income and amounts capitalized), income tax benefits, depreciation and amortization. EBITDA is not intended to represent cash flow from operations or an alternative to net loss, each as defined by generally accepted accounting principles. In addition, the measure of EBITDA presented herein may not be comparable to other similarly titled measures by other companies. The Company believes that EBITDA is a standard measure commonly reported and widely used by analysts, investors and other interested parties in the cable television and telecommunications industries. Accordingly, this information has been disclosed herein to permit a more complete comparative analysis of the Company's operating performance relative to other companies in its industry.

 (7) Units under contract represents the number of units currently passed and additional units with respect to which the Company has entered into Rights of Entry for the provision of cable television and telecommunications services, respectively, but which the Company has not yet passed and which the Company expects to pass within the next five years. At this time the majority of all units under contract for telecommunications are also under contract for cable television.

 (8) Units passed represents the number of units with respect to which the Company has connected its cable television and telecommunications systems, respectively. The difference between units under contract and units passed represents units for which Rights of Entry have been entered into, but which are not yet connected for cable television and telecommunications services, respectively.

 (9) Basic penetration is calculated by dividing the total number of basic subscribers at such date by the total number of units passed.

(10) Beginning with the year ended August 31, 1997, to be consistent with most other cable television providers, the Company revised the method of reporting premium penetration to include all premium units in the calculation. Historically the calculation excluded premium channels that were provided to customers as part of an expanded basic line up or other special arrangements. Prior years have not been restated. For comparative purposes, the premium units and the pay-to-basic ratio as of August 31, 1997 and 1998 and February 28, 1999 presented under the previous method of reporting are 84,875, 136,863 and 128,137, respectively, and 64.0%, 63.3%
     and 58.8%, respectively.

(11) Pay-to-basic ratio is calculated by dividing the total number of premium units by the total number of basic subscribers.

(12) Represents average monthly revenue divided by the average number of basic subscribers for the fiscal periods ended as of the date shown.

(13) Lines represent the number of telephone lines currently being provided to telecommunications subscribers. A telecommunications subscriber can subscribe for more than one line. The Company has revised its method of reporting lines to reflect only one line in service where multiple customers share a single line. The Company has restated the number of lines previously reported to reflect this change.

(14) Line penetration is calculated by dividing the total number of telecommunications lines at such date by the total number of units passed.

(15) Represents average monthly revenue divided by the average number of lines for the fiscal periods ended as of the date shown.

                                  RISK FACTORS

     Any investment in the Common Stock offered hereby involves a high degree of risk. Prospective investors should consider carefully the following factors in addition to other information set forth elsewhere in this Prospectus.

LIMITED OPERATIONS OF CERTAIN SERVICES; HISTORY OF NET LOSSES AND NEGATIVE CASH FLOW

     OpTel's business commenced in 1993. Historically, substantially all of OpTel's revenues were derived from providing cable television services. The Company's telephone and Internet access services only recently have been initiated or their availability only recently expanded in new market areas. OpTel expects to increase substantially the size of these operations in the near future. There is, therefore, limited historical financial information about OpTel upon which to base an evaluation of OpTel's performance in the markets and for the services that will be its principal focus in the future. Furthermore, as a result of its rapid growth and implementation of various new business strategies, including the expansion of its telecommunications business, the Company has incurred in the past, and may incur the future, certain unanticipated costs and capital expenses. Given OpTel's limited experience operating telecommunications networks, there can be no assurance that it will be able to compete successfully in the telecommunications industry.

     The development of OpTel's business and the expansion of its networks will require substantial capital, operational and administrative expenditures, a significant portion of which may be incurred before the realization of revenues. These expenditures will result in negative cash flow until an adequate customer base is established and revenues are realized. Although its revenues have increased in each of the last three years, OpTel has incurred substantial up-front operating expenses for marketing, customer operations, administration and maintenance of facilities, general and administrative expenses and depreciation and amortization in order to solicit and service customers in advance of generating significant revenues. As a result of these factors, the Company has generated operating losses of $22.1 million, $28.2 million, $22.8 million and $12.6 million for the six months ended February 28, 1999, fiscal 1998, fiscal 1997 and fiscal 1996, respectively, as its cable television and telecommunications customer base has grown. While the Company reported positive EBITDA (as defined in the Glossary) of $0.3 million for fiscal 1998, the Company reported negative EBITDA of $4.1 million, $8.3 million and $3.9 million for the six months ended February 28, 1999, fiscal 1997 and fiscal 1996, respectively. There can be no assurance that OpTel will achieve profitability or positive EBITDA in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

SUBSTANTIAL INDEBTEDNESS; ABILITY TO SERVICE DEBT


     The Company's indebtedness is substantial in relation to its stockholders' equity and cash flow. As of February 28, 1999, assuming the Offering had been completed on such date, the Company would have had total consolidated indebtedness of approximately $428.9 million and stockholders' equity of approximately $208.4 million. The Company's earnings were insufficient to cover its debt service by approximately $77.2 million for fiscal 1998 and $45.7 million for the six months ended February 28, 1999. See "Capitalization" and "Selected Historical Consolidated Financial and Operating Data."


     The indentures governing the Company's two series of outstanding notes (the "Indentures") impose certain restrictions on the operations and activities of the Company. The Company's ability to make scheduled payments of principal of, or to pay interest on, or to refinance, its indebtedness depends upon the success of its business strategies and its future performance, which to a significant extent are subject to general economic, financial, competitive, regulatory and other factors beyond its control. There can be no assurance that the Company will be able to generate the substantial increases in cash flow from operations that will be necessary to service its indebtedness. In the absence of such operating results, the Company could face substantial liquidity problems and might be required to raise additional financing through the issuance of debt or equity securities. Furthermore, the Company expects that it may need to refinance the principal amount of its outstanding notes at their respective maturities. There can be no assurance that the Company will be successful in raising such financing when required or that the terms of any such financing will be attractive.

See "-- Significant Capital Requirements and Need for Additional Financing" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     The degree to which OpTel is leveraged could have adverse consequences to holders of its Common Stock including the following: (i) a substantial portion of OpTel's cash flow from operations will be dedicated to the payment of the principal of and interest on its indebtedness thereby reducing funds available for other purposes, (ii) OpTel's vulnerability to changes in general economic conditions or increases in prevailing interest rates could be increased, (iii) OpTel's ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes could be impaired and (iv) OpTel may be more leveraged than certain of its competitors, which may be a competitive disadvantage.

SIGNIFICANT CAPITAL REQUIREMENTS AND NEED FOR ADDITIONAL FINANCING

     The Company will require substantial capital on a continuing basis to finance cable television, telecommunications and Internet network expansion related to subscriber and market growth, to upgrade existing facilities to desired technical and signal quality standards and to finance any acquisitions of other operators. The Company believes, based on its current business plan, that its cash on hand, together with the proceeds of the Offering, will provide the Company with sufficient financial resources to fund its capital requirements through the third quarter of fiscal 2000. However, the Company's future capital requirements will depend upon a number of factors, including the Company's success in obtaining new Rights of Entry, the extent of its telecommunications roll out, the size and timing of any acquisitions, marketing expenses, staffing levels and customer growth, as well as other factors that are not within the Company's control, such as competitive conditions, changes in technology, government regulation and capital costs. The Company expects to fund additional capital requirements through internally generated funds and public or private debt and/or equity financing. There can be no assurance, however, that OpTel will be successful in raising sufficient debt or equity when required or on terms that it will consider acceptable. Moreover, the terms of OpTel's outstanding indebtedness impose certain restrictions upon OpTel's ability to incur additional indebtedness or issue additional stock. Under the terms of the more restrictive of the Company's Indentures, the Company can only incur approximately $50 million of additional indebtedness. The aggregate amount of indebtedness which can be incurred by the Company under its more restrictive Indenture is directly related to the number of cable television subscribers served by the Company. As a result, growth of the Company's telecommunications business, where the Company has focused significant management attention and resources, will not increase the Company's ability to incur indebtedness under the terms of the more restrictive Indenture. The Company may need to incur indebtedness in excess of its current capacity. See "Description of Certain Indebtedness." In addition, GVL has the power to prevent the Company from obtaining additional debt or equity financing. See "-- Control by GVL." Failure to generate or raise sufficient funds may require OpTel to delay or abandon some of its future expansion or expenditures, which would have a material adverse effect on its growth and its ability to compete in the cable television, telecommunications and Internet access industries. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

RISKS ASSOCIATED WITH ACQUISITIONS

     OpTel expects to continue to make acquisitions of strategically important businesses when sufficiently attractive opportunities arise. Acquisitions may divert the resources and management time of OpTel and will require integration of the acquired operations with OpTel's existing networks and services. There can be no assurance that any acquisition of assets, operations or businesses will be successfully integrated into OpTel's operations. The Company typically has acquired businesses that were privately held by entrepreneurs, many of which businesses were without the same regulatory compliance practices and internal accounting controls and procedures as those of the Company. Accordingly, the Company frequently is required to take remedial actions, which may include the expenditure of funds and take extensive time to implement. In general, the Company factors the costs associated with these matters into the terms of its acquisitions, including, where practicable, through indemnification rights. However, there can be no assurance that the Company's results of operations will not be materially adversely affected by these or other matters arising from past or future acquisitions. Consistent with its consolidation strategy, OpTel is currently evaluating and often engages in discussions regarding various acquisition opportunities. These acquisitions may be funded by cash on hand and/or through the issuance of OpTel's debt and/or equity securities. It is possible that one or more of such possible acquisitions, if completed, could adversely affect OpTel's cash flow, or increase OpTel's debt, or that such an acquisition could be followed by a decline in the market value of OpTel's securities.

RISK ASSOCIATED WITH TELECOMMUNICATIONS STRATEGY

     The Company is currently introducing central office switched telecommunications services to MDUs served by its existing networks. The Company believes that a successful introduction of these telecommunications services is important to its long-term growth. Its success will be dependent upon, among other things, the Company's ability to assess markets, design and install telecommunications networks, including switches, obtain cooperation of the ILECs and obtain any required government authorizations and permits, all in a timely manner, at reasonable costs and on satisfactory terms and conditions, and the willingness of MDU residents to accept a new provider of telecommunications services. There can be no assurance that the Company will be able to successfully introduce central office switched telecommunications services in any of its markets in a timely manner in accordance with its strategic objectives and failure to do so could have a material adverse effect on the Company. Specific risks associated with the Company's telecommunications strategy include:

     Switch Installation and Network Enhancement; Lack of Redundant Switches. An essential element of the Company's telecommunications strategy is the provision of switched local exchange service. The Company has recently commenced operating central office switches in its Houston and Dallas-Fort Worth markets and intends to implement central office switches in substantially all of its major markets by the end of calendar year 1999. In connection with the implementation of central office switches in additional markets, the Company will be reconfiguring its microwave networks in such markets to carry bi-directional voice traffic. The Company intends to use certain components of its existing infrastructure to deliver bi-directional transmission utilizing microwave frequencies, principally in the 23GHz band. While the Company believes this frequency and other required frequencies are available for license on the paths that will be required, the Company has not yet commenced frequency coordination in each of its markets and there can be no assurance regarding path or frequency availability. In addition, there can be no assurance that the installation of the required switches and the reconfiguration of the network will be completed on schedule. The failure of the Company to successfully reconfigure its microwave networks and to have its switches operational on a timely basis could have a material adverse effect upon the Company's ability to expand its telecommunications services. In addition, the Company intends initially to install only one switch in each market. As a result, a switch failure which disables both the primary and redundant capabilities of a Company switch may have a material adverse effect on the Company's ability to provide telecommunications services in the affected market which may continue for an indefinite period. The Company may seek to enter into contracts with other telecommunications service providers to provide backup capabilities in the event of a switch failure. However, there can be no assurance that the Company will be able to successfully negotiate such agreements or that such agreements will be available on favorable terms. See "Business -- Network Architecture."

     Reliance On Third Parties. As part of its telecommunications configuration, the Company may transport telephone traffic across municipal boundaries or local access and transport areas ("LATAs") which may require the Company to have multiple interconnection agreements. While the Company has entered into interconnection agreements with ILECs serving portions of its markets, the Company is currently negotiating agreements for the interconnection of its networks with the network of other ILECs in certain areas. There can be no assurance that the Company will be able to successfully negotiate interconnection agreements with the ILEC or any other local exchange carrier ("LEC") in each market where the Company plans to offer central office switched telecommunications services or that it will be able to do so on favorable terms. The failure to negotiate the necessary interconnection agreements could have a material adverse effect upon the Company's ability to expand its telecommunication services. See "-- Uncertainties Related to Subscriber Access." Currently, the Company provides local telephone service as an STS provider in most of its markets. STS providers generally use an ILEC's facilities (although in many states CLECs can now supply STS operators with facilities) to provide local telephone service as a reseller, subject to state regulation. If ILECs were no longer required to provide tariffed services to STS providers or if STS-type service classifications were to be eliminated, the Company's telephone operations could be materially adversely affected. The Company relies on the services of a third-party vendor to provide certain carrier-to-carrier billing services. The failure by such vendor to accurately bill interexchange carriers' ("IXCs") access charges could have a material adverse effect on the Company.

     Uncertainties Related to Collocation Strategy. In order to accelerate the Company's time to market and increase the Company's addressable market, the Company intends to collocate facilities in certain ILEC end offices and to lease from the ILEC unbundled transport network from the office to the customer. Collocation space is obtained on a first come/first served basis. As a result, there can be no assurance the Company will be able to obtain collocation sites in the end offices it desires. Where the Company relies on leased unbundled network elements, the Company and its customer are dependent on the ILEC to assure uninterrupted service. The ILECs have limited experience in providing unbundled network elements, and there can be no assurance the ILECs will provide and maintain these elements in a prompt and efficient manner. The failure to obtain collocation space or unbundled network elements on a timely basis or of the ILEC to maintain such unbundled network elements in a prompt and efficient manner could have a material adverse effect on the Company's ability to expand its telecommunications services. Pursuing a collocation strategy requires the Company to invest in network infrastructure in advance of signing up customers. The Company's marketing strategy to date has relied heavily on its ability, derived from its Rights of Entry, to maintain a presence at the MDU, to market to the residents of an MDU through the leasing agent and to offer a bundled service offering. As part of the Company's collocation strategy, the Company will be marketing its services directly to residents of MDUs where the Company does not have a Right of Entry. There can be no assurance that the Company will be able to successfully market its services directly to MDU residents and, as a result, generate a return on its invested capital.

     Uncertainties Related to Reciprocal Compensation. The Communications Act of 1934, as amended, (the "Communications Act") requires LECs to provide reciprocal compensation to other carriers for local traffic terminated on such other carrier's network. Notwithstanding this requirement, a number of ILECs have taken the position that traffic terminated to Internet service providers ("ISPs") is not local traffic. Competitive carriers generally have been successful in challenging this position before the public utility commissions ("PUCs") in several states. However, the FCC has determined that ISP-bound calls constitute interstate traffic for jurisdictional purposes and it is considering the adoption of a federal rule regarding the appropriate inter-carrier compensation for such traffic. There can be no assurance that traffic terminated to an ISP will not ultimately be held to be exempt from the reciprocal compensation requirements. If that were the case, the Company may not receive compensation for traffic originated on another carriers' network and terminated by the Company to an ISP.

     Uncertainties Related to Subscriber Access. ILECs often refuse to reconfigure their networks so that CLECs may access on-property distribution facilities at a single point on or near an MDU property. Accordingly, the Company has experienced and can be expected to continue to experience difficulties bringing its network-based telephone services to subscribers at some of the MDUs that it seeks to serve. Where the Company is not able to access on-property ILEC distribution facilities, it must either install duplicative distribution facilities or lease unbundled loops from an ILEC in order to reach individual subscribers within an MDU. Either of these alternatives may raise the cost of service or delay entry. While the Company is seeking regulatory changes to address access to on-property MDU telephone wiring, there can be no assurance that this barrier to entry will be reduced or diminished, or that it will not have an adverse effect on the Company's efforts to expand its competitive telephone services. See "Business -- Regulation -- Telecommunications
Regulation -- Competitive Local Exchange Carrier Regulation."

     Uncertainties Related to Access Charges. The Company charges IXCs "access charges" for the right to terminate and originate traffic on the Company's local network. The Company depends in substantial part upon these access charges to defray the costs of its network build-out. At least one IXC has questioned the reasonableness of the Company's access rate and has refused to pay any access rate greater than that charged by the ILEC in the same local calling area. There can be no assurance that the Company's access rates will not be found to be unreasonable, or that regulatory or market forces will not compel the Company to lower its access rates, which could, in either case, materially adversely affect the profitability or the speed of deployment of the Company's local telephone network.

     Potential 911, E-911 and Intrusion Alarm Liability. The Company delivers local exchange service, including access to emergency ("911") services, to MDU residents. Mechanical or electrical defects, power failures or catastrophic events may temporarily disrupt operation of the Company's switches, preventing, delaying or impeding access to 911 service. In many jurisdictions, telecommunications carriers are required to implement services which permit a 911 operator to immediately identify the location of the caller ("E-911 service"). To provide E-911 service at an MDU, the telecommunications service provider or its agent must maintain a database with certain information relating to the MDU residents. The failure of the Company or its agent to maintain such database in a timely and accurate manner could prevent, delay or impede the operation of E-911 service. In addition, because of the configuration of the Company's telecommunications networks, the Company's telecommunications traffic may cross more than one E-911 jurisdiction. This will require the Company to coordinate among these various jurisdictions. There can be no assurance that the Company will not be liable for damage to property or personal injuries that may directly or indirectly result from any failure of 911 or E-911 service to operate properly. Moreover, the Company may provide 911, E-911 or operator services by contracting such services from other carriers in its markets. The providers of these services will generally require the Company to indemnify them for any losses or liability incurred in connection with such services except for those caused exclusively by the gross negligence or malfeasance of the carrier. In addition, the Company currently provides certain intrusion alarm services through subcontractors. There can be no assurance that the Company will not be liable for any property damage or personal injuries that may result from intrusion alarm malfunctions or from a subcontractor's failure to appropriately monitor the intrusion alarm systems under contract.

RISKS ASSOCIATED WITH RIGHTS OF ENTRY

     The Company's business depends upon its ability to enter into and exploit favorable new long-term Rights of Entry for demographically attractive MDUs and to exploit and renew its existing Rights of Entry. Its success in doing so may be affected by a number of factors, including (i) the extent of competition in the provision of multichannel television and telecommunications services, (ii) its ability to identify suitable MDUs and contract with their owners, (iii) the continuing demographic attractiveness of the markets in which the Company has chosen to focus its business, (iv) occupancy rates in the MDUs to which it provides services, (v) its ability to maintain superior levels of customer service, (vi) the absence of material adverse regulatory developments and (vii) the enforceability of the material terms of its Rights of Entry, including exclusivity provisions. Cancellation or non-renewal of certain of such arrangements could materially adversely affect the Company's business in any such affected area. In addition, the failure by the Company to enter into and maintain any such arrangements for a particular network which is already under development may affect the Company's ability to acquire or develop that network. See "Business -- Competition" and "-- Regulation."


     The Company's Rights of Entry generally provide that the Company will have the exclusive right to provide residents within the applicable MDU with multichannel television services and, where Rights of Entry extend to telecommunications services, an undertaking by the MDU owner to promote OpTel as the preferred provider of telecommunications services within the MDU. While the Company believes that the exclusivity provisions in its cable television Rights of Entry are now generally enforceable under applicable law, current trends at the state and federal level suggest that the future enforceability of these provisions may be uncertain. Certain states in which the Company operates, including Illinois and Florida (for condominiums only), and certain cities and municipalities in states in which the Company operates, have adopted "mandatory access" laws that provide that no resident of an MDU may be denied access to programming provided by incumbent franchise cable systems, regardless of any rights granted by an MDU owner to another multichannel television operator. Texas has adopted a "mandatory access" law for state certified telecommunications service providers. Draft legislation has been proposed in each of Georgia and Indiana which, if passed, would effectively limit the Company's ability to enter into exclusive Rights of Entry. In addition, Virginia, where the

Company serves two MDUs, prohibits private cable television operators from entering into revenue sharing or up front incentive payment arrangements with MDU owners. At least one state outside of the Company's markets has imposed restrictions on the use of marketing agreements between local exchange carriers and MDU owners and California has adopted regulations which potentially could have this effect. Further, the Federal Communications Commission (the "FCC") has initiated a notice of proposed rulemaking seeking comment on whether the FCC should adopt regulations restricting exclusive contracts for video services. There can be no assurance that laws or regulations that either limit the Company's ability to enter into exclusive Rights of Entry or restrict the Company's ability to enter into marketing agreements with MDU owners will not be adopted at the federal or state level, or that, if adopted, such laws or regulations will not have a material adverse effect on the Company's business. Broad mandatory access would likely increase the Company's capital costs associated with new Rights of Entry and result in competitive services being offered at MDUs where the Company presently has exclusive Rights of Entry. See "-- Regulation."


     In a number of instances individual Rights of Entry are subordinate by their terms to indebtedness secured by the MDU, with the effect that enforcement of the security interest or default under such indebtedness could result in termination of such Right of Entry. Bankruptcy of an MDU owner could also result in rejection of a Right of Entry as an "executory contract." Moreover, the terms of a number of the Company's Rights of Entry require it to remain competitive with other competitors in that market in general or competitive in terms of price of offering, technology, number of programming channels and levels of service. To meet these requirements, the Company could be required to upgrade its networks and equipment, which would require capital expenditures. The failure to remain competitive under any of these standards in a market could result in a loss or cancellation of the related Right of Entry. Such losses or cancellations could, in the aggregate, have a material adverse effect on the Company's business. See "Business -- Strategic Relationships with MDU Owners."

UNCERTAINTIES RELATED TO THE AVAILABILITY OF RADIO SPECTRUM

     The Company relies upon use of the radio spectrum, principally 18 GHz microwave radio, in its network architecture. The 18 GHz point-to-point microwave paths that the Company uses, and the other microwave frequencies that the Company uses or intends to use, are licensed by the FCC. The FCC has issued a Notice of Proposed Rulemaking seeking comment on a proposal to make terrestrial microwave users, like the Company, secondary to satellite downlinks in portions of the 18 GHz band that currently are used by the Company. Under the proposal, any 18GHz microwave paths licensed to the Company pursuant to applications filed with the FCC after the date the new rules are released to the public would not be permitted to cause harmful interference to satellite downlinks in the 18GHz band. If adopted, the proposal would severely limit the Company's use of the 18 GHz microwave band and potentially strand some of the Company's investment in network facilities. If the proposal is adopted, the Company would seek authority to use other portions of the radio spectrum, but such use will likely require other FCC rule changes, as to which there can be no assurance, and there can be no assurance that migration by the Company to other bands is technically feasible or that such migration would not negatively affect the cost of the Company's networks. In addition, the bands of spectrum that the Company uses or intends to use, including but not limited to the 18 GHz band, are shared with other users. There can be no assurance that the FCC will not change the allocation for, or the rules applicable to, any frequency band that the Company uses or seeks to use in such a way as to limit the Company's access to or use of the band. See "Business -- Regulation -- Microwave and Private Cable Regulation."

DISTANCE AND WEATHER LIMITATIONS; LINE OF SIGHT; AVAILABILITY OF TRANSMISSION SITES

     Point-to-point microwave transmission requires a direct line of sight between two dishes comprising a link and is subject to distance and rain attenuation. The Company expects that its average coverage radius of Network Hubs will be approximately five miles, depending on local conditions, and it is expected that the Company's Network Hubs will utilize power control to increase signal strength and mitigate the effects of rain attenuation. In areas of heavy rainfall, transmission links are engineered for shorter distances and greater power to maintain transmission quality. The reduction of path link distances to maintain transmission quality may increase the cost of service coverage. While these increased costs may not be significant in all cases, such costs may render point-to-point microwave transmissions uneconomical in certain circumstances.

     Due to line of sight limitations, the Company currently plans to install its dishes and antennas on the rooftops of buildings and on other tall structures. The Company expects generally to be able to construct intermediate links or use other means to resolve line of sight and distance issues. However, these limitations may render point-to-point links uneconomical in certain locations.

     The Company's microwave network expansion plans require the Company to lease or otherwise obtain permission to install equipment at rooftop and tower transmission sites in substantially all of its markets. The availability of these sites is subject to market conditions and may be subject to zoning and other municipal restrictions. The Company believes that as additional wireless video and telecommunications providers emerge, competition for such transmission sites will continue to increase. There can be no assurance that the necessary sites will be available or that the terms upon which access to such sites may be obtained will be acceptable.

DEPENDENCE ON STRATEGIC RELATIONSHIPS

     OpTel has entered into a number of important strategic relationships which are necessary for OpTel to provide certain of its service offerings. These include OpTel's alliance with I(3)S, Inc. ("I(3)S"), an ISP, to provide high-speed Internet access services and OpTel's agreement with EchoStar which permits OpTel to provide an additional digital tier of DBS programming. The failure of these parties to deliver the services for which OpTel has contracted could adversely affect the Company's ability to deliver these services.

RAPID TECHNOLOGICAL CHANGES AND UNCERTAIN MARKET DEVELOPMENT

     The multichannel television and telecommunications industries, including Internet services, are subject to rapid and significant changes in technology and frequent service innovations. The effect on the business of the Company of future technological changes, such as changes relating to emerging transmission technologies, cannot be predicted. The Company believes that its future success will depend on its ability, as to which no assurance can be given, to enhance its existing systems or implement new systems, to respond to new technologies and to develop and introduce in a timely fashion new products and services on a competitive basis.

     The markets in which the Company competes are constantly evolving. Many telecommunications and cable television operators are attempting to integrate network components. For example, video distribution equipment is being considered for voice and data telecommunications and vice versa. The convergence of these traditional services towards integrated multimedia services presents both opportunity and material risk to companies such as OpTel. The Company will face enhanced competition from competitors with greater financial, technical, marketing and other resources. Many of these competitors may offer packages of services that are more extensive than the services which the Company plans to offer. There can be no assurance that the Company will be able to predict accurately the direction of this evolving market or be able to respond effectively to the highly competitive environment. See "-- Competition" and "Business -- Competition."

INFORMATION SYSTEMS AND AUTOMATION

     The Company has recently implemented a new customer management information system and has migrated its telephone subscribers to the new system. The Company intends to migrate its cable television subscribers to the new system during fiscal 1999. The Company expects the new customer management information system to be an important factor in its operations. If the conversion is not completed in a timely manner, or is not completed at all or, if after conversion, the new system fails or is unable to perform as expected, it could have a material adverse effect on the Company. Furthermore, as the Company's business expands, problems may be encountered with higher processing volumes or with additional automation features, in which case the Company might experience system breakdowns, delays and additional unbudgeted expense to remedy the defect or to replace the defective system with an alternative system. The Company's Year 2000 compliance depends in part on the successful conversion to the new system and on the new system being Year 2000 compliant. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Compliance."

MANAGEMENT OF GROWTH AND DEPENDENCE ON QUALIFIED PERSONNEL

     The Company is highly dependent upon the efforts of its senior management, the loss of any of whom could impede the achievement of service delivery and marketing objectives and could have a material adverse effect on the Company. The Company has undertaken a rapid expansion of its networks and services. This growth has increased the operating complexity of the Company as well as the level of responsibility for both existing and new management personnel. The Company's ability to manage its expansion effectively will require it to continue to implement and improve its operational and financial systems and to expand, train and manage its employee base and attract and retain highly skilled and qualified personnel. Any failure by the Company to effectively manage its growth and attract and retain qualified personnel could have a material adverse effect on its business.

COMPETITION

     Substantially all markets for voice, video and Internet services are highly competitive and the Company expects that competition will intensify. See "Business -- Competition." In each of its markets, the Company faces significant competition from larger companies with greater access to capital, technology and other competitive resources. The Company's switched local exchange services compete with ILECs, STS providers, CLECs and competitive access providers ("CAPs") and will compete with long distance telephone companies, franchise cable television operators and Internet protocol telephone services as they begin to enter the local telephone business. The Company's long distance service competes with established IXCs and resellers and with long distance Internet protocol telephone services. In addition, recent telecommunications offerings, including PCS, and future offerings may increase competition in the telecommunications industry. The Company's private cable television services compete with incumbent franchise cable television operators as well as wireless cable television operators, other private cable television operators, DBS operators and stand-alone satellite service providers. Recent and future legislative, regulatory and technological developments likely will result in additional competition, as telecommunications companies enter the cable television market, franchise cable television operators and IXCs begin to enter the local telephone market and ILECs enter the interexchange market. See "Business -- Regulation." Similarly, mergers, joint ventures and alliances among franchise, wireless or private cable television operators, regional Bell operating companies ("RBOCs") and IXCs may result in providers capable of offering bundled cable television and telecommunications services in direct competition with the Company. For example, the recent merger of AT&T and Tele-Communications, Inc. ("TCI") has resulted in a single large, well financed integrated communications provider with which the Company may compete.

     The Company competes with multichannel television operators and telecommunications service providers to obtain Rights of Entry and to enroll subscribers. In most markets serviced by the Company, franchise cable television operators now offer revenue sharing and access fee arrangements to MDU owners in exchange for exclusive rights of entry agreements. There can be no assurance that these payments will not increase in the future as competition increases for access to the higher quality MDUs. Another basis of competition is the breadth of programming and range of services offered. Although the Company as a matter of course investigates new sources of programming and technologies that may increase its range of services, other larger and more diversified competitors may attract the targeted MDUs based on their increased menu of services. There can be no assurance that the Company will be able to compete successfully with existing competitors or new entrants in the market for such services. See "Business -- Competition."

     Competition also may be enhanced by technological developments that allow competitors of the Company to bypass property owners altogether and market their services directly to the residents of MDUs. Although the Company's Rights of Entry prohibit residents from installing receiving equipment on the exterior of the building, these provisions are not always enforced and do not prohibit residents from utilizing other services and technologies. For example, the Rights of Entry do not prevent a resident from using cellular telephone service offered by another provider. While the Company believes that the exclusivity provisions of its Rights of Entry provide it with competitive advantages, such advantages may be significantly diminished by technological, regulatory and other developments beyond the control of the Company. Such developments may impact the Company's strategies and may require it to expend funds beyond the levels currently contemplated. See "Business -- Regulation -- Regulation of Cable
Television -- Subscriber Access."

     As an emerging CLEC in each of its major markets, OpTel faces significant competition for the local exchange services it offers from ILECs which currently dominate their local telecommunications markets. ILECs have longstanding relationships with their customers, which relationships may create competitive barriers. Furthermore, ILECs may have the potential to subsidize competitive service from monopoly service revenues. OpTel believes that various legislative initiatives, including the Telecom Act have removed most of the remaining legislative barriers to local exchange competition. Nevertheless, in light of the passage of the Telecom Act, regulators also are likely to provide ILECs with increased pricing flexibility as competition increases. If ILECs are permitted to lower their rates substantially or engage in excessive volume or term discount pricing practices for their customers, the net income or cash flow of integrated communications carriers and CLECs, including OpTel, could be materially adversely affected.

DEPENDENCE UPON PROGRAM MATERIAL

     The Company has fixed-term contracts with various program suppliers. The average term of such contracts is approximately five years and such contracts are typically renewed upon expiration. In recent years the cable industry has experienced a rapid escalation in the cost of programming. This escalation may continue and the Company may not be able to pass the full programming cost increases on to its subscribers. In addition, if the contracts were terminated or not renewed, the Company would be required to seek program material from other sources, which could place the Company at a competitive disadvantage. Although federal law and FCC regulations require that vertically integrated franchise cable television system operators and cable television programmers sell programming to other video distributors, such as the Company, on fair and non-discriminatory terms, the Company has in the past been denied certain popular sports programming by certain providers who claim that the programming is not required to be licensed to the Company. These denials have adversely impacted, and any such denials in the future could adversely impact, the Company's activities in the affected markets. There can be no assurance that the equal program access laws and regulations will not be invalidated, changed or repealed, which could limit the Company's ability to obtain programming or raise the cost of programming. In addition, one aspect of the equal program access laws, the prohibition on the sale of exclusive distribution rights by certain programmers, is scheduled to expire on October 5, 2002, unless the FCC finds, during a proceeding to be conducted in 2001, that the prohibition continues to be necessary to promote competition in the multichannel television market. See "Business -- Regulation."

REGULATION

     The cable television and telecommunications industries are subject to extensive regulation at the federal, state and local levels. Many aspects of regulation at the federal, state and local levels currently are subject to judicial review or are the subject of administrative or legislative proposals to modify, repeal, or adopt new laws and administrative regulations and policies, the results of which the Company is unable to predict. The United States Congress and the FCC have in the past, and may in the future, adopt new laws, regulations and policies regarding a wide variety of matters, including rulemakings arising as a result of the Telecom Act, that could, directly or indirectly, affect the operation of the Company's business. The business prospects of the Company could be materially adversely affected (i) by the application of current FCC rules or policies in a manner leading to the denial of applications by the Company for FCC licenses or a change in the regulatory status of the Company's private cable television and telecommunications operations, (ii) by the adoption of new laws, policies or regulations, (iii) by changes in existing laws, policies or regulations, including changes to their interpretations or applications, that modify the present regulatory environment or (iv) by the failure of certain rules or policies to change in the manner anticipated by the Company. See "Business -- Regulation."

     The Company believes that its exclusive Rights of Entry are now generally enforceable under applicable law; however, current trends at the state and federal level suggest that the future enforceability of these provisions may be uncertain. The FCC is seeking comment on whether such exclusive contracts should be limited to a maximum period of seven years. Although it is open to question whether the FCC has statutory and constitutional authority to compel mandatory access, there can be no assurance that it will not attempt to do so. Any such action would tend to undermine the exclusivity provisions of the Company's Rights of Entry. See "-- Risks Associated with Rights of Entry." The FCC also has issued a rule preempting certain state, local and private restrictions on over-the-air reception antennas. There can be no assurance that future state or federal laws or regulations will not restrict the ability of the Company to offer revenue sharing or access payments, limit MDU owners ability to receive revenue sharing or prohibit MDU owners from entering into exclusive access agreements, any of which could have a material adverse effect on the Company's business. See "Business -- Sales and Marketing,"
"-- Strategic Relationships with MDU Owners" and "-- Regulation."

     The Company uses a substantial number of point-to-point microwave paths which are licensed by the FCC. There can be no assurance that the Company will be able to acquire licenses for the microwave paths that it seeks in the future, or that changes in the FCC's regulations will not limit the Company's ability to use desirable frequencies for the distribution of its services, or otherwise impair the Company's microwave licenses. See "-- Uncertainties Related to the Availability of Radio Spectrum." If the Company cannot license the necessary paths on the desired frequencies, it may be necessary to utilize other frequencies for signal transport or other means of signal transport. There can be no assurance that the cost of such alternate means of transport will not exceed those associated with the desired microwave frequency. Further, even if the FCC grants the desired licenses, the Company may not have the financial resources to construct the necessary facilities within the time permitted by the license. In addition, state and local zoning and land use laws may impede the efficient deployment of the Company's microwave antennas. Any of the foregoing developments could have a material adverse effect on the Company's business. See "Business -- Network Architecture."

     As an emerging CLEC, OpTel is subject to varying degrees of federal, state and local regulation. OpTel is not currently subject to price cap or rate of return regulation at the state or federal level. OpTel is, however, generally subject to certification or registration and tariff or price list filing requirements for intrastate services by state regulators. Although passage of the Telecom Act should result in increased opportunities for companies that are competing with the ILECs, no assurance can be given that changes in current or future regulations adopted by the FCC or state regulators or other legislative or judicial initiatives relating to the telecommunications industry would not have a material adverse effect on OpTel. Moreover, while the Telecom Act reduces regulation to which non-dominant LECs are subject, it also reduces the level of regulation that applies to the ILECs and increases their ability to respond quickly to competition from OpTel and others. In addition, the Telecom Act will permit RBOCs, for the first time, to offer long distance service in the regions in which they provide local exchange service upon demonstrating to the FCC and state regulatory agencies that they have complied with the FCC's interconnection regulations designed to foster local exchange competition. While the FCC has not yet approved an RBOC application to provide in-region long distance service it may do so in the future.

     In addition, the FCC has put in place access charge reform rules which may over time result in a net decrease in the access charges paid by IXCs to LECs for originating or terminating long distance traffic. To the extent ILECs are afforded increased pricing flexibility or access charges are reduced, the ability of the Company to compete with ILECs for certain services may be adversely affected.

     The Company, increasingly uses ILEC network elements for transport and other network functions as it expands its telecommunications offering. The ILECs were required to make these unbundled network elements ("UNEs") available to CLECs by FCC regulation. The Supreme Court, however, recently vacated the FCC's UNE regulations. As a result, it is unclear at this time whether, and to what extent, the ILEC UNEs that OpTel has used or intends to use will be available in the future.

     The majority of states currently permit STS services with relatively few regulatory barriers. However, several states require certification and place some conditions or restraints on the provision of STS services. Additionally, STS providers must comply with the conditions of service set forth in the LEC's tariffs under which STS providers receive service. There can be no assurance that the regulatory environment will continue to be favorable for STS providers or that regulatory changes will not slow or stop the Company's planned migration from an STS provider into a CLEC in each of its markets. Although the current regulatory environment enables competition for local exchange services, there is no assurance that the Company will be able to compete successfully against established providers and new entrants in that marketplace. In addition, various state and federal laws and regulations limit the Company's ability to enforce exclusivity provisions of Rights of Entry so as to exclude other telecommunications providers from an MDU.

FOREIGN OWNERSHIP RESTRICTIONS

     The Communications Act prohibits any corporation directly or indirectly controlled by any other corporation of which more than 25 percent of the capital stock is owned or voted by non-U.S. citizens from holding a common carrier radio station license absent a finding by the FCC that the grant of such a license to such a licensee would serve the public interest. In 1997, the United States agreed, in the context of the World Trade Organization ("WTO") Basic Telecom Agreement, to allow foreign suppliers from WTO member nations, including Canada, to provide a broad range of basic telecommunications services in the United States. Those commitments became effective in February 1998. In light of those commitments, the FCC has determined that it will adopt an "open entry standard" for suppliers of telecommunications services from WTO member nations, including Canada. In conjunction with its new open entry policies, the FCC has adopted a presumption favoring grant of applications to exceed the 25 percent limit on non-U.S. ownership described above when the non-U.S. investment is from a WTO member nation. GVL, the Company's principal stockholder, is a Canadian corporation. As the Company expands its telecommunications services, it plans to offer services which may constitute "common carrier" services. To the extent that the Company seeks to use its frequency licenses to provide "common carrier" telecommunications services, it will be required to obtain FCC approval. Although grant of such authority will be presumed to be in the public interest, there can be no assurance that the FCC will permit the Company to hold common carrier authorizations. The failure to obtain such common carrier authorizations could limit the Company's ability to offer certain telecommunications services and therefore have a material adverse effect on its marketing plan.

CONTROL BY GVL


     General. After consummation of the Offering and assuming the conversion of all outstanding classes of common stock and all outstanding series of preferred stock into Common Stock immediately prior to the consummation of the Offering, VPC Corporation ("VPC"), an indirect wholly-owned subsidiary of GVL, will own approximately 57.1% of the outstanding Common Stock and voting rights of the Company. Accordingly, VPC can and, following consummation of the Offering, will continue to be able to elect a majority of the Board of Directors of the Company (the "Board") and control the vote on matters submitted to the vote of the Company's stockholders.


     Potentially Competing Ventures. In addition to its investment in the Company, GVL, through other subsidiaries, currently holds interests in wireless cable systems or licenses to operate wireless cable systems in a number of U.S. markets including San Francisco, San Diego and Victorville, California and Tampa, Florida. These subsidiaries employ wireless cable systems, satellite master antenna television ("SMATV") systems or hard wire franchise cable television systems. As a result, affiliates of GVL may compete with the Company in markets where their services overlap. In addition, an affiliate of GVL has recently commenced delivering high speed Internet access in the San Francisco area. These services may compete with the Company's high speed Internet offering.


     GVL Indenture. GVL is party to an indenture which limits the aggregate amount of indebtedness which can be incurred by GVL and its subsidiaries, including the Company, taken as a whole (based upon a ratio of total consolidated indebtedness to consolidated operating cash flow). As a result, GVL's strategies and the operating results of its subsidiaries other than the Company may affect the ability of the Company to incur additional indebtedness. As of February 28, 1999, GVL was able to incur approximately Cdn $560 million (approximately $376 million based on an exchange rate of $1.00 = Cdn $1.487 as reported by the Wall Street Journal for April 16, 1999) of indebtedness under its indenture. There can be no assurance that this number may not decrease substantially in the future. There can be no assurance that GVL will not restrain the

Company's growth or limit the indebtedness incurred by the Company so as to ensure GVL's compliance with the terms of its debt instruments.

     Stockholders' Agreement. GVL, VPC, Capital Communications CDPQ Inc. ("CDPQ"), a subsidiary of Caisse, a Quebec financial institution and minority shareholder of GVL, and the Company are parties to a Stockholders' Agreement, dated as of August 15, 1997 (the "Stockholders' Agreement"), pursuant to which, among other things, VPC and CDPQ agreed to vote for certain of CDPQ's nominees for director and CDPQ was granted preemptive rights to acquire new securities issued by the Company subject to certain exceptions (including a registered public offering) and tag along rights upon the sale by VPC of its interest in OpTel. In addition, CDPQ agreed to certain restrictions on the transfer of its shares of Common Stock. See "Principal and Selling Stockholders -- Stockholders' Agreement."


RISKS ASSOCIATED WITH GVL'S SERIES A PREFERRED STOCK AND CLASS B COMMON STOCK



     VPC, an indirect wholly-owned subsidiary of GVL, holds all of the outstanding shares of Series A Preferred and 9,617,795 shares of Class B Common. The Series A Preferred and Class B Common are expected to be converted into Common Stock and therefore all financial and stockholder ownership information in the Prospectus assumes such conversion occurred immediately prior to the consummation of the Offering. The actual conversion, however, will not take place until a date expected to occur not more than 90 days after the Offering.



     Pursuant to an agreement to be executed prior to the consummation of the Offering among the Company, VPC and GVL (the "Conversion and Exchange Agreement"), VPC is required, on or before the earlier to occur of August 29, 1999 or the 90th day following the consummation of the Offering, (a)(i) to convert all of the Series A Preferred then outstanding into Class B Common, and
(ii) immediately upon receipt of these shares of Class B Common to convert them into shares of Common Stock and (b) to convert all of the shares of Class B Common held by VPC into Common Stock. Upon conversion of all of the then outstanding shares of Class B Common held by VPC into Common Stock all other outstanding shares of Class B Common will automatically convert into Common Stock.



     In the event of a breach by VPC or GVL of the Conversion and Exchange Agreement it is possible that (i) the Series A Preferred would remain outstanding and, under the terms of such securities, accrue dividends at 9.75% per annum in kind until August 29, 1999 and thereafter in cash, (ii) the Series A Preferred would be converted by VPC into Class B Common but not then converted into Common Stock or (iii) the outstanding Class B Common would not be converted into Common Stock and would remain outstanding. If the Series A Preferred were to remain outstanding, it would continue to enjoy a dividend and liquidation preference over the Common Stock and to restrict the Company's ability to pay dividends on the Common Stock. If the Class B Common were to remain outstanding after the conversion of the Series A Preferred or otherwise, it would enjoy ten votes per share, while the Common Stock is entitled to one vote per share. In either event, the equity interest or voting power, or both, of the holders of the Common Stock would be diluted. There can be no assurance that the Company or the holders of the Common Stock would have an adequate remedy in the event of a breach of the Conversion and Exchange Agreement by VPC or GVL. See "Description of Capital Stock."


CHANGE OF CONTROL UNDER THE INDENTURES


     A transfer by VPC of its interest in OpTel or a transfer by GVL of its interest in VPC or the conversion by VPC of its Class B Common together with an election by VPC not to convert its Series A Preferred may result in a "Change of Control" as defined under the Indentures, which would require the Company to offer to purchase its outstanding notes.


     There can be no assurance that the Company would have the financial resources to meet its obligations under the Indentures in the event of a Change of Control. A Change of Control could also result in the acceleration of or an event of default in respect of other indebtedness of the Company allowing the lenders or holders thereof to require repayment of such indebtedness in full.

     Neither VPC nor GVL is under any obligation to prevent a Change of Control. The occurrence of a Change of Control could have a material adverse effect on the Company, including the loss of GVL's strategic involvement with the Company.

YEAR 2000 RISK

     OpTel has implemented a Year 2000 program to ensure that its subscriber serving cable and telecommunications equipment and its critical computer systems, applications and other technology will function properly beyond December 31, 1999. There can, however, be no assurance that the Year 2000 program will be successful. If the Company's Year 2000 program is not successfully completed, the Company may not be able to deliver or bill for its cable television, telecommunications or Internet access services after December 31, 1999. The ability of third parties with whom OpTel transacts business to adequately address their Year 2000 issues is outside of the Company's control. There can be no assurance that the failure of the Company or such third parties to adequately address their respective Year 2000 issues will not have a material adverse effect on the Company's business, financial condition, cash flows and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Compliance."

LACK OF PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to the Offering, there has been no public market for the Common Stock and there can be no assurance that an active trading market will develop or be sustained. The initial public offering price for the Common Stock will be determined through negotiations among the Company and the Underwriters and may not be indicative of the market price of the Common Stock after the Offering. See "Underwriting." The market prices of securities of early stage communications companies similar to the Company have historically been highly volatile. Future announcements concerning the Company or its competitors, including quarterly results, technological innovations, services offered, government legislation or regulation and general market, economic and political conditions, may have a significant effect on the market price of the Common Stock.

DILUTION

     There will be an immediate and substantial dilution of a purchaser's investment in the Common Stock in that the net tangible book value per share of Common Stock after the Offering will be substantially less than the per share offering price of the Common Stock. See "Dilution."

LACK OF DIVIDEND HISTORY; RESTRICTIONS ON PAYMENT OF DIVIDENDS

     OpTel has never declared or paid any cash dividends on its Common Stock and does not expect to declare any such dividends in the foreseeable future. Payment of any future dividends will depend upon earnings and capital requirements of OpTel, OpTel's debt facilities and other factors the Board considers appropriate. OpTel intends to retain earnings, if any, to finance the development and expansion of its business. In addition, the terms of OpTel's outstanding indebtedness restrict the payment of dividends on Common Stock. See "Description of Certain Indebtedness."

ANTI-TAKEOVER PROVISIONS

     VPC's voting control of OpTel, certain other provisions of OpTel's Certificate of Incorporation and Bylaws, the provisions of the Delaware General Corporation Law (the "DGCL") and OpTel's outstanding indebtedness may make it difficult in some respects to effect a change in control of OpTel and replace incumbent management. The existence of these provisions may have a negative impact on the price of the Common Stock, may discourage third-party bidders from making a bid for OpTel or may reduce any premiums paid to stockholders for their Common Stock. In addition, the Board has the authority to issue shares of a class of common stock which has multiple votes per share and to fix the rights and preferences of, and to issue shares of, OpTel's preferred stock, which may have the effect of delaying or preventing a change in control of OpTel without action by its stockholders. See "Description of Capital Stock -- Certain

Provisions of OpTel's Certificate of Incorporation and Bylaws and of Delaware Law" and "-- Common Stock."

SHARES ELIGIBLE FOR FUTURE SALE

     Future sales of shares, or the perception that such sales may occur, by existing stockholders under Rule 144 of the Securities Act, or through the exercise of outstanding registration rights or the issuance of shares of Common Stock upon the exercise of options or warrants, could materially adversely affect the market price of shares of Common Stock and could materially impair OpTel's future ability to raise capital through an offering of equity securities. No predictions can be made as to the effect, if any, that market sales of such shares or the availability of such shares for future sale will have on the market price of shares of Common Stock prevailing from time to time. See "Description of Capital Stock -- Shares Eligible for Future Sales" and "-- Registration Rights of Certain Security Holders."

FORWARD LOOKING STATEMENTS

     The statements contained in this Prospectus that are not historical facts are "forward-looking statements" (as such term is defined in the Private Securities Litigation Reform Act of 1995), which can be identified by the use of forward-looking terminology such as "estimates," "projects," "anticipates," "expects," "intends," "believes" or the negative thereof or other variations thereon or comparable terminology or by discussions of strategy that involve risks and uncertainties. Management wishes to caution the reader that these forward-looking statements are only estimates or predictions. No assurance can be given that future results will be achieved. Actual events or results may differ materially as a result of risks facing OpTel or actual events differing from the assumptions underlying such statements. All forward-looking statements made in connection with this Prospectus which are attributable to OpTel or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to initial public offerings.

                                USE OF PROCEEDS


     The net proceeds to the Company from the Offering (based on an assumed initial public offering price of $16.00 per share) are estimated to be approximately $92.25 million ($106.2 million if the over-allotment option granted to the Underwriters is exercised in full) after deducting estimated underwriting discounts and commissions and other offering expenses payable by the Company. Upon consummation of the Offering, the Company will have cash on hand of approximately $152.3 million. The Company anticipates its capital requirements over the next five years to be approximately $650 million. The Company cannot precisely quantify the amount of the proceeds from the Offering which will be used for capital expenditures. The Company intends to use the net proceeds from the Offering for capital expenditures related to the purchase and installation of communications equipment and for general corporate purposes, including working capital. In addition, the Company may use a portion of the net proceeds for acquisitions. Although the Company is currently evaluating and often engages in discussions regarding various acquisition opportunities, no agreement or agreement in principle to effect any material acquisition has been reached. Pending such uses, the net proceeds of the Offering will be invested in short-term investment grade securities.


     The Company will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Stockholders.

                                DIVIDEND POLICY

     The Company has never paid cash dividends on the Common Stock and does not anticipate paying dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of the Board and will be dependent upon the Company's financial condition, results of operations, capital requirements and such other factors as the Board deems relevant. In addition, the Company's ability to declare and pay dividends on the Common Stock is restricted by the terms of OpTel's outstanding indebtedness. See "Risk
Factors -- Lack of Dividend History; Restrictions on Payment of Dividends."

                                 CAPITALIZATION


     The following table sets forth, on an unaudited basis at February 28, 1999,
(i) the historical capitalization of the Company as adjusted to give effect to the Split and (ii) the capitalization as adjusted to give effect to the Offering, the Split and the conversion of all outstanding classes of common stock and all outstanding series of preferred stock into Common Stock, each of which will occur on or before the 90th day after the consummation of the Offering. This table should be read in connection with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company and the notes thereto appearing elsewhere in this Prospectus.



                                                              AS OF FEBRUARY 28, 1999
                                                              -----------------------
                                                                              AS
                                                               ACTUAL     ADJUSTED(1)
                                                              ---------   -----------
                                                              (DOLLARS IN THOUSANDS)
Cash and cash equivalents...................................  $  60,032    $ 152,282
Restricted Investments......................................     38,645       38,645
                                                              ---------    ---------
  Total.....................................................  $  98,677    $ 190,927
                                                              =========    =========
Indebtedness:
  13% Senior Notes Due 2005.................................  $ 219,786    $ 219,786
  11 1/2% Senior Notes Due 2008.............................    200,000      200,000
  Notes payable and other long-term liabilities.............      3,476        3,476
  Deferred acquisition liabilities..........................      5,591        5,591
                                                              ---------    ---------
       Subtotal.............................................    428,853      428,853
Stockholders' equity:
  Class A common stock, $0.01 par value ("Common Stock");
     180,000,000 shares authorized; 821,360 issued and
     outstanding; 33,282,619 issued and outstanding as
     adjusted;..............................................          8          333
  Class B common stock, $0.01 par value ("Class B Common");
     60,000,000 shares authorized; 11,767,490 issued and
     outstanding; none issued and outstanding as
     adjusted;..............................................        118           --
  Class C common stock, $0.01 par value ("Class C Common");
     3,000,000 shares authorized; 1,125,000 issued and
     outstanding; none issued and outstanding as
     adjusted;..............................................         11           --
  Series A Preferred Stock, $0.01 par value, 10,000 shares
     authorized; 7,301.6 issued and outstanding; none issued
     and outstanding as adjusted............................    153,341           --
  Series B Preferred Stock, $0.01 par value; 1,000 shares
     authorized; 1,042.6 issued and outstanding; none issued
     and outstanding as adjusted............................     63,827           --
  Additional paid-in capital................................    113,671      422,893
  Accumulated deficit.......................................   (214,814)    (214,814)
                                                              ---------    ---------
       Subtotal.............................................    116,162      208,412
                                                              ---------    ---------
          Total capitalization..............................  $ 545,015    $ 637,265
                                                              =========    =========


---------------


(1) Gives effect to the Offering (assuming an initial public offering price of $16.00 per share and after deducting estimated underwriting discounts and commissions and estimated fees and expenses of $7,750,000) and to the conversion of all outstanding classes of common stock and all outstanding series of preferred stock into Common Stock upon consummation of the Offering. Does not give effect to the conversion of accrued and unpaid dividends on the Series A Preferred and Series B Preferred from February 28, 1999 through the date of conversion. Approximately 69,146 additional shares of Common Stock will be issued in respect of dividends accrued after February 28, 1999 with respect to the Series B Preferred. If the Series A Preferred is not converted until 90 days following the Offering, up to approximately 437,951 additional shares of Common Stock may be issued upon conversion of the Series A Preferred as a result of the conversion of additional accrued and unpaid dividends on the outstanding shares. See "Risk Factors -- Risks Associated with GVL's Series A Preferred Stock and Class B Common Stock" and "Description of Capital Stock."

                                    DILUTION


     The net tangible book value per share of Common Stock is the difference between the Company's tangible assets and its liabilities, divided by the number of shares of common stock outstanding. For investors in the Common Stock, dilution is the per share difference between the assumed $16.00 per share initial offering price of the Common Stock offered hereby and the net tangible book value of the Common Stock immediately after completing the Offering. Dilution in this case results from the fact that the per share offering price of the Common Stock is substantially in excess of the per share net tangible book value of the Common Stock prior to the Offering.



     As of February 28, 1999, without taking into account any changes in the Company's net tangible book value subsequent to that date other than to give effect to the assumed conversion of all outstanding classes of common stock and all outstanding series of preferred stock into an aggregate of 26,468,098 shares of Common Stock, (based on an assumed offering price of $16.00 per share), the as adjusted net tangible book value of each of the assumed outstanding shares of Common Stock would have been $(1.57) per share. As of February 28, 1999, without taking into account any changes in the Company's net tangible book value subsequent to that date other than to give effect to the sale of the Common Stock offered hereby based on an assumed offering price of $14.76 per share (after deducting estimated offering expenses including discounts and commissions) and the conversions described above, the as adjusted net tangible book value of each of the assumed outstanding shares of Common Stock would have been $1.48 per share. Therefore, investors in the Common Stock would have paid $16.00 for a share of Common Stock having a net tangible book value of approximately $1.48 per share after the Offering; that is, their investment would have been diluted by approximately $14.52 per share. At the same time, existing stockholders would have realized an increase in net tangible book value of $3.05 per share after the Offering without further cost or risk to themselves. The following table illustrates this per share dilution:



Assumed initial public offering price per share of Common
  Stock.....................................................            $16.00
Net tangible book value per share of Common Stock before the
  Offering..................................................  $(52.22)
Increase in net tangible book value per share resulting from conversions(1)............................................  $ 50.65
Increase in net tangible book value per share of Common
  Stock attributable to investors in the Offering(1)(2).....  $  3.05
As adjusted net tangible book value per share of Common
  Stock after the Offering(1)(2)............................            $ 1.48
                                                                        ------
Dilution to new investors(1)(2).............................            $14.52
                                                                        ======


---------------


(1) Assumes that none of the Company's outstanding options or warrants are exercised. See "Management -- Incentive Stock Plan," and "-- Stock Purchase Plan" and "Description of Capital Stock." Assumes the conversion of all outstanding classes of common stock and all outstanding series of preferred stock into an aggregate of 26,468,098 shares of Common Stock, respectively, all based on an assumed initial offering price of $16.00 per share of Common Stock.


(2) After deduction of the estimated offering expenses payable by the Company (including the underwriting discounts and commissions).

        SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA

            The following selected historical consolidated financial data as of August 31, 1997 and 1998 and for the years ended August 31, 1996, 1997 and 1998 have been derived from the consolidated financial statements of the Company included elsewhere herein and audited by Deloitte & Touche LLP, independent auditors as set forth in their report thereon also included herein. The selected financial data of the Company as of and for the periods ended December 31, 1993, December 31, 1994 and August 31, 1995 and as of August 31, 1996 have been derived from the Company's audited financial statements not included herein. The selected financial data presented below as of and for the six month periods ended February 28, 1998 and 1999 have been derived from unaudited interim consolidated financial statements of the Company. In the opinion of management, the unaudited consolidated financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, which consist only of normal recurring adjustments, necessary for the fair presentation of the Company's financial position and results of operation for these periods. Operating results for the six months ended February 28, 1998 and 1999, are not necessarily indicative of the results that may be expected for the entire fiscal year or any other interim period. In 1995, the Company changed its fiscal year end to August 31 to match that of its majority stockholder. As a result of the change in fiscal year and the Company's history of growth through acquisitions the Company's historical financial results are not directly comparable from period to period, nor are they indicative of future results of operations in many respects. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and the Consolidated Financial Statements of the Company and the notes thereto, appearing elsewhere in this Prospectus.

                                    PERIOD FROM
                                  APRIL 20, 1993                     EIGHT MONTH
                                (DATE OF INCEPTION)    YEAR ENDED    PERIOD ENDED       YEAR ENDED AUGUST 31,
                                  TO DECEMBER 31,     DECEMBER 31,    AUGUST 31,    ------------------------------
                                       1993               1994           1995         1996       1997       1998
                                -------------------   ------------   ------------   --------   --------   --------
                                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED OPERATIONS DATA
Revenues:
  Cable television............         $  12            $   240        $  8,783     $ 25,893   $ 36,915   $ 61,081
  Telecommunications..........            --                202             788        1,711      2,922      3,882
                                       -----            -------        --------     --------   --------   --------
  Total revenues..............            12                442           9,571       27,604     39,837     64,963
Operating expenses:
  Programming, access fees and
    revenue sharing...........             6                470           4,558       11,868     19,202     28,825
  Customer support, general
    and administrative........           304              7,733          12,055       19,636     28,926     35,847
  Depreciation and
    amortization..............             8                117           2,420        8,676     14,505     28,481
                                       -----            -------        --------     --------   --------   --------
Total operating expenses......           318              8,320          19,033       40,180     62,633     93,153
                                       -----            -------        --------     --------   --------   --------
Loss from operations..........          (306)            (7,878)         (9,462)     (12,576)   (22,796)   (28,190)
Interest expense, net(1)......            (1)               (66)         (1,169)      (5,854)   (25,739)   (39,564)
                                       -----            -------        --------     --------   --------   --------
Loss before income taxes and
  extraordinary item..........          (307)            (7,944)        (10,631)     (18,430)   (48,535)   (67,754)
Net loss(2)...................         $(307)           $(7,944)       $(10,161)    $(18,430)  $(48,535)  $(74,398)
                                       =====            =======        ========     ========   ========   ========
Basic and diluted loss per
  share of Common Equity(3)...           N/A                N/A        $  (1.38)    $  (1.66)  $  (4.00)  $  (6.29)


                                 SIX MONTHS ENDED
                                   FEBRUARY 28,
                                -------------------
                                  1998       1999
                                --------   --------

CONSOLIDATED OPERATIONS DATA
Revenues:
  Cable television............  $ 25,247   $ 38,095
  Telecommunications..........     1,644      2,870
                                --------   --------
  Total revenues..............    26,891     40,965
Operating expenses:
  Programming, access fees and
    revenue sharing...........    12,419     18,689
  Customer support, general
    and administrative........    15,855     26,335
  Depreciation and
    amortization..............    10,759     17,997
                                --------   --------
Total operating expenses......    39,033     63,021
                                --------   --------
Loss from operations..........   (12,142)   (22,056)
Interest expense, net(1)......   (21,885)   (22,558)
                                --------   --------
Loss before income taxes and
  extraordinary item..........   (34,027)   (44,614)
Net loss(2)...................  $(34,027)  $(44,614)
                                ========   ========
Basic and diluted loss per
  share of Common Equity(3)...  $  (2.64)  $  (3.96)

                                                     DECEMBER 31,                   AUGUST 31,
                                                    --------------   -----------------------------------------   FEBRUARY 28,
                                                    1993    1994       1995       1996       1997       1998         1999
                                                    ----   -------   --------   --------   --------   --------   ------------
                                                                             (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA
Cash and cash equivalents.........................  $ 41   $ 5,019   $  2,036   $  1,677   $ 87,305   $123,774     $ 60,032
Restricted investments............................    --        --         --         --     67,206     63,207       38,645
Property, plant and equipment, net................   509    11,379     48,060    103,800    160,442    268,044      308,289
Intangible assets.................................    --    16,189     55,443     65,876     82,583    160,370      159,055
Total assets......................................   588    33,820    108,072    175,978    403,416    627,170      581,459
Convertible notes due stockholder.................    --    15,000     17,950     89,414    129,604         --           --
Notes payable and long-term obligations...........    52     7,675      9,023      8,963    228,573    429,278      428,853
Total liabilities.................................   206    31,007     39,527    116,700    383,051    466,394      465,297
Stockholders' equity..............................   382     2,813     68,545     59,279     20,365    160,776      116,162

                                   PERIOD FROM
                                 APRIL 20, 1993
                                    (DATE OF                      EIGHT MONTH
                                   INCEPTION)       YEAR ENDED    PERIOD ENDED
                                 TO DECEMBER 31,   DECEMBER 31,    AUGUST 31,
                                      1993             1994           1995
                                 ---------------   ------------   ------------
                                            (DOLLARS IN THOUSANDS)
OTHER FINANCIAL DATA
Net cash flows used in
  operating activities.........       $(183)         $ (3,332)      $ (3,494)
Net cash flows used in
  investing activities.........        (517)          (10,576)       (72,144)
Net cash flows provided by
  (used in) financing
  activities...................         741            18,886         72,655
Capital expenditures(4)........         517             9,278         22,170
EBITDA(5)......................        (298)           (7,761)        (7,042)


                                                                      SIX MONTHS ENDED
                                      YEAR ENDED AUGUST 31,             FEBRUARY 28,
                                 --------------------------------   ---------------------
                                   1996       1997        1998        1998        1999
                                 --------   ---------   ---------   ---------   ---------
                                                  (DOLLARS IN THOUSANDS)
OTHER FINANCIAL DATA
Net cash flows used in
  operating activities.........  $   (453)  $ (15,935)  $ (26,268)  $ (15,215)  $ (31,441)
Net cash flows used in
  investing activities.........   (72,037)   (143,125)   (121,532)    (60,293)    (31,186)
Net cash flows provided by
  (used in) financing
  activities...................    72,131     244,688     184,269     117,745      (1,115)
Capital expenditures(4)........    62,121      71,505      85,643      37,900      56,928
EBITDA(5)......................    (3,900)     (8,291)        291      (1,383)     (4,059)

                                                                           AS OF AUGUST 31,
                                                              ------------------------------------------    FEBRUARY 28,
                                                               1995        1996        1997       1998          1999
                                                              -------     -------     -------    -------    ------------
OPERATING DATA(6)
CABLE TELEVISION
Units under contract(7).....................................  173,324     241,496     295,149    432,955      435,738
Units passed(8).............................................  170,336     225,433     254,032    399,210      401,600
Basic subscribers...........................................   75,944     114,163     132,556    216,249      218,023
Basic penetration(9)........................................     44.6%       50.6%       52.2%      54.2%        54.3%
Premium units(10)...........................................   39,753      60,641      95,150    182,788      176,411
Pay-to-basic ratio(10)(11)..................................     52.3%       53.1%       71.8%      84.5%        80.9%
Average monthly revenue per basic subscriber(12)............  $ 22.84     $ 22.70     $ 24.94    $ 27.95      $ 29.20
TELECOMMUNICATIONS
Units under contract(9).....................................   10,322      20,945      39,831     94,338      107,109
Units passed(10)............................................    9,116      12,364      16,572     35,671       47,462
Lines(13)...................................................    2,650       4,126       6,185      9,244       13,229
Line penetration(14)........................................     29.1%       33.4%       37.3%      25.9%        27.9%
Average monthly revenue per line(15)........................  $ 36.86     $ 42.10     $ 47.23    $ 46.62      $ 44.50

       ----------------------

        (1) Interest expense, net is reflected net of interest income and interest capitalized in property, plant and equipment. Includes interest expense on the GVL Notes of approximately $919,000, $5,342,000, $15,204,000 and $9,640,000 for the
            eight month period ended August 31, 1995, the years ended August 31, 1996, 1997 and 1998, respectively and $9,640,000 for the six months ended February 28, 1998. Effective March 1, 1998, the GVL Notes were exchanged for approximately 6,962 shares of Series A Preferred.

        (2) The Company had no taxable income for the periods reported. The Company reported an income tax benefit of approximately $470,000 in the eight month period ended August 31, 1995. In addition, the Company incurred an extraordinary loss of $6,644,000 in the year ended August 31, 1998.


        (3) Loss per share is not presented for the periods the Company was organized as a partnership. Loss per share has been restated to reflect the adoption of statement of Financial Accounting Standards No. 128, "Earnings Per Share" and the Split. Basic and diluted loss per share are computed in the same manner since common stock equivalents have an antidilutive effect.


        (4) Capital expenditures include expenditures on property, plant and equipment together with intangible assets excluding expenditures for business acquisitions.

        (5) EBITDA represents earnings (loss) before interest expense (net of interest income and amounts capitalized), income tax benefits, depreciation and amortization. EBITDA is not intended to represent cash flow from operations or an alternative to net loss, each as defined by generally accepted accounting principles. In addition, the measure of EBITDA presented herein may not be comparable to other similarly titled measures by other companies. The Company believes that EBITDA is a standard measure commonly reported and widely used by analysts, investors and other interested parties in the cable television and telecommunications industries. Accordingly, this information has been disclosed herein to permit a more complete comparative analysis of the Company's operating performance relative to other companies in its industry.

        (6) Operating data for 1993 and 1994 is not available because such information was not tracked prior to the acquisition of the Company by VPC. The Company does not believe that the operating statistics for 1993 and 1994, if they were available, would be material because the Company's revenues during such periods were minimal.

        (7) Units under contract represents the number of units currently passed and additional units with respect to which the Company has entered into Rights of Entry for the provision of cable television and telecommunications services, respectively, but which the Company has not yet passed and which the Company expects to pass within the next five years. At this time the majority of all units under contract for telecommunications are also under contract for cable television.

        (8) Units passed represents the number of units with respect to which the Company has connected its cable television and telecommunications systems, respectively. The difference between units under contract and units passed represents units for which Rights of Entry have been entered into, but which are not yet connected for cable television and telecommunications services, respectively.

        (9) Basic penetration is calculated by dividing the total number of basic subscribers at such date by the total number of units passed.

       (10) Beginning with the year ended August 31, 1997, to be consistent with most other cable television providers, the Company has revised the method of reporting premium penetration to include all premium units in the calculation. Historically the calculation excluded premium channels that were provided to customers as part of an expanded basic line up or other special arrangements. Prior years have not been restated. For comparative purposes, the premium units and the pay-to-basic ratios as of August 31, 1997 and 1998, and February 28, 1999, presented under the previous method of reporting are 84,875, 136,863 and 128,137, respectively, and 64.0%, 63.3% and 58.8%, respectively.

       (11) Pay-to-basic ratio is calculated by dividing the total number of premium units by the total number of basic subscribers.

       (12) Represents average monthly revenue divided by the average number of basic subscribers for the fiscal periods ended as of the date shown.

       (13) Lines represent the number of telephone lines currently being provided to telecommunications subscribers. A telecommunications subscriber can subscribe for more than one line. The Company has revised its method of reporting lines to reflect only one line in service where multiple customers share a single line. The Company has restated the number of lines previously reported to reflect this change.

       (14) Line penetration is calculated by dividing the total number of telecommunications lines at such date by the total number of units passed.

       (15) Represents average monthly revenue divided by the average number of lines for the fiscal period ended as of the date shown.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the Consolidated Financial Statements and notes thereto appearing elsewhere in this Prospectus. Except as otherwise indicated, the following analysis relates solely to historical results and does not consider any potential impact that the Offering or the proposed use of proceeds may have on the operations and financial condition of the Company.

OVERVIEW

     OpTel is a leading network based provider of integrated communications services, including local and long distance telephone, cable television and high speed Internet access services, to residents of MDUs in the United States. The Company was organized in April 1993 to build, acquire and operate private cable television and telecommunications systems. The Company seeks to capitalize on opportunities created by the Telecom Act to become the principal competitor in the Large MDU market to the ILEC and the incumbent franchise cable television operator. The Company has commenced offering central office switched telecommunications services in Houston and Dallas-Fort Worth and expects to offer such services in substantially all of its major markets by the end of calendar 2000. In addition, the Company recently commenced offering high speed Internet access at select MDUs in several of its markets and intends to introduce its high speed Internet access services in all of its major markets over the next 12 months.

     Since inception, the Company has experienced substantial growth. This growth has been achieved through a combination of acquisitions of other operators, many of which operated SMATV systems, and the negotiation of new Rights of Entry. In general, the conduct of the acquired operations prior to acquisition was materially different from the conduct of operations following acquisition. Among the changes made in many of the businesses after acquisition were (i) commencing conversion of SMATV systems to 18GHz or fiber optic networks, (ii) delivering customer service from a more advanced national call center in Dallas, (iii) increasing the number of programming channels, (iv) improving technical and field service and system reliability, (v) improving regulatory and financial controls and (vi) initiating telecommunications services offerings.


     On October 27, 1997, the Company purchased the residential cable television and associated fiber optic network assets of Phonoscope Ltd. and the stock of several affiliated entities (collectively "Phonoscope") representing approximately 56,000 units under contract for cable television. On April 13, 1998, OpTel acquired, subject to the consummation of certain transfer conditions, the private cable television and telecommunications services and related agreements of Interactive Cable Systems, Inc. ("ICS"), representing approximately 90,000 cable television and telecommunication units under contract. The Company has included 100% of the assets and operating results of the ICS operations in its consolidated financial statements since April 13, 1998 because (i) although the transfer of legal title to the Rights of Entry relating to the remaining MDUs is subject to the receipt of certain third party consents, the Company may elect to waive the consent conditions, (ii) under the terms of a management agreement, the Company services the units with respect to which there remained unsatisfied transfer conditions and, in connection therewith, during the period that ICS has to secure the necessary consents, the Company receives all the economic benefit of (including all the revenues associated with) and incurs the costs and economic risks associated with these units and (iii) the entire purchase price was paid (although a portion of the purchase price is being held in escrow for the protection of the Company, subject to the receipt of the necessary consents). The Company and ICS are in the process of making final adjustments to the purchase which are expected to result in the Company returning several serviced properties to ICS and in an agreed reduction to the purchase price. The aggregate adjustments are not expected to represent more than 8% of the transaction.


     As of February 28, 1999, the Company had 435,738 and 107,109 units under contract for cable television and telecommunications, respectively, and 401,600 and 47,462 units passed for cable television and telecommunications, respectively. As of such date, OpTel had 218,023 cable television subscribers and 13,229 telecommunication lines in service.

     OpTel believes that by utilizing an advanced proprietary network infrastructure it can market a competitive integrated package of voice, video and Internet access services in its serviced markets. As of

February 28, 1999, approximately 258,989 units representing approximately 64% of the Company's units passed for cable television were passed by the Company's networks. OpTel expects to connect a majority of the MDUs currently served by SMATV systems to 18GHz or fiber optic networks by the end of calendar 2000. Once an MDU is brought onto the Company's networks, gross profit per subscriber at the MDU generally increases. In addition, networks provide OpTel with the infrastructure necessary to deliver an integrated package of communications services to subscribers at the MDU.


     The Company's telecommunications revenue is comprised of monthly recurring charges, usage charges and initial non-recurring charges. Monthly recurring charges include fees paid by subscribers for line rental and additional features. Usage charges consist of fees paid by end users for long distance, fees paid by the ILEC for terminating intraLATA traffic to the Company's network and access charges paid by carriers for long distance traffic originated and terminated to and from local customers. Initial non-recurring charges include fees paid by subscribers for installation.

     The Company's cable television revenue is comprised of monthly recurring charges paid by subscribers, monthly recurring charges paid by MDU owners for bulk services and fees paid by subscribers for premium services and some non-recurring charges. The Company offers its cable services under either retail or bulk agreements. Under retail agreements, the Company contracts directly with MDU residents. Under bulk agreements, the Company contracts directly with MDU owners for basic cable to be provided to all units in a particular MDU, but generally at lower rates per unit than under retail agreements. The effect of this lower per unit rate on revenue is generally offset by the 100% penetration achieved by bulk agreements. Premium services are contracted for directly by subscribers under both types of agreements and include fees paid for premium channels and pay-per-view. The Company anticipates that its overall revenue per subscriber will increase as the number of bulk contracts declines as a percentage of the Company's Rights of Entry. Additionally, the Company believes that its revenue per subscriber will increase as it migrates its SMATV properties onto the Company's networks. See "Business -- Network Architecture."

     The line item programming, access fees and revenue sharing with respect to the Company's telecommunications services consists of leased transport facilities, terminating access charges from ILECs, fees paid to IXCs for long distance and revenue sharing. Leased transport facility costs may include the rental of T-1s to connect the MDUs to the ILEC and may include costs associated with connecting the Company's Network Hubs to each other and to its central office switch. Terminating access charges are fees paid to the ILEC for intraLATA calls which are originated by OpTel's subscribers and terminated on the ILECs network. Fees paid to IXCs for long distance include costs associated with terminating toll calls initiated by OpTel's subscribers. Revenue sharing costs represent certain fees paid to owners of MDUs pursuant to the terms of Rights of Entry.

     The line item programming, access fees and revenue sharing with respect to the Company's cable television services consists of programming costs, franchise fees and revenue sharing. Programming costs include those fees paid to obtain the rights to broadcast certain video programming. Revenue sharing costs represent certain fees paid to owners of MDUs pursuant to the terms of Rights of Entry.

     The Company's customer support, general and administrative expenses include selling and marketing costs, customer service, engineering, facilities and corporate and regional administration.

     Through February 28, 1999, the Company had invested approximately $526 million primarily in its cable television and telecommunications assets. The Company's revenues have grown from $0.4 million for the year ended December 31, 1994 to $65.0 million for fiscal 1998 and $41.0 million for the six months ended February 28, 1999. While pursuing its investment and development strategy, the Company has incurred substantial up-front operating expenses for marketing, customer operations, administration and maintenance of facilities, general and administrative expenses and depreciation and amortization in order to solicit and service customers in advance of generating significant revenues. As a result of these factors, the Company has generated operating losses of $22.1 million, $28.2 million, $22.8 million and $12.6 million for the six months ended February 28, 1999 and the years ended August 31, 1998, 1997, 1996, respectively, as its cable television and telecommunications customer base has grown. The Company reported positive EBITDA of $0.3 million for the year ended August 31, 1998 as compared with negative EBITDA of $8.3 million and $3.9 million for the years ended August 31, 1997 and 1996, respectively. For the six months ended February 28, 1999, the Company reported negative EBITDA of $4.1 million. The decline in EBITDA is primarily the result of the increased costs associated with the roll out of telecommunications services in the Company's major markets and the deployment of switch collocation access and Internet access services. For the six months ended February 28, 1999, telephone passings, revenues and line growth have been gaining momentum, however, cable passings, revenues and subscribers remained flat. To address the situation, the Company is reorganizing marketing and sales management, has launched direct sales activities and will introduce other direct marketing initiatives in the third quarter. There can be no assurance that the Company will generate operating profits or achieve positive EBITDA in the future.

FACTORS AFFECTING FUTURE OPERATIONS

     The principal operating factors affecting the Company's future results of operations are expected to include (i) changes in the number of MDUs under Rights of Entry, (ii) penetration rates for its services, (iii) the terms of its arrangements with MDU owners, including revenue sharing and length of contract,
(iv) the prices that it charges its subscribers, (v) normal operating expenses, which in the cable television business principally consist of programming expenses and in the telecommunications business principally consist of fees paid to long distance carriers, the cost of trunking services and other LEC charges, as well as, in each case, billing and collection costs, technical service and maintenance expenses and customer support services, (vi) financing costs, and
(vii) capital expenditures as the Company commences offering central office switched telecommunication services in additional markets and completes its conversion of SMATV systems. The Company's results of operations may also be impacted by future acquisitions, as well as by various initiatives to broaden the Company's service offering and addressable market. The first of such initiatives is to collocate network facilities for telecommunication services in selected ILEC end offices in certain of its markets. The Company will select the ILEC end offices in which it will collocate based upon MDU concentration. Through collocation, the Company will lease the ILEC's transport network on an unbundled basis to initially reach a subscriber. The Company believes collocation will decrease the time required to provide telephone services to a subscriber, increase the Company's addressable market by providing a cost effective means of servicing smaller MDUs and, over time, promote new Rights of Entry. Other initiatives aim at creating new revenue sources by offering related services including a range of Internet access and DBS services.

     The Company anticipates that it will continue to have higher churn than is typical of an incumbent franchise cable television operator due to the frequent turnover of MDU tenants. This churn generally does not result in a reduction in overall penetration rates since the outgoing subscriber is generally quickly replaced by a new tenant in the unit. This may result in installation revenue per unit that is higher than for a franchise cable television operator. Although this may also require higher installation expenses per subscriber, because of the layout of MDUs and the Company's ability to obtain "permission to enter" from the MDU owner, installations can often be completed when the subscriber is not home, limiting the expense of installation. Accordingly, the Company does not believe that churn is as significant an operating statistic as it is for franchise cable television operators. With respect to the Company's telecommunications services, the Company believes that its best opportunity for a sale arises when a subscriber first signs a lease and takes occupancy in an MDU. Accordingly, the Company believes that during the early stages of the roll out of its central office switched telecommunications services in a market it benefits from the high rate of MDU resident turnover.

RESULTS OF OPERATIONS

     All of the Company's acquisitions have been accounted for by the purchase method of accounting. As a result of the Company's growth through acquisitions and the change in fiscal year, the Company's historical financial results are not directly comparable from period to period, nor are they indicative of future results of operations in many respects.

     The following table sets forth, for the periods indicated, certain operating and financial information relating to the Company.

                                                    AS OF AUGUST 31,         AS OF FEBRUARY 28,
                                               ---------------------------   -------------------
                                                1996      1997      1998       1998       1999
                                               -------   -------   -------   --------   --------
OPERATING DATA
CABLE TELEVISION
Units under contract(1)......................  241,496   295,149   432,955   372,138    435,738
Units passed(2)..............................  225,433   254,032   399,210   320,286    401,600
Basic subscribers............................  114,163   132,556   216,249   172,643    218,023
Basic penetration(3).........................    50.6%     52.2%     54.2%     53.9%      54.3%
Average monthly revenue per basic
  subscriber(4)..............................   $22.70    $24.94    $27.95     $27.57     $29.20
TELECOMMUNICATIONS
Units under contract(1)......................   20,945    39,831    94,338    61,082    107,109
Units passed(2)..............................   12,364    16,572    35,671    17,551     47,462
Lines(5).....................................    4,126     6,185     9,244     6,375     13,229
Line penetration(6)..........................    33.4%     37.3%     25.9%     36.3%      27.9%
Average monthly revenue per line(7)..........   $42.10    $47.23    $46.62     $43.64     $44.50

                                                                            SIX MONTHS ENDED
                                             YEAR ENDED AUGUST 31,            FEBRUARY 28,
                                        --------------------------------   -------------------
                                          1996       1997        1998        1998       1999
                                        --------   ---------   ---------   --------   --------
                                             (DOLLARS IN THOUSANDS)
FINANCIAL DATA
Revenues:
  Cable television...................   $ 25,893   $  36,915   $  61,081   $ 25,247   $ 38,095
  Telecommunications.................      1,711       2,922       3,882      1,644      2,870
                                        --------   ---------   ---------   --------   --------
          Total revenues.............   $ 27,604   $  39,837   $  64,963   $ 26,891   $ 40,965
EBITDA(8)............................   $ (3,900)  $  (8,291)  $     291   $ (1,383)  $ (4,059)
Net cash flows used in operating
  activities.........................   $   (453)  $ (15,935)  $ (26,268)  $(15,215)  $(31,441)
Net cash flows used in investing
  activities.........................    (72,037)   (143,125)   (121,532)   (60,293)   (31,186)
Net cash flows provided by (used in)
  financing activities...............     72,131     244,688     184,269    117,745     (1,115)
Net loss.............................    (18,430)    (48,535)    (74,398)   (34,027)   (44,614)

---------------

(1) Units under contract represents the number of units currently passed and additional units with respect to which the Company has entered into Rights of Entry for the provision of cable television and telecommunications services, respectively, but which the Company has not yet passed and which the Company expects to pass within the next five years. At this time the majority of all units under contract for telecommunications are also under contract for cable television.

(2) Units passed represents the number of units with respect to which the Company has connected its cable television and telecommunications systems, respectively.

(3) Basic penetration is calculated by dividing the total number of basic subscribers at such date by the total number of units passed.

(4) Represents average monthly revenue divided by the average number of basic subscribers for the fiscal periods ended as of the date shown.

(5) Lines represent the number of telephone lines currently being provided to telecommunications subscribers. A telecommunications subscriber can subscribe for more than one line. The Company has revised its method of reporting lines to reflect only one line in service where multiple customers share a single line. The Company has restated the number of lines previously reported to reflect this change.

(6) Line penetration is calculated by dividing the total number of telecommunications lines at such date by the total number of units passed.

(7) Represents average monthly revenue divided by the average number of lines for the fiscal period ended as of the date shown.

(8) EBITDA represents income (loss) from operations before interest (net of interest income and amounts capitalized), income taxes and depreciation and amortization. EBITDA is not intended to represent cash flow from operations or an alternative to net loss, each as defined by generally accepted accounting principles. In addition, the measure of EBITDA presented herein may not be comparable to other similarly titled measures by other companies. The Company believes that EBITDA is a standard measure commonly reported and widely used by analysts, investors and other interested parties in the cable television and telecommunications industries. Accordingly, this information has been disclosed herein to permit a more complete comparative analysis of the Company's operating performance relative to other companies in its industry.

  Six months ended February 28, 1999 compared to six months ended February 28, 1998

     Total Revenues. Total revenues for the first six months of fiscal 1999 increased by $14.1 million, or 52%, to $41.0 million compared to revenues of $26.9 million for the first six months of fiscal 1998. The increase in total revenue is principally the result of the acquisition of ICS in April 1998 and the inclusion of the operating results of Phonoscope, which was acquired in October 1997, for the full six month period.

     Cable Television. Cable television revenues for the first six months of fiscal 1999 increased by $12.8 million, or 51%, to $38.1 million from $25.2 million for the comparable period in fiscal 1998. This reflected a 26% increase in the number of basic subscribers and a 6% increase in the average monthly revenue per basic subscriber. The average monthly revenue per basic subscriber increased from $27.57 for the first six months of fiscal 1998 to $29.20 for the first six months of fiscal 1999. The increase in average monthly revenue per basic subscriber mainly resulted from annual rate increases, rate increases following property upgrades and a shift in the mix of basic subscribers to favor cities with higher average monthly revenue per basic subscriber. The Company maintained basic penetration at 54%.

     Telecommunications. Telecommunications revenues for the first six months of fiscal 1999 increased by 75% to $2.9 million, up from $1.6 million for the comparable period of the preceding year, reflecting both a 108% increase in the number of lines compared to the first six months of fiscal 1998 and a 2% increase in the average monthly revenue per line, which rose from $43.64 to $44.50. Since launching central office switches in Houston and Dallas during fiscal 1998, the Company has increased its efforts to market its telephone product in these markets. Although the average monthly revenue per line for the six months ended February 28, 1999 increased from the six months ended February 28, 1998, it decreased from the year ended August 31, 1998. This decrease reflects a combination of (i) seasonal variations in long distance usage; (ii) the impact of incentives offered by the Company to subscribers as part of the initial marketing of its central office switched services in Dallas; and (iii) the impact of changes in call volumes. The Company does not believe the changes in call volumes are reflective of a trend. However, because of the relatively small number of lines serviced by the Company, changes in the number or length of calls made by a small group of individual subscribers can have a noticeable impact on the average revenue per line.

     Programming, Access Fees and Revenue Sharing. Programming, access fees and revenue sharing increased from $12.4 million for the first six months of fiscal 1998 to $18.7 million for the first six months of fiscal 1999. The increased cost is primarily attributed to the subscriber growth mentioned above and to increases in rates charged by programming suppliers.

     Customer Support, General and Administrative. Customer support, general and administrative expenses were $26.3 million for the first six months of fiscal 1999 compared to $15.9 million for the first six months of fiscal 1998. The increase in customer support, general and administrative expenses was largely due to an increase in personnel associated with the expansion of the Company's operations and the roll-out of telephone and Internet services.

     EBITDA. The Company's EBITDA (earnings (loss) before interest, income taxes, and depreciation and amortization) for the first six months of fiscal 1999 was negative $4.1 million compared to negative $1.4 million for the first six months of fiscal 1998. EBITDA is not intended to represent cash flow from operations or an alternative to net loss, each as defined by generally accepted accounting principles.

     Depreciation and Amortization. Depreciation and amortization was $18.0 million for the first six months of fiscal 1999 compared to $10.8 million for the first six months of fiscal 1998. This increase is primarily attributable to an increase in cable and telephone systems and intangible assets resulting from continued purchases and construction of such systems and from acquisitions of businesses.

     Interest Expense. Interest expense (net of amounts capitalized) was $25.8 million for the first six months of fiscal 1999, a small decrease from interest expense of $26.0 million for the first six months of fiscal 1998. This decrease is attributable to the elimination of interest expense associated with the convertible notes payable to stockholders in March 1998 with the conversion of these notes to preferred stock.

     Interest and Other Income. For the first six months of fiscal 1999, interest and other income was $3.3 million, compared to $4.1 million for the first six months of fiscal 1998, reflecting a decrease of $0.9 million. This is primarily the result of the Company having a smaller average balance of invested cash during the first six months of fiscal 1999 than fiscal 1998. The Company invests its cash in money market funds and other short-term, high grade instruments according to its investment policy and certain restrictions of its indebtedness.

  Fiscal year ended August 31, 1998 compared to fiscal year ended August 31,
1997

     Total Revenues. Total revenues for the fiscal year ended August 31, 1998 increased by $25.1 million or 63% to $64.9 million compared to revenues of $39.8 million for the fiscal year ended August 31, 1997.

     Cable Television. Compared to fiscal 1997, cable television revenues increased by $24.2 million, or 66%, to $61.1 million from $36.9 million, reflecting both a 63% increase in the number of subscribers and a 12% increase in the average monthly revenue per basic subscriber which rose from $24.94 for fiscal 1997 to $27.95 for fiscal 1998. The increase in average monthly revenue per basic subscriber resulted from a combination of rate increases following property upgrades, annual rate increases and increased premium revenues as the Company's pay to basic ratio improved from 72% to 85% over the course of the year. The Company continued to grow basic penetration which increased by 2% over the year.

     Telecommunications. Compared to fiscal 1997, telecommunications revenues increased by $1.0 million, or 33%, to $3.9 million from $2.9 million. This increase is mainly due to the increase in the number of lines served by the Company and higher average monthly revenue per line associated with the lines served by the Company's central office switches.

     Programming, Access Fees and Revenue Sharing. Programming, access fees and revenue sharing was $28.8 million for fiscal 1998 compared to $19.2 million for fiscal 1997. Substantially all of the increased cost is attributable to the subscriber growth mentioned above.

     Customer Support, General and Administrative. Customer support, general and administrative expenses were $35.8 million for fiscal 1998 compared to $28.9 million for fiscal 1997. The increase in expenses was largely due to an increase in personnel associated with the expansion of the Company's operations and recruitment for the roll out of the Company's telecommunications services in advance of the expected revenues.

     EBITDA. The Company's EBITDA increased from negative $8.3 million to positive $0.3 million over the year. There can be no assurance that the Company will be able to achieve or sustain positive EBITDA in the future.

     Depreciation and Amortization. Depreciation and amortization was $28.5 million for fiscal 1998 compared to $14.5 million in fiscal 1997. This increase is primarily attributable to an increase in cable and telephone systems and intangible assets resulting from continued purchases and construction of such systems and from acquisitions of businesses.

     Interest Expense, Net. Interest expense (net of amounts capitalized) was $48.5 million for fiscal 1998, an increase of $17.1 million over interest expense of $31.4 million for fiscal 1997, reflecting the increase in the Company's debt incurred principally to fund the build out of its networks.

     Interest and Other Income. Interest and other income was $8.9 million for fiscal 1998, an increase of $3.2 million over interest income and other income of $5.7 million for fiscal 1997. The increase in interest and other income was largely due to an increase in cash and cash equivalents and restricted investments resulting from the proceeds of the offering of $225 million of 13% Senior Notes due 2005 (the "1997 Notes") in February 1997, and from the proceeds of the offering of the 11.5% Senior Notes due 2008 (the "1998 Notes") in July 1998.

     Income Tax Benefit. The Company has experienced net operating losses for the years ended August 31, 1998 and 1997. Realization of deferred tax assets is dependent on generating sufficient taxable income prior to expiration of the loss carryforwards. The Company is unable to determine whether these accumulated losses will be utilized; accordingly, a valuation allowance has been provided and no benefit has been recognized.

     Extraordinary Loss. The Company incurred an extraordinary loss of $6.7 million in 1998. This loss can be directly attributed to the repayment of the Senior Credit Facility, which was retired in July of 1998. Included in the extraordinary loss are $5.4 million for write off of debt issue costs and $1.3 million associated with the prepayment penalty.

  Fiscal year ended August 31, 1997 compared to fiscal year ended August 31,
1996

     Total Revenues. Total revenues for the fiscal year ended August 31, 1997 increased by $12.2 million or 44% to $39.8 million compared to revenues of $27.6 million for the fiscal year ended August 31, 1996.

     Cable Television. Compared to fiscal 1996, cable television revenues increased by $11.0 million, or 42%, to $36.9 million from $25.9 million, reflecting both a 16% increase in the number of subscribers and a 10% increase in the average monthly revenue per basic subscriber which rose from $22.70 for fiscal 1996 to $24.94 for fiscal 1997. The increase in average monthly revenue per basic subscriber resulted from a combination of rate increases following property upgrades, annual rate increases and increased premium revenues as the Company's pay to basic ratio improved from 53% to 72% over the course of the year. The Company continued to grow basic penetration which increased by 1.6% over the year.

     Telecommunications. The Company's strategy is to roll out central office switched local exchange services in each of the major markets in which it operates. Until recently the Company served certain properties as an STS provider, reselling telephone service using PBXs situated at the MDU properties. The Company has not historically promoted such STS service because it was not in line with its strategy to offer central office switched telecommunications services to its subscribers. Despite not promoting telecommunications services during the year, telecommunications contributed $2.9 million of revenue compared to $1.7 million in the preceding year, mainly as a result of increased penetration and a 34% increase in the number of units where telephone service is offered from 12,364 at the end of fiscal 1996 to 16,572 at the end of fiscal 1997.

     Programming, Access Fees and Revenue Sharing. Programming, access fees and revenue sharing was $19.2 million for fiscal 1997 compared to $11.9 million for fiscal 1996. Such costs are generally variable based on the number of subscribers or gross revenues. Overall, programming, access fees and revenue sharing as a percentage of total revenues increased over the year from 43.0% to 48.2%, largely due to costs associated with the increase in the number of subscribers served by PBX telephone service, the increase in premium cable penetration which has lower associated margins and, to a lesser extent, an increase in the proportion of the Company's portfolio under revenue sharing arrangements with property owners. The PBX costs represent the costs of interconnecting individual properties with the ILEC's central office switch. These costs will be substantially reduced once the Company is able to utilize its own networks to pass telephone traffic to Company owned central office switches.

     Customer Support, General and Administrative. Customer support, general and administrative expenses were $28.9 million for fiscal 1997 compared to $19.6 million for fiscal 1996. The increase in expenses was largely due to an increase in personnel associated with the expansion of the Company's operations and recruitment for the roll out of the Company's telecommunications services in advance of the expected revenues. In addition, the Company incurred a one time reorganization charge of $1.4 million associated with the restructuring of certain senior management positions during the year which was included in such expenses.

     EBITDA. The Company's EBITDA decreased from negative $3.9 million to negative $8.3 million over the year, largely due to the reduced gross margins and the expansion of the Company's operations in anticipation of the roll out of telecommunications services. The increase in negative EBITDA was largely within expectations given that the Company increased its personnel in the middle of fiscal 1997 in anticipation of two significant events that occurred after the end of the fiscal year: the launch of the Houston central office switch and the consummation of the acquisition of certain residential cable television and associated fiber optic network assets also in Houston.

     Depreciation and Amortization. Depreciation and amortization was $14.5 million for fiscal 1997 compared to $8.7 million in fiscal 1996. This increase is primarily attributable to an increase in cable and telephone systems and intangible assets resulting from continued purchases and construction of such systems and from acquisitions of businesses.

     Interest Expense, Net. Interest expense (net of amounts capitalized) was $31.4 million for fiscal 1997, an increase of $25.4 million over interest expense of $6.0 million for fiscal 1996, reflecting the increase in the Company's debt incurred principally to fund the build out of its network.

     Interest and Other Income. Interest and other income was $5.7 million for fiscal 1997, an increase of $5.6 million over interest income and other income of $0.1 million for fiscal 1996. The increase in interest income and other income was largely due to an increase in cash and cash equivalents and restricted investments resulting from the proceeds of the offering of the 1997 Notes in February 1997.

     Income Tax Benefit. The Company has experienced net operating losses for the years ended August 31, 1997 and 1996. Realization of deferred tax assets is dependent on generating sufficient taxable income prior to expiration of the loss carryforwards. The Company is unable to determine whether these accumulated losses will be utilized; accordingly, a valuation allowance has been provided and no benefit has been recognized.

LIQUIDITY AND CAPITAL RESOURCES

     The development of OpTel's business and the expansion of its network have required substantial capital, operational and administrative expenditures, a significant portion of which have been incurred before the realization of revenues. These expenditures will continue to result in negative cash flow until an adequate customer base is established and revenues are realized. Although its revenues have increased in each of the last three years, OpTel has incurred substantial up-front operating expenses for marketing, customer operations, administration and maintenance of facilities, general and administrative expenses and depreciation and amortization in order to solicit and service customers in advance of generating significant revenues. As a result of these factors, the Company has generated operating losses of $22.1 million, $28.2 million, $22.8 million and $12.6 million for the six months ended February 28, 1999 and for the years ended August 31, 1998, 1997, and 1996, respectively, as its cable television and telecommunications customer base has grown. The Company reported net losses of $44.6 million for the six months ended February 28, 1999 as compared with net losses of $74.4 million, $48.5 million and $18.4 million for the years ended August 31, 1998, 1997 and 1996, respectively.

     During the past year, the Company has required external funds to finance capital expenditures associated with the completion of acquisitions in strategic markets, expansion of its networks and operating activities. Net cash used in the acquisition and construction of the Company's cable television and telecommunications networks and related business activities was $56.9 million for the first six months of fiscal 1999 compared to $129.0 million for fiscal 1998 and $78.2 million for fiscal 1997.


     From inception and until February 1997, the Company relied primarily on investments from GVL, its principal stockholder, in the form of equity and convertible notes to fund its operations. Effective March 1, 1998, GVL converted all of the outstanding GVL Notes, including accrued interest, into shares of Series A Preferred with an aggregate liquidation preference of approximately $139.2 million. The Series A Preferred earns dividends at the annual rate of 9.75%, initially payable in additional shares. Pursuant to the terms of the Conversion and Exchange Agreement, VPC has agreed to convert all of its shares of Series A Preferred, including accrued and unpaid dividends thereon through the conversion date, and all of its Class B Common, into Common Stock on or before the earlier to occur of August 29, 1999 or the 90th day after the consummation of the Offering. See "Risk Factors -- Risks Associated with GVL's Series A Preferred Stock and Class B Common Stock." None of the Company's stockholders or affiliates is under any contractual obligation to provide additional financing to the Company.



     In February 1997, the Company issued $225 million principal amount at maturity of 13% Senior Notes Due 2007 (the "1997 Notes") along with 1,125,000 shares of Class C Common for aggregate net proceeds of $219.2 million. Of this amount, approximately $79.6 million was placed in an escrow account in order to cover the first six semi-annual interest payments due on the 1997 Notes. At February 28, 1999, approximately $28.0 million remained in such escrow account. On July 7, 1998, the Company issued $200 million principal amount of 1998 Notes. The aggregate net proceeds of the 1998 Notes were approximately $193.5 million. Of this amount, approximately $126.3 million was used to repay all outstanding amounts under the Senior Credit Facility and to pay other costs associated with terminating the Senior Credit Facility and approximately $22.0 million was placed in an escrow account to fund the first two semi-annual interest payments on the 1998 Notes. At February 28, 1999, approximately $10.7 million remained in such escrow account.

     The Company's future results of operations will be materially impacted by its ability to finance its planned business strategies. The Company expects that it will spend approximately $650 million on capital expenditures over the next five years. The Company expects it will need approximately $550 million in financing in addition to the proceeds of the Offering over the next five years in order to achieve its business strategy within its targeted markets. The Company will incur approximately $260 million in cash interest expense on its outstanding indebtedness, including the $38.7 million currently held in escrow, over the next five years. A considerable portion of the Company's capital expenditure requirements is scaleable dependent upon the number of Rights of Entry that the Company signs. The foregoing estimates are based on certain assumptions, including the timing of the signing of Rights of Entry, the conversion of MDUs currently served by SMATV systems to networks and the telecommunications roll out, each of which may vary significantly from the Company's plan. The capital expenditure requirements will be larger or smaller depending upon whether the Company is able to achieve its expected market share among the potential MDUs in its markets. The Company plans to finance its future capital requirements through additional public or private equity or debt offerings. There can be no assurance that the Company will be successful in obtaining any necessary financing on reasonable terms or at all.


     Under the terms of the more restrictive of the Company's Indentures, the Company can only incur approximately $50 million of additional indebtedness. The aggregate amount of indebtedness which can be incurred by the Company under its more restrictive Indenture is directly related to the number of cable television subscribers served by the Company. As a result, growth of the Company's telecommunications business, where the Company has focused significant management attention and resources, will not increase the Company's ability to incur indebtedness under the terms of the more restrictive Indenture. The Company may need to incur indebtedness in excess of its current capacity.



     In addition, GVL has the power to prevent the Company from obtaining additional debt or equity financing. See "Risk Factors -- Control by GVL." GVL is party to an indenture which limits the aggregate amount of indebtedness which can be incurred by GVL and its subsidiaries, including the Company, taken as a whole (based upon a ratio of total consolidated indebtedness to consolidated operating cash flow). As a result, GVL's strategies and the operating results of its subsidiaries other than the Company may affect the ability of the Company to incur additional indebtedness. As of February 28, 1999, GVL was able to incur approximately Cdn. $560 million (approximately $376 million based on an exchange rate of $1.00 = Cdn. $1.487 as reported by the Wall Street Journal for April 16,
1999) of indebtedness under its indenture. There can be no assurance that this number may not decrease substantially in the future. There can be no assurance that GVL will not restrain the Company's growth or limit the indebtedness incurred by the Company so as to ensure GVL's compliance with the terms of its debt instruments.


     The Company benefits from the fact that it does not require a substantial capital investment in its cable television and telecommunications networks in advance of connecting subscribers to its networks. A significant portion of the capital investment required to connect subscribers consists of costs associated with establishing a minimum point of entry, the costs of internal wiring and distribution equipment and the erection of microwave transmitting and receiving equipment specific to the MDU. These expenditures are, to a large extent, "success-based" and will only be incurred when new properties are brought into service or when existing properties serviced by SMATV or PBX systems are connected to the networks. When a new Right of Entry is signed, it takes approximately four months of construction work to activate signal at the property. Once the property is activated, penetration rates increase rapidly. The balance of the budgeted capital expenditures is for infrastructure assets not related to individual MDUs. These assets include central office switches, cable television head ends, computer hardware and software and capitalized construction costs. The

Company, can to some degree, control the timing of the infrastructure capital expenditures by controlling the timing of the telecommunications roll out and the scope of its expansion.

     In order to accelerate the achievement of the Company's strategic goals, the Company is currently evaluating and often engages in discussions regarding various acquisition opportunities. The Company also engages from time to time in preliminary discussions relating to possible investments in the Company by strategic investors. There can be no assurance that any agreement with any potential acquisition target or strategic investor will be reached nor does management believe that any thereof is necessary to achieve its strategic goals.

YEAR 2000 COMPLIANCE

     The Year 2000 issue is the result of computer-controlled systems using two digits rather than four to define the applicable year. For example, computer programs that have time-sensitive software may recognize a date ending in "00" as the year 1900 rather than the year 2000. This could result in system failure or miscalculations causing disruptions of operations including, among other things, a temporary inability to provide services to subscribers, process transactions, send invoices, or engage in similar normal business activities. To ensure that its subscriber serving cable and telecommunications equipment and its critical computer systems, applications and other technology (collectively "Date Sensitive Technology") will function properly beyond 1999, the Company has implemented a Year 2000 program.

  PROJECT AND STATE OF READINESS

     The Company has developed a three-phase plan that is designed to assess the impact of the Year 2000 issue on its Date Sensitive Technology.

     Due to the fact that it is not always necessary to complete one phase prior to commencing the next, some projects within a given phase have been started, while there may be outstanding tasks associated with prior phases. Priority is always placed on mission critical systems affecting large numbers of customers or the Company's ability to take and process service orders and bill for its services.

  Phase I -- Problem Determination

     In this phase the Company performed an inventory and assessment to determine which portions of its Date Sensitive Technology would have to be replaced or modified in order for its networks, office equipment and information management systems to function properly after December 31, 1999. While the Company believes its inventory is substantially complete, the equipment utilized by OpTel is disbursed throughout the markets that the Company serves, and there can be no assurances that mission critical equipment has not been overlooked. The Company also conducted a risk assessment to identify those systems whose failure would be expected to result in the greatest risk to the Company's business. The Company's risk assessment and determinations as to the need for remediation were based in part on representations made by hardware and software vendors as to the Year 2000 compliance of systems and equipment utilized by the Company and in part on the results of Year 2000 equipment testing done by GVL. There can be no assurances that any vendor representations received and relied upon by the Company were accurate or complete or that the results of GVL's Year 2000 equipment tests are a reliable indicator of the Year 2000 compatability of the Company's equipment. In addition, OpTel has not yet received responses from all of its equipment vendors, and there can be no assurance that OpTel will receive responses from all of its vendors in a timely manner or that responses will be accurate or complete. As of March 15, 1999, the Company estimated that this phase was 95% complete.

  Phase II -- Plan for Remediation of Mission Critical Known Non-Compliant Date Sensitive Technology

     During Phase II, the Company designed a plan to make the necessary modifications to and/or replace Date Sensitive Technology that is mission critical and known to be non-compliant. While the Company believes that as of March 15, 1999, its planning for achieving Year 2000 compliance was 75% complete, the discovery of additional Date Sensitive Technology requiring remediation could adversely impact the current plan and increase the resources required to implement the plan. The plan includes the conversion of the Company's current customer management system to a vendor certified compliant platform and the upgrade of

PBX switches that the Company does not currently plan to replace with central office switches prior to December 31, 1999.

  Phase III -- Operational Sustainability

     The Company has begun the process of remediating its non-compliant Date Sensitive Technology and plans to use both internal and external resources to reprogram or replace and test certain components of its networks and information processing systems for Year 2000 compliance. The Company is currently scheduling the installation of other necessary upgrades to Date Sensitive Technology. Although the Company intends to conduct tests to ensure its equipment is Year 2000 compliant, it will focus primarily on those systems whose failure would pose the greatest risks to the Company's operations. The Company will endeavor to test all mission critical equipment but will likely not test all of its equipment that is not deemed mission critical. The Company will rely upon vendor representations, if received, or on the results of Year 2000 equipment testing done by GVL, where tests are not conducted. There can be no assurance that any vendor representations received and relied upon will be accurate or complete or that the results of GVL's Year 2000 equipment tests will be a reliable indicator of the Year 2000 compatibility of the Company's equipment or that the Company will have recourse against any vendors whose representations or certifications as to the Year 2000 compliance of their products prove misleading.

     The Company is striving to achieve operational sustainability no later than September 30, 1999, which is prior to any anticipated impact on its operating systems. Though the majority of the work will be completed by that date, certain elements will not be completed until the fourth quarter of calendar 1999, primarily due to limited availability of compliant software and hardware and prioritization of mission critical systems. As of March 15, 1999, the Company estimated that its remediation efforts were approximately 25% complete.

     Successful completion of the Year 2000 conversion program is substantially dependent upon successful implementation of the Company's new customer management information system which is dependent upon a third party vendor meeting an implementation schedule and delivering a system that is Year 2000 compliant. As a contingency plan, the Company will be upgrading its existing cable subscriber billing system to a version represented by the vendor to be Year 2000 compliant. There can be no assurance that (i) the new customer management information system will be implemented on schedule, (ii) the Company will successfully implement all of the other necessary hardware and software upgrades or (iii) other components of the Year 2000 conversion program will be completed in a timely manner. See "Risk Factors -- Information Systems and Automation."

  COSTS

     The Company estimates the cost of its Year 2000 program will be $4.2 million, of which $4.1 million remains to be incurred. Remediation costs and costs to replace non-compliant systems are expensed as incurred. Additionally, the Company has incurred and will incur costs related to the purchase and implementation of its new accounting system and customer management information systems. The estimated total cost of these systems is $7.6 million, of which $3.6 million remains to be incurred. The foregoing estimates will likely be revised and there can be no assurance that the revisions will not be significant.

     The estimated costs of the project and the date which the Company has established to complete the Year 2000 modifications are based on management's best estimates, which were derived utilizing numerous assumptions of future events, including the continued availability of certain resources, third party modification plans, the cost of third party hardware, software and services, and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those anticipated. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes, unanticipated mergers and acquisitions and similar uncertainties. The failure of the Company to become Year 2000 compliant on a timely basis could have a material adverse effect on the Company's business, financial condition, cash flows and results of operations.

  RISKS AND CONTINGENCY PLAN

     While the Company is working to test its own mission-critical systems for Year 2000 compliance, the Company does not control the systems of its service or content providers. The Company has taken an inventory of its third party service or content providers and believes that its inventory is complete. However, there can be no assurance that mission critical providers have not been overlooked. Based on this inventory, the Company is currently seeking assurances from its suppliers and strategic business partners regarding the Year 2000 readiness of their systems. Many of the Company's third party providers have indicated that they are, or will be, Year 2000 compliant. The Company, however, has not undertaken an in-depth evaluation of such providers in relation to the Year 2000 issue and the ability of third parties with which OpTel transacts business to adequately address their Year 2000 issues is outside of OpTel's control. The Company has not obtained and will not obtain Year 2000 certifications from video programming suppliers, ILECs, CLECs and IXCs with whom it does business. There is risk that the interaction of the Company's systems and those of its suppliers or business partners may be impacted by the Year 2000 change. In addition, in light of the vast interconnection and interoperability of telecommunications networks worldwide and the reliance of cable television systems on satellite distribution of programming, the ability of any cable television or telecommunications provider, including the Company, to provide services to its customers (e.g., to complete calls and deliver programming and to bill for such services) is dependent, to some extent, on the networks and systems of other parties. To the extent the networks and systems of those parties are adversely impacted by Year 2000 problems, the ability of the Company to service its customers may be adversely impacted as well. There can be no assurance that the failure of OpTel or such third parties to adequately address their respective Year 2000 issues will not have a material adverse effect on OpTel's business, financial condition, cash flows and results of operations.

     In a recent release regarding Year 2000 disclosure, the Commission stated that public companies must disclose the most reasonably likely worst case Year 2000 scenario. Although it is not possible to assess the likelihood of any of the following events, each must be included in a consideration of worst case scenarios: widespread failure of electrical, gas, and similar supplies serving the Company; widespread disruption of the services provided by common communications carriers and satellites that transmit video programming; similar disruption to the means and modes of transportation for the Company and its employees, contractors, suppliers, and customers; significant disruption to the Company's ability to gain access to, and remain working in, office buildings and other facilities; failure of controllers contained in the cable television system headends and of the Company's video distribution network; failure of the Company's switches, telephone network and telephone traffic distribution system; failure in customer service networks and/or automated voice response systems; and failure of substantial numbers of the Company's critical computer hardware and software systems, including both internal business systems and systems controlling operational facilities such as electrical generation, transmission, and distribution systems; and the failure of outside entities' systems, including systems related to billing, banking and finance.

     The financial impact of any or all of the above worst-case scenarios has not been and cannot be estimated by the Company due to the numerous uncertainties and variables associated with such scenarios. Such failures could materially and adversely affect the Company's results of operations, liquidity and financial condition. Due to the general uncertainty inherent in the Year 2000 problem, resulting in part from the uncertainty of the Year 2000 readiness of third party providers, the Company is unable to determine at this time whether the consequences of Year 2000 failures will have a material impact on the Company's results of operations, liquidity or financial condition. The Company believes that, with the implementation of new business systems and completion of the Year 2000 project as scheduled, the possibility of significant interruptions of normal operations should be reduced. In addition, the Company is currently developing appropriate contingency plans to address situations in which various systems of the Company, or of third party providers, are not Year 2000 compliant. The Company also intends to participate in industry wide efforts to address Year 2000 issues, the goal of which is to develop contingency plans which address not only the Company's issues but those of the industry as a whole.

RECENTLY ISSUED ACCOUNTING PRINCIPLES

     Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share," is effective for earnings per share calculations and disclosures for periods ending after December 15, 1997, including interim periods, and requires restatement of all prior period earnings per share data that is presented. SFAS No. 128 supersedes Accounting Principles Board Opinion No. 15, "Earnings Per Share," and provides reporting standards for calculating "Basic" and "Diluted" earnings per share. The Company has adopted SFAS No. 128, which did not have a significant impact upon the Company's reported earnings per share, and its earnings per share computations have been restated for all prior periods.

     Effective September 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income," which established standards for the reporting and display of comprehensive income and its components in the financial statements. The Company has no items of other comprehensive income to report in the periods presented.

     The FASB also issued, in June 1997, SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for the way public companies disclose information about operating segments, products and services, geographic areas and major customers. SFAS No. 131 is effective for financial statements for fiscal years beginning after December 15, 1997. The Company is currently evaluating the applicability of the requirements of SFAS No. 131. Depending on the outcome of the Company's evaluation, additional disclosure may be required for fiscal 1999.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes standards for accounting and reporting for derivative instruments. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999; however, earlier application is permitted. Management is currently not planning on early adoption of this statement and has not completed an evaluation of the impact of the provisions of this statement on the Company's consolidated financial statement.

INFLATION

     The Company does not believe that inflation has had a material effect on its results of operations to date. However, there can be no assurance that the Company's business will not be adversely affected by inflation in the future.

MARKET RISK

     At February 28, 1999, the Company had no derivative financial instruments. Furthermore, substantially all of the Company's indebtedness bears a fixed interest rate. Therefore, the Company is not sensitive to changes in market interest rates.

                                    BUSINESS

THE COMPANY

     OpTel is a leading network based provider of integrated communications services, including local and long distance telephone, cable television and high speed Internet access services, to residents of MDUs in the United States. In each market that it serves, OpTel seeks to become the principal competitor in the MDU marketplace to the ILEC and the incumbent franchise cable television operator by providing a package of voice, video and Internet access services at competitive prices. OpTel believes its ability to deliver an integrated service offering to MDU residents over its own networks and its long-term contractual relationships with MDU owners and associations provide it with a competitive advantage.

     MDUs comprise a wide variety of high density residential complexes, including high- and low-rise apartment buildings, condominiums, cooperatives, town houses and mobile home communities. According to 1990 U.S. Census Bureau data, there are more than 13.2 million dwelling units in MDUs with greater than 10 dwelling units in the United States. Within the MDU market, the Company focuses on Large MDUs. Based on industry sources, the Company believes that, within its existing markets there are approximately 3.0 million dwelling units within these Large MDUs.

     The Company currently provides cable television and telecommunications services in a number of metropolitan areas including Houston, Dallas-Fort Worth, Los Angeles, San Diego, Miami-Ft. Lauderdale, Phoenix, Denver, San Francisco, Chicago, Atlanta, Orlando-Tampa and Indianapolis. The Company is licensed as a CLEC in each of its major markets. The Company has commenced offering central office switched local exchange services in Houston and Dallas-Fort Worth and intends to offer these services in substantially all of its major markets by the end of calendar 2000. In addition, the Company commenced offering high speed Internet access at select MDUs in Houston, Dallas-Fort Worth and San Francisco in January 1999 and intends to introduce its high speed Internet access services in substantially all of its major markets over the next 12 months. As of February 28, 1999, the Company had 435,738 units under contract and 401,600 units passed for cable television services and 218,023 cable television subscribers. At that date, the Company had 107,109 units under contract and 47,462 units passed for telecommunications and 13,229 telecommunications lines in service.

     OpTel secures long-term Rights of Entry with MDU owners. Rights of Entry generally grant OpTel the exclusive right to provide cable television service to an MDU or group of MDUs and provide that the MDU owner will promote OpTel as the preferred provider of telecommunications services within the MDU. Rights of Entry generally provide OpTel with the exclusive services of the MDU's leasing staff to market the Company's services to residents. Rights of Entry also generally grant OpTel the exclusive right to use the coaxial cable network at the MDU. As a result, at MDUs where OpTel has cable television Rights of Entry, OpTel effectively will be the only company positioned to provide high speed Internet access via cable modem. Rights of Entry generally provide financial incentives to property owners to promote and sell the Company's services to MDU residents. The Company's Rights of Entry typically have original terms of 10 to 15 years (five years for Rights of Entry with condominium associations). The weighted average unexpired term of the Company's Rights of Entry was approximately eight and one half years as of February 28, 1999 (assuming the Company's exercise of available renewal options).


     The Company intends to continue to develop and utilize its own networks to deliver its service offerings. The Company also plans to collocate network facilities for telecommunications services in selected ILEC end offices in certain of its markets. Through collocation, the Company will lease the ILEC's transport network on an unbundled basis to initially reach a subscriber. The Company believes collocation will decrease the time required to provide telephone services to a subscriber, increase the Company's addressable market by providing a cost effective means of servicing smaller MDUs and, over time, promote new Rights of Entry. The Company will select the ILEC end offices in which it will collocate based upon MDU concentration. When it has secured a Right of Entry and a sufficient subscriber base at an MDU, the Company intends to bring its own network transport facilities to the MDU and discontinue collocation services in order to increase operating margins. In addition, the Company intends to test market telephone services to residents of single family dwellings in certain markets where it has collocated facilities. The initial test will be conducted in the Houston market.



     OpTel is a holding company with limited assets that conducts substantially all of its operations through its subsidiaries. OpTel derives substantially all of its revenue from the operations of its subsidiaries. OpTel has 22 subsidiaries, each of which generally operates in a specific geographic area.


INDUSTRY OVERVIEW -- MARKET OPPORTUNITIES

  Widespread Changes in Communications Industry

     Both the telephone and cable television segments of the communications industry are currently undergoing widespread changes brought about by, among other things, (i) decisions of federal and state regulators which have opened the monopoly local telephone and cable television markets to competition, (ii) the ensuing transformation of the previously monopolistic communications market controlled by heavily regulated incumbents into a consumer-driven competitive service industry, and (iii) the need for higher speed, higher capacity networks to meet the increasing consumer demand for expanded communications services including broader video choices and high speed Internet services. The convergence of these trends has created opportunities for new types of communications companies capable of providing a wide range of voice, video and data services.

  Opening of Communications Markets

     Divestiture of the Bell System. Until the passage of recent federal legislative reform and other state and federal regulatory efforts to expand competition into the local telephone market, the structure of the U.S. telecommunications industry was shaped principally by the 1984 court-supervised divestiture of local telephone services from AT&T (the "Divestiture") and other judicial and regulatory initiatives which were designed primarily to implement structural and technical industry changes through which competition could develop in the long distance market. Under this structure, the RBOCs and certain other LECs were permitted to retain their monopolies in the provision of local exchange services, but were required to connect their local subscribers to the long-distance services of AT&T and other IXCs. Under this regime, two distinct industry segments developed; competitive IXCs, which offered subscribers long distance telephone services between judicially defined LATAs, and monopoly LECs, which offered subscribers local and toll services within judicially defined LATAs, including connection (or "access") to IXCs for interLATA long-distance services. As a result, the long-distance business became intensely competitive, with low barriers to entry and many service providers competing in a commodity-type market, while providers of local exchange services continued to face relatively little competition.

     Deregulation of Local Telephone Services. After the structural and technical network changes were put in place following the Divestiture to give IXCs other than AT&T "equal access" to the local exchange facilities of the monopoly ILECs, and with long-distance competition beginning to provide consumers with diverse services and lower rates, regulatory policy makers gradually began to examine whether the competitive benefits which were being experienced in the long-distance marketplace as a result of Divestiture should be expanded to local exchange services. While a small number of states and the FCC had already adopted rules and regulations which opened certain limited and discrete segments of the local exchange market to competition from CAPs and CLECs offering primarily dedicated high-speed private line and some local switching services to large business users, the passage of the Telecom Act in February 1996 codified the pro-competitive policies on a national level and required both the FCC and the state regulatory commissions to adopt dramatic and sweeping changes in their rules and regulations in furtherance of those policies. The Telecom Act required regulators to remove market entry barriers and to enable companies like OpTel to become full service providers of local telephone service by, among other things, mandating that the ILECs provide interconnection and competitively priced network facilities to competitors. In addition, the Telecom Act permits RBOCs to offer long-distance interLATA services in competition with IXCs once they have demonstrated that they have implemented changes to permit economically efficient competition in their local markets for both business and residential services. The Telecom Act also repealed the LEC/cable television cross-ownership restriction, which prohibited LECs from providing multichannel television directly to subscribers in their telephone service areas. See
"-- Regulation."

     Deregulation of Cable Television. Unlike the local telephone market, the cable television market is not subject to regulatory or statutory prohibitions on competition. Nevertheless, competition to incumbent franchised cable television operators has developed in relatively few markets nationwide. Because of the lack of any meaningful competition, in 1992 Congress passed legislation providing for the regulation of certain cable rates. Subsequently, as part of its general goal of supplanting regulation with competition, the Telecom Act took further steps to provide alternative regulatory structures to encourage entry into the multichannel video programming distribution market.

     Rapid Growth of Internet Access Services. In recent years, the Internet has experienced rapid growth and the number of subscribers accessing the Internet is expected to increase significantly in the foreseeable future. ISPs provide a means for subscribers to access the Internet's resources. ISP Internet access services vary from dial-up access to high speed dedicated transmission lines and high speed cable modem access for broadband services.

     OpTel's Opportunity. The Company believes that its ability to serve a single subscriber with both twisted pair and coaxial cable "last mile" connections positions the Company to take advantage of the new regulatory and market environment. As a result, the Company believes that it will be among the first to offer a single-source package of integrated voice, video and Internet access services in its MDU markets. By combining the enhanced telephone services offered by CLECs with high quality video programming and high speed cable modem based Internet access, OpTel will act as a single source provider of a wide range of voice, video and Internet access services to the MDU market. OpTel's integrated service offerings are available either individually or in bundled packages, providing the consumer with added choice and convenience.

STRATEGY

     OpTel's goal is to become the nation's largest integrated communications provider for Large MDUs. In order to achieve this objective, OpTel has customized strategies to rapidly and cost effectively address its markets, deploy its networks and offer an integrated service package supported by superior customer service. The following highlights key elements of OpTel's growth and operating strategies:

     Provide an Integrated Service Offering. In order to establish the broadest possible relationship with its subscribers, OpTel offers an integrated package of communications services at competitive rates. OpTel's service offerings include: (i) basic and premium tier cable television services, which the Company can customize on a sub-market basis to meet local preferences; (ii) a full featured switched local and long distance telephone offering; (iii) high speed Internet access via cable modem with downstream transmission speeds of up to 1.5 MB per second, which is delivered through a venture with an independent ISP; and
(iv) where market conditions justify, an additional tier of DBS programming from EchoStar that includes over 300 channels of digital video and audio programming. The Company believes its integrated service offering will capitalize on MDU residents' preference for a single source provider of communications services, enhancing OpTel's ability to attract and retain subscribers.

     Continue to Rapidly Expand Subscriber Base. The Company intends to rapidly expand its subscriber base by: (i) securing additional Rights of Entry from MDU owners through the use of its experienced and growing sales force and (ii) increasing penetration and cross-selling additional services to existing subscribers in MDUs where the Company has Rights of Entry through the use of marketing and incentive programs. The Company will continue to market its Rights of Entry on a business to business basis to local, regional and national MDU owners, including REITs. The Company's strategy to promote subscriber growth includes having MDU leasing agents provide an effective point of sale including at the time MDU residents initially secure their leases. As an additional strategy to drive growth, the Company will directly market local and long distance telephone services to tenants residing in MDUs not covered by Rights of Entry but who can be served by collocating telecommunications network facilities at certain ILEC end offices and leasing unbundled transport network from that ILEC. The Company believes that its ability to directly market services to MDU residents will drive Rights of Entry with owners who will want to share in OpTel's success. When it has secured a Right of Entry and a sufficient subscriber base at an MDU, the Company intends to bring its own network transport facilities to the MDU and discontinue collocation services in order to increase operating margins.

     Deploy Cost Effective Networks. OpTel's networks are specifically designed to provide services to MDUs. OpTel's advanced proprietary network infrastructure utilizes a combination of point-to-point microwave transmission equipment and fiber optic cable to efficiently deliver the Company's various services to MDU residents. A substantial portion of the Company's network cost to serve an MDU is related to the infrastructure specific to that MDU and is invested only after the Company and the MDU owner have entered into a long-term Right of Entry. The Company plans to interconnect its microwave network hubs to provide a redundant ring architecture for telecommunications and to permit the future transport of digital video programming and Internet traffic from a single source within a market. The Company intends to expand its use of central office switches in order to improve cost efficiencies and enhance its local service offering. The Company expects to serve substantially all of its major markets with its own central office switches by the end of calendar 2000. As a licensed CLEC in each of its major markets, the Company also intends to collocate facilities and lease ILEC transport in order to offer telecommunications services in advance of installing network transport facilities from its switch to the subscriber. Over time, OpTel believes substantially all telecommunications services to MDUs serviced under Rights of Entry will be migrated from ILEC leased transport network to its own network facilities.

     Provide Superior Customer Service. The Company believes that an important success factor for competitive service providers will be to ensure superior customer service. Accordingly, the Company has focused on implementing, provisioning and servicing practices designed around the residential MDU customer. The Company has a national customer service center staffed with knowledgeable representatives to address the needs of residents 24-hours-a-day, seven-days-a-week and dedicated local service teams, trained to support all of the Company's service offerings, that provide prompt installation and response to customer service calls. The Company also has service center staff dedicated to responding to calls from MDU owners and their leasing agents. Because the Company believes that the best way to control the quality and consistency of technical and field services is to train and supervise the service technicians, the Company relies primarily on its own personnel to perform these functions and dedicates individual technical service teams to a few proximate MDUs.

     Pursue Selective Acquisitions and Strategic Relationships. OpTel began operations in April 1993 with a strategy of consolidating the then fragmented private cable television, or non-franchise cable television, industry serving MDUs. Since May 1996, the Company has completed and successfully integrated six acquisitions of MDU oriented video providers representing approximately 700 MDUs served and 103,000 subscribers. The Company intends to continue to seek acquisition opportunities in order to capitalize on economies of scale, expand its subscriber base, provide a client base to cross-sell its other services and decrease the time to market. The Company delivers high speed Internet access services through a strategic relationship with an ISP that specializes in delivering broadband Internet connectivity and content to MDUs. In addition, the Company has entered into a strategic relationship with EchoStar for the delivery of an additional tier of DBS programming and will continue to evaluate other strategic alliances.

MARKETS

     Historically, the Company's strategy has been to enter markets either through the acquisition of private cable television operators serving the target market or by entering into Rights of Entry with a major MDU owner in the market. Upon acquisition of an operator, the Company historically has begun the process of upgrading the acquired systems by converting MDUs from SMATV technology to the Company's microwave or, in Houston, fiber optic networks, adding additional programming and improving customer service. In addition, the Company has been able to achieve cost efficiencies by consolidating acquired operations into its existing organization. The Company's strategy for deploying telecommunications services in its markets is through developing network infrastructure which utilizes, to the extent possible, elements of the Company's existing video distribution network. See "-- Network Architecture."

     The following table sets forth, as of February 28, 1999 the markets where OpTel currently operates and, for each such market, certain additional information including the date the Company launched, or intends to launch, its central office switched telecommunications service offering. The timing and order of the launch of central office switched telecommunications services in each of the Company's markets may vary and will depend on a number of factors, and no assurance can be given the Company will launch such services in each of its markets.

                                    NUMBER OF
                                     UNITS IN                                                   UNITS UNDER
                       NUMBER OF       MDUS       UNITS UNDER                     CABLE        CONTRACT FOR           TELE-
                       UNITS IN     WITH OVER      CONTRACT     UNITS PASSED   TELEVISION          TELE-          COMMUNICATIONS
LOCATION               MARKET(1)   150 UNITS(2)    FOR CABLE    FOR CABLE(3)   SUBSCRIBERS   COMMUNICATIONS(4)   LINES IN SERVICE
--------               ---------   ------------   -----------   ------------   -----------   -----------------   ----------------
Houston..............   363,000       315,000       144,565       138,113         65,231           30,926              5,059
Dallas-Fort Worth....   486,000       405,000        62,207        52,577         25,531           26,198              4,289
Los Angeles..........   730,000       295,000        27,815        20,634         13,467            9,202                 93
Phoenix..............   219,000       155,000        26,359        25,848         10,119            3,326                368
San Francisco........   410,000       246,000        25,724        23,930         16,138            5,046                 70
Denver...............   142,000       106,000        19,402        19,009         10,661            7,031                298
San Diego............   504,000       304,000        24,051        23,348         14,031            4,998                943
Miami-Ft.               234,000       225,000        27,825        25,079         19,530            8,343                165
  Lauderdale.........
Chicago..............   417,000       342,000        30,552        29,933         18,726            3,109                 90
Atlanta..............   285,000       233,000        11,084        10,530          6,116            1,291                132
Orlando-Tampa........   240,000       205,000        18,372        17,231         10,339            2,494                286
Other markets(5).....        --            --        17,782        15,368          8,134            5,145              1,436
                       ---------    ---------       -------       -------        -------          -------             ------
        Total........  4,030,000    2,831,000       435,738       401,600        218,023          107,109             13,229
                       =========    =========       =======       =======        =======          =======             ======


                           EXPECTED
                        CLEC SERVICES
LOCATION                 LAUNCH DATE
--------               ----------------
Houston..............  In service
Dallas-Fort Worth....  In service
Los Angeles..........  3rd Quarter 1999
Phoenix..............  3rd Quarter 1999
San Francisco........  3rd Quarter 1999
Denver...............  4th Quarter 1999
San Diego............  Fiscal 2000
Miami-Ft.              Fiscal 2000
  Lauderdale.........
Chicago..............  Fiscal 2000
Atlanta..............  Fiscal 2001
Orlando-Tampa........  Fiscal 2001
Other markets(5).....
        Total........


---------------

(1) Represents rental units in MDUs and is based on March 25, 1998 information published by industry sources. The number of units does not include condominiums. According to 1990 U.S. Census Bureau data there were 1.8 million dwelling units in condominiums in the Company's markets.

(2) Represents rental units in MDUs with more than 150 dwelling units in the United States and is based on March 25, 1998 information published by industry sources. The number of units in MDUs with greater than 150 units does not include condominiums.

(3) Units passed represents the number of units to which the Company has connected its cable television systems.


(4) The Company has connected telecommunications infrastructure at only 47,462 of the units under contract for telecommunications.



(5) Other markets include Austin, Texas; Las Vegas, Nevada; Indianapolis, Indiana; and greater Washington, D.C.


     The Company installed its first central office switches in the Houston and Dallas-Fort Worth markets and currently offers switched access local exchange services to most of its telecommunications customers in these markets. As of February 28, 1999, the Company had 57,124 units under contract for telecommunications in Houston and Dallas-Fort Worth. The Company intends to progressively commence full scale marketing of local exchange based telecommunications services in substantially all of its major markets by the end of calendar 2000. The Company is licensed as a CLEC in all of its major markets and has completed or is negotiating interconnection agreements with the principal ILECs in each of these markets. The Company commenced offering high speed Internet access at select MDUs in Houston, Dallas-Fort Worth and San Francisco in January 1999, and intends to introduce its high speed Internet access services in substantially all of its major markets over the next 12 months.

SERVICES

     OpTel provides a wide range of voice, video and Internet access services, both individually and as integrated service offerings.

     Voice. OpTel's telephone Rights of Entry generally provide that the MDU owner will market exclusively OpTel's local telephone services to MDU residents. In the markets where it has central office switches, OpTel offers local exchange telephone service, including standard dial tone access and substantially all other feature groups provided by the ILEC. OpTel offers a wide range of value-added services, including call forwarding, call waiting, caller identification, conference calling, speed dial, calling card, 800-numbers and voice mail. OpTel generally prices its local telephone offering at a discount to the ILEC rates in each of its serviced markets. OpTel also provides long distance services, including outbound, inbound and calling card services, through a resale arrangement with a large national interexchange carrier. OpTel contracts or plans to contract for other ancillary services, including operator service, directory listings and emergency 911 service and, in certain markets, transport, from the local ILEC and other service providers.

     The Company currently provides telephone service under two regulatory frameworks. In Houston and Dallas-Fort Worth, the Company provides telephone services as a CLEC through Company owned central office switches. In other markets, and to a limited extent in Houston and Dallas-Fort Worth, OpTel provides telephone services as an STS provider. The Company intends to convert a substantial portion of its STS telephone operations to CLEC operations and to provide switched access local exchange services to a substantial portion of its telephone customers by the end of calendar 2000.

     Video. OpTel offers its subscribers a full range of popular cable television programming at competitive prices. The Company's networks are capable of delivering up to 72 uncompressed analog channels of programming. The Company offers various programming packages to its cable television subscribers. The Company's basic video programming package provides extensive channel selection featuring all major cable and broadcast networks. The Company's premium video programming package features uninterrupted, full-length motion pictures, sporting events, concerts and other entertainment programming and includes HBO, Cinemax, Showtime and The Movie Channel, as well as supplementary channels such as HBO 2, HBO 3 and Cinemax 2. Premium services are offered individually or in discounted packages with basic or other services. Certain of the Company's systems are capable of offering movies, sporting events, concerts and other special events on a pay-per-view basis.

     In addition, the programming selections available at an MDU served by the Company's microwave networks can be tailored on a sub-market basis to meet local preferences and, unlike franchise cable television systems which may be required to carry all local broadcast channels and public access channels, the Company's microwave networks can utilize all of their available channels to provide popular entertainment, news and information programming.

     The Company's programming packages are generally competitively priced compared to similar packages offered by the incumbent franchise cable television operator.

     To enhance its video programming offerings, the Company has made arrangements with a distributor of DBS programming services providing for the Company's receipt of programming via DBS technology and the insertion of that programming into its analog lineup ("DBS Transport Right"). The Company currently uses the DBS Transport Right on a limited basis to service MDUs in its San Francisco and Miami-Ft. Lauderdale markets using a single, standard DBS receiving antenna at each serviced MDU. The DBS signal is received in digital form, converted at the MDU receiver site to analog form and distributed over the existing coaxial cable to the subscriber's unit. The DBS Transport Right permits the Company to provide basic programming or to supplement the Company's other programming services.

       DBS Services. To augment its own video programming offerings, the Company has entered into an agreement with EchoStar that provides OpTel with the right to order and receive, on behalf of OpTel's MDU customers, EchoStar's DISH Network DBS programming. At MDUs where the Company decides to offer this service, its basic and expanded basic cable customers will be able to select any one or more of DISH Network's programming services or packages as additional tiers. DISH Network's digital service offers CD-quality audio and high-quality video channels providing over 300 programming services consisting of local, national and international video and music entertainment. To receive and distribute DISH Network's programming at a particular MDU, the Company will install on the property one or more DBS receiving antennae and signal distribution equipment. The Company will then distribute DISH Network's DBS services in digital format to MDU customers through the Company's on-property cable distribution network. The Company's agreement with EchoStar has an initial term ending December 31, 2001.

     High-Speed Internet Access. OpTel has recently initiated a cable modem based high-speed Internet access service in its Houston, Dallas-Fort Worth, San Francisco and Denver markets in conjunction with I(3)S, an ISP that specializes in delivering broadband Internet connectivity and content to MDUs. The Company and I(3)S have a strategic alliance to provide high-speed Internet services in the Company's major markets. The

Company intends to roll out its high speed Internet access service in substantially all of its major markets over the next 12 months.

     The Company expects to offer customers a choice of transmission speeds ranging from approximately 64 kilobits ("KB") per second (normal dial-up Internet speed is typically 28.8 KB per second) to 1.5 megabits ("MB") per second. Internet connections providing transmission speeds greater than 128 KB per second are generally referred to as "high-speed." The transmission speeds of the services that the Company intends to offer will greatly exceed the speed of services typically offered by ILECs and compare favorably to Integrated Services Digital Network ("ISDN") and to digital subscriber line ("DSL") services that might be offered by competitors.

     OpTel initially will connect each property to the ISP's point of presence using OpTel's microwave transport or its owned or leased local loop transport. At each property, the data stream will be carried to the subscriber's unit via the property's existing coaxial cable distribution wiring. The subscriber will connect a personal computer to the high-speed Internet service using software provided by the ISP and the subscriber's cable modem which will be connected to a standard cable television outlet.

     Optel intends to explore the possibility of providing dial-up Internet access services in addition to its current high-speed Internet access services. The Company is also evaluating offering a DSL high speed Internet access service. If offered, such services may be bundled with other services or offered on a stand-alone basis.

NETWORK ARCHITECTURE

     The Company's strategy is to deliver its service offerings through integrated networks. The diagram below depicts the configuration of a typical microwave network used by the Company to deliver cable television, telecommunications and high speed Internet access services.
                                    DIAGRAM

     The Company uses a combination of point-to-point microwave transmission equipment and fiber optic cable in order to offer a single source for video, voice telecommunications and eventually high speed Internet access services. As of February 28, 1999, the Company had 56 microwave networks in service (consisting of over 650 microwave paths) in eleven metropolitan areas, and, in Houston, three fiber optic networks, covering over 400 route miles. In order to integrate service offerings, the Company actively adds properties it services within existing network coverage to its networks and seeks to cost effectively develop new networks to cover MDU clusters serviced by the Company in new or expanded markets.

     To maximize network coverage of its microwave networks, the Company establishes hubs designed to service MDU clusters (each a "Network Hub"). Network Hubs usually are located on rooftops or towers. The network is extended from the Network Hubs to the serviced MDUs via point-to-point microwave using 18GHz for video, 23 GHz for telephone and, in certain markets, 12GHz for video. Each Network Hub includes equipment to receive and transmit the Company's video programming. The signal is transmitted to a receiving dish at the MDU which must be within the line of site of the Network Hub or a repeater site. To ensure transmission quality, the Company limits the radius of each microwave link to between four and ten miles, depending on topographic and climatic conditions. Within the MDUs it serves, the Company distributes video programming and Internet services via conventional coaxial cable. The on-property network uses a combination of traps (electronic filtering devices), addressable decoder-converter boxes and interdiction.

     OpTel's network design is digital capable. All voice traffic over OpTel's networks is digitally encoded. The networks will facilitate digital compression for video signal when economical and required by the marketplace. If OpTel is required to carry digital broadcast programming (e.g., HDTV), then the networks may be upgraded to transmit such programming without material architectural change.


     The Company transports video programming to MDUs which are not yet on the Company's networks by receiving video programming at a self-contained SMATV head end located at the MDU. The Company intends to convert the majority of its SMATV systems to microwave or fiber optic networks by the end of calendar 2000.


     To roll out its central office switched voice telecommunications offering in areas covered by its microwave networks, the Company will link certain of its Network Hubs to both the central office switch and other Network Hubs to form a network backbone. When fully deployed in a market, this network backbone will utilize either of 6GHz or 11GHz microwave or fiber optic transmission capacity to form synchronous optical network ("SONET") self-healing rings that provide high speed redundant connections for the delivery of voice traffic. Where it uses fiber, the Company either will install its own fiber optic facilities or on a limited basis will lease fiber from other providers. Voice traffic will be delivered from a Network Hub to a serviced MDU over 23GHz microwave links. The 23GHz microwave links will use the same microwave transmission equipment that is used to relay video signal. Voice traffic is delivered to the individual unit using a traditional copper wire twisted pair. The Company has commenced offering network based central office switched telecommunication services in Houston over its fiber optic networks and in Dallas-Fort Worth over its microwave networks.

     The Company has chosen the 5ESS-2000 digital switch manufactured by Lucent Technologies Inc. ("Lucent"). Unlike traditional long distance or local switches, the Lucent switch enables the Company to provide local and long distance services from a single platform. This uniform and advanced switch platform enables the Company to (i) deploy features and functions quickly in all of its networks, (ii) expand switch capacity in a cost effective manner and
(iii) lower maintenance costs through reduced training and spare part requirements. The Company expects to continue to deploy Lucent switches to provide a consistent technology platform throughout its network. The Company will use its networks to aggregate MDU long distance and local traffic at its central office switch. Prior to or in lieu of establishing a microwave link for telecommunications services, the Company may lease transport (T-1 service) from another facilities based carrier. As an initial entry strategy in certain markets, the Company may lease telecommunication switch capacity in certain markets from third-party providers in order to accelerate the roll out of telephone services and to migrate telecommunications services to its own switch over time. OpTel has entered into an agreement with a national CLEC, pursuant to which OpTel may purchase local telephone service and local loop elements. During any time period and in any market that the Company is purchasing such services from the CLEC, the CLEC has the exclusive right to provide OpTel with these services. OpTel is required to maintain each service ordered for a 24-month minimum period. The Company has not yet used the services of the CLEC in any market.

     The Company intends to continue to develop and utilize its own networks to deliver its service offerings. The Company also plans to collocate network facilities for telecommunication services in selected ILEC end offices in certain of its markets. Through collocation, the Company will lease the ILEC's transport network on an unbundled basis to initially reach a subscriber. The Company believes collocation will decrease the time required to provide telephone services to a subscriber, increase the Company's addressable market by providing a cost effective means of servicing smaller MDUs and, over time, promote new Rights of Entry. The Company will select the ILEC end offices in which it will collocate based upon MDU concentration. When it has secured a Right of Entry and a sufficient subscriber base at an MDU, the Company intends to bring its own network transport facilities to the MDU and discontinue collocation services in order to increase operating margins.

     In areas where the Company offers telecommunications services but where it has not yet migrated to its networked central office switch architecture, a PBX switch is installed at the MDU and traffic from the MDU is transported via leased trunk lines to the LEC's central office. From the LEC's central office, local calls are routed through the LEC's network. The Company intends to convert all of its PBX serviced properties to its central office switched telecommunications offering.

     OpTel has contracted with a third party to monitor its central office switches and certain network elements connected to those switches. In 1999, OpTel will establish a Network Operations Center to internalize the functions now provided by the third party and to enhance monitoring, control and maintenance of its networks. OpTel's Network Operational Center will be located at its Dallas headquarters and will be staffed 24-hours-a-day, seven-days-a-week. The Network Operations Center will monitor and manage OpTel's central office telephone switches, PBX switches and certain additional elements of its telecommunications and cable television networks.

SALES AND MARKETING

     A critical aspect of the Company's sales and marketing efforts is the development of strategic contractual relationships with MDU owners. These relationships encourage the owners to promote and sell the Company's cable television and telecommunications services to MDU residents. The Company intends to grow its business by negotiating additional Rights of Entry to serve MDUs currently served by other providers and newly-constructed MDUs, by acquiring other existing operators that serve MDUs, as appropriate, and by providing MDUs it currently serves for cable television with additional services, such as telephone and Internet access. As an additional strategy to drive growth, the Company will directly market local and long distance telephone services to tenants residing in MDUs not covered by Rights of Entry but who can be served by collocating telecommunications network facilities at certain ILEC end offices and leasing unbundled transport network from that ILEC. The Company believes that its ability to directly market services to MDU residents will drive Rights of Entry with owners who will want to share in OpTel's success.

     The Company tailors its sales and marketing efforts to two different constituencies: (i) owners of MDUs and their agents and (ii) residents at MDUs for which the Company has obtained Rights of Entry. Each constituency is served by a separate sales and marketing team.

  Sales to MDU Owners

     The Company maintains a full-time professional sales force dedicated to securing Rights of Entry from owners of MDUs. Many of the Company's sales representatives have previous experience in commercial real estate sales and leasing. The Company has developed an incentive compensation plan for sales personnel which the Company believes encourages sales personnel to target MDUs with more favorable demographic characteristics.

     Promotion of sales to local MDU owners is conducted primarily by (i) using established relationships with property developers, owners and management companies, (ii) direct mail and direct sales campaigns to owners and apartment managers, (iii) canvassing MDU owners with properties within the coverage of the Company's existing and planned networks and (iv) attending and participating in trade shows, conventions and seminars targeted to the MDU industry. In addition, the Company markets to owners of large multiregional portfolios of MDUs. When marketing to MDU owners, the Company emphasizes the following competitive advantages:


     New Revenue Source for MDU Owner. An MDU owner who enters into Rights of Entry with the Company generally receives a percentage of the revenue generated by the MDU. The revenue sharing percentages generally range between six and ten percent of such revenue, are often scaled based on penetration and are fixed over the term of the Right of Entry. The Company may from time to time pay up-front "key-money" in lieu of or in combination with revenue participation. While some franchise cable television operators and ILECs now offer revenue sharing and access fee arrangements to some MDU owners, it is the Company's experience that neither the ILECs nor the incumbent franchise cable television operators are willing to offer broad-based, revenue-based incentive compensation to MDU owners.

     Property Enhancements. The Company often installs a package of telecommunications and security enhancements at the MDUs it serves, at a nominal cost or at no cost to the MDU owner. For example, the Company can install a monitoring camera at the main entrance that permits MDU residents to identify guests by tuning their television set to the building's security channel. In addition, the Company often provides a dedicated information channel that permits the building's management to send messages to the MDU residents over the private cable television system. These enhancements are relatively inexpensive for the Company to provide and can be important to MDU owners and property managers.

     New Marketing Tool and Amenity to Rent Apartments. The principal concern of an MDU owner is to rent apartments. The Company believes that its services and property enhancements can serve as an important marketing tool for owners to attract prospective tenants because its services are generally provided at a price competitive with those charged by the franchise cable operator and lower than those charged by the ILEC and long distance carriers. The Company works with on-site managers to emphasize the benefits of the Company's services and the added value and convenience provided by the Company. The Company also maintains direct lines to facilitate rapid response to customer support calls initiated by MDU owners and managers.

  Marketing to MDU Residents

     Once an MDU owner executes a Right of Entry, the Company aggressively markets its services to actual and potential subscribers within the MDU in order to increase penetration rates for basic and additional services. The Company believes that its best opportunity for a sale arises when a resident first signs a lease and takes occupancy in an MDU. Accordingly, the Company believes that during the first few years after it activates cable television or telecommunications services at an MDU it benefits from the high rate of MDU resident turnover. The Company has developed orientation and incentive programs for on-site property managers and leasing agents, with the objective of enlisting them as the Company's subscriber sales force. In addition, the Company markets to residents of MDUs covered by Rights of Entry through (i) direct mail and direct sales campaigns, (ii) special promotions and sign-up parties, (iii) establishment of a physical presence at a building and (iv) distribution of point-of-sale marketing materials. The Company intends to market telephone services to residents of MDUs not covered by Rights of Entry but that can be serviced using the Company's collocation strategy by (i) direct mail and direct sales campaigns, including telemarketing, and (ii) where the MDU owner permits, through on property sales activities similar to those described above. The Company stresses the following themes when marketing its services to MDU tenants:

     Simplicity and Convenience. In general, a subscriber can order any of the Company's services offered at that MDU through the MDU's leasing agent at the time of lease signing. In addition, in certain of its markets, the Company is able to provide one-stop shopping for both cable television and telecommunications services.

     Competitive Pricing. The Company believes it offers a competitive telecommunications offering and cable television channel line-up (often including pay-per-view and premium services) at prices that are generally competitive with those charged by the ILEC and local franchise cable television operator. Upon introduction of its integrated billing system, the Company plans to offer pricing incentives to purchase more than one service from OpTel.

     Competitive Video Offering. The Company's analog video programming offering at an MDU is generally competitive with or superior to the analog offering of the local franchise operator in that market. In addition, the programming selections available at an MDU served by the Company's microwave networks can be tailored on a sub-market basis to meet local preferences and, unlike franchise cable television systems which may be required to carry all local broadcast channels and public access channels, the Company's microwave networks can utilize all of their available channels to provide popular programming. The Company believes that its additional tier of DBS programming will be superior to the current or announced offerings of the franchise cable television operator in each of its markets.

     Better Service and Quality. The Company is upgrading its networks and support systems to ensure continued reliable, high quality delivery of a range of cable television and telecommunications services and expanding its offerings to encompass a broad range of value-added telecommunications services. The Company is committed to providing excellent customer service. The Company believes the most effective means of attracting and retaining MDU owners and subscribers is by providing high quality subscriber service, including: (i) maintaining a 24-hour-a-day, seven-day-a-week subscriber telephone support, (ii) com-puterized tracking of all incoming calls to minimize waiting times, (iii) service calls generally made the same day the subscriber indicates a service problem, (iv) scheduling flexible, seven-day-a-week installation and service appointments, (v) placing follow-up calls and on-site inspections to verify subscriber satisfaction and (vi) completing 80% of installations completed within three business days of receiving the initial installation request, often within 24 hours. The Company also uses focus groups and subscriber surveys to monitor subscriber satisfaction.

STRATEGIC RELATIONSHIPS WITH MDU OWNERS

     A critical aspect of the Company's growth strategy is the development of strategic relationships with owners of MDU portfolios. These relationships encourage the MDU owner (which may be an ownership association) to promote and sell the Company's cable television and telecommunications services to MDU residents.

     The Company solicits and negotiates Rights of Entry with owners of national, regional and local portfolios of MDUs. The Company's Rights of Entry typically have original terms of ten to fifteen years (five years for Rights of Entry with condominium associations). The weighted average unexpired term of the Company's Rights of Entry was approximately eight and one half years as of February 28, 1999 (assuming the Company's exercise of available renewal options).

     Many Rights of Entry provide MDU owners with financial incentives to work closely with the Company to promote its products and services. Financial incentives may include revenue sharing or payment of up-front inducements to MDU owners. In addition, the Company believes that the delivery of special services tailored to MDU owners and residents provides marketing advantages to the MDU owner in leasing its units. A substantial majority of the Company's Rights of Entry were acquired through various acquisitions and, as a result, have not always contained all of the foregoing terms and provisions.

     The long-term Rights of Entry negotiated with MDU owners effectively make the Company the exclusive multichannel television provider, leaving MDU residents with the option of receiving multichannel television from the Company or receiving off-air programming from local broadcasters. Rights of Entry covering telecommunications include an undertaking by the MDU owner to promote OpTel as the preferred provider of telecommunications services within the MDU. The Company believes that the development of strategic relationships with MDU owners will enable the Company to maintain its preferred competitive position even if the exclusivity of the Rights of Entry becomes limited by future developments. However, legal and regulatory limitations on exclusivity could adversely affect the Company's ability to form new strategic relationships with MDU owners and could increase the capital costs associated therewith. See "Risk Factors -- Risks Associated with Rights of Entry" and
"-- Regulation -- Telecommunications Regulation -- Competitive Local Exchange Carrier Regulation."

COMPETITION

     Substantially all markets for voice, video and Internet services are highly competitive and the Company expects that competition will intensify. In each of its markets, the Company faces significant competition from larger companies with greater access to capital, technology and other competitive resources. The Company's switched local exchange services compete with the ILEC, STS providers, CLECs and CAPs and will compete with long distance telephone companies, franchise cable television operators and Internet protocol telephone services as they begin to enter the local telephone business. The Company's long distance services compete with established IXCs and resellers and long distance Internet protocol telephone services. In addition, recent telecommunications offerings, including PCS, and future offerings may increase competition in the telecommunications industry. The Company's private cable television services compete with incumbent franchise cable television operators as well as wireless cable television operators, other private cable television operators, DBS operators and stand-alone satellite service providers.

     Recent and future legislative, regulatory and technological developments likely will result in additional competition in each of the markets in which the Company competes. Moreover, mergers, joint ventures and alliances among franchise, wireless or private cable television operators, RBOCs and IXCs may result in providers capable of offering bundled cable television and telecommunications services in direct competition with the Company. For example, the recent merger of AT&T and TCI has resulted in the formation of a single large, well-financed ICP with which the Company may compete. Although certain technological and regulatory barriers remain, the proposed merger could have a substantial impact on the telecommunications and cable television markets.

     Although the Company as a matter of course investigates new sources of programming and technologies that may increase its range of services, other larger and more diversified competitors may attract the targeted MDUs based on their increased menu of services. While the Company believes that the exclusivity provisions of its Rights of Entry provide it with competitive advantages, such advantages may be significantly diminished by technological and other developments beyond the control of the Company. In addition, technological developments may allow competitors of the Company to bypass property owners altogether and market their services directly to tenants of MDUs. See "Risk Factors -- Risks Associated with Rights of Entry" and "-- Competition."

     Certain of the Company's current and potential competitors are described below.

     ILECs. In each of its markets, OpTel faces, and expects to continue to face, significant competition for the local exchange services it offers from the ILECs, which currently dominate their local telephone markets. OpTel competes with the ILECs in its markets on the basis of product offerings (including the ability to offer integrated voice and video services), reliability, technology and customer service, as well as price.

     In addition, under the Telecom Act and ensuing federal and state regulatory initiatives, barriers to local exchange competition are being removed. The introduction of such competition also establishes the predicate for the incumbent RBOCs to provide in-region interexchange long distance services. The RBOCs are currently allowed to offer "incidental" long distance service in-region and to offer out-of-region long distance service. Once the RBOCs are allowed to offer in-region long distance services, they will also be in a position to offer single source local and long distance service similar to that offered by OpTel and proposed by the three largest IXCs (AT&T, MCI Worldcom and Sprint Corporation). The Company expects that the increased competition made possible by regulatory reform will result in certain pricing and margin pressures in the telecommunications services businesses. See "Risk
Factors -- Regulation" and "-- Regulation."

     OpTel has sought, and will continue to seek, to provide a full range of local voice services in competition with ILECs in its service areas. The Company expects to compete in this market by (i) establishing strategic relationships with MDU owners so as to allow the Company to market effectively to MDU residents, (ii) providing value added, enhanced services to MDU residents, (iii) bundling its telecommunications and cable television services, (iv) providing a high level of customer service and responsiveness, and (v) competitively pricing its products.

     The Telecom Act permits the ILECs and others to provide a wide variety of video services directly to subscribers in competition with OpTel. Various LECs currently provide video services within and outside their telephone service areas through a variety of distribution methods, including both the deployment of broadband wire facilities and the use of wireless transmission facilities. The Company cannot predict the likelihood of success of video service ventures by LECs or the impact on the Company of such competitive ventures.

     CLECs and Other Competitors. Other CLECs compete for local telephone services, although they have to date focused primarily on the market for corporate customers. In addition, potential competitors capable of offering private line and special access services also include other smaller long distance carriers, cable television companies, electric utilities, microwave carriers, wireless telephone system operators and private networks built by large end-users. However, OpTel believes that it will be among the first to offer an integrated package of voice, video and Internet access services to customers in MDUs.

     Incumbent Franchise Cable Systems. The Company's major competition for cable television Rights of Entry in each market comes from the incumbent franchise cable television operator. In certain markets serviced by the Company, franchise cable television operators now offer revenue sharing and access fee arrangements to MDU owners. There can be no assurance that these payments will not increase in the future as competition increases for access to the MDUs. Another basis of competition is the breadth of programming and range of services offered. The Company competes with franchise cable operators by (i) focusing exclusively on MDUs, (ii) sharing profits with MDU owners, (iii) providing an integrated product offering that to an increasing extent in the future will include Internet services, (iv) offering customized programming and (v) charging lower cable and local telephone rates to subscribers.

     Wireless Cable. Wireless cable systems are similar to the Company's 18GHz and 12GHz networks in that they use microwave transmitting and receiving equipment. Wireless cable systems differ from 18GHz and 12GHz systems in that
(i) they "broadcast" their video programming directly to individual subscribers and generally not to an MDU's receiver (ii) their systems transmit in an omni-directional manner, which allows them to provide service to all households within a wireless operator's "line-of-sight," and (iii) wireless cable systems may include subscriber-to-hub transmission capabilities, which would allow them to provide interactive and telecommunication services. Historically, wireless operators have had difficulty acquiring or leasing the critical mass of channels required to offer a competitive programming lineup.

     Local Multipoint Distribution Service. The FCC has issued rules reallocating the 28GHz band to create a new local exchange and video programming delivery service referred to as local multipoint distribution service ("LMDS"). LMDS systems, like wireless cable systems, will use point-to-multipoint microwave distribution. Unlike wireless cable systems, however, LMDS systems will be able to provide channel capacity equal or greater to that of most cable systems, including the Company's cable systems. In addition, LMDS systems may include subscriber-to-hub transmission capabilities, which would allow them to provide interactive and telecommunication services. In March 1998, the FCC completed its auction of LMDS licenses. So far, however, there has been no significant commercial deployment of LMDS systems in the Company's serviced markets.

     SMATV Systems. The largest number of private cable companies are operators of SMATV systems. Like the Company, these SMATV operators offer a multichannel television service pursuant to Rights of Entry with MDU owners. Where the Company has introduced or will introduce 18GHz systems, the Company competes with SMATV systems on the basis of (i) larger channel offerings (typically SMATV offers 33 to 45 channels), (ii) the quality of its video programming delivery,
(iii) customer service and (iv) the perceived high price of SMATV relative to the programming package provided.

     Direct Broadcast Satellite. DBS systems involve the transmission of encoded video programming direct from a satellite to the home user without any intermediate processing or retransmission by a terrestrial operator. Although prices have been decreasing, DBS service typically requires the purchase of equipment and installation fees which are a significant cost to the subscriber. In addition, subscribers generally pay a monthly programming fee to receive DBS service, which can be lower than those charged by the Company before consideration of the equipment costs. However, the Company believes that it can effectively compete with DBS systems in the MDU marketplace for the following reasons. First, DBS line-of-sight problems are
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

significant (unless an entire MDU is connected to the service) because a DBS antenna must be pointed in the proper direction to receive video programming from the satellite. More importantly, DBS operators are generally not permitted to retransmit network or local broadcasting programming. Certain DBS operators have announced "MDU programs" which generally consist of either (i) paying commissions to a local satellite dish dealer who has, at its own expense, overbuilt an MDU or (ii) billing MDU owners for the service on a bulk basis. The Company's Rights of Entry currently prohibit an MDU owner from allowing a DBS system to be installed at the MDU subject to legal and regulatory limitations. See "-- Regulation -- Regulation of Cable Television -- Subscriber Access" for discussion of limits on the enforceability of restrictions on DBS antennae placement in MDU areas (such as apartment balconies or patios).

     Internet Services. The market for Internet access services is extremely competitive and highly fragmented. No significant barriers to entry exist, and competition in this market is expected to intensify as use of the Internet grows. The Company competes (or in the future may compete) directly or indirectly with (i) national and regional ISPs, (ii) national telecommunications companies, (iii) LECs, (iv) cable operators, and (v) nonprofit or educational ISPs. Some of these present or potential future competitors have or can be expected to have substantially greater market presence and financial, technical, marketing and other resources than the Company. Certain of the Company's online competitors have introduced unlimited access to the Internet and their proprietary content at flat rates, and certain of the LECs have also introduced competitive flat-rate pricing for unlimited access and have initiated in certain markets "always on" service such as DSL. There can be no assurance that competition will not lead to pricing pressures in the Internet business.

     Advances in communications technology as well as changes in the marketplace and the regulatory and legislative environment are constantly occurring. In addition, a continuing trend towards business combinations and alliances in the communications industry may also create significant new competitors to OpTel. The Company cannot predict whether competition from such developing and future technologies or from such future competitors will have a material impact on its operations. See "Risk Factors -- Competition."

REGULATION

     The telecommunications and multichannel television industries are subject to extensive regulation at the federal, state and local levels. The following summary does not purport to describe all present and proposed federal, state and local regulations and legislation relating to the telecommunications and multichannel television industries. Legislative and regulatory proposals under consideration from time to time by Congress and various federal agencies, as well as state and local franchise requirements, have in the past, and may in the future, materially affect the Company and the telecommunications and multichannel television industries. Additionally, many aspects of regulation at the federal, state and local levels currently are subject to judicial review or are the subject of administrative or legislative proposals to modify, repeal or adopt new laws and administrative regulations and policies. Neither the outcome of these proceedings nor their impact on the Company can be predicted at this time. The Company believes that it is in compliance in all material respects with all federal, state and local regulations applicable to it. In some instances, the Company has acquired businesses that did not comply with all regulations applicable to them and it undertook to remediate such matters as soon as practicable. See "Risk Factors -- Risks Associated with Acquisitions."

  TELECOMMUNICATIONS REGULATION

     The telecommunications services provided by the Company are subject to regulation by federal, state and local government agencies. As the Company implements its telecommunications strategy, which includes replacing many of its current PBX switches with networked central office switches, the Company will increasingly become regulated as a CLEC. The FCC has jurisdiction over interstate services and state regulatory commissions exercise jurisdiction over intrastate services. Additionally, local authorities may regulate limited aspects of the Company's business, such as the use of public rights-of-way. The following subsections summarize the local, state and federal regulations that pertain to the Company's current and projected telecommunications services.

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

     Competitive Local Exchange Carrier Regulation

     The FCC historically has left the regulation of the intrastate aspects of local exchange service to the states. It has, however, exercised its jurisdiction over interstate matters and jurisdictionally mixed matters respecting local telephone service. The Telecom Act expands the FCC's authority to regulate local exchange service, and there can be no assurance that the FCC will not exercise this authority aggressively.

     State regulation of local exchange service traditionally has favored the ILECs. The state laws have, with the exception of STS, generally prohibited competition in the local exchange services market. The Telecom Act expressly preempts such prohibitions. The Telecom Act declares that no state or local laws or regulations may prohibit or have the effect of prohibiting the ability of any entity to provide any interstate or intrastate telecommunications service. States may, however, impose "competitively neutral" requirements regarding universal service, public safety and welfare, service quality and consumer protection. Local authorities may also require reasonable, competitively neutral compensation for use of the public rights-of-way.

     For purposes of the Telecom Act, CLECs and ILECs are subject to the same basic set of requirements. However, certain additional obligations are imposed on ILECs, but not on CLECs. Although the Company does not believe that the regulatory burdens applicable to CLECs will have a material effect on its business, no assurance can be given at this time regarding the extent or impact of such regulation.

     The Telecom Act requires all carriers, both CLECs and ILECs, to interconnect with the facilities of other carriers, to resell their services, to provide number portability, to provide dialing parity, to afford access to their poles, ducts, conduits and rights-of-way and to establish reciprocal compensation for the transport and termination of other LECs' telephone traffic. All providers of telecommunications services are also subject to the Telecom Act's requirements that they contribute to state and federal universal service funds. ILECs are subject to certain additional requirements, such as a duty to negotiate interconnection agreements in good faith, to unbundle elements of their networks, to provide nondiscriminatory interconnection with their networks, to comply with specific resale obligations, to provide notice of changes to their networks and to allow collocation of other carriers' equipment on their premises. The Company is not, however, considered an ILEC in any state.

     The FCC and various state PUCs are in the process of defining the precise contours of the requirements that will govern local exchange service in the future. Although the Telecom Act sets forth certain standards, it also authorizes the states to adopt additional regulations provided that such regulations do not conflict with the federal standards. It is unclear at this time how the states will respond to the Telecom Act and what additional regulations they may adopt.

     The Supreme Court recently vacated the FCC's regulations regarding the UNEs that ILECs are required to make available to CLECs. Although the Court concluded that the FCC does have jurisdiction to establish certain national pricing standards for UNEs, it determined that the FCC had not applied an appropriate limiting principle in identifying the UNEs subject to its rules. Accordingly, the FCC will, on remand, again consider which network elements ILECs must unbundle and make available to CLECs.

     In its first implementing order, issued prior to the Supreme Court decision, the FCC identified as UNEs most network functionalities for which access is technically feasible. The FCC declined, however, to define any subloop elements as UNEs. As a result, ILECs often refuse to reconfigure their networks so that CLECs may access on-property distribution facilities at a single point on or near an MDU property. Accordingly, the Company has experienced, and can be expected to continue to experience, practical difficulties bringing its network-based telephone services to subscribers at some of the MDUs that it seeks to serve. Where the Company is not able to access on-property ILEC distribution facilities, it must either install duplicative distribution facilities on the MDU property or lease unbundled loops from an ILEC in order to reach individual subscribers within the MDU. Either of these alternatives may raise the cost of service or delay entry by the Company. If, on remand, the FCC identifies subloop distribution facilities as UNEs, as advocated by the Company, the Company would likely have increased access to subscribers at the properties that it serves.

     The Communications Act requires LECs to pay reciprocal compensation to other carriers for terminating their local traffic. A number of ILECs have taken the position that traffic terminated to an ISP is not local and that no reciprocal compensation payment by the originating carrier to the terminating carrier for such traffic therefore is required. The vast majority of states that have addressed the issue have rejected that argument and concluded that LECs are entitled to reciprocal compensation for terminating ISP-bound traffic. However, the FCC has determined that ISP-bound calls constitute interstate traffic for jurisdictional purposes and it is considering the adoption of a federal rule regarding the appropriate inter-carrier compensation for such traffic. There can be no assurance that traffic terminated to an ISP will not ultimately be held to be exempt from the reciprocal compensation requirements.

     It is not possible for the Company to predict the outcome of these or any other proceedings relating to the Telecom Act. Nonetheless, at this time it is clear that an increasing number of service providers will be seeking to compete as CLECs in the local exchange markets and that state and federal regulations will, to some extent, allow for such market entry. Although jurisdictional lines of authority and basic implementation issues are being determined by the FCC and the federal courts in accordance with the statutory provisions outlined above, several states already have begun the process of opening the local exchange market to competition.

     Most states require companies seeking to compete in intrastate telecommunications services to be certified to provide such services. These certifications generally require a showing that the carrier has the financial, managerial and technical resources to offer the proposed services consistent with the public interest. State regulation of telecommunications services may impose upon the Company additional regulatory burdens, including quality of service obligations and universal service contributions.

     The California Public Utilities Commission ("CPUC") recently issued a decision prohibiting any carrier from entering into an agreement or other arrangement with a MDU owner that has the effect of restricting access by other carriers to the property or affords other carriers with inferior access to the property. By way of example, the CPUC decision explains that an agreement that provides for the exclusive marketing of ILEC services to MDU tenants may be improper if the agreement has the effect of preventing other carriers from accessing, and providing service to, a MDU because of the building owner's financial incentives under the marketing agreement. Under the Company's Rights of Entry, the Company typically assumes ownership or management of the on-property telephone wiring and secures exclusive marketing arrangements with MDU management. The Company provides all other carriers with non-discriminatory and competitively-neutral access to the on-property wiring and believes that its Rights of Entry are consistent with the CPUC's decision. However, there can be no assurance that, if such Rights of Entry were challenged in a complaint brought by another carrier, the CPUC would not conclude otherwise.

     From time to time state legislative and regulatory proposals are introduced or considered in states where the Company operates which, if adopted, would limit the Company's ability to enter into exclusive marketing agreements for its telephone services. While the Company does not believe that these proposals have broad support, there can be no assurance as to the likelihood of their passage or adoption in any state.

     Shared Tenant Services

     The resale of STS is subject to the terms and conditions in the tariffs of the telecommunications company whose services it resells and to regulation by the states in which the Company resells such services. Historically, virtually all such telecommunications company tariffs flatly prohibited resale of local exchange service. However, in recent years several state legislatures and PUCs determined that resale of local exchange service is in the public interest and have directed telecommunications companies within their jurisdictions to allow for resale of local exchange service, opening the way for STS operations. Moreover, the Telecom Act requires such resale pursuant to interconnection agreements with the ILEC. In some states, PUCs have issued detailed regulations governing the provision of STS and other resale services. In other jurisdictions where no formal requirements have been adopted, most telecommunications companies have nonetheless modified their tariffs to provide for resale of local exchange services.

     The precise terms and conditions under which such resale services may be provided varies from state to state, and from LEC to LEC, and may include significant restrictions and limitations. These include: (i) a requirement to be certified by the state PUC, (ii) restrictions with respect to the location and ownership of MDUs to which STS service may be provided and the crossing of public rights-of-way by STS operator
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

facilities, (iii) regulations allowing telecommunications companies to apply different local service rate structures (e.g., measured use vs. flat rate) to STS providers and other subscribers, in some cases lessening or even eliminating efficiencies which might otherwise be realized through the use of the LECs' trunking facilities, (iv) regulations providing for LEC access or rights-of-way to directly service individual customers within an MDU and (v) in certain states, limits or prohibitions on resale of intrastate long distance and local service at a profit.

     None of the states in which the Company has significant operations has adopted regulations governing the provision of STS services. The California PUC has, however, adopted informal STS "guidelines." In addition, Florida requires providers of STS services to be certified to resell local exchange services. Other than the California "guidelines" and Florida's certification requirement, the Company may provide STS services in each of its major markets, subject only to individual telecommunications company tariff provisions. The tariffs of all major LECs serving these jurisdictions provide for resale of local exchange service pursuant to varying terms and conditions. Provision of STS service in these states in the future will be subject to any regulations that ultimately may be adopted by state authorities, and to changes in telephone company tariffs.

     Information Service Provider Regulation

     Information service providers, including Internet access providers, are largely unregulated at this time (apart from federal, state and local laws and regulations applicable to business in general). However, there can be no assurance that this business will not become subject to regulatory restraints. For instance, although the FCC has rejected proposals to impose additional costs and regulations on information service providers to the extent they use local exchange telephone network facilities, it has suggested that certain telephone-to-telephone services provided by information service providers using the Internet backbone may be reclassified as "telecommunications services" and subject to regulation as such. Any such change may affect demand for the Company's Internet related services.

     There also have been efforts at the federal and state level to impose taxes and other burdens on information service providers and to regulate content provided via the Internet and other information services. These efforts have not generally been upheld when challenged in court. Nonetheless, the Company expects that proposals of this nature will continue to be debated in Congress and state legislatures in the future. No assurance can be given that changes in current or future regulations adopted by the FCC or state regulators or other legislative or judicial initiatives relating to Internet services would not have a material adverse effect on OpTel. In addition, although there is a trend in the law away from ISP liability for content posted or published on the Internet, there can be no assurance that the Company's involvement in the provision of ISP services will not subject it to liability for acts performed by third parties using the Internet.

     Long Distance Resale Regulation

     Non-dominant IXCs, such as the Company, are subject to limited federal regulation. Nonetheless, carriers are required by statute to offer their services under rates, terms and conditions that are just, reasonable and not unreasonably discriminatory, and to file tariffs for their international and interexchange services. As a non-dominant carrier, the Company is permitted to make tariff filings on a single day's notice and without cost support to justify specific rates. The FCC generally does not exercise direct oversight over cost justification and the level of charges for service of non-dominant carriers, although it has the statutory power to do so. The FCC has jurisdiction to act upon complaints brought by third parties, or on the FCC's own motion, against a carrier for failure to comply with its statutory obligations.

  REGULATION OF CABLE TELEVISION

     Certain of the Company's networks are, for regulatory purposes, deemed to be "Cable Systems." To constitute a Cable System, a multichannel television system must use hard-wire or fiber optic cable that makes a tangible physical crossing or use of a public right-of-way. All Cable Systems are required to obtain a local franchise and are subject to state and local regulation as well as federal Cable System regulation, including rate regulation in certain circumstances. The Company's microwave and SMATV systems are not

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

considered Cable Systems and thus are not subject to local franchising requirements and are free from most Cable System regulation. The Company's Houston system, a portion of its Fort Worth system and certain other small systems are regulated as Cable Systems. However, the Company's Houston, Fort Worth and other small franchise cable television systems are exempt from federal rate regulation and the universal service obligation, even though they are Cable Systems, because they are subject to "effective competition" as discussed in greater detail below.

     Set forth below is a discussion of the principal laws and regulations governing the Company's private and franchise cable television operations.

     Federal "Cable System" Regulation. The regulations imposed on Cable Systems include requirements to (i) obtain a local franchise (which may require the franchisee to pay franchise fees to local governments of up to 5% of yearly gross revenues), (ii) delete certain programs from cablecasts, (iii) comply with certain customer service standards, (iv) retransmit certain broadcast television programming, (v) in most circumstances, conform subscriber service and equipment rates to applicable federal regulations, (vi) comply with FCC equal employment opportunity ("EEO") rules and policies, (vii) make available channels for leased-access programmers at rates that are to be calculated on a formula established by the FCC and (viii) offer customer service to all buildings passed by the network. In addition, rates for basic cable service on Cable Systems not subject to "effective competition" are regulated by local franchising authorities. The Company's networks that are Cable Systems are subject to these requirements, which impose regulatory costs and reduce the speed and flexibility with which the Company and its Cable System competitors can respond to competitive challenges from other video distribution technologies. The Company's Cable Systems, however, are exempt from rate regulation because they are, the Company believes, subject to "effective competition."

     Cable Systems are deemed to be subject to "effective competition" if any of: (i) fewer than 30% of the households in the franchise area subscribe to the service of the Cable System, (ii) the area is served by at least two unaffiliated multichannel television operators, both of which are able to provide service to at least 50% of the households in the franchise area, and the number of households actually subscribing to all but the largest multichannel television operator exceeds 15%, (iii) the local franchising authority itself offers multichannel television to at least 50% of the households in the franchise area, or (iv) a LEC or its affiliate offers multichannel television directly to subscribers by any means (other than direct-to-home satellite services) in the franchise area. No assurance can be given that the Company does not, or will not in the future, constitute "effective competition" to any franchise cable television operator with which it competes.

     Copyright Licensing. Cable Systems and private cable television systems are entitled to federal compulsory copyright licensing privileges. In order to obtain a compulsory copyright, such systems must make semi-annual payments to a copyright royalty pool administered by the Library of Congress. A compulsory copyright provides a blanket license to retransmit the programming carried on television broadcast stations. Non-broadcast programming, often referred to as cable channel programming, is not subject to the compulsory copyright license. The Company purchases this copyrighted programming from program suppliers (e.g., ESPN), which in turn obtain rights to the programming directly from the program copyright owner pursuant to a private negotiated agreement. Bills have been introduced in Congress over the past several years that would eliminate or modify the cable compulsory license. The need to negotiate with the copyright owners for each program carried on each broadcast station in the channel lineup could increase the cost of carrying broadcast signals or could impair the Company's ability to obtain programming.

     Must-Carry and Retransmission Consent. The Communications Act grants local television stations the right to elect either to force local Cable Systems to "carry" the television station free of charge (a "must carry" right) or to prohibit Cable Systems and private cable television systems from carrying the local television station (a "retransmission consent" right). Under the must-carry rules, a Cable System, subject to certain restrictions, generally must carry, upon request by the station and depending on the number of usable activated channels on the system, all commercial television stations with adequate signals that are licensed to the same market as the Cable System. Under the retransmission consent rules, Cable Systems and private cable television systems are precluded from carrying commercial broadcast stations that choose not to exercise their must-carry rights, all "distant" commercial broadcast stations (except for "superstations", i.e., commer-cial satellite-delivered independent stations such as WTBS), commercial radio stations and certain low-powered television stations, without obtaining those stations' explicit written consent for the retransmission of their programming. Retransmission consent agreements do not obviate a copyright license for the programming carried on the broadcaster's signal. However, Cable Systems and private cable television systems may obtain a compulsory copyright license for broadcast programming as described above. To date, the "must carry/retransmission consent" regulations have not had a significant impact on either the operations or profitability of the Company. Nonetheless, there can be no assurance that broadcasters, in some circumstances, will not withhold retransmission consent, require excessive compensation for that consent or impose onerous conditions thereon which could adversely affect the Company. Furthermore, it is unclear at this time the extent to which Cable Systems will be required to carry multiple signals of digital television broadcast stations or HDTV signals. The resolution of these must-carry issues may have a significant impact on the programming carried on the Company's systems.

     Elimination of the Telco-Cable Cross-Ownership Restriction. The Telecom Act repealed the LEC cable television cross-ownership restriction, which prohibited LECs from providing multichannel television directly to subscribers in their telephone service areas. This change may increase the level of competition in the multichannel television market. LECs now have several options for entering and competing in the multichannel television marketplace. LECs now may (i) provide video programming to subscribers through radio communications under Title III of the Communications Act, (ii) provide transmission of video programming on a common carrier basis under Title II of the Communications Act (i.e., provide a common carrier video platform), (iii) provide video programming as a Cable System under Title VI of the Communications Act (franchise cable) or
(iv) provide video programming by means of an "open video system." Open video systems are not required to comply with the full panoply of federal Cable System regulation, but they are subject to certain additional programming selection limitations. It is unclear at this time the extent to which any of these market entry options will be used by LECs.

     The Uniform Rate Requirement. Prior to enactment of the Telecom Act, the Communications Act generally provided that Cable Systems were required to have a rate structure for the provision of cable service that was uniform throughout its geographic area. The Telecom Act provides that this requirement is applicable only where "effective competition" is absent. Further, the Telecom Act exempts from the uniform rate requirement non-predatory bulk discounts offered to MDUs. Consequently, the franchise cable television operators with which the Company competes now have increased pricing flexibility with respect to MDU bulk discounts.

     Program Access. The program access provisions of the Communications Act were intended to eliminate unfair competitive practices and facilitate competition by providing competitive access to certain defined categories of programming. Generally, these restrictions are applicable to Cable System operators, satellite cable programming vendors in which a Cable System operator has an attributable interest and satellite broadcast programming vendors. The programming access provisions prohibit these entities from charging unfair, unreasonable or discriminatory prices for programming. Further, the programming access provisions prohibit most exclusive dealing arrangements pursuant to which Cable Systems obtain the exclusive right to distribute the subject programming within their franchise areas. Such exclusive distribution arrangements have been found to inhibit the ability of new entrants to compete in the multichannel television market. The prohibition on exclusive contracts, however, is scheduled to expire on October 5, 2002 unless the FCC determines, during a proceeding that is to be conducted in 2001, that the prohibition continues to be necessary to promote competition in the multichannel television market. The Telecom Act amended the program access provisions by adding that the provisions shall also apply to common carriers and their affiliates. Thus, telecommunications companies entering the market will find it more difficult to limit their competitors' access to programming.

     Subscriber Access. The FCC has initiated a notice of proposed rulemaking seeking comment on whether the FCC should adopt regulations restricting exclusive contracts. The FCC has indicated that it seeks to ensure a level competitive playing field in the emerging multichannel television market. One possibility raised by the FCC is the establishment of a federal mandatory access requirement or a limit on the duration of exclusive service agreements between MDU owners and video programming providers. Although it is open to question whether the FCC has statutory and constitutional authority to compel mandatory access or restrict exclusive agreements, there can be no assurance that it will not attempt to do so. Either such action would tend to undermine the exclusivity provisions of the Company's Rights of Entry with MDU owners. The FCC also has preempted certain state, local and private restrictions on over-the-air reception antennas placed on MDU properties, including rental properties and properties occupied by, but not within the exclusive control of the viewer. This limits the extent to which MDU owners and the Company may enforce certain aspects of the Company's Rights of Entry agreements which otherwise would prohibit, for example, placement of DBS receive antennae in MDU areas (such as apartment balconies or patios) under the exclusive occupancy of a renter.

     State and Local Cable System Regulation. Because Cable Systems use public rights-of-way, they are subject to state and local regulation, typically imposed through the franchising process. State and/or local officials often are involved in the franchisee selection, system design and construction, safety, consumer relations, billing and community-related programming and services among other matters. Cable Systems generally are operated pursuant to nonexclusive franchises, permits or licenses granted by a municipality or other state or local government entity. Franchises generally are granted for fixed terms and in many cases are terminable if the franchise operator fails to comply with material provisions of the franchise.

     Cable franchises typically contain provisions governing fees to be paid to the franchising authority, length of the franchise term, renewal, sale or transfer of the franchise, territory of the franchise, design and technical performance of the system, use and occupancy of public rights-of-way and types of cable services provided.

     Although federal law contains certain procedural safeguards to protect incumbent Cable Systems from arbitrary denials of franchise renewal, the renewal of a cable franchise cannot be assured unless the franchisee has met certain statutory standards. Moreover, even if a franchise is renewed, a franchising authority may impose new requirements, such as the upgrading of facilities and equipment or higher franchise fees. At least two states, Massachusetts and Connecticut, have adopted legislation subjecting Cable Systems to regulation by a centralized state government agency. There can be no assurance that other states will not similarly adopt state level regulation.

     The Company's Houston cable television franchise and its other limited cable television franchises are subject to state and local franchise laws. Moreover, although the Company's non-franchised private cable systems that use microwave distribution technologies are not subject to local franchise laws, state and local property tax and environmental laws are applicable to the Company's business. For example, the Company has to comply with local zoning laws and applicable covenants, conditions and restrictions when installing its antennae and other microwave equipment.

     In addition, a number of states have enacted mandatory access laws. Although such laws differ in some respects from state to state, state mandatory access laws generally require that, in exchange for just compensation, the owners of rental apartments (and, in some instances, the owners of condominiums and manufactured housing parks) must allow the local franchise cable television operator to have access to the property to install its equipment and provide cable service to residents of the MDU. Such state mandatory access laws effectively eliminate the ability of the property owner to enter into an exclusive Right of Entry with a provider of cable or other video programming services. In addition, Virginia has an anti-compensation statute that forbids an owner of an MDU from accepting compensation from whomever the owner permits to provide cable or other video programming services to the property. Such a statute limits the ability of a cable or other video programming provider to enter into an exclusive Right of Entry with an owner of an MDU because an owner usually is induced to enter an exclusive agreement through financial incentives. These statutes have been and are being challenged on constitutional grounds in various states.

     The Company does not have significant operations in any mandatory access state other than Florida (with respect to condominiums) and Illinois. When operating in Illinois, the Company generally enters into bulk sales agreements with MDU owners, whereby the MDU owner agrees to purchase cable television, at a discount, for each unit in the MDU and provides the service to the MDU resident as one of the amenities included in their rent.

  MICROWAVE AND PRIVATE CABLE REGULATION

     The Company uses microwave distribution networks, which typically operate in the 18GHz band, to interconnect individual private cable systems with each other and with head-end facilities. The FCC exercises jurisdiction over 18GHz microwave and other transport technologies using the radio frequency spectrum pursuant to Title III of the Communications Act, which vests authority in the FCC to regulate radio transmissions and to issue licenses for radio stations. The scope, content and meaning of existing laws, rules and regulations governing all microwave technologies are subject to legislative, judicial and administrative changes. There can be no assurance that future legislative or regulatory actions will not adversely affect the Company's ability to deliver video or telecommunications programming using the radio frequency spectrum or raise the cost of such delivery.

     The Company's microwave networks must comply with the FCC's licensing procedures and rules governing a licensee's operations. Application to use microwave "paths" and frequencies is made to the FCC and is subject to certain technical requirements and eligibility qualifications. After microwave paths are licensed to an applicant, the facilities must normally be constructed and fully operational within 18 months of the grant. The facilities must be built in strict accordance with the terms of the granted application. New licenses are valid for ten years from the date of grant, after which the licensee must apply to the FCC for license renewal. License renewal is not an automatic right, although it is routinely granted if the licensee is in substantial compliance with the FCC rules.

     Licensing procedures include (i) obtaining an engineering report confirming that the proposed path does not interfere with existing paths and (ii) filing with the FCC a statement of eligibility and use, a system diagram and a statement regarding compliance with the frequency coordination requirement. The entire licensing procedure requires approximately 120 days.

     The Company does not "own" the paths and frequencies granted by the FCC. Rather, the Company is merely licensed or permitted to "use" the frequencies. Moreover, the rights granted to the Company to use microwave frequencies are not to the complete exclusion of other potential licensees. First, the Company's rights only extend to the microwave paths identified in its application as connecting the various points in its network. Other microwave users are permitted to file applications and serve the same buildings as the Company (in so far as the microwave licensing is concerned), but they may not interfere with an incumbent user's licensed microwave paths. Second, the Company has no right to the airspace over which the programming is transmitted. Obstructions could be constructed in the line-of-sight of the microwave paths, precluding connection of the Network Hubs with the various reception points to be served. The microwave bands used by the Company also are authorized for use by other kinds of users, including non-video, point-to-point microwave, mobile communications and satellite transmissions. Although sharing these frequencies is technically feasible, it is possible that the Company will be unable to obtain licenses for frequency paths it desires, or that it will be able to use only a portion of the frequencies at certain locations because of pre-existing users.

     The Company anticipates that in the future it will use 6GHz, 11GHz and 23GHz microwave frequencies, which are available for both private or common carrier communications, to provide bi-directional telecommunications services. The Company also intends to use the 11 GHz frequencies for hub-to-hub transmission of video entertainment material. The FCC recently denied a request filed by the Company for waiver of the FCC rule that prohibits private microwave licensees from using the 11 GHz frequencies for the delivery of video entertainment materials to customers or for the final radio link to a private cable system. Although there can be no assurance, the Company does not believe that the denial will have an adverse impact on its proposed use of 11 GHz frequencies for hub-to-hub transport. The application and licensing procedures for authorizations to use the 6GHz, 11GHz and 23GHz frequencies are substantially the same as those described above. Although the Company expects that 6GHz, 11GHz and 23GHz frequencies will be available on its current paths and to meet its future needs, the Company has not commenced frequency coordination, and there can be no assurance that the Company will be able to obtain licenses for these frequencies on the paths it desires.

     The FCC, at the request of national defense agencies, restricted the use of 18GHz frequencies in the greater Denver and Washington, D.C. areas. This change has limited the Company's ability to use 18GHz microwave technologies in these two markets. The Company has, however, received assurances from the FCC that it will be permitted, subject to certain waiver and/or rulemaking procedures, to use 12GHz microwave as a medium to deliver multi-channel video programming and telecommunications services in Denver. The Company believes that 12GHz microwave paths are an acceptable substitute for 18GHz microwave paths and that the change will not materially adversely affect the Company's network plans in Denver. The 12GHz frequencies are not, however, generally available to private microwave licensees. Nonetheless, the Company has been granted a waiver by the FCC of the rule prohibiting the use of the 12 GHz band by private microwave licensees for the carriage of video programming material, and special temporary authority to use the 12 GHz frequencies, on selected paths in Denver. There can, however, be no assurance that 12 GHz paths will be available for the Company's future needs in Denver or the Washington, D.C. area.

     The FCC also has issued a Notice of Proposed Rulemaking seeking comment on a proposal to make terrestrial microwave systems secondary to satellite downlinks in 250 MHz of spectrum between 18.3 GHz and 18.55 GHz. The Company's 18 GHz networks currently use 440 MHz of spectrum in the frequencies between
18.140 GHz and 18.580 GHz. Under the proposal as originally released, terrestrial stations in existence or applied for as of September 18, 1998, would have been grandfathered as co-primary with satellite services in the 18.3-18.55 GHz band, but terrestrial systems for which applications were filed after that date would not have been permitted to cause harmful interference to satellite downlinks in the band. The Company, however, working in cooperation with the private cable industry, successfully petitioned the FCC to amend its grandfathering proposal. Under the new proposal, all terrestrial microwave stations operated in this band by private cable operators, such as those operated by the Company, that are constructed or for which an application has been filed by the date of the release of the order implementing the new rules, if such new rules are adopted, will be grandfathered as co-primary in the band. Further, in its order amending the grandfathering proposal, the FCC suggested that it would make every effort to preserve an appropriate spectrum allocation for private cable services such as those offered by the Company. Nonetheless, if terrestrial microwave systems ultimately are made secondary to satellite downlinks in the 18 GHz band, the Company's use of that band would be severely limited and there can be no assurance that the Company would be able to migrate its networks to alternative spectrum, or that such migration would not negatively affect the cost of the Company's systems.

     To reduce the Company's reliance on 18GHz microwave and to take advantage of superior propagation characteristics of lower frequency microwave transmissions, the Company has filed a petition for rulemaking that proposes FCC rule changes to allow the Company and other private microwave licensees to use 12GHz frequencies nationwide for the delivery of video programming materials. This band, which the Company has obtained limited authority to use in the Denver market, normally is not available for video distribution services by private microwave licensees. There can be no assurance that this proceeding will be resolved in a manner satisfactory to the Company. Further, the FCC has issued a Notice of Proposed Rulemaking seeking comment on rule changes that would permit increased use of both the 11 GHz and 12 GHz bands by satellite operators. There can be no assurance that the FCC will not adopt rules in this proceeding that would negatively affect the Company's proposed use of these bands.

     Radio frequency ("RF") emissions from microwave equipment may pose health risks to humans. The FCC recently adopted new guidelines and methods for evaluating the environmental effects of RF emissions from FCC-regulated transmitters, including microwave equipment. The updated guidelines and methods generally are more stringent than those previously in effect. The Company expects that the microwave equipment to be provided by its vendors will comply with applicable FCC guidelines.

     Although private cable television operators are not subject to the full range of regulation applicable to Cable Systems, they are subject to the following federal regulations. First, private cable television operators are entitled to the compulsory copyright license described above. Second, private cable television operators benefit from the federal laws and regulations that require certain programming providers to make cable programming available to all multichannel video programming distributors on fair, reasonable and nondiscriminatory terms. Third, as noted above, private cable television operators are required to obtain retransmission consent from local broadcasters in order to retransmit their signals. Finally, private cable television systems are required to comply with the FCC's EEO rules and policies, although the continuing validity of these rules and policies has been called into question by a recent court of appeals decision overturning portions of the FCC's EEO rules applicable to broadcast stations.

     Because they are subject to minimal federal regulation, private cable television operators have significantly more competitive flexibility than do the franchised Cable Systems with which they compete. Private cable television operators have fewer programming restrictions, greater pricing freedom, and they are not required to serve any customer who they do not choose to serve. In addition, with the exception of local zoning laws and regulations, state and local authorities generally have no jurisdiction over private cable television operators. The Company believes that these advantages help to make its private cable television systems competitive with larger franchised Cable Systems.

EMPLOYEES

     As of February 28, 1999, the Company had a total of 747 full-time employees. The Company believes that its continued success will depend in large part on its ability to attract and retain highly skilled and qualified personnel. The Company has nondisclosure agreements with all of its senior executive officers. From time to time the Company also uses the services of contract technicians for installation and maintenance services. The Company relies principally on outside contractors for network construction. None of the Company's employees are currently represented by a collective bargaining agreement. The Company believes that its relationships with its employees are good.

PROPERTIES

     The Company's executive offices are located in Dallas, Texas and house its national call center and its corporate, engineering, sales and marketing and corporate administrative services groups. The original lease provides for approximately 52,000 square feet of space and has a ten-year term expiring November 30, 2005. The Company has an option to extend the lease term for an additional five-year term at the then market rental rate. In September 1998, the Company leased an additional 17,000 square feet in the same building, for a term of one year, to provide for needed expansion. The Company pays approximately $71,000 per month for the space in its headquarters building. The Company has the right to acquire additional space at its current location when such space becomes available.

     In October 1997, the Company purchased a building proximate to its executive offices in Dallas, Texas. The Company has installed the central office switch for the Dallas-Fort Worth market in the building and has relocated its Dallas regional operations to the same building. The Company also leases facilities in each of the thirteen cities in which it has established regional operations.

     The Company owns substantially all of the telecommunications and cable television equipment essential to its operations. The Company's major fixed assets are telecommunications switches, cable television head ends, microwave transmitters and receivers, SMATV receivers, PBX switches and coaxial fiber optic cable. These properties do not lend themselves to description by character and location of principal units. Substantially all of this equipment (other than fiber optic cable laid under public rights of way) resides on or under the MDUs served by the Company or in leased facilities in various locations throughout the metropolitan areas served by the Company.

LEGAL PROCEEDINGS

     The Company is not a party to any legal proceedings except for those described below and those arising in the ordinary course of business. The Company does not believe that any legal proceeding to which it is a party will have a material adverse impact on the Company's financial condition, results of operations or cash flows.

     On April 27, 1998, an action was commenced against the Company in the United States District Court for the Northern District of California by Octel Communications Corp. ("Octel"), charging the Company with trademark infringement, trade name infringement, trademark dilution, and unfair competition (the "Civil Action") based on its use of the name "OpTel" and seeking to enjoin the Company from using the name and trademark "OpTel." Although the Company does not believe that its use of the name "OpTel" infringes on the trademark rights or trade name rights of Octel or any other person, there can be no assurance as to the outcome of the Civil Action or related administrative proceedings, if either go forward, or that any such outcome would not materially adversely affect the Company.

     Shortly after the filing of the Civil Action, the parties commenced settlement discussions and the Company's time to answer the complaint and assert counterclaims has been continuously extended by agreement of the parties. The parties have reached an agreement in principle, subject to definitive agreement (the "Proposed Settlement), that would resolve all issues between the parties and settle the Civil Action and related administrative proceedings. Under the Proposed Settlement, the Company will change the name under which it conducts business from OPTEL to OPTELNET, or such other name or names as determined by the Company. The change of business name will occur over time, enabling the Company to transition signage over a nearly three year period, change markings on vehicles as they are phased out of service and use existing supplies of printed materials. The Company will retain the right to use "Optel, Inc." as its corporate name and as a service mark in conjunction with certain services and the Company will receive trademark registrations for OPTEL for which it has previously applied. Under the Proposed Settlement, Octel will assign to the Company its common law rights in the name OCTELNET and will discontinue use of that name over an agreed time period. The settlement, if consummated, is not expected to have a material financial or other impact on the Company.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


     The following table sets forth certain information regarding the directors and executive officers of the Company as of April 19, 1999:



NAME                                                   POSITION                         AGE
----                                                   --------                         ---
Andre Chagnon..................  Chairman of the Board and Director                     70
Louis Brunel...................  Director; President and Chief Executive Officer        57
Frederick W. Benn..............  Director                                               64
Christian Chagnon..............  Director                                               43
William O. Hunt................  Director                                               65
R. Douglas Leonhard............  Director                                               62
Lynn McDonald..................  Director                                               39
Alain Michel...................  Vice Chairman of the Board and Director                49
Jayne L. Stowell...............  Director                                               47
Bertrand Blanchette............  Chief Financial Officer                                41
David J. Curtin................  Vice President, Engineering                            43
Stephen Dube...................  Chief Operating Officer                                43
James Greene...................  Vice President, Telephone                              53
Michael E. Katzenstein.........  Vice President, Legal Affairs and General Counsel      39
Dan R. Smith...................  Vice President, Sales                                  52
Lynn Zera......................  Vice President, Human Resources                        51



     Andre Chagnon has served as Chairman of the Board and as a Director since October 1998. Since October 1998, Mr. Chagnon has served as Chairman of the Board, President and Chief Executive Officer of GVL; prior thereto he was its Chairman of the Board and Chief Executive Officer. Mr. Chagnon is also a director of Cable Television Laboratories, Inc.


     Louis Brunel has served as a Director since March 1995 and as President and Chief Executive Officer since April 1996. Since 1988, Mr. Brunel has held various positions at GVL and its subsidiaries, including, immediately prior to joining OpTel, Vice-Chairman and Chief Executive Officer of Videotron Holdings Plc ("VHP"), a since-divested United Kingdom based cable and telephone subsidiary of GVL. While at VHP, Mr. Brunel was the chief architect of VHP's cable television/telecommunications business. From 1988 to 1990, he served as Vice President, Corporate Development of GVL. In addition, he served as President of Videotron International Ltee from September 1994 through December 1996.

     Frederick W. Benn was appointed as a Director in November 1998. From 1987 until his retirement at the end of 1995, Mr. Benn was a partner with the law firm of Smith Lyons in Toronto, Canada. Mr. Benn also serves as a director of both GVL and its affiliate, Videotron Ltee.

     Christian Chagnon has served as a Director since March 1997 and has been Senior Vice President, Strategic Planning and Technology of GVL since September 1994. Prior to August 1994, Mr. Chagnon was also President of Videotron Services Informatiques Ltee. Mr. Chagnon also serves as a Director of GVL. Mr. Christian Chagnon is the son of Mr. Andre Chagnon.

     William O. Hunt was appointed as a Director in June 1998. Since December 1992, Mr. Hunt has served as Chairman of the Board, Chief Executive Officer and President of Intellicall, Inc., a manufacturer of network and customer premise equipment. Mr. Hunt also serves as a Director of The Allen Group Inc., American Homestar Corporation, DSC Communications Corporation and Dr. Pepper Bottling Company of Texas.

     R. Douglas Leonhard was appointed as a Director in November 1998. From 1986 until his retirement in 1997, Mr. Leonhard was Senior Vice President of the LaCantera Development Company, a wholly owned subsidiary of United Services Automobile Association, a large financial services company that provides an array of services including property and casualty insurance, personal financial service products, and travel and personal banking services. Mr. Leonhard also serves on the board of Continental Mortgage and Equity Trust, Income Opportunity Realty Investors, Inc., and Transcontinental Realty Investors, Inc., each a publicly traded REIT.

     Lynn McDonald was appointed as a Director in June 1998. Since 1996, Ms. McDonald has been a Manager with CDPQ, a subsidiary of Caisse that actively manages private placements in communications companies. Prior to joining CDPQ, Ms. McDonald worked at the Fonds de Solidarite des Travailleurs du Quebec, a venture capital fund. Previously, Ms. McDonald was a special situations equity analyst at BBN James Capel, a Canadian stock brokerage firm. Ms. McDonald is also a Director of Fundy Communications Inc., Telexis Corporation, Les Systemes Proxima Ltee and Regional Vision Inc.

     Alain Michel has served as a Director since April 1997. Since July 1992, Mr. Michel has held various management positions at GVL, including, since July 1994, Senior Vice President and Chief Financial Officer. Mr. Michel is also a Director of NB Capital, Inc., a publicly traded Delaware real estate investment trust, Microcell Telecommunications Inc., a Canadian public company which provides telecommunications services and in which GVL holds a minority interest, and Groupe Goyette Inc., a Canadian private company which provides transportation and storage services.

     Jayne L. Stowell was appointed as a Director in December 1998. Since December 1998, Ms. Stowell has served as a Senior Vice President of Level 3 Communications, Ltd. From May 1996 to December 1998, Ms. Stowell served as a Senior Vice President of MCI WorldCom. From June 1993 to January 1996, Ms. Stowell served as a Managing Director of Bell Canada International. Ms. Stowell also serves as a director of another affiliate of GVL.

     Bertrand Blanchette was appointed Chief Financial Officer in September 1996. From September 1995 to December 1996, Mr. Blanchette served as Chief Financial Officer of VHP. From June 1994 to December 1995, he was Vice President, Control of GVL. From October 1986 to May 1994, Mr. Blanchette was Vice President, Finance of Heroux, Inc., a Canadian public company which manufactures airplane parts.


     David J. Curtin was appointed Vice President, Engineering in April 1999. From 1983 to April 1999, Mr. Curtin held various management positions of Southern New England Telephone, including most recently, President of SNET Cellular, Inc.


     Stephen Dube was appointed Chief Operating Officer in October 1998. Since July 1995 Mr. Dube has held various senior management positions at OpTel, including Vice President, Operations and Vice President, Marketing and Corporate Development. From July 1995 to March 1997, Mr. Dube served as a Director of OpTel. From July 1995 to December 1996, Mr. Dube served as a Vice President of Videotron International. From January 1992 to April 1995, Mr. Dube was Senior Vice President of Laurentian Financial Inc., a financial services company.

     James Greene was appointed Vice President, Telephone in April 1998. From June 1997 to April 1998, Mr. Greene was an independent consultant and advised the Company on the launch of its first central office switch in Houston, Texas and the commencement of CLEC services. Mr. Greene consulted for OpTel on an exclusive basis from November 1997 until his appointment as Vice President. From 1993 to November 1997, Mr. Greene was a consultant for several state and local regulatory bodies and worked principally with the State of Oregon.

     Michael E. Katzenstein was appointed Vice President, Legal Affairs and General Counsel in November 1995. Prior to joining OpTel, Mr. Katzenstein was a partner at Kronish Lieb Weiner & Hellman LLP. Mr. Katzenstein received his J.D. from Boston University School of Law in 1985.


     Dan R. Smith was appointed Vice President, Sales in April 1999. From 1990 to April 1999, Mr. Smith served in various sales related management positions at Intermedia Communications Inc., Shared Technologies Fairchild and Fairchild Communications Services.


     Lynn Zera was appointed Vice President, Human Resources in November 1995. From July 1994 to October 1995, Ms. Zera was Executive Director of Keystone Consulting. From July 1993 to July 1994, she was Executive Director of Human Resources of Intellicall, Inc.

     Pursuant to the Company's Bylaws, Directors are elected annually and serve in such capacity until the earlier of their removal or resignation or the election of their successors.

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following table sets forth certain information concerning compensation awarded to or paid to the Company's Chief Executive Officer and the four most highly compensated executive officers (collectively, the "Named Executive Officers") for the fiscal years ended August 31, 1998, 1997 and 1996.


                                                      ANNUAL COMPENSATION                    LONG-TERM COMPENSATION
                                              ------------------------------------       ------------------------------
                                                                                         SECURITIES
                                    FISCAL                            OTHER ANNUAL       UNDERLYING       ALL OTHER
   NAME AND PRINCIPAL POSITION       YEAR      SALARY       BONUS*    COMPENSATION        OPTIONS      COMPENSATION(17)
   ---------------------------      ------    --------      -------   ------------       ----------    ----------------
Louis Brunel......................   1998     $309,600      $25,000     $ 89,179(7)(8)   51,022.75              --
  President and Chief                1997     $269,623           --     $ 66,062(8)(9)   80,173.95              --
  Executive Officer                  1996     $ 35,095(1)        --           --                --              --
Michael E. Katzenstein............   1998     $182,000      $30,000           --                --          $4,184
  Vice President, Legal Affairs      1997     $175,000      $57,500     $ 65,196(10)     45,688.05          $2,820
  and General Counsel                1996     $135,346(2)   $40,000     $103,756(11)            --          $3,334
Bertrand Blanchette...............   1998     $158,000      $17,500     $     --(12)            --              --
  Vice President and                 1997     $129,702(3)   $ 5,000     $ 33,961(12)(13) 21,865.60             --
  Chief Financial Officer            1996           --           --           --                --              --
Stephen Dube......................   1998     $170,775      $30,000     $ 24,172(14)(15) 14,577.50         $3,006
  Vice President and Chief
  Operating                          1997     $119,139      $15,000     $ 63,514(15)(16) 16,909.40         $2,844
  Officer                            1996     $ 36,542(4)        --           --                --              --
John Czapko.......................   1998     $150,000           --           --         16,326.55          $  346(18)
  Vice President, Sales and
  Marketing                          1997     $ 70,000(5)   $10,000           --                --              --
                                     1996           --           --           --                --              --
Lynn Zera.........................   1998     $124,000      $17,500     $  6,000                --          $2,575
  Vice President, Human Resources    1997     $112,877      $21,040           --         12,827.85          $2,809
                                     1996     $ 83,750(6)        --           --                --          $2,513


---------------

   * In fiscal 1999, bonuses in respect of fiscal 1998 services were paid as follows: Mr. Brunel $135,000; Mr. Katzenstein $45,500; Mr. Blanchette $39,500; Mr. Dube $41,000; Mr. Czapko $37,500; and Ms. Zera $31,000. These
     bonuses are not reflected in the schedule.

 (1) During fiscal 1996, Mr. Brunel was paid primarily by GVL. Beginning June 1, 1996, a portion of Mr. Brunel's salary was allocated to the Company. Effective November 1, 1996, Mr. Brunel accepted the position of President and Chief Executive Officer on a full-time basis.

 (2) Mr. Katzenstein commenced employment with the Company in November 1995.

 (3) Mr. Blanchette commenced employment with the Company as Chief Financial Officer in September 1996. During the period September 1996 through December 1996, Mr. Blanchette continued to act as Chief Financial Officer of VHP, a subsidiary of GVL which was divested in December 1996. During such period, Mr. Blanchette's salary was paid by VHP and a portion of such salary was allocated to the Company. Mr. Blanchette commenced full-time employment with the Company effective January 1, 1997.

 (4) During fiscal 1996, Mr. Dube was paid primarily by GVL. Beginning June 1, 1996, a portion of Mr. Dube's salary was allocated to the Company. Effective January 1, 1997, Mr. Dube became a full-time employee of the Company.

 (5) Mr. Czapko commenced employment with the Company in March 1997.

 (6) Ms. Zera commenced employment with the Company in November 1995.

 (7) $51,960 represents temporary housing and commuting reimbursements.

 (8) Does not include tax return preparation fees paid or reimbursed by the Company.

 (9) $39,790 represents temporary housing and commuting reimbursements and $21,680 represents an automobile allowance.

(10) $49,823 represents tax reimbursements resulting from relocation.

(11) $93,706 represents relocation payments.

(12) Does not include tax return preparation fees and the cost of family travel to Montreal paid or reimbursed by the Company.

(13) $29,161 represents relocation payments.

(14) $22,179 represents tax reimbursements resulting from relocation payments.

(15) Does not include tax return preparation fees, the cost of family travel to Montreal and family education costs paid or reimbursed by the Company.

(16) $54,288 represents relocation payments.

(17) Represents 401(k) matching fund contributions by the Company.

(18) Mr. Czapko resigned effective January 19, 1999. As part of a severance package, Mr. Czapko was, among other things, paid a lump sum amount of $155,000. Such payment was made in fiscal 1999.

                          OPTION GRANTS IN FISCAL 1998

     The following table sets forth options to purchase shares of the Common Stock granted to the Named Executive Officers during fiscal 1998.


                                                                                          POTENTIAL REALIZED VALUE AT
                                  NUMBER OF     % OF TOTAL                                  ASSUMED ANNUAL RATES OF
                                  SECURITIES     OPTIONS                                 STOCK PRICE APPRECIATION FOR
                                  UNDERLYING    GRANTED TO                                        OPTION TERM
                                   OPTIONS     EMPLOYEES IN   EXERCISE    EXPIRATION     -----------------------------
NAME                               GRANTED     FISCAL YEAR     PRICE         DATE             5%             10%
----                              ----------   ------------   --------   -------------   ------------   --------------
Louis Brunel....................  51,022.75       31.06%       $17.15      March, 2008   $676,359.26    $1,483,015.76
Stephen Dube....................   6,997.30        4.26%       $17.15    January, 2008   $ 92,756.44    $  203,381.95
                                   7,580.20        4.62%       $17.15      April, 2008   $100,483.38    $  220,324.39
John Czapko.....................  16,326.55        9.94%       $17.15      March, 2007   $216,425.29    $  474,543.82


   AGGREGATED OPTION EXERCISES IN FISCAL 1998 AND FISCAL YEAR END 1998 OPTION
                                     VALUES

     The following table shows the values of options held by the Named Executive Officers as of the end of fiscal 1998. No options were exercised by the Named Executive Officers during fiscal 1998.


                                         NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                        UNDERLYING UNEXERCISED             IN-THE-MONEY
                                      OPTIONS AT FISCAL YEAR-END    OPTIONS AT FISCAL YEAR-END
                                                 1998                         1998(1)
                                      ---------------------------   ---------------------------
NAME                                  EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                  -----------   -------------   -----------   -------------
Louis Brunel........................   32,799.55      98,398.70     $80,358.90     $241,076.82
Michael E. Katzenstein..............   11,422.00      34,266.05     $53,866.15     $161,598.69
Bertrand Blanchette.................          --      21,865.60             --     $ 53,570.72
Stephen Dube........................    5,976.70      25,510.65     $14,642.92     $ 62,501.08
John Czapko.........................          --      16,327.05             --     $ 40,001.27
Lynn Zera...........................    6,413.90       6,413.95     $15,714.06     $ 15,714.18


---------------


(1) Based on an assumed fair market value of $19.60 per share of Common Stock as of August 31, 1998.


EMPLOYMENT AGREEMENTS


     Louis Brunel is employed as President and Chief Executive Officer of the Company pursuant to an employment agreement expiring on October 31, 2000, subject to automatic one year extensions. Mr. Brunel receives an annual base salary of $350,000, a Company automobile and apartment for his use. Mr. Brunel is also entitled to participate in the Company's Incentive Stock Plan (as described below) and Bonus Plan (as described below). In the event of termination due to death or disability, Mr. Brunel will be entitled to receive his then current base salary for the remaining term of the agreement, the pro rata portion of his bonus for the then current bonus period and, in the case of a disability, certain relocation expenses. In the event the Company elects not to extend the term of the agreement, Mr. Brunel will be entitled to receive his then current base salary for 24 months thereafter, the pro rata portion of his bonus for the then current bonus period, a bonus based on the average bonus for the prior two years pro rated for the 24 month severance period and certain outplacement services and relocation expenses. In the event the agreement is terminated by the Company "without cause" or by Mr. Brunel for "good reason," Mr. Brunel will be entitled to receive his then current salary for the remaining term of the agreement or 24 months, whichever is longer, the pro rata portion of his bonus for the then current bonus period, a bonus based on the average bonus for the prior two years pro rated for the severance period and certain outplacement services and relocation expenses. Upon a change in control of the Company or the termination of the employment agreement for any reason other than "for cause," all options will immediately vest and become exercisable and remain exercisable for the shorter of the term of the option agreement or 12 months, even if Mr. Brunel is no longer an employee of the Company. The agreement provides that Mr. Brunel is subject to non-competition restrictions during the term of the agreement and, unless the term of the agreement is not renewed by the Company or the agreement is terminated by the Company "without cause" or by Mr. Brunel for "good reason," for nine months thereafter. In addition, Mr. Brunel receives from GVL certain expatriate benefits, including participation in certain GVL-sponsored benefit plans.



     Michael E. Katzenstein is employed as Vice President, Legal Affairs and General Counsel of the Company pursuant to an employment agreement expiring April 15, 2001, subject to automatic one year extensions. Mr. Katzenstein currently receives an annual base salary of $235,000 and a Company automobile.



     Bertrand Blanchette is employed as Chief Financial Officer of the Company pursuant to an employment agreement expiring on April 15, 2001, subject to automatic one year extensions. Mr. Blanchette receives an annual base salary of $210,000, a monthly automobile allowance and a pension contribution equal to 5% of his salary.



     Stephen Dube is employed as Chief Operating Officer of the Company pursuant to an employment agreement expiring on April 15, 2001, subject to automatic one year extensions. Mr. Dube receives an annual base salary of $245,000 and a Company automobile.



     Lynn Zera is employed as Vice President, Human Resources of the Company pursuant to an employment agreement expiring on April 15, 2001, subject to automatic one year extensions. Ms. Zera receives an annual base salary of $138,000 and a monthly automobile allowance.



     Each of Messrs. Blanchette, Dube and Katzenstein and Ms. Zera are entitled to participate in the Company's Incentive Stock Plan and Bonus Plan. In the event of termination due to death or disability, such individual will be entitled to receive his or her then current base salary for the remaining term of the agreement, the pro rata portion of his or her bonus for the then current bonus period and, except in the case of Ms. Zera, in the case of a disability, certain relocation expenses. In the event the Company elects not to extend the term of such individual's employment, such individual will be entitled to receive his or her then current base salary for the remaining term of the employment agreement and for 12 months (or, if a change of control of the Company has occurred since the most recent extension of the employment term, 24 months) thereafter, the pro rata portion of his or her bonus for the then current bonus period, a bonus based on his or her average bonus for the prior two years pro rated for the severance period and certain outplacement services and, except in the case of Ms. Zera, relocation expenses. In the event such individual's employment agreement is terminated by the Company "without cause" or by such individual for "good reason," such individual will be entitled to receive his or her then current salary for the remaining term of the agreement or 12 months (or, if such termination is within 12 months of a change of control of the Company, 24 months), whichever is longer, the pro rata portion of his or her bonus for the then current bonus period, a bonus based on his or her average bonus for the prior two years pro rated for the severance period and certain outplacement services and, except in the case of Ms. Zera, relocation expenses. Upon a change in control of the Company, all options held by Messrs. Blanchette, Dube and Katzenstein and by Ms. Zera will immediately vest and become exercisable and remain exercisable for the remaining term of such options, even if such individual is no longer an employee of the Company. Upon termination other than "for cause," all options held by the respective executive will continue to vest in accordance with their terms and will remain exercisable until 12 months after the expiration of the term of the employment agreement. Each of Messrs. Blanchette, Dube and Katzenstein and Ms. Zera are subject to non-competition restrictions during the term of their respective employment agreements and, unless the term of such agreement is not renewed by the Company or such agreement is terminated by the Company "without cause" or by such individual for "good reason," for nine months thereafter. In addition, Messrs. Blanchette and Dube receive certain expatriate benefits, including participa-tion in certain GVL-sponsored benefit plans and, in the case of Mr. Blanchette, post-termination relocation and severance benefits, from GVL.



INCENTIVE STOCK PLAN



     In fiscal 1997, the Company adopted an Incentive Stock Plan. In fiscal 1998, the Company adopted amendments to such plan, certain of which will become effective, subject to stockholder approval, on the date the Offering is consummated (as so amended, the "Plan"). Twelve percent of the Common Stock outstanding, on a fully diluted basis, on the date the Offering is consummated, may be issued under the terms of the Plan. The number of shares issuable under the Plan will be adjusted on each January 1 to 12% of the then outstanding Common Stock, on a fully diluted basis, if such adjustment would increase the number of shares. As of February 28, 1999, options to purchase 916,987.65 shares of Common Stock have been granted under the Plan, none of which have been exercised, at a weighted average exercise price of $18.48 per share of Common Stock. The Company intends to issue a significant number of options to purchase shares of Common Stock at the initial public offering price to employees of the Company, including the Named Executive Officers, on the date the Offering is consummated. The Plan authorizes the Board to issue incentive stock options ("ISOs") as defined in Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code"), stock options that do not conform to the requirements of that Code section ("Non-ISOs"), stock appreciation rights ("SARs"), restricted stock, stock awards, dividend equivalent rights, performance based awards and similar stock-based awards. The Plan shall terminate on the tenth anniversary of the date the Offering is consummated.



     Stock Options. The Board has discretionary authority to determine the types of options to be granted, the persons to whom options shall be granted (provided that options shall only be granted to directors, senior executives and other employees designated by the Board), the number of shares to be subject to each option granted (provided that no single participant in the Plan shall be entitled to receive more than 1,000,000 shares of Common Stock pursuant to the
Plan) and the terms of the stock option agreements. Unless otherwise specifically provided in the option agreement, (i) the exercise price of an option will not be less than the fair market value, as determined by the Board, of the Common Stock on the date of the grant and (ii) the options shall become exercisable in equal installments on each of the second, third, fourth and fifth anniversaries of the effective date of grant; provided that if a participant owns 10% of the voting power or equity interests of all classes of the Company's stock, ISOs granted to such person (i) shall have an exercise price not less than 110% of the fair market value of the Common Stock on the date of the grant and (ii) shall expire five years from the date of grant. In the event of a "change of control," all options shall vest and become immediately exercisable. At the discretion of the Board, the exercise price may be paid by personal check, bank draft, money order, or money transfers, through the delivery of shares of the Common Stock, pursuant to a broker-assisted "cashless exercise" program if established by the Company or by such other method as the Board may deem appropriate.


     Stock Appreciation Rights. The Board may award SARs, which may or may not be granted together with options, under the plan. Generally, SARs permit the holder thereof to receive an amount (in cash, Common Stock or a combination thereof) equal to the number of shares of Common Stock with respect to which SARs are exercised multiplied by the excess of the fair market value of the Common Stock on the exercise date over the exercise price. In general, the exercise of any portion of the SARs or any related option will cause a corresponding reduction in the number of shares of Common Stock remaining subject to such SARs and related option.

     Restricted Stock. Awards of Common Stock granted under the Plan may be subject to forfeiture until such restrictions, terms and conditions as the Board may determine lapse or are fulfilled, as the case may be. The Board will determine how the price for the Common Stock, if any, may be paid. Generally, a participant obtaining a restricted stock award will have all the rights of a stockholder while the Common Stock is subject to restrictions, including the right to vote the Common Stock and to receive dividends. Restricted Common Stock will be issued in the name of the participant and held in escrow until any applicable restrictions lapse or terms and conditions are fulfilled, as the case may be. Until the restrictions are eliminated, restricted Common Stock may not be transferred.

     Dividend Equivalent Award. The Board may grant an award that represents the right to receive a dividend or its equivalent with respect to any new or previously existing award, which will entitle the recipient to receive at the time of settlement an amount equal to the actual dividends paid on the Common Stock delivered to the recipient, calculated from the date of award and accounted for as if reinvested in Common Stock on the dividend payment dates. This type of award may be paid in the form of Common Stock, cash or a combination of both.

     Performance-Based Awards. The Board may grant awards under the Plan upon the satisfaction of specified performance goals. The performance period for a performance based award shall be established prior to the time such award is granted and may overlap with performance periods relating to other awards granted under the Plan to the same recipient. Each award shall be contingent upon future performance and achievement of objectives described either in terms of Company-wide performance or in terms that are related to the performance of the recipient or of the division, subsidiary, department or function within the Company in which the recipient is employed. Such objectives shall be based on increases in share prices, operating income, net income or cash flow thresholds, sales results, return on common equity or any combination of the foregoing. Following the end of each performance period, the holder of each award shall be entitled to receive payment of an amount, not exceeding the maximum value of the award, based on the achievement of the performance measures for such performance period, as determined by the Board. Unless the award specifies otherwise, including restrictions in order to satisfy the conditions under Section 162(m) of the Code, the Board may adjust the payment of awards or the performance objectives if events occur or circumstances arise which would cause a particular payment or set of performance objectives to be inappropriate, as determined by the Board.

     Other Stock Based Awards. The Board may grant Common Stock or other Common Stock based awards that are related to or similar to the awards described above.

STOCK PURCHASE PLAN


     In fiscal 1998, the Company adopted the 1998 Employee Stock Purchase Plan (the "Stock Purchase Plan") which is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code. The Stock Purchase Plan will become effective, subject to stockholder approval, on the date the Offering is consummated. One percent of the Common Stock outstanding, on a fully diluted basis, on the date the Offering is consummated, will be issuable under the terms of the Stock Purchase Plan. The Stock Purchase Plan provides for a series of six month "Option Periods." Subject to certain limitations, employees may contribute between 1% and 10% of their compensation to the Stock Purchase Plan during an Option Period and purchase Common Stock at the end thereof. At the start of each Option Period, employees electing to participate in the Stock Purchase Plan are deemed to have been granted an option to purchase a number of whole shares of Common Stock at an exercise price (the "Exercise Price") equal to eighty-five percent (85%) of the lower of the fair market value of one share of the Common Stock on (i) the first day of the Option Period or (ii) the last day of the Option Period (the "Exercise Date"). The number of shares underlying such option is determined by dividing (i) the amount contributed by such employee to the Stock Purchase Plan during the Option Period by (ii) the Exercise Price. On each Exercise Date, each employee will automatically be deemed to have exercised his or her option to purchase at the Exercise Price the largest number of whole shares of Common Stock which can be purchased with the amount contributed by such employee to the Stock Purchase Plan less any amounts previously applied to option exercises under the terms of the Stock Purchase Plan; provided, however, no employee shall be permitted to purchase more than 20,000 shares of Common Stock during any Option Period and subject to reduction in order to avoid issuance of more shares than are provided for under the terms of the Stock Purchase Plan.


ANNUAL BONUS PLAN

     The Company has adopted an Annual Bonus Plan (the "Bonus Plan") pursuant to which the Board is authorized to grant cash bonuses to certain employees of the Company. Bonuses are payable only if the Company achieves certain performance targets approved by the Compensation Committee at the beginning of the fiscal year.

401(k) PLAN

     The Company has implemented an employee savings and retirement plan (the "401(k) Plan") covering certain of the Company's employees who have at least three months of service with the Company and have attained the age of 21. Pursuant to the 401(k) Plan, eligible employees may elect to reduce their current compensation by up to the lesser of 15% of such compensation or the statutorily prescribed annual limit and have the amount of such reduction contributed to the 401(k) Plan. The Company has made, and may in the future make, contributions to the 401(k) Plan on behalf of eligible employees. Employees become 100% vested in these Company contributions after one year of service. The 401(k) Plan is intended to qualify under Section 401 of the Code so that contributions by employees or by the Company to the 401(k) Plan, and income earned on the 401(k) Plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by the Company, if any, will be deductible by the Company when made. The trustee under the 401(k) Plan, at the direction of each participant, invests the 401(k) Plan employee salary deferrals in selected investment options.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board has an Audit Committee and a Compensation Committee. The functions of the Audit Committee include recommending to the Board the retention of independent public accountants, reviewing the scope of the annual audit undertaken by the Company's independent public accountants and the progress and results of their work and reviewing the financial statements of the Company and its internal accounting and auditing procedures. The Audit Committee is composed of Andre Chagnon, William O. Hunt, Lynn McDonald and Alain Michel. The chairman of the Audit Committee is Mr. Hunt. The function of the Compensation Committee is to supervise the Company's compensation policies, administer the employee incentive plans, review officers' salaries and bonuses, approve significant changes in employee benefits and consider other matters referred to it by the Board. The Compensation Committee is composed of Andre Chagnon, William O. Hunt, Lynn McDonald and Alain Michel. The Chairman of the Compensation Committee is Mr. Chagnon.

COMPENSATION OF DIRECTORS


     Directors of the Company who are neither employees of the Company nor designees of the Company's significant stockholders will receive an annual fee of $15,000, a fee of $1,000 per meeting of the Board and an annual fee of $1,500 if they serve as the chairperson of a committee of the Board. Each such Director also receives options to purchase 5,000 shares of Common Stock at the fair market value on the date of grant. The options will become exercisable in equal installments on each of the second, third, fourth and fifth anniversaries of the effective date of the grant. Directors who are either employees of the Company or designees of the Company's significant stockholders will not be compensated for their services. However, all Directors will be reimbursed for actual out-of-pocket expenses incurred by them in connection with their attending meetings of the Board or any committees of the Board.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal 1997 and part of fiscal 1998, Mr. Brunel served as a member of the Compensation Committee. Effective May 19, 1998, Mr. Brunel resigned from the Compensation Committee.

LIMITATION OF LIABILITY; INDEMNIFICATION; INSURANCE

     The Company's Certificate of Incorporation provides that the Company shall, to the fullest extent permitted by the DGCL, indemnify all persons which it may indemnify pursuant thereto (i.e., directors and officers) and shall advance expenses incurred in defending any proceeding for which such right to indemnification is applicable, provided that, if the DGCL so requires, the indemnitee provides the Company with an undertaking to repay all amounts advanced if it is determined by a final judicial decision that such person is not entitled to indemnification pursuant to this provision. The Company's Certificate of Incorporation also contains a provision eliminating the personal liability of the Company's directors for monetary damages for breach of any fiduciary duty. By virtue of this provision, under the DGCL, a director of the Company will not be personally liable for monetary damages for breach of his fiduciary duty as a director, except for liability for
(i) any breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) dividends or stock purchases or redemptions that are unlawful under the DGCL and (iv) any transaction from which a director derives an improper personal benefit. However, this provision of the Company's Certificate of Incorporation pertains only to breaches of duty by directors as directors and not in any other corporate capacity such as officers, and limits liability only for breaches of fiduciary duties under the DGCL and not for violations of other laws, such as the federal securities laws. As a result of the inclusion of such provision, stockholders may be unable to recover monetary damages against directors for actions taken by them that constitute negligence or gross negligence or that are in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. The inclusion of this provision in the Company's Certificate of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted the Company and its stockholders.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling OpTel pursuant to the foregoing provisions, OpTel has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The directors and officers of the Company are insured (subject to certain exceptions and deductions) against liabilities that they may incur in their capacity as such, including liabilities under the Securities Act, under a liability insurance policy carried by GVL. Such policy provides coverage in an aggregate amount of $50 million (subject to a $250,000 deductible) and expires in October 1999. The Company expects that this insurance will be renewed in the ordinary course.

                       PRINCIPAL AND SELLING STOCKHOLDERS


     The following table sets forth certain information regarding the beneficial ownership of the Common Stock by (i) each Director of the Company who beneficially owns any Common Stock, (ii) each Named Executive Officer, (iii) each person known by the Company to beneficially own 5% or more of the outstanding shares of Common Stock, (iv) each person (other than the Company) including shares in the Offering and (v) all directors and executive officers of the Company as a group, in each case as adjusted to reflect the assumed conversion of all of the outstanding classes of common stock and all outstanding series of preferred stock into Common Stock immediately prior to the consummation of the Offering and the Split.



                                                BENEFICIAL OWNERSHIP PRIOR TO                  BENEFICIAL OWNERSHIP AFTER
                                                           OFFERING                                     OFFERING
                                                ------------------------------     NUMBER     ----------------------------
                                                  NUMBER OF                      OF SHARES      NUMBER OF
BENEFICIAL OWNER                                  SHARES(1)        PERCENT(2)     OFFERED       SHARES(1)       PERCENT(2)
----------------                                --------------     -----------   ----------   -------------     ----------
Le Groupe Videotron Ltee......................  19,135,069.64(3)      70.12              --   19,135,069.64       57.05
Caisse de depot et placement du Quebec........   2,149,695.00(4)       7.88              --    2,149,695.00        6.41
Interactive Cable Systems, Inc................   2,933,440.13(5)      10.75              --    2,933,440.13        8.75
Nomura Holding America Inc....................   1,368,956.02(5)       5.02              --    1,368,956.02        4.08
MCI Telecommunications Corporation............     577,297.26(5)       2.12              --      577,297.26        1.72
Frederick W. Benn.............................             --(6)          *              --                           *
William O. Hunt...............................             --(6)          *              --                           *
R. Douglas Leonhard...........................             --(6)          *              --                           *
Louis Brunel..................................      65,598.35(7)          *              --       65,598.35           *
Michael E. Katzenstein........................      22,844.05(8)          *              --       22,844.05           *
Bertrand Blanchette...........................       5,466.40(9)          *              --        5,466.40           *
Stephen Dube..................................      11,953.35(10)         *              --       11,953.35           *
Lynn Zera.....................................       6,413.90(11)         *              --        6,413.90           *
All directors and officers as a group (14
  persons)....................................     112,276.05(12)         *              --      112,276.05           *
DFG Corporation(13)...........................       8,000.00             *        8,000.00              --           *
FamCo Income Partners(13).....................      11,250.00             *       11,250.00              --           *
FamCo Value Income Partners(13)...............      22,400.00             *       22,400.00              --           *
FamCo Offshore(13)............................       8,500.00             *        8,500.00              --           *
ZPG Securities(13)............................       2,000.00             *        2,000.00              --           *
Colony Partners...............................       5,000.00             *        5,000.00              --           *
Asiel & Co. LLC...............................       1,300.00             *        1,300.00              --           *
TCB as Custodian for NCRAM Client A(14).......      52,500.00             *       52,500.00              --           *
TCB as Custodian for NCRAM Client B(14).......       5,000.00             *        5,000.00              --           *
SEI Institutional Managed Trust...............       1,500.00             *        1,500.00              --           *
Texaco Inc. ..................................       1,000.00             *        1,000.00              --           *
RJR Nabisco Domestic High Yield...............       1,000.00             *        1,000.00              --           *
City of NY Employee Retirement System High
  Yield.......................................       2,000.00             *        2,000.00              --           *
Bea Income Fund, Inc. -- High Yield...........       2,500.00             *        2,500.00              --           *
Bea Strategic Global Income Fund -- High
  Yield.......................................       1,250.00             *        1,250.00              --           *
Douglas G. Boven and Elizabeth S. Neufeld.....          50.00             *           50.00              --           *
Julian R. Schwab..............................         535.00             *          535.00              --           *
Eaton Vance High Income Portfolio.............      29,200.00             *       29,200.00              --           *
Eaton Vance Income Fund of Boston.............       7,300.00             *        7,300.00              --           *
Hallmark Master Trust.........................       1,000.00             *        1,000.00              --           *
Battery Park High Yield Fund(14)..............       2,500.00             *        2,500.00              --           *
GAM High Yield Fund, Inc......................       2,500.00             *        2,500.00              --           *
Merrill Lynch Global Currency Bond Series
  Corporate High Income Portfolio(15).........      25,000.00             *       25,000.00              --           *
Prospect Street High Income Portfolio Inc.....      17,500.00             *       17,500.00              --           *
Van Kampen Income Trust.......................       2,500.00             *        2,500.00              --           *
Van Kampen High Income Corporate Bond Fund....      16,375.00             *       16,375.00              --           *
Vail..........................................         750.00             *          750.00              --           *
Gleacher Natwest..............................       2,500.00             *        2,500.00              --           *
Pacific Life Insurance Company................      27,500.00             *       27,500.00              --           *
Alliance Balanced Shares......................       5,000.00             *        5,000.00              --           *
James A. Kofalt(16)...........................     124,960.00             *      124,960.00              --           *


---------------


 (1) Under the rules of the Commission, a person is deemed to be the beneficial owner of a security if such person has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities if that person has the right to acquire beneficial ownership within 60 days. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. Unless otherwise indicated by footnote, the named individuals have sole and investment power with respect to the securities beneficially owned. Except as otherwise indicated in the other footnotes to this table, each person named in the table has sole voting and dispositive power with respect to the shares of Common Stock beneficially owned by such person.


 (2) "*" indicates less than one percent. In accordance with the Commission's rules, each beneficial owner's holdings have been calculated assuming the full exercise of warrants and options and the conversion of all shares of convertible preferred stock held by such holder which are currently exercisable or convertible or which will become exercisable or convertible within 60 days after the date of this Prospectus and no exercise of warrants and options or conversion of preferred stock held by any other person.

 (3) Such shares are owned by VPC, an indirect wholly-owned subsidiary of GVL. Andre Chagnon, the founder of GVL, indirectly controls approximately 72% of GVL's outstanding voting rights. See "-- Stockholders' Agreement" and
     "-- GVL Shareholders' Agreement" for the terms of certain agreements governing the voting and disposition of the shares of Common Stock held by VPC and GVL. GVL's address is 300 Avenue Viger East, Montreal, Quebec, H2X 3W4.

 (4) Such shares are owned by CDPQ, a wholly-owned subsidiary of Caisse. See "-- Stockholders' Agreement" and "-- GVL Shareholders' Agreement" for the terms of certain agreements covering the voting and disposition of the shares of Common Stock held by Caisse and CDPQ. In addition, Caisse holds $20.0 million of 1998 Notes. Caisse's address is 1981, Avenue McGill College, Montreal, Quebec, H3A 3C7.

 (5) See "-- ICS Stockholders' Agreement and ICS Registration Rights Agreement" for the terms of certain agreements governing the disposition of such shares of Common Stock. ICS's address is 1901 N. Glenville Drive, Suite 800, Richardson, Texas 75081. Nomura Holding America Inc.'s ("Nomura") address is 2 World Financial Center, Building B, New York, New York 10281. MCI Telecommunications Corporation's ("MCI") address is 1801 Pennsylvania Avenue, N.W., Washington, D.C. 20006. Includes shares currently held in escrow pending the resolution of post-closing adjustments in connection with the acquisition of certain assets of ICS.


 (6) Excludes 5,000 shares of Common Stock underlying options which are not exercisable until at least 60 days after the date of this Prospectus.



 (7) Includes 65,598.35 shares of Common Stock underlying presently exercisable options. Excludes 144,764.60 shares of Common Stock underlying options which are not exercisable until at least 60 days after the date of this Prospectus.



 (8) Includes 22,844.05 shares of Common Stock underlying presently exercisable options. Excludes 43,843.65 shares of Common Stock underlying options which are not exercisable until at least 60 days after the date of this Prospectus.



 (9) Includes 5.466.40 shares of Common Stock underlying presently exercisable options. Excludes 36,191 shares of Common Stock underlying options which are not exercisable until at least 60 days after the date of this Prospectus.



(10) Includes 11,953.35 shares of Common Stock underlying presently exercisable options. Excludes 52,965.50 shares of Common Stock underlying options which are not exercisable until at least 60 days after the date of this Prospectus.



(11) Includes 6,413.90 shares of Common Stock underlying presently exercisable options. Excludes 25,747.30 shares of Common Stock underlying options which are not exercisable until at least 60 days after the date of this Prospectus.



(12) With respect to executive officers who are not Named Executive Officers, excludes 36,325.55 shares of Common Stock underlying options which are not exercisable until at least 60 days after the date of this Prospectus.



(13) Funsten Asset Management Company is the portfolio manager for each of DFG Corporation, FamCo Income Partners, FamCo Value Income Partners, FamCo Offshore and ZPG Securities and may be deemed to be the beneficial owner of the securities owned by these entities.



(14) Nomura Corporate Research and Asset Management Inc. ("NCRAM") is the investment advisor for each of TCB as Custodian for NCRAM Client A, TCB as Custodian for NCRAM Client B and the Battery Park High Yield Fund. NCRAM may be deemed to be the beneficial owner of the securities owned by the Battery Park High Yield Fund and NCRAM as Custodian for NCRAM Client B.



(15) Merrill Lynch Asset Management, L.P. is the investment advisor of Merrill Lynch Global Currency Bond Series Corporate High Income Portfolio and may be deemed to be the beneficial owner of the securities owned by Merrill Lynch Global Currency Bond Series Corporate High Income Portfolio.



(16) James Kofalt held the position as Chairman of the Board of Directors of OpTel during 1995 and 1996 and also served as a consultant to OpTel during 1996 and 1997.

     As of February 28, 1999, all of the outstanding shares of the Class B Common were held by VPC and CDPQ and all of the outstanding shares of Common Stock were held by ICS. See "Risk Factors -- Control by GVL."

ICS STOCKHOLDERS' AGREEMENT AND ICS REGISTRATION RIGHTS AGREEMENT

     In connection with the Company's acquisition of certain assets of ICS, ICS, Nomura, MCI (ICS, Nomura, and MCI, together, the "ICS Group"), VPC, GVL and the Company entered into a Stockholders' Agreement (the "ICS Stockholders' Agreement") dated as of April 9, 1998 and the Company, ICS, Nomura and MCI entered into a Registration Rights Agreement (the "ICS Registration Rights Agreement") dated as of April 9, 1998.

     Under the ICS Stockholders' Agreement, (i) the transfer of the shares of Common Stock owned by the ICS Group (collectively, the "ICS Shares") is restricted, subject to certain exceptions, and (ii) the ICS Shares are subject to drag-along rights if VPC (or GVL through the sale of its interests in VPC) elects to sell equity interests representing 50% or more of the voting power of the outstanding capital stock of the Company or 50% or more of the equity interests held by VPC.

     Pursuant to the ICS Registration Rights Agreement, following the consummation of the Offering, the ICS Group has piggyback registration rights, on three occasions, in registration statements filed by the Company for the sale of its equity securities, subject to certain conditions, including customary allocation and holdback provisions.

STOCKHOLDERS' AGREEMENT


     In August 1997, CDPQ purchased the minority interest in the Company from Vanguard Communications L.P. ("Vanguard"). In connection with the sale by Vanguard of its minority stock position in the Company to CDPQ, the Company, VPC, GVL and CDPQ entered into the Stockholders' Agreement and the Company and CDPQ entered into a related Registration Rights Agreement (the "Registration Rights Agreement"), under which CDPQ has certain rights and obligations relating to the Company and VPC. CDPQ is also a party to the GVL Shareholders' Agreement described below. The following is a summary of certain provisions of the Stockholders' Agreement and the Registration Rights Agreement.


     Designation of Directors. Under the Stockholders' Agreement, for as long as CDPQ holds at least 5% of the Company's voting stock, CDPQ and VPC have agreed to vote for nominees of CDPQ for a number of Directors of the Company and each of its subsidiaries, and each committee of the Board and each of its subsidiaries, which is proportionate (in relation to the total number of Directors or committee members) to CDPQ's percentage ownership of the Company's voting stock, but in no event less than one Director and one committee member. This agreement supersedes the rights of Caisse to designate a Director of the Company pursuant to the GVL Shareholders' Agreement; however, such rights are subject to reinstatement in the event CDPQ ceases to be a stockholder of the Company. Pursuant to the terms of the Stockholders' Agreement, CDPQ has designated Lynn McDonald as a Director of the Company.

     Rights in Connection with Other Financings; Tag-Along Rights. Pursuant to the Stockholders' Agreement, VPC is obligated to cause the Company to afford CDPQ rights equivalent to those afforded other purchasers of the Company's capital stock to the extent they are more advantageous than the rights held by CDPQ. Subject to certain exceptions (including a public offering of the Company's equity securities) and waiver by CDPQ at VPC's request in connection with certain events, the Company is obligated to afford CDPQ preemptive rights to purchase equity securities which the Company proposes to sell in proportion to CDPQ's ownership of the total outstanding equity securities of the Company prior to the sale. In addition, pursuant to the Stockholders' Agreement, CDPQ has certain tag-along rights in connection with sales by VPC of outstanding shares of the Company's voting stock.

     Registration Rights. Pursuant to the Registration Rights Agreement, nine months after the consummation of the Offering and, subject to certain conditions, CDPQ has the right, on two occasions, to require the Company to register under the Securities Act certain shares of Common Stock. In addition,

CDPQ has piggyback registration rights, on three occasions, to include such shares of Common Stock in registration statements filed by the Company for the sale of equity securities, subject to certain conditions, including customary allocation and holdback provisions.

GVL SHAREHOLDERS' AGREEMENT

     Caisse, CDPQ, Sojecci Ltee and Sojecci (1995) Ltee, the principal shareholders of GVL, and Andre Chagnon (the founder of GVL) are parties to an amended and restated shareholders agreement, dated as of May 10, 1995 (the "GVL Shareholders' Agreement"), which provides, among other things, that for so long as GVL controls the Company, Caisse will be allowed to select one of GVL's nominees to the Board and to have one representative on the Audit Committee of the Company. While this right has been superseded by the Stockholders' Agreement, it is subject to reinstatement in the event CDPQ ceases to be a stockholder of the Company or the Stockholders' Agreement ceases to be enforceable. See "-- Stockholders' Agreement."

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


CONVERTIBLE NOTES, SERIES A PREFERRED AND CLASS B COMMON


     The Company has financed a large portion of its capital needs by borrowing from its majority stockholder, VPC. The Company borrowed approximately $17.8 million, $73.4 million and $23.7 million from VPC in the form of the GVL Notes during the eight month period ended August 31, 1995, fiscal 1996 and fiscal 1997, respectively. The GVL Notes bore interest at a rate of 15% per annum, payable concurrently with the payment of principal. Interest was added to principal on an annual basis. Effective March 1, 1998, VPC exchanged all of the GVL Notes for 6,962.21365 shares of the Series A Preferred.


     In addition, on July 26, 1995, VPC purchased from the Company (i) 1,558,260 shares of Class B Common for approximately $16.7 million and (ii) a 15% convertible note having a principal amount of approximately $8.3 million. On April 1, 1996, the note was converted into 776,145 shares of Class B Common (after giving effect to the contribution, in connection with the settlement of certain disputes between the then principal stockholders, of certain shares received by VPC as accrued interest on the note).



     Pursuant to the Conversion and Exchange Agreement, VPC is required, on or before the earlier to occur of August 29, 1999 or the 90th day following the consummation of the Offering, to convert all of the Series A Preferred then outstanding and all of the Class B Common then held by it into shares of Common Stock. The Conversion and Exchange Agreement also provides that OpTel can seek specific enforcement of the Conversion and Exchange Agreement, and that GVL and VPC will indemnify OpTel against all liabilities and claims that may arise in the event of a breach by GVL and VPC of the Conversion and Exchange Agreement. See "Risk Factors -- Risks Associated with GVL's Series A Preferred Stock and Class B Common Stock."


VANGUARD-RELATED TRANSACTIONS


     In August 1996, in connection with a negotiated settlement of certain disputes between the Company and Vanguard, which then held a minority interest in the Company, the Company granted Vanguard an option (the "Vanguard Option") to purchase 244,685 shares of Class B Common at an exercise price of $10.71 per share, subject to adjustment. On August 15, 1997, Vanguard exercised the option prior to the sale of its minority interest in the Company to CDPQ.



     In September 1996, the Company entered into a consulting agreement with James A. Kofalt, a former Chairman of the Board and active participant in the management of the Company and a limited partner of Vanguard, pursuant to which the Company agreed to compensate Mr. Kofalt with a one time payment of $70,000. In connection therewith, the Company also granted Mr. Kofalt a warrant (the "Kofalt Warrant") to purchase up to 124,960 shares of Common Stock at an exercise price of $10.71 per share, subject to adjustment. The Kofalt Warrant is presently exercisable and expires on August 31, 1999. In addition, pursuant to the terms of the Kofalt Warrant, Mr. Kofalt has piggyback registration rights in registration statements filed by the Company for the sale of its equity securities, subject to certain conditions, including customary allocation and holdback provisions. See "Description of Capital Stock -- Registration Rights of Certain Security Holders."


MANAGEMENT FEES

     In connection with a negotiated settlement of certain disputes between the Company and Vanguard, in August 1996, VPC and Vanguard agreed to provide, at the specific request of the Board, such reasonable consultant, advisory and management services as the Company might reasonably require. These arrangements with Vanguard and VPC were terminated as of August 15, 1997, upon the sale of Vanguard's minority interest in the Company to CDPQ. The Company has not determined if the aggregate fees paid to VPC and Vanguard in connection with such services were greater or less than the fees the Company would have been required to pay if it had obtained such services from an unaffiliated third party. The Company accrued a liability of $29,167 to each of VPC and Vanguard for general consulting services during fiscal 1996. Vanguard was paid such amount during fiscal 1997. In fiscal 1997, the Company accrued and paid Vanguard $350,000 (plus travel expenses) for such services and accrued $350,000 to VPC for similar services. None of such amounts have been paid to VPC.

ACQUISITION OF CERTAIN ASSETS

     Effective as of July 31, 1996, the Company purchased certain assets from certain affiliates of VPC for an aggregate purchase price of approximately $3.9 million. The assets represented approximately 23,000 units passed. The operations of the acquired assets are located in the San Francisco, California and Tampa, Florida areas. The amounts paid represented the sellers' historical costs. At the time of the purchase, the Board received a valuation report which estimated the fair market value of such assets to be approximately equal to their historical cost.

INSURANCE

     The Company purchases certain insurance coverage through GVL, including directors and officers liability insurance. The Company paid an aggregate of approximately $478,000, $434,000 and $456,000 to GVL for this insurance coverage in fiscal 1996, 1997 and 1998, respectively.

SERVICE AGREEMENTS

     Pursuant to the terms of the Stockholders' Agreement, VPC and certain of its affiliates provide certain strategic planning and treasury support services to the Company and perform internal audits of the Company's operations. Additional services may be provided as and when requested by the Company. The Company is charged for such services based on an estimate of the actual cost of the personnel engaged and materials used to provide such services (without an allowance for profit). The Company paid VPC $310,000 for such services in fiscal 1998.

     In addition, OpTel provides certain customer support and billing services to certain affiliates of GVL which operate wireless cable systems using MMDS technology. OpTel charges such affiliates based on the actual cost of the personnel engaged and materials used to provide such services.

SHARED LITIGATION EXPENSES

     GVL, the Company and certain other affiliates of GVL were named as defendants in a lawsuit by a former employee of the Company. GVL and the Company agreed to joint representation by a single law firm and to share the associated expenses. The costs to the Company of the litigation, including defense and settlement, were not material.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL


     Following the Offering, the authorized capital stock of the Company will consist of 180,000,000 shares of Common Stock, 60,000,000 shares of Class B Common, 3,000,000 shares of Class C Common and 10,000,000 shares of preferred stock. All of the outstanding shares of Class C Common will be converted into Common Stock concurrently with the consummation of the Offering, all of the outstanding shares of Series B Preferred will be converted into Common Stock promptly following the Offering and all shares of Class B Common and Series A Preferred will be converted into Common Stock on or before the earlier to occur of August 29, 1999 or the 90th day after the consummation of the Offering. See "Risk Factors -- Risks Associated with GVL's Series A Preferred Stock and Class B Common Stock." After giving effect thereto and assuming the exercise of all outstanding options and warrants to acquire Common Stock, there will be 34,632,082 shares of Common Stock outstanding on a fully diluted basis. If the Series A Preferred is not converted until 90 days following the Offering, up to approximately 250,258 additional shares of Common Stock may be issued upon conversion of the Series A Preferred as a result of the conversion of additional accrued and unpaid dividends on the outstanding shares. Upon consummation of the Offering and conversion of all the outstanding classes of common stock and all the outstanding series of preferred stock into Common Stock as described above, there will be no shares of Class B Common or Class C Common and no shares of preferred stock issued and outstanding. All of the outstanding shares of all classes of common stock and all series of preferred stock are fully paid and nonassessable.


COMMON STOCK


     As of February 28, 1999, after giving effect to the 5 for 1 stock split, there were 821,360 shares of Common Stock, 11,767,490 shares of Class B Common and 1,125,000 shares of Class C Common outstanding.



     The rights of the holders of shares of all classes of common stock are identical in all respects except that holders of the Common Stock are entitled to one vote for each issued and outstanding share, holders of the Class B Common are entitled to 10 votes for each issued and outstanding share and holders of the Class C Common, except as otherwise may be required by law, are not entitled to notice of or to vote at any meetings of the stockholders or actions taken by written consent. Holders of common stock do not have cumulative voting rights, so that holders of more than 50% of the voting rights attached to the common stock are able to elect all of the Company's Directors. Certain of the Company's stockholders who, after consummation of the Offering, will own over 63.5% of the Common Stock and voting power of the Company, have entered into a voting agreement pursuant to which they have agreed to vote their shares for certain nominees. See "Principal and Selling Stockholders -- Stockholders' Agreement" and "Risk Factors -- Control by GVL." Holders of the Common Stock and the Class B Common vote together as a single class on all matters submitted to a vote of the stockholders, other than certain matters which may adversely affect the rights of the individual class. Each share of Class B Common is convertible, at the option of the holder and automatically and irrevocably upon the occurrence of certain events, into one share of Common Stock. Upon conversion by VPC of all of the then outstanding shares of Class B Common held by VPC into Common Stock, all other outstanding shares of Class B Common will automatically and irrevocably convert into Common Stock on a one-for-one basis. Pursuant to the terms of the Conversion and Exchange Agreement, VPC has agreed to convert all of its shares of Class B Common into Common Stock on or before the earlier to occur of August 29, 1999 or the 90th day following the consummation of the Offering.


     There are no rights of redemption or sinking fund provisions with respect to outstanding shares of any class of capital stock. The Company, VPC and CDPQ have contractually agreed to certain preemptive rights with respect to any future issuances of capital stock. Subject to certain exceptions (including a public offering of the Company's equity securities), the Company is obligated to afford CDPQ preemptive rights to purchase equity securities which the Company proposes to sell in proportion to CDPQ's ownership of the total outstanding equity securities of the Company prior to the sale. See "Principal and Selling Stockholders -- Stockholders' Agreement."

     This description is intended as a summary and is qualified in its entirety by reference to the DGCL and the Company's Certificate of Incorporation and Bylaws. Copies of the Company's Certificate of Incorporation and Bylaws have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

PREFERRED STOCK

     The preferred stock may be issued at any time or from time to time in one or more series with such designations, powers, preferences, rights, qualifications, limitations and restrictions (including dividend, conversion and voting rights) as may be fixed by the Board, without any further vote or action by the stockholders. Although the Company has no present plans to issue any additional shares of preferred stock, the ownership and control of the Company by the holders of the Common Stock would be diluted if the Company were to issue preferred stock that had voting rights or that was convertible into Common Stock or Class B Common. In addition, the holders of preferred stock issued by the Company would be entitled by law to vote on certain transactions such as a merger or consolidation, and thus the issuance of preferred stock could dilute the voting rights of the holders of the Common Stock on such issues. The issuance of preferred stock could also have the effect of delaying, deferring or preventing a change of control of the Company.


     The Company currently has outstanding two series of preferred stock. Pursuant to the terms of the Conversion and Exchange Agreement, VPC has agreed to convert all of its shares of Series A Preferred, including accrued and unpaid dividends thereon through the conversion date, into Common Stock on or before the earlier to occur of August 29, 1999 or the 90th day following the consummation of the Offering. The Company will cause all of the shares of Series B Preferred to be converted into approximately 4,058,333 shares of Common Stock promptly following the Offering. Thereafter, there will be no outstanding shares of any series of preferred stock and the holders of the Common Stock will have all the equity voting rights in the Company.



     By its terms, the Series A Preferred is convertible into Class B Common, at the option of the holder, during the period commencing on the date the Offering is consummated and terminating on the earlier to occur of the 180th day following the consummation of the Offering or August 29, 1999 (the "Series A Conversion Period"). Shares of Series A Preferred may be converted by the holder into Class B Common at the "conversion price" which is defined as the price per share which is the highest of (i) $16.44, (ii) the price per share at which the Common Stock is first sold to the public in the Offering, and (iii) the quotient of $225 million divided by the number of shares of Common Stock outstanding, on a fully diluted basis, subject to certain adjustments and exceptions. The number of shares of Class B Common issuable upon conversion of each share of Series A Preferred will be determined by dividing the sum of (i) the liquidation preference ($20,000 per share) plus all accrued and unpaid dividends on such share by (ii) the conversion price. Pursuant to the terms of the Conversion and Exchange Agreement, VPC has agreed to convert all of its shares of Series A Preferred, including accrued and unpaid dividends thereon through the conversion date, into Class B Common and has agreed to immediately thereafter exchange the Class B Common for Common Stock on a one-for-one basis. Based on an assumed initial public offering price of $16.00 per share and an assumed conversion date of August 29, 1999, a total of approximately 9,767,532 shares of Common Stock will be issued upon conversion and exchange of all the outstanding shares of Series A Preferred.



     The Company will cause the conversion of all the outstanding shares of Series B Preferred into Common Stock promptly after the consummation of the Offering by delivering a notice to each holder of Series B Preferred. Such notice will automatically become effective upon receipt thereof. The number of shares of Common Stock issuable upon conversion of each share of Series B Preferred will be determined by dividing the sum of (i) the liquidation preference ($60,000 per share) plus all accrued and unpaid dividends on such share by (ii) the initial public offering price. Based on an assumed initial public offering price of $16.00 per share, a total of approximately 4,058,333 shares of Common Stock will be issued upon conversion of all of the outstanding shares of Series B Preferred.


     As of February 28, 1999, the Company had outstanding 7,301.62157 shares of the Series A Preferred (having an aggregate liquidation preference of approximately $146,032,000). Holders of the Series A Preferred are entitled to receive cumulative dividends accruing at the annual rate of 9.75% of the aggregate liquidation preference thereof. Until the expiration of the Series A Conversion Period, dividends are payable annually, in arrears, by the issuance of additional shares of Series A Preferred having an aggregate liquidation preference equal to the amount of such dividends. Thereafter, dividends are payable in cash. Unless full cumulative dividends on all outstanding shares of Series A Preferred have been paid, the Company may not make dividend payments or distributions on any securities junior to the Series A Preferred ("Series A Junior Securities") (other than dividend payments or other distributions paid solely in shares of Series A Junior Securities) or redeem or make sinking fund or similar contributions for the redemption of any Series A Junior Securities. Series B Preferred shares are Series A Junior Securities.

     The Series A Preferred is redeemable, in whole or in part, at the option of the Company, at any time after the Series A Conversion Period, at a price, in cash, equal to the liquidation preference plus accrued and unpaid dividends to the date of redemption. Subject to certain limited exceptions and except as required by law, holders of the Series A Preferred have no voting rights.

     As of February 28, 1999, the Company had outstanding 1,042.60156 shares of the Series B Preferred (having an aggregate liquidation preference $62,556,000). Holders of the Series B Preferred are entitled to receive cumulative dividends accruing at the annual rate of 8% of the aggregate liquidation preference thereof. Dividends are payable quarterly, in arrears, by the issuance of additional shares of Series B Preferred having an aggregate liquidation preference equal to the amount of such dividends. Unless full cumulative dividends on all outstanding shares of Series B Preferred have been paid, the Company may not make dividend payments or distributions on any securities junior to the Series B Preferred ("Series B Junior Securities") (other than dividend payments or other distributions paid solely in shares of Series B Junior Securities) or redeem or make sinking fund or similar contributions for the redemption of any Series B Junior Securities.

     This description is intended as a summary and is qualified in its entirety by reference to the DGCL, to the certificates of designation setting forth the rights of the holders of the Series A Preferred and Series B Preferred and to the Conversion and Exchange Agreement.

OUTSTANDING OPTIONS AND WARRANTS


     As of February 28, 1999, there were outstanding options to purchase 916,987.65 shares of the Common Stock pursuant to the Plan with a weighted average exercise price of $18.48 per share. See "Management -- Incentive Stock Plan." As of the same date, there were outstanding warrants to purchase 175,636.10 shares of the Common Stock with a weighted average exercise price of $11.96 per share. Under the Kofalt Warrant, Mr. Kofalt has the right to purchase up to 124,960 shares of Common Stock at an exercise price of $10.71 per share. The Kofalt Warrant is presently exercisable and expires on August 31, 1999. Rory Cole has the right to purchase up to 47,031.80 shares of Common Stock at an exercise price of $14.88 per share (the "Cole Warrant"). The Cole Warrant is presently exercisable and expires on July 11, 2002. Gordon Hecht has a warrant to purchase up to 3,644.30 shares of Common Stock at an exercise price of $17.15 per share (the "Hecht Warrant"). The Hecht Warrant is presently exercisable and expires on December 31, 2000. The Kofalt Warrant, the Cole Warrant and the Hecht Warrant provide for adjustments to the number of exercisable shares and the exercise price if the Company pays a common stock dividend or distribution to its stockholders, subdivides its common stock, combines its common stock into a smaller number of shares or issues by reclassification of its common stock other securities, subject to certain exceptions and limitations.


REGISTRATION RIGHTS OF CERTAIN SECURITY HOLDERS

     Pursuant to the Registration Rights Agreement, nine months after the consummation of the Offering, CDPQ has the right, on two occasions, subject to certain conditions, to require the Company to register under the Securities Act shares of common stock to be issued to CDPQ upon the conversion of the Class B Common. Pursuant to the Common Stock Registration Rights Agreement among the Company, VPC, GVL, Salomon Brothers Inc, Merrill Lynch, Pierce Fenner & Smith Incorporated and U.S. Trust Company of Texas, N.A., dated as of February 14, 1997, holders of the Class C Common have the right after the 90th day following the Offering, and subject to certain conditions, to require the Company to effect one demand registration of the Common Stock to be issued upon conversion of the Class C Common (the "Class C Registration Shares"). Such demand registration rights only may be exercised upon the written request of holders of at least one-third of the Class C Registration Shares. In lieu of filing and causing to become effective a demand registration, the Company may satisfy its obligation with respect to such demand registration by making and consummating an offer to purchase all of the Class C Registration Shares at a price at least equal to the fair market value.


     The Company is party to several agreements pursuant to which certain holders of the Company's securities have the right, under certain circumstances, to require the Company to include their shares of Common Stock (or shares of Common Stock issuable upon exercise or conversion of certain outstanding warrants or convertible securities) in registration statements filed by the Company under the Securities Act. The rights cover an aggregate of 8,279,348 shares of Common Stock. In addition, certain stockholders have exercised their right to include certain shares of Common Stock in the Registration Statement of which this Prospectus forms a part.


TRANSFER AGENT


     The Transfer Agent and Registrar for the Common Stock is American Stock Transfer & Trust Company.


SHARES ELIGIBLE FOR FUTURE SALE


     Upon consummation of the Offering, the Company will have outstanding 33,539,458 shares of Common Stock. Of these shares, the 6,250,000 shares of Common Stock offered hereby (and any additional shares of Common Stock sold upon exercise of the Underwriters' over-allotment option) will be freely tradeable without restriction or further registration under the Securities Act. The remaining shares of Common Stock held by the existing stockholders (including any shares of Common Stock issued upon conversion of the Series A Preferred) are "restricted securities" under the Securities Act. The restricted shares were issued and sold by the Company in private transactions in reliance upon exemptions from registration under the Securities Act and may not be sold except in compliance with the registration requirements of the Securities Act or pursuant to an exemption from registration, such as the exemption provided by Rule 144 under the Securities Act ("Rule 144"). In general, under Rule 144 as currently in effect, beginning 90 days after the conclusion of the Offering, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least one year, including persons who may be deemed "affiliates" of the Company, will be entitled to sell in any three-month period a number of shares of Common Stock that does not exceed the greater of: (i) 1% of the then outstanding shares of Common Stock (approximately 335,395 shares after giving effect to the Offering) or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Commission. Sales pursuant to Rule 144 are also subject to certain other requirements relating to manner of sale, notice and availability of current public information about the Company. A person who has beneficially owned restricted securities for at least two years and who is not, and has not been at anytime during the three month period immediately preceding the sale, an affiliate of the Company is entitled to sell restricted shares pursuant to Rule 144(k) without regard to the limitations described above.


     Because there has been no public market for shares of the Common Stock of the Company, the Company is unable to predict the effect that sales made under Rule 144, pursuant to future registration statements or otherwise, may have on the market price for the shares of Common Stock. Nevertheless, sales of a substantial amount of Common Stock in the public market, or the perception that such sales could occur, could adversely affect market prices.

FUTURE SALES OF STOCK TO EMPLOYEES

     The Company plans to seek to attract and retain employees in part by offering stock options and other purchase rights for a significant number of shares of Common Stock. These plans may have the effect of diluting the percentage of ownership in the Company of the then existing stockholders. See "Management -- Incentive Stock Plan" and "-- Stock Purchase Plan."

CERTAIN PROVISIONS OF OPTEL'S CERTIFICATE OF INCORPORATION AND BYLAWS AND OF DELAWARE LAW

     General. The Certificate of Incorporation and Bylaws of OpTel and the DGCL contain certain provisions that could make more difficult the acquisition of OpTel by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of OpTel first to negotiate with

OpTel. Although such provisions may have the effect of delaying, deferring or preventing a change in control of OpTel, the Company believes that the benefits of increased protection of OpTel's potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms. See "Risk Factors -- Anti-Takeover Provisions." The description set forth below is intended as a summary only and is qualified in its entirety by reference to the Certificate of Incorporation and Bylaws of OpTel.


     Class B Common and Blank Check Preferred Stock. The Company's Certificate of Incorporation authorizes the issuance of up to 60,000,000 shares of Class B Common and up to 10,000,000 shares of preferred stock from time to time in one or more designated series. The approximately 7,302 outstanding shares of Series A Preferred and the approximately 1,043 outstanding shares of Series B Preferred will revert to authorized but unissued status upon their conversion into Common Stock. See "-- Preferred Stock." The Board, without approval of the stockholders, is authorized to establish voting, dividend, redemption, conversion, liquidation and other provisions of a particular series of preferred stock. The issuance of shares of Class B Common or preferred stock could, among other things, adversely affect the voting power or other rights of the holders of Common Stock and, under certain circumstances, make it more difficult for a third party to acquire, or discourage a third party from acquiring, control of the Company. See "Risk Factors -- Control by GVL" and "-- Anti-Takeover Provisions." The Board has no present intention to authorize the issuance of any shares of Class B Common or any additional series of preferred stock.


     Advance Notice Requirements for Stockholder Proposals and Director Nominations. Upon consummation of the Offering, OpTel's Bylaws will require advance notice procedures with regard to stockholder proposals and the nomination, other than by or at the direction of the Board of Directors or a committee thereof, of candidates for election as directors. These procedures will provide that notice of stockholder proposals and stockholder nominations for the election of directors at an annual meeting must be in writing and received by the Company no earlier than 90 days and no later than 60 days prior to the anniversary of the preceding year's annual meeting (or if the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, no earlier than the 90th day prior to such meeting and no later than the close of business on the later of the 60th day prior to such meeting or the tenth day following the date the annual meeting is announced). Nominations for the election of directors at a special meeting must be in writing and received by the Company no earlier than the 90th day prior to such meeting and no later than the close of business on the later of the 60th day prior to such meeting or the tenth day following the date such meeting is announced. The notice of stockholder nominations for the election of directors must set forth certain information with respect to each nominee who is not an incumbent director.

     Anti-Takeover Statute. Section 203 of the DGCL ("Section 203") prohibits certain persons ("Interested Stockholders") from engaging in a "business combination" with a Delaware corporation for three years following the date such persons become Interested Stockholders. Interested Stockholders generally include (i) persons who are the beneficial owners of 15% or more of the outstanding voting stock of the corporation and (ii) persons who are affiliates or associates of the corporation and who held 15% or more of the corporation's outstanding voting stock at any time within three years before the date on which such person's status as an Interested Stockholder is determined. Subject to certain exceptions, a "business combination" includes, among other things (i) mergers or consolidations, (ii) the sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets having an aggregate market value equal to 10% or more of either the aggregate market value of all assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation, (iii) transactions that result in the issuance or transfer by the corporation of any stock of the corporation to the Interested Stockholder, except pursuant to a transaction that effects a pro rata distribution to all stockholders of the corporation, (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation that is owned directly or indirectly by the Interested Stockholder or (v) any receipt by the Interested Stockholder of the benefit (except proportionately as a stockholder) of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

     Section 203 does not apply to a business combination if (i) before a person becomes an Interested Stockholder, the board of directors of the corporation approves the transaction in which the Interested Stockholder became an Interested Stockholder or approved the business combination, (ii) upon consummation of the transaction that resulted in the Interested Stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (other than certain excluded shares) or (iii) concurrently with or following a transaction in which the person became an Interested Stockholder, the business combination is (a) approved by the board of directors of the corporation and (b) authorized at an annual or special meeting of stockholders (and not by written consent) by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion summarizes the material United States federal income tax considerations generally applicable to holders acquiring the Common Stock in the Offering but does not purport to be a complete analysis of all potential consequences. The discussion is based upon the Code, Treasury regulations, Internal Revenue Service ("IRS") rulings and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively in a manner that could adversely affect a holder of the Common Stock. The discussion assumes that the holders of the Common Stock will hold it as a "capital asset" within the meaning of Section 1221 of the Code.

     The tax treatment of a holder of the Common Stock may vary depending on such holder's particular situation or status. Certain holders (including S corporations, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, taxpayers subject to alternative minimum tax and persons holding the Common Stock as part of a straddle, hedging or conversion transaction) may be subject to special rules not discussed below. The following discussion does not consider all aspects of United States federal income taxation that may be relevant to the purchase, ownership and disposition of the Common Stock by a holder in light of such holder's personal circumstances. In addition, the discussion does not consider the effect of any applicable foreign, state or local tax laws. PERSONS CONSIDERING THE PURCHASE OF COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

     For purposes of this discussion, a "U.S. Holder" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof, an estate whose income is includible in gross income for United States federal income tax purposes regardless of its source or a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust. A "Non-U.S. Holder" means a holder that is not a U.S. Holder.

TAX CONSEQUENCES TO U.S. HOLDERS

  Distributions on the Common Stock

     A cash distribution on the Common Stock will be taxable to the U.S. Holder as ordinary dividend income to the extent that the amount of the distribution does not exceed the Company's current or accumulated earnings and profits allocable to such distribution (as determined for United States federal income tax purposes). To the extent that the amount of the distribution exceeds the Company's current or accumulated earnings and profits allocable to such distribution, the distribution will be treated as a return of capital, thus reducing the holder's adjusted tax basis in the Common Stock with respect to which such distribution is made. The amount of any such excess distribution that exceeds the U.S. Holder's adjusted tax basis in the Common Stock will be taxed as capital gain and will be long-term capital gain if the U.S. Holder's holding period for the Common Stock exceeds one year. There can be no assurance that the Company will have sufficient earnings and profits to cause distributions on the Common Stock to be treated as dividends for United States federal income tax purposes. For purposes of the remainder of this discussion, the term "dividend" refers to a distribution paid out of current or accumulated earnings and profits, unless the context indicates otherwise.

     Dividends received by corporate U.S. Holders will generally be eligible for the 70% dividends-received deduction under Section 243 of the Code. There are, however, many exceptions and restrictions relating to the availability of the dividends-received deduction, such as restrictions relating to (i) the holding period of the stock on which the dividends are received, (ii) debt-financed portfolio stock, (iii) dividends treated as "extraordinary dividends" for purposes of Section 1059 of the Code and (iv) taxpayers that pay alternative minimum tax. Corporate U.S. Holders should consult their own tax advisors regarding the extent, if any, to which such exceptions and restrictions may apply to their particular factual situations. A corporate holder must satisfy a separate 46-day (91-day, in the case of certain preferred stock dividends) holding period requirement with respect to each dividend in order to be eligible for the dividends-received deduction with respect to such dividend.

  Sale or Other Taxable Disposition of Common Stock

     Upon a sale or other taxable disposition of the Common Stock, the difference between the sum of the amount of cash and the fair market value of other property received and the holder's adjusted tax basis in the Common Stock will be capital gain or loss. This gain or loss will be long-term capital gain or loss if the U.S. Holder's holding period for the Common Stock exceeds one year.

TAX CONSEQUENCES TO NON-U.S. HOLDERS

  Distributions on the Common Stock

     Dividends paid to a Non-U.S. Holder of Common Stock that are not effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder (or, if certain tax treaties apply, attributable to a permanent establishment therein maintained by the Non-U.S. Holder) will be subject to United States federal income tax, which generally will be withheld at a rate of 30% of the gross amount of the dividends unless the rate is reduced by an applicable income tax treaty. Under currently applicable Treasury regulations, dividends paid to an address in a country other than the United States are subject to withholding (unless the payor has knowledge to the contrary).

     Dividends paid to a Non-U.S. Holder of Common Stock that are effectively connected with a United States trade or business conducted by such Non-U.S. Holder will be taxed at the graduated rates applicable to United States citizens, resident aliens and domestic corporations (the "Regular Federal Income Tax") and will not be subject to withholding if the Non-U.S. Holder gives an appropriate statement to the Company or its paying agent in advance of the dividend payment. In addition to the Regular Federal Income Tax, effectively connected dividends (or dividends attributable to a permanent establishment) received by a Non-U.S. Holder that is a corporation may also be subject to an additional branch profits tax at a rate of 30% (unless the rate is reduced by an applicable income tax treaty).

  Sale or Other Taxable Disposition of Common Stock

     A Non-U.S. Holder generally will not be subject to United States federal income tax or withholding on gain recognized upon a sale or other disposition of Common Stock unless: (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder (or, if certain tax treaties apply, attributable to a permanent establishment therein maintained by the Non-U.S. Holder), in which case the branch profits tax also may apply if the Non-U.S. Holder is a corporation; (ii) in the case of a Non-U.S. Holder who is a non-resident alien individual and holds the Common Stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year and certain other conditions are met; or (iii) the Common Stock constitutes a United States real property interest by reason of the Company's status as a "United States real property holding corporation" ("USRPHC") for United States federal income tax purposes at any time within the shorter of the five-year period preceding such disposition or such Non-

U.S. Holder's holding period for the Common Stock. The Company does not believe that it is or will become a USRPHC for federal income tax purposes.

     If a Non-U.S. Holder falls within clause (i) or (iii) in the preceding paragraph, the holder will be taxed on the net gain derived from the sale under the Regular Federal Income Tax and may be subject to withholding under certain circumstances (and, in the case of a corporate Non-U.S. Holder, may also be subject to the branch profits tax described above). If a Non-U.S. Holder falls under clause (ii) in the preceding paragraph, the holder generally will be subject to United States federal income tax at a rate of 30% on the gain derived from the sale.

  Federal Estate Tax

     An individual Non-U.S. Holder who owns, or is treated as owning, Common Stock at the time of his or her death or has made certain lifetime transfers of an interest in Common Stock will be required to include the value of such Common Stock in his or her gross estate for United States federal estate tax purposes, and therefore may be subject to United States federal estate tax unless an applicable estate tax treaty provides otherwise.

  New Withholding Regulations

     The Treasury Department recently promulgated final regulations regarding the withholding and information reporting rules applicable to payments made to Non-U.S. Holders (the "New Withholding Regulations"). In general, the New Withholding Regulations do not significantly alter the substantive withholding and information reporting requirements but rather unify current certification procedures and forms and clarify reliance standards. The New Withholding Regulations are generally effective for payments made after December 31, 1999, subject to certain transition rules. NON-U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE IMPACT, IF ANY, OF THE NEW WITHHOLDING REGULATIONS.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     Generally, distributions on (and, in the case of U.S. Holders, proceeds from the sale of) Common Stock will be reported annually to holders of Common Stock and to the IRS.

     A U.S. Holder of Common Stock may be subject to backup withholding at the rate of 31% with respect to dividends paid on, or the proceeds of a sale or exchange of, the Common Stock, unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates its exemption or (b) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Holder of Common Stock that does not provide the Company with the holder's correct taxpayer identification number may be subject to penalties imposed by the IRS. A Non-U.S. Holder of Common Stock may also be subject to certain information reporting or backup withholding if certain requisite certification is not received or other exemptions do not apply. Any amount paid as backup withholding with respect to a holder of Common Stock would be creditable against such holder's United States federal income tax liability, provided that the required information is furnished to the IRS.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

THE 1998 NOTES

     On July 7, 1998, the Company issued $200,000,000 principal amount of
11 1/2% Senior Notes due 2008. The 1998 Notes mature on July 1, 2008. Cash interest on the 1998 Notes is payable semi-annually in arrears on each January 1 and July 1 at a rate of 11 1/2% per annum. Upon issuance of the 1998 Notes, the Company deposited with an escrow agent an amount of cash and government securities that, together with the proceeds from the investment thereof, were estimated to be sufficient to pay when due the first two interest payments on the 1998 Notes, with the balance to be retained by the Company. The 1998 Notes and the 1997 Notes are collateralized by a first priority security interest in such escrow account. The 1998 Notes may be redeemed at the Company's option at any time after July 1, 2003 upon payment of the redemption price plus accrued and unpaid interest, if any, to the date of redemption. In the event of a change of control of the Company, holders of the 1998 Notes have the right to require the Company to purchase their 1998 Notes, in whole or in part, at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase.

     The Indenture governing the 1998 Notes (the "1998 Indenture") contains certain covenants that, among other things, limit the ability of the Company and its subsidiaries to make certain restricted payments, incur additional indebtedness, pay dividends or make other distributions, repurchase equity interests or subordinated indebtedness, create certain liens, enter into certain transactions with affiliates, sell assets of the Company or its subsidiaries, issue or sell equity interests of the Company's subsidiaries or enter into certain mergers and consolidations. In addition, under certain circumstances, the Company is required to offer to purchase 1998 Notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase, with the proceeds of certain asset sales. The 1998 Indenture also provides for customary events of default. This description is intended as a summary and is qualified in its entirety by reference to the 1998 Indenture, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

THE 1997 NOTES

     The Company has outstanding $225,000,000 principal amount of 13% Senior Notes due 2005. The 1997 Notes mature on February 15, 2005. Cash interest on the 1997 Notes is payable semi-annually in arrears on each February 15 and August 15 at a rate of 13% per annum. Upon issuance of the 1997 Notes, the Company deposited with an escrow agent an amount of cash and government securities that, together with the proceeds from the investment thereof, were estimated to be sufficient to pay when due the first six interest payments on the 1997 Notes, with the balance to be retained by the Company. The 1997 Notes are collateralized by a first priority security interest in such escrow account. The 1997 Notes may be redeemed at the Company's option at any time after February 15, 2002 upon payment of the redemption price plus accrued and unpaid interest, if any, to the date of redemption. In the event of a change of control of the Company, holders of the 1997 Notes have the right to require the Company to purchase their 1997 Notes, in whole or in part, at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase.

     The Indenture governing the 1997 Notes (the "1997 Indenture") contains certain covenants that, among other things, limit the ability of the Company and its subsidiaries to make certain restricted payments, incur additional indebtedness, pay dividends or make other distributions, repurchase equity interests or subordinated indebtedness, create certain liens, enter into certain transactions with affiliates, sell assets of the Company or its subsidiaries, issue or sell equity interests of the Company's subsidiaries or enter into certain mergers and consolidations. In addition, under certain circumstances, the Company is required to offer to purchase 1997 Notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase, with the proceeds of certain asset sales. The 1997 Indenture also provides for customary events of default. The covenants set forth in the 1997 Indenture are similar, but more restrictive in some instances, to those in the 1998 Indenture. This description is intended as a summary and is qualified in its entirety by reference to the 1997 Indenture, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in an agreement between the Underwriters, the Selling Stockholders and the Company (the "Underwriting Agreement"), the Company and the Selling Stockholders have agreed to sell to each of the Underwriters named below (the "Underwriters"), and each of the Underwriters for whom Salomon Smith Barney Inc., Goldman, Sachs & Co., Bear, Stearns & Co. Inc. and CIBC Oppenheimer Corp. are acting as representatives (the "Representatives"), has severally agreed to purchase the number of shares of Common Stock (the "Shares") set forth opposite its name below:

UNDERWRITERS                                                  NUMBER OF SHARES
------------                                                  ----------------
Salomon Smith Barney Inc....................................
Goldman, Sachs & Co.........................................
Bear, Stearns & Co. Inc.....................................
CIBC Oppenheimer Corp. .....................................
                                                                 ----------
          Total.............................................
                                                                 ==========

     The Company and the Selling Stockholders have been advised by the Representatives that the several Underwriters initially propose to offer such Shares to the public at the Price to Public set forth on the cover page of this Prospectus and part of the Shares to certain dealers at such price less a
concession not in excess of $          per Share under the Price to Public. The
Underwriters may allow and such dealers may reallow a concession not in excess
of $          per Share to certain other dealers. After the Offering, the Price to Public and such concessions may be changed.

     The Underwriting Agreement provides that the obligations of the several Underwriters thereunder are subject to the approval of certain legal matters by counsel and to various other conditions. The nature of the Underwriters' obligations is such that they are committed to purchase and pay for all of the above Shares if any are purchased. The Shares are offered subject to receipt and acceptance by the Underwriters and to certain other conditions, including the right to reject orders in whole or in part.


     The Company granted to the Underwriters an option, exercisable during the 30-day period after the date of this Prospectus, to purchase up to an aggregate of 937,500 additional shares of Common Stock from the Company at the Price to Public less the Underwriting Discounts and Commissions, each as set forth on the cover page of this Prospectus. If the Underwriters exercise such option in whole or in part, then each Underwriter will be committed, subject to certain conditions, to purchase such additional shares proportionate to such Underwriter's initial commitment.


     The Underwriting Agreement provides that the Company and the Selling Stockholders will indemnify the Underwriters against certain liabilities and expenses, including liabilities under the Securities Act, or will contribute to payments that the Underwriters may be required to make in respect thereof.

     Subject to certain exceptions, the Company, its directors, executive officers and certain stockholders, including VPC and CDPQ, have agreed not to offer, sell, contract to sell or otherwise dispose of, directly or indirectly, or announce the offering of any shares of Common Stock, including any such shares beneficially owned or controlled by any such person, or any securities convertible into, or exchangeable or exercisable for, shares of the Common Stock, for 180 days from the date of this Prospectus, without the prior written consent of Salomon Smith Barney Inc.

     The Underwriters will not confirm sales to any discretionary account without the prior specific written approval of the customer.


     At the Company's request, the Underwriters have reserved up to 312,500 Shares (the "Directed Shares") for sale at the Price to Public to persons who are directors, officers or employees of, or otherwise associated with, the Company and its affiliates and who have advised the Company of their desire to purchase such Shares. The number of Shares available for sale to the general public will be reduced to the extent of sales of Directed Shares to any of the persons for whom they have been reserved. Any Shares not so purchased will be offered by the Underwriters on the same basis as all other Shares offered hereby.

     The following table shows the underwriting discounts and commissions to be paid to the Underwriters by OpTel. These amounts are shown assuming both no exercise and full exercise of the Underwriters' option to purchase additional shares of common stock.


                                                                     PAID BY OPTEL
                                                              ----------------------------
                                                              NO EXERCISE    FULL EXERCISE
                                                              -----------    -------------
Per share...................................................  $     1.12      $     1.12
Total.......................................................  $7,000,000      $8,050,000



     The underwriting discounts and commissions to be paid by the Selling Stockholders will be $1.12 per share and $437,214 total. The Underwriters have no option to purchase additional shares from the Selling Stockholders.


     During and after the Offering, the Underwriters may purchase and sell the Common Stock in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the Offering. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members of other broker-dealers in respect of the Shares sold in the Offering for their account may be reclaimed by the syndicate if such Shares are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Common Stock which may be higher than the price that might otherwise prevail in the open market. The Underwriters are not required to engage in these activities and may end these activities at any time.

     In addition, in connection with this offering, certain of the Underwriters (and selling group members) may engage in passive market making transactions in the Common Stock on the Nasdaq National Market, prior to the pricing and completion of the Offering. Passive market making consists of displaying bids on the Nasdaq National Market no higher than the bid prices of independent market makers and making purchases at prices no higher than those independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker's average daily trading volume in the Common Stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of the Common Stock to be higher than the price that otherwise would exist in the open market in the absence of such transactions. If passive market making is commenced, it may be discontinued at any time.

     Prior to the Offering, there has been no public market for the Common Stock. The Price to Public was determined by negotiations between the Company and the Representatives. Among the factors considered in determining the Price to Public were prevailing market conditions, the market values of publicly traded companies that the Underwriters believed to be somewhat comparable to the Company, the demand for the Shares and for similar securities of publicly traded companies that the Underwriters believed to be somewhat comparable to the Company, the future prospects of the Company and its industry in general, sales, earnings and certain other financial and operating information of the Company in recent periods and other factors deemed relevant. There can be no assurance that the prices at which the Shares will sell in the public market after the Offering will not be lower than the Price to Public.


     Salomon Brothers Inc (an affiliate of Salomon Smith Barney Inc.), Goldman, Sachs & Co. and CIBC Oppenheimer Corp. were initial purchasers in connection with the Company's offering, in July 1998, of $200,000,000 aggregate principal amount of the 1998 Notes, for which they received customary fees. Salomon Brothers Inc was an initial purchaser in connection with the Company's offering, in February 1997, of units consisting of $225,000,000 aggregate principal amount of the 1997 Notes and 1,125,000 shares of the Class C Common, for which it received customary fees. From time to time, Salomon Smith Barney Inc. (or certain of its affiliates) has provided, and may in the future provide, financial advisory services to the Company for which it has received, and expects to continue to receive, customary fees. Canadian Imperial Bank of Commerce, an affiliate of CIBC Oppenheimer Corp., acted as the administrative agent for the syndicate of lenders and as a lender in connection with the Senior Credit Facility, for which it received customary fees. Goldman Sachs

Credit Partners, L.P., an affiliate of Goldman, Sachs & Co., arranged the Senior Credit Facility and acted as a lender, for which it received customary fees.

                           CERTAIN MARKET INFORMATION

     Prior to the Offering, no class of equity securities of the Company has been traded in any public market. There can be no assurance that a public trading market will develop for the Common Stock or, if one develops after the completion of the Offering, that it will be sustained. See "Risk Factors -- Lack of Prior Public Market; Possible Volatility of Stock Price."

     The Company has applied for approval for quotation of the shares of Common Stock through the Nasdaq National Market under the symbol "OTEL" upon the effectiveness of this Registration Statement of which this Prospectus is a part.

                                 LEGAL MATTERS

     The validity of the securities offered hereby and certain other legal matters in connection with the sale of securities offered hereby will be passed upon for the Company by Kronish Lieb Weiner & Hellman LLP, 1114 Avenue of the Americas, New York, New York 10036. Certain federal regulatory matters related to the Offering or described herein will be passed upon for the Company by Goldberg, Godles, Wiener & Wright, 1229 Nineteenth Street, N.W., Washington, D.C. 20036, the Company's FCC counsel. Certain legal matters relating to the sale of the securities offered hereby will be passed upon for the Underwriters by Cahill Gordon & Reindel (a partnership including a professional corporation), 80 Pine Street, New York, New York 10005.

                                    EXPERTS

     The Consolidated Financial Statements of the Company as of August 31, 1997 and 1998 and for the years ended August 31, 1996, 1997 and 1998, and the Financial Statement of the Assets and Liabilities of ICS Communications, LLC, acquired by the Company for the year ended December 31, 1997, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement or the exhibits and schedules thereto, certain portions having been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits and financial statement schedules thereto, which may be inspected without charge at the public reference facility maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Seven World Trade Center, 13th Floor, New York, New York 10007 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such Web site is located at http://www.sec.gov. While the Company has disclosed all the information material to an investment decision regarding the Common Stock, statements made in this Prospectus concerning the contents of any document referred to herein are not necessarily complete. With respect to each such document filed with the Commission as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

     The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, a copy of any or all of the documents (other than exhibits to such documents) which have been incorporated by reference in the Registration Statement, upon the oral or written request of such person to OpTel, Inc., 1111 W. Mockingbird Lane, Dallas, Texas 75247 (telephone (214) 634-3800), Attention: Bertrand Blanchette.

                                   APPENDIX A
                                    GLOSSARY

     Access Charges -- The charges paid by an IXC to an ILEC or CLEC for the origination or termination of the IXC's customer's long distance calls.

     CAP (Competitive Access Provider) -- A service provider that competes with local telephone companies for access traffic by providing to high-volume customers private line access to IXCs. Although traditional CAPs did not provide a complete package of local exchange services, some CAPs have begun to provide local exchange services following the passage of the Telecom Act.

     Central Office -- The switching center and/or central circuit termination facility of a local telephone company.

     CLEC (Competitive Local Exchange Carrier) -- A telephone service provider (carrier) offering services similar to those offered by the former monopoly local telephone company. A CLEC may also provide other types of telecommunications services (e.g., long distance).

     CLEC Certification -- Granted by a state public service commission or public utility commission, this certification provides a telecommunications services provider with the legal standing to offer local exchange telephone services in direct competition with ILECs and other CLECs. Such certifications are granted on a state-by-state basis.

     Collocate or Collocation -- An interface point for the interconnection of a CLEC's network to the network of an ILEC or another CLEC. Collocation can be 1) physical, where the CLEC "builds" a fiber optic network extension into the ILEC's or CLEC's central office, or 2) virtual, where the ILEC or CLEC leases a facility, similar to that which it might build, to affect a presence in the ILEC's or CLEC's central office.

     Communications Act of 1934 -- Federal legislation that established rules for broadcast and nonbroadcast communications, including both wireless and wire line telephone service which continues, as amended, to be in effect today.

     EBITDA -- represents earnings before interest expense (net of interest income and amounts capitalized), income tax benefits, depreciation and amortization. EBITDA is not intended to represent cash flow from operations or an alternative to net loss, each as defined by generally accepted accounting principles. In addition, the measure of EBITDA presented herein may not be comparable to other similarly titled measures by other companies. The Company believes that EBITDA is a standard measure commonly reported and widely used by analysts, investors and other interested parties in the cable television and telecommunications industries. Accordingly, this information has been disclosed herein to permit a more complete comparative analysis of the Company's operating performance relative to other companies in its industry.

     FCC (Federal Communications Commission) -- The principal U.S. Government agency charged with the oversight of all public communications media.

     HDTV (High Definition Television) -- Digital signals used in television broadcasting which have been the subject of recent federal legislation.

     Head End -- Equipment necessary to receive video programming via satellite transmission and combine the signals into a channel lineup for distribution.

     Hertz, Megahertz and Gigahertz -- The dimensional unit for measuring the frequency with which an electromagnetic signal cycles through the zero-value state between lowest and highest states. One Hertz (abbreviated Hz) equals one cycle per second. MHz (MegaHertz) stands for millions of Hertz. GHz (GigaHertz) stands for billions of Hertz.

     ICP (Integrated Communications Provider) -- A communications carrier that provides packaged or integrated services from among a broad range of categories, including local exchange services, long distance services, data services, cable television services and other communications services.

     ILEC (Incumbent Local Exchange Carrier) -- The local exchange carrier that was the monopoly carrier prior to the opening of local exchange services to competition.

     Interconnection (co-carrier) Agreement -- A contract between an ILEC and a CLEC for the interconnection of the two networks for the purpose of mutual exchange of traffic between the networks, allowing customers of one of the networks to call users served by the other network. These agreements set out the financial and operational aspects of such interconnection.

     Interexchange Services -- Telecommunications services that are provided between two exchange areas, generally meaning between two cities (i.e., long distance).

     InterLATA -- Telecommunications services originating inside a LATA and terminating outside of that LATA.

     Internet -- A global collection of interconnected computer networks which use a specific communications protocol.

     ISDN (Integrated Services Digital Network) -- An information transfer standard for transmitting digital voice and data over telephone lines at speeds up to 128 KB per second.

     ISP (Internet Service Provider) -- A service provider that provides access to the Internet, normally for dial-access customers, by sharing communications lines and equipment.

     IXC (Interexchange Carrier) -- A provider of telecommunications services that extend between exchanges or cities, also known as a long distance provider.

     KB (Kilobits) per second -- A transmission rate. One kilobit equals 1,024 bits of information.

     LATA (Local Access and Transport Area) -- A geographic area inside of which a LEC can offer switched telecommunications services, including long distance (known as local toll). The LATA boundaries were established at the divestiture of the local exchange business of AT&T.

     LEC (Local Exchange Carrier) -- Any telephone service provider offering local exchange services. LECs include ILECs, RBOCs and CLECs.

     LMDS (Local Multipoint Distribution Service) -- A wireless point to multipoint communications service.

     Local Exchange -- An area inside of which telephone calls are generally completed without any toll or long distance charges. Local exchange areas are defined by the state regulator of telephone services.

     Local Exchange Services -- Telephone services that are provided within a local exchange. These usually refer to local calling services (e.g., dial tone services).

     MB (Megabits) per second -- A transmission rate. One megabit equals 1,024 kilobits.

     MDU (Multiple Dwelling Unit) -- High density residential complexes such as high- and low-rise apartment buildings, condominiums, cooperatives, townhouses and mobile home communities.

     MMDS (Multichannel Multipoint Distribution Service) -- A wireless point to multipoint distribution system using microwave transmitting and receiving equipment that broadcasts to individual subscribers in an omni-directional manner.

     Modem -- A device for transmitting digital information over an analog telephone line.

     Network Hubs -- Locations where the Company has installed Head End equipment and telecommunications transmitting and receiving equipment for distribution to MDUs.

     Network Operations Center -- A facility where the Company monitors and manages the Company's networks.

     PBX (Private Branch Exchange) -- A telephone switching system designed to operate at the MDU. A PBX connects telephones to each other and to lines and trunks that connect the PBX to the public network and/or private telephone networks.

     POP (Point of Presence) -- A location where a carrier, usually an IXC, has located transmission and terminating equipment to connect its network to the networks of other carriers or to customers.

     RBOC (Regional Bell Operating Company) -- ILECs created by the divestiture of the local exchange business of AT&T. These include BellSouth, Bell Atlantic, Ameritech, US WEST, SBC Communications, Inc. and PacBell.

     Reciprocal Compensation -- The compensation paid to and from one local exchange carrier to another for termination of a local call on the other's networks.

     STS (Shared Tenant Services) -- The provision of telecommunications services to multiple tenants by allowing these users to have shared access to telephone lines and other telephone services.

     SMATV (Satellite Master Antenna Television) -- Non-networked systems which transmit video programming via Head Ends located at individual MDUs.

     SONET (Synchronous Optical Network) -- Self-healing rings that provide high speed redundant connections for the delivery of voice traffic.

     Switch -- A device that opens or closes circuits or selects the paths or circuits to be used for transmission of information. Switching is the process of interconnecting circuits to form a transmission path between users. A switch also captures information for billing purposes.

     Switch-based -- A communications provider that delivers its services to the end-user via owned switches and leased (or owned) transport.

     T-1 -- A high-speed digital circuit typically linking high volume customer locations to long distance carriers or other customer locations. Typically utilized for voice transmissions as well as the interconnection of local area networks, T-1 service accommodates transmission speeds of up to 1.544 MB per second, which is equivalent to 24 voice grade equivalent circuits.

     Trunk -- A dedicated circuit which concentrates subscriber lines. A trunked system combines multiple channels with unrestricted access in such a manner that user demands for channels are automatically "queued" and then allocated to the first available channel.

                         INDEX TO FINANCIAL STATEMENTS

OPTEL, INC. AND SUBSIDIARIES:
Independent Auditors' Report................................  F-2
Consolidated Balance Sheets as of August 31, 1997 and 1998
  and February 28, 1999 (unaudited).........................  F-3
Consolidated Statements of Operations for the years ended
  August 31, 1996, 1997 and 1998, and the six months ended
  February 28, 1998 and 1999 (unaudited)....................  F-4
Consolidated Statements of Stockholders' Equity for the
  years ended August 31, 1996, 1997 and 1998 and the six
  months ended February 28, 1998 and 1999 (unaudited).......  F-5
Consolidated Statements of Cash Flows for the years ended
  August 31, 1996, 1997 and 1998 and the six months ended
  February 28, 1998 and 1999 (unaudited)....................  F-6
Notes to Consolidated Financial Statements..................  F-7
ACQUIRED COMPANY:
Assets and Liabilities Acquired of ICS Communications, LLC
  by OpTel, Inc.:
  Independent Auditors' Report.............................. F-24
  Statements of Revenues and Direct Expenses for the year
     ended December 31, 1997 and the three months ended
     March 31, 1998 (unaudited)............................. F-25
  Notes to Financial Statements............................. F-26

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
OpTel, Inc.:

     We have audited the accompanying consolidated balance sheets of OpTel, Inc. and subsidiaries (the "Company") as of August 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended August 31, 1996, 1997 and 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of OpTel, Inc. and subsidiaries as of August 31, 1997 and 1998, and the results of their operations and their cash flows for the years ended August 31, 1996, 1997 and 1998, in conformity with generally accepted accounting principles.

/s/  DELOITTE & TOUCHE LLP

Dallas, Texas
October 6, 1998

                          OPTEL, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                (DOLLARS IN THOUSANDS, EXCEPT PER-SHARE AMOUNTS)

                                     ASSETS

                                                                  AUGUST 31,
                                                             --------------------   FEBRUARY 28,
                                                               1997       1998          1999
                                                             --------   ---------   ------------
                                                                                    (UNAUDITED)
Cash and cash equivalents..................................  $ 87,305   $ 123,774    $  60,032
Restricted investments (Notes 6 and 12)....................    67,206      63,207       38,645
Accounts receivable (net of allowance for doubtful accounts
  of $1,125, $1,803 and $2,359 respectively)...............     4,044       9,458       12,845
Prepaid expenses, deposits and other assets................     1,836       2,317        2,593
Property and equipment, net (Note 4).......................   160,442     268,044      308,289
Intangible assets, net (Note 5)............................    82,583     160,370      159,055
                                                             --------   ---------    ---------
          TOTAL............................................  $403,416   $ 627,170    $ 581,459
                                                             ========   =========    =========

                              LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable, accrued expenses and other liabilities...  $ 21,896   $  31,842    $  30,759
Deferred revenue and customer deposits.....................     2,978       5,274        5,685
Convertible notes payable to stockholder (Note 9)..........   129,604          --           --
Notes payable and long-term obligations (Note 6)...........   228,573     429,278      428,853
                                                             --------   ---------    ---------
          Total liabilities................................   383,051     466,394      465,297
Commitments and contingencies (Notes 3 and 7)
Stockholders' equity (Notes 9, 10 and 13):
  Preferred stock, $.01 par value; 1,000,000 shares
     authorized; none issued and outstanding...............        --          --           --
  Series A preferred stock, $.01 par value; 10,000 shares
     authorized; none, 6,962 and 7,302 issued and
     outstanding...........................................        --     146,115      153,341
  Series B preferred stock, $.01 par value; 2,000 shares
     authorized; none, 991 and 1,043 issued and
     outstanding...........................................        --      61,343       63,827
  Class A common stock, $.01 par value; 8,000,000 shares
     authorized; none, 164,272 and 164,272 issued and
     outstanding...........................................        --           2            2
  Class B common stock, $.01 par value; 6,000,000 shares
     authorized; 2,353,498 issued and outstanding..........        24          24           24
  Class C common stock, $.01 par value; 300,000 shares
     authorized; 225,000 issued and outstanding............         2           2            2
Additional paid-in capital.................................    97,683     113,780      113,780
Accumulated deficit........................................   (77,344)   (160,490)    (214,814)
                                                             --------   ---------    ---------
          Total stockholders' equity.......................    20,365     160,776      116,162
                                                             --------   ---------    ---------
          TOTAL............................................  $403,416   $ 627,170    $ 581,459
                                                             ========   =========    =========

                See notes to consolidated financial statements.

                          OPTEL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
          (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER-SHARE AMOUNTS)

                                                                                      SIX MONTHS ENDED
                                                        YEAR ENDED AUGUST 31,           FEBRUARY 28,
                                                    ------------------------------   -------------------
                                                      1996       1997       1998       1998       1999
                                                    --------   --------   --------   --------   --------
                                                                                         (UNAUDITED)
REVENUES:
  Cable television................................  $ 25,893   $ 36,915   $ 61,081   $ 25,247   $ 38,095
  Telecommunications..............................     1,711      2,922      3,882      1,644      2,870
                                                    --------   --------   --------   --------   --------
          Total revenues..........................    27,604     39,837     64,963     26,891     40,965
OPERATING EXPENSES:
  Programming, access fees and revenue sharing....    11,868     19,202     28,825     12,419     18,689
  Customer support, general and administrative....    19,636     28,926     35,847     15,855     26,335
  Depreciation and amortization...................     8,676     14,505     28,481     10,759     17,997
                                                    --------   --------   --------   --------   --------
          Total operating expenses................    40,180     62,633     93,153     39,033     63,021
                                                    --------   --------   --------   --------   --------
LOSS FROM OPERATIONS..............................   (12,576)   (22,796)   (28,190)   (12,142)   (22,056)
OTHER INCOME (EXPENSE):
  Interest expense on convertible notes payable to
     stockholder (Notes 4 and 9)..................    (5,342)   (15,204)    (9,640)    (9,640)        --
  Other interest expense..........................      (657)   (16,210)   (38,837)   (16,386)   (25,837)
  Interest and other income.......................       145      5,675      8,913      4,141      3,279
                                                    --------   --------   --------   --------   --------
LOSS BEFORE INCOME TAXES AND EXTRAORDINARY ITEM...   (18,430)   (48,535)   (67,754)   (34,027)   (44,614)
INCOME TAXES (Note 8).............................        --         --         --         --         --
                                                    --------   --------   --------   --------   --------
LOSS BEFORE EXTRAORDINARY ITEM....................   (18,430)   (48,535)   (67,754)   (34,027)   (44,614)
EXTRAORDINARY LOSS ON DEBT EXTINGUISHMENT (Note
  6)..............................................        --         --     (6,644)        --         --
                                                    --------   --------   --------   --------   --------
NET LOSS..........................................   (18,430)   (48,535)   (74,398)   (34,027)   (44,614)
EARNINGS ATTRIBUTABLE TO PREFERRED STOCK..........        --         --     (8,748)        --     (9,710)
                                                    --------   --------   --------   --------   --------
NET LOSS ATTRIBUTABLE TO COMMON EQUITY............  $(18,430)  $(48,535)  $(83,146)  $(34,027)  $(54,324)
                                                    ========   ========   ========   ========   ========
BASIC AND DILUTED LOSS BEFORE EXTRAORDINARY ITEM
  PER SHARE OF COMMON EQUITY......................  $  (8.30)  $ (19.98)  $ (28.94)  $ (13.20)  $ (19.81)
BASIC AND DILUTED EXTRAORDINARY LOSS PER SHARE OF
  COMMON EQUITY...................................        --         --      (2.51)        --         --
                                                    --------   --------   --------   --------   --------
BASIC AND DILUTED LOSS PER SHARE OF COMMON EQUITY
  (Notes 2 and 10)................................  $  (8.30)  $ (19.98)  $ (31.45)  $ (13.20)  $ (19.81)
                                                    ========   ========   ========   ========   ========
WEIGHTED AVERAGE NUMBER OF SHARES OF COMMON EQUITY
  OUTSTANDING (Notes 2 and 10)....................     2,220      2,430      2,644      2,578      2,743
                                                    ========   ========   ========   ========   ========

                See notes to consolidated financial statements.

                          OPTEL, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                       (DOLLARS AND SHARES IN THOUSANDS)

                                       SERIES A                    SERIES B                  CLASS A               CLASS B
                                    PREFERRED STOCK             PREFERRED STOCK           COMMON STOCK          COMMON STOCK
                               -------------------------   -------------------------   -------------------   -------------------
                                 SHARES      LIQUIDATION     SHARES      LIQUIDATION     SHARES       PAR      SHARES       PAR
                               OUTSTANDING      VALUE      OUTSTANDING      VALUE      OUTSTANDING   VALUE   OUTSTANDING   VALUE
                               -----------   -----------   -----------   -----------   -----------   -----   -----------   -----
BALANCE, SEPTEMBER 1, 1995...      --         $     --          --         $    --          --        $--       2,150       $21
 Issuance of stock upon debt
   conversion................      --               --          --              --          --         --         171         2
 Contribution and
   cancellation of shares....      --               --          --              --          --         --         (16)       --
 Net loss....................      --               --          --              --          --         --          --        --
                                   --         --------         ---         -------         ---        ---       -----       ---
BALANCE, AUGUST 31, 1996.....      --               --          --              --          --         --       2,305        23
 Issuance of stock with
   senior notes offering.....      --               --          --              --          --         --          --        --
 Stock options exercised.....      --               --          --              --          --         --          48         1
 Net loss....................      --               --          --              --          --         --          --        --
                                   --         --------         ---         -------         ---        ---       -----       ---
BALANCE, AUGUST 31, 1997.....      --               --          --              --          --         --       2,353        24
 Earnings attributable to
   preferred stock...........      --            6,871          --           1,877          --         --          --        --
 Issuance of stock upon debt
   conversion................       7          139,244          --              --          --         --          --        --
 Issuance of stock to acquire
   the ICS operations........      --               --           1          59,466         164          2          --        --
 Net loss....................      --               --          --              --          --         --          --        --
                                   --         --------         ---         -------         ---        ---       -----       ---
BALANCE, AUGUST 31, 1998.....       7          146,115           1          61,343         164          2       2,353        24
 Earnings attributable to
   preferred stock
   (unaudited)...............      --            7,226          --           2,484          --         --          --        --
 Net loss (unaudited)........      --               --          --              --          --         --          --        --
                                   --         --------         ---         -------         ---        ---       -----       ---
BALANCE, FEBRUARY 28, 1999
 (unaudited).................       7         $153,341           1         $63,827         164        $ 2       2,353       $24
                                   ==         ========         ===         =======         ===        ===       =====       ===

                                     CLASS C
                                  COMMON STOCK
                               -------------------   ADDITIONAL
                                 SHARES       PAR     PAID-IN     ACCUMULATED
                               OUTSTANDING   VALUE    CAPITAL       DEFICIT      TOTAL
                               -----------   -----   ----------   -----------   --------
BALANCE, SEPTEMBER 1, 1995...       --        $--     $ 78,902     $ (10,379)   $ 68,544
 Issuance of stock upon debt
   conversion................       --         --        9,163            --       9,165
 Contribution and
   cancellation of shares....       --         --           --            --          --
 Net loss....................       --         --           --       (18,430)    (18,430)
                                   ---        ---     --------     ---------    --------
BALANCE, AUGUST 31, 1996.....       --         --       88,065       (28,809)     59,279
 Issuance of stock with
   senior notes offering.....      225          2        6,998            --       7,000
 Stock options exercised.....       --         --        2,620            --       2,621
 Net loss....................       --         --           --       (48,535)    (48,535)
                                   ---        ---     --------     ---------    --------
BALANCE, AUGUST 31, 1997.....      225          2       97,683       (77,344)     20,365
 Earnings attributable to
   preferred stock...........       --         --           --        (8,748)         --
 Issuance of stock upon debt
   conversion................       --         --           --            --     139,244
 Issuance of stock to acquire
   the ICS operations........       --         --       16,097            --      75,565
 Net loss....................       --         --           --       (74,398)    (74,398)
                                   ---        ---     --------     ---------    --------
BALANCE, AUGUST 31, 1998.....      225          2      113,780      (160,490)    160,776
 Earnings attributable to
   preferred stock
   (unaudited)...............       --         --           --        (9,710)         --
 Net loss (unaudited)........       --         --           --       (44,614)    (44,614)
                                   ---        ---     --------     ---------    --------
BALANCE, FEBRUARY 28, 1999
 (unaudited).................      225        $ 2     $113,780     $(214,814)   $116,162
                                   ===        ===     ========     =========    ========

                See notes to consolidated financial statements.

                          OPTEL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                                            SIX MONTHS ENDED
                                                           YEAR ENDED AUGUST 31,              FEBRUARY 28,
                                                      --------------------------------     -------------------
                                                        1996       1997        1998          1998       1999
                                                      --------   ---------   ---------     --------   --------
                                                                                               (UNAUDITED)
OPERATING ACTIVITIES:
  Net loss..........................................  $(18,430)  $ (48,535)  $ (74,398)    $(34,027)  $(44,614)
  Adjustments to reconcile net loss to net cash flow
    used in operating activities:
    Depreciation and amortization...................     8,676      14,505      28,481       10,759     17,997
    Noncash portion of extraordinary loss on debt
      extinguishment................................        --          --       5,349           --         --
    Noncash interest expense........................     5,661      15,107      10,950       10,291        691
    Noncash interest earned on restricted
      investments...................................        --      (2,303)     (3,466)      (1,927)    (1,180)
    Increase (decrease) in cash from changes in
      operating assets and liabilities, net of
      effect of business combinations:
      Accounts receivable...........................    (1,370)       (754)     (4,003)      (1,493)    (3,387)
      Prepaid expenses, deposits and other assets...      (126)       (785)        (68)         118       (276)
      Deferred revenue and customer deposits........       906         640       1,081          653        411
      Accounts payable, accrued expenses and other
        liabilities.................................     4,230       6,190       9,806          411     (1,083)
                                                      --------   ---------   ---------     --------   --------
        Net cash flows used in operating
          activities................................      (453)    (15,935)    (26,268)     (15,215)   (31,441)
                                                      --------   ---------   ---------     --------   --------
INVESTING ACTIVITIES:
  Purchases of businesses...........................    (9,916)     (6,717)    (43,354)     (37,018)        --
  Acquisition of intangible assets..................    (7,904)    (10,112)     (7,172)      (4,274)    (4,552)
  Purchases and construction of property and
    equipment.......................................   (54,217)    (61,393)    (78,471)     (33,626)   (52,376)
  Purchases of restricted investments...............        --     (79,609)    (21,785)          --         --
  Proceeds from maturity of restricted
    investments.....................................        --      14,706      29,250       14,625     25,742
                                                      --------   ---------   ---------     --------   --------
        Net cash flows used in investing
          activities................................   (72,037)   (143,125)   (121,532)     (60,293)   (31,186)
                                                      --------   ---------   ---------     --------   --------
FINANCING ACTIVITIES:
  Proceeds from convertible notes payable...........    73,438      33,700          --           --         --
  Repayments on convertible notes payable...........        --     (10,000)         --           --         --
  Proceeds from senior notes payable................        --     218,000     200,000           --         --
  Financing costs of senior notes payable...........        --      (5,738)     (6,480)          --         --
  Proceeds from bank financing, net of transaction
    costs...........................................        --          --     119,329      119,852         --
  Repayment on bank financing.......................        --          --    (125,000)          --         --
  Proceeds from issuance of common stock............        --       9,620          --           --         --
  Payment on notes payable and long-term
    obligations.....................................    (1,307)       (894)     (3,580)      (2,107)    (1,115)
                                                      --------   ---------   ---------     --------   --------
        Net cash flows provided by (used in)
          financing activities......................    72,131     244,688     184,269      117,745     (1,115)
                                                      --------   ---------   ---------     --------   --------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS.......................................      (359)     85,628      36,469       42,237    (63,742)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR......     2,036       1,677      87,305       87,305    123,774
                                                      --------   ---------   ---------     --------   --------
CASH AND CASH EQUIVALENTS AT END OF YEAR............  $  1,677   $  87,305   $ 123,774     $129,542   $ 60,032
                                                      ========   =========   =========     ========   ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  (Notes 3 and 9):
  Cash paid during the period for interest..........  $    290   $  15,059   $  36,831     $ 15,997   $ 26,492
                                                      ========   =========   =========     ========   ========
  Increase in capital lease obligations.............  $    879   $   1,630   $   2,742     $  1,306   $     --
                                                      ========   =========   =========     ========   ========
  Convertible debt issued for accrued interest......  $  6,436   $  16,490   $   9,640     $  9,640   $     --
                                                      ========   =========   =========     ========   ========
  Common stock issued for convertible debt..........  $  9,166   $      --   $      --     $     --   $     --
                                                      ========   =========   =========     ========   ========
  Preferred stock issued for convertible debt.......  $     --   $      --   $ 139,244     $     --   $     --
                                                      ========   =========   =========     ========   ========
  Preferred stock issued for purchase of business...  $     --   $      --   $  59,466     $     --   $     --
                                                      ========   =========   =========     ========   ========
  Common stock issued for purchase of business......  $     --   $      --   $  16,099     $     --   $     --
                                                      ========   =========   =========     ========   ========
  Earnings attributable to preferred stock..........  $     --   $      --   $   8,748     $     --   $  9,710
                                                      ========   =========   =========     ========   ========

                See notes to consolidated financial statements.

                          OPTEL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               YEARS ENDED AUGUST 31, 1996, 1997 AND 1998 AND THE
            SIX MONTHS ENDED FEBRUARY 28, 1998 AND 1999 (UNAUDITED)
                (DOLLARS IN THOUSANDS, EXCEPT PER-SHARE AMOUNTS)

1. DESCRIPTION OF BUSINESS

     OpTel, Inc., a Delaware corporation, and subsidiaries (the "Company" or "OpTel") is the successor of the cable television and telecommunications operations of Vanguard Communications, L.P. ("Vanguard"). Vanguard commenced operations in April 1993. On December 20, 1994, Vanguard contributed its cable television and telecommunications operations to its wholly owned subsidiary, OpTel. The contribution to OpTel was recorded at Vanguard's historical cost.

     OpTel is a developer, operator and owner of private cable television and telecommunications systems that utilize advanced technologies to deliver cable television and telecommunications services to customers in multiple dwelling units ("MDUs"). The Company negotiates long-term, generally exclusive cable television service agreements and nonexclusive telecommunications service agreements with owners and managers of MDUs, generally for terms of up to 15 years. The Company's primary markets are major metropolitan areas in Arizona, California, Colorado, Florida, Georgia, Illinois, Indiana, Texas and Washington, D.C.

     During the period from April 20, 1993 (date of inception) to March 31, 1995, the Company was wholly owned by Vanguard. On March 31, 1995, VPC Corporation ("VPC") (a wholly owned subsidiary of Le Groupe Videotron Ltee ("Videotron"), a Quebec corporation) acquired a 66.75% interest in the Company. At August 31, 1998, VPC's interest in the Company was 70.13% (see Note 9).

2. SIGNIFICANT ACCOUNTING POLICIES

     Interim Financial Information -- The accompanying unaudited interim consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial information. In the opinion of management, all adjustments (consisting only of normal recurring entries) considered necessary for a fair presentation have been included. Operating results for the six month periods ended February 28, 1998 and 1999, are not necessarily indicative of the results that may be expected for the entire fiscal year or any other interim period.

     Principles of Consolidation -- The consolidated financial statements include the accounts of OpTel and its wholly owned and majority-owned subsidiaries and limited partnerships. All significant intercompany accounts and transactions have been eliminated. Amounts due to minority limited partners are included in notes payable and long-term obligations.

     Cash and Cash Equivalents -- Cash and cash equivalents of the Company are composed of demand deposits with banks and highly liquid, short-term investments with maturities of three months or less when purchased.

     Restricted Investments -- Restricted investments of the Company are composed of U.S. Treasury securities restricted for payment of interest on the Company's Senior Notes. These investments are classified as held to maturity and are carried at amortized cost.

     Property and Equipment -- Property and equipment are stated at cost, which includes amounts for construction materials, direct labor and overhead, and capitalized interest. When assets are disposed of, the costs and related accumulated depreciation are removed, and any resulting gain or loss is reflected in income for the period. Cost of maintenance and repairs is charged to operations as incurred; significant renewals and betterments are capitalized.

                          OPTEL, INC. AND SUBSIDIARIES

     Depreciation is calculated using the straight-line method over the estimated useful lives of the various classes of property and equipment as follows:

Headends....................................................  15 years
Telephone switches..........................................  10 years
Distribution systems and enhancements.......................  15 years
Computer software and equipment.............................  2 to 4 years
Other.......................................................  5 to 10 years

     Management routinely evaluates its recorded investments for impairment in accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," based on projected undiscounted cash flows and other methods when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Management believes the investments to be recoverable.

     Intangible Assets -- Costs associated with licensing fees, commissions and other direct costs incurred in connection with the execution of rights-of-entry agreements to provide cable television and telecommunications service to MDUs, the excess of purchase price over the fair value of tangible assets acquired (goodwill) and other intangible assets are amortized using the straight-line method over the following estimated useful lives:

Goodwill..............................................  20 years
Licensing fees and rights-of entry costs..............  Initial term of contract
Deferred financing costs..............................  Terms of indebtedness
Other.................................................  1 to 5 years

     Management routinely evaluates its recorded investments in intangible assets for impairment in accordance with SFAS No. 121 based on projected undiscounted cash flows and other methods when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable and believes the investments to be recoverable. Amounts recorded as goodwill have been acquired in the business combinations discussed in Note 3. Such amounts are generally attributable to market entry or expansion.

     Federal and State Income Taxes -- Prior to August 2, 1996, the Company and its corporate subsidiaries filed a consolidated federal income tax return. Beginning August 2, 1996, in connection with VPC's acquiring additional stock from Vanguard, the Company was included in VPC's consolidated federal income tax return. Effective February 14, 1997, as the result of issuing Class C Common (see Notes 6 and 9), the Company was deconsolidated from VPC for tax purposes. Beginning March 1, 1998, as the result of VPC's converting its convertible notes payable to Series A Preferred, the Company will be included in VPC's consolidated federal income tax return. Effective April 13, 1998, as the result of issuing shares of Common Stock and Series B Preferred, the Company will again be required to file a separate consolidated federal income tax return. During the period in which the Company was consolidated with VPC, for purposes of financial reporting, the Company recorded federal and state income tax as if it were filing a separate return. Deferred tax assets and liabilities are recorded based on the difference between the tax basis of the assets and liabilities and their carrying amounts for financial reporting purposes, referred to as "temporary differences." Provision is made or benefit recognized for deferred taxes relating to temporary differences in the recognition of expense and income for financial reporting purposes. To the extent a deferred tax asset does not meet the criterion of "more likely than not" for realization, a valuation allowance is recorded.

     Revenue Recognition and Deferred Revenue -- The Company recognizes revenue as cable television programming and telecommunications services are provided to subscribers. OpTel typically bills customers in advance for monthly cable television services, which results in the deferral of revenue until those services are

                          OPTEL, INC. AND SUBSIDIARIES
provided. Installation revenue is recognized in the period installation services are provided to the extent of direct selling costs. For all periods presented, installation revenues have not exceeded direct selling costs. The Company expenses all initial subscriber costs as incurred due to the short-term subscriber lives associated with MDU service and because such costs do not constitute additions to property and equipment.

     Net Loss per Common Share -- The computation of basic and diluted loss per common share is based on the weighted average number of common shares outstanding during the period (see Note 10). Common stock equivalents are included in the computation if they are dilutive. For the year ended August 31, 1996, the convertible notes payable to stockholder are excluded from the diluted earnings per share calculation because of their antidilutive effect. For the years ended August 31, 1997 and 1998, the convertible notes payable to stockholder; the Series A and the Series B preferred stock; and 90,037 and 123,685 stock options and warrants, respectively, are excluded from the diluted earnings per share calculation because of their antidilutive effect. As a result, diluted loss per common share for the years ended August 31, 1996, 1997 and 1998, is considered to be the same as basic.

     Derivative Financial Instruments -- Derivative financial instruments are utilized by the Company to reduce interest rate risk and include interest rate swaps. The Company does not hold or issue derivative financial instruments for speculative or trading purposes. Gains and losses resulting from the termination of derivative financial instruments are recognized over the shorter of the remaining original contract lives of the derivative financial instruments or the lives of the related hedged positions or, if the hedged positions are sold or extinguished, are recognized in the current period as gain or loss.

     Acquisitions -- The Company's acquisitions are accounted for using the purchase method of accounting and include results of operations of the acquired businesses in the accompanying consolidated financial statements from the dates of acquisition. Identifiable tangible and intangible assets acquired and liabilities assumed are recorded at their estimated fair value at the date of acquisition. The excess of the purchase price over the net assets acquired is recorded as goodwill.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reporting amounts of certain assets, liabilities, revenues and expenses. Actual results may differ from such estimates. The Company is in the initial stages of entering new markets and acquiring or constructing the infrastructure necessary to deliver cable television and telecommunication services. The Company's network upgrades and investment in central office switched telecommunications require significant investment, a portion of which will not be recovered unless the Company's customer base increases from current levels, as to which there can be no assurance due to possible adverse effects of competition, regulatory changes, technology changes, the ability to finance future expenditures or other unforeseen factors. The carrying value of property, equipment and intangible assets will be subject to ongoing assessment.

     New Accounting Pronouncements -- In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, "Earnings per Share," which established new standards for computing and presenting earnings per share and was effective for financial statements issued for periods ending after December 15, 1997, including interim periods. Prior periods presented have been restated to reflect the adoption of SFAS No. 128, which did not have a significant impact upon the Company's reported earnings per share.

     Effective September 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income," which established standards for reporting and display of comprehensive income and its components in the financial statements. The Company has no items of other comprehensive income to report in the periods presented.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for the way public companies disclose information about

                          OPTEL, INC. AND SUBSIDIARIES
operating segments, products and services, geographic areas and major customers. The Company will adopt the disclosure requirements in the fiscal year ending August 31, 1999.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes standards for accounting and reporting for derivative instruments. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999; however, earlier application is permitted. Management is currently not planning on early adoption of this statement and has not completed an evaluation of the impact of the provisions of this statement on the Company's consolidated financial statements.

     Reclassifications -- Certain reclassifications of prior-year amounts have been made to conform to the current-year presentation.

3. ACQUISITIONS

     On December 28, 1994, the Company acquired the stock of the operating subsidiaries of International Richey Pacific Cablevision, Ltd. ("IRPC"). The Company, as a result of the acquisition from IRPC, is a general partner in limited partnership investments (the "Partnerships"). The operations of these Partnerships have been consolidated with those of the Company. The Company had the option to purchase the interest of each limited partner at defined amounts ranging from 110% to 140% of each limited partner's initial capital contribution for the first four years of the partnership agreements and was required to purchase the interests at the end of the fifth year at 150% of the initial capital contribution. During the periods ended August 31, 1996, 1997 and 1998, OpTel paid $392, $0 and $753, respectively, to repurchase all of the partnership obligations, including the appreciation described above (see Note 6). The operations of the acquired subsidiaries and the partnerships are located in the San Diego, California, and Phoenix, Arizona, areas.

     On January 11, 1995, the Company purchased the assets of EagleVision for $15,200 in cash, the assumption of approximately $110 of liabilities and a deferred payment due to the seller of not less than $6,000 and not more than $10,000 based on the profitability of OpTel's assets in the Houston, Texas, market with certain adjustments. This deferred payment is payable at the seller's option, either (a) following the sale of all or substantially all of the EagleVision assets or the sale of a majority of the outstanding voting capital of the OpTel subsidiary that acquired EagleVision assets to a third party that is not an affiliate or (b) at the conclusion of the fifth or sixth year following the acquisition. This deferred payment is carried on the accompanying consolidated balance sheets in notes payable and long-term obligations at the net present value of the estimated final payment with an accretion of interest recorded to operations. As of the date of acquisition and as of August 31, 1998, the estimated payment due was $6,000 with a net present value at August 31, 1997 and 1998, of $4,903 and $5,338, respectively. EagleVision's operations are located in the Houston, Texas, area.

     On June 30, 1995, the Company purchased the stock of Sunshine Television Entertainment, Inc. ("Sunshine") for $5,500 in cash and the assumption of approximately $350 of liabilities. Sunshine's operations are located in the Miami, Florida, area.

     On July 31, 1995, the Company purchased the assets of Interface Communications Group, Inc. and certain related entities ("Interface") for $8,900 in cash and the assumption of approximately $30 of liabilities. The operations of Interface are located in the Denver, Colorado, area.

     On August 31, 1995, the Company purchased the general and limited partnership interests of Triax Associates V, L.P. ("Triax"), for $15,200 in cash and the assumption of approximately $100 of liabilities. The operations of Triax are located in the Chicago, Illinois, area.

     On January 30, 1996, the Company purchased the assets of Telecom Master L.P. and Telecom Satellite Systems Corporation ("Telecom") for approximately $5,700 in cash and the assumption of $100 of liabilities. The operations of Telecom are located in the Dallas, Texas, area.

                          OPTEL, INC. AND SUBSIDIARIES

     On August 2, 1996, the Company purchased certain assets of certain subsidiaries of Wireless Holdings, Inc., and Videotron (Bay Area), Inc., companies that are 50% and 80% owned and controlled by Videotron, respectively, for approximately $3,880. The amount paid represents the sellers' historical cost, which also approximates the acquired assets' estimated fair market value. The operations of the acquired assets are located in the San Francisco, California, and Tampa, Florida, areas.

     On November 12, 1996, the Company purchased the assets of Malvey Cable Company ("Nor-Cal") for approximately $2,500 in cash. The operations of Nor-Cal are located in the San Francisco, California, area.

     On March 14, 1997, the Company purchased the stock of Tara Communication Systems, Inc. ("Tara") for $2,450 in cash and the assumption of approximately $65 of liabilities. The operations of Tara are located in the Chicago, Illinois, area.

     On August 1, 1997, the Company purchased certain assets of Northgate Communications, Inc. ("Northgate") for approximately $1,700 in cash. The operations of Northgate are located in the Los Angeles and San Diego, California, areas.

     On October 27, 1997, the Company purchased the residential cable television and associated fiber optic network assets of Phonoscope Ltd. and the stock of several affiliated entities (collectively "Phonoscope"). The operations of Phonoscope are in Houston, Texas. The purchase price consisted of $38 million in cash and the assumption of $0.2 million of liabilities. The purchase price was allocated $15.5 million to property and equipment, $5.4 million to rights-of-entry and $17.3 million to goodwill.


     On March 3, 1998, the Company entered into a definitive purchase agreement to acquire certain cable television and telephone assets of Interactive Cable Systems, Inc. ("ICS"). The total purchase price is approximately $83.4 million and consists of approximately $4.8 million of cash, Series B Preferred with a liquidation preference of $59.5 million, and 164,272 shares of Common Stock plus assumed liabilities of $1.6 million and including transaction costs of approximately $1.4 million. The Series B Preferred earns dividends at an annual rate of 8%, payable in additional shares of Series B, and is convertible into Common Stock based upon the liquidation preference plus any cumulative unpaid dividends at the time of the conversion divided by the share price upon consummation of an initial public offering. As of March 2, 1999, the Company had received consents and accepted the transfer of legal title to approximately 90% of the assets that are the subject of the aggregate acquisition. The Company expects the resolution of legal title for the balance of the acquisition to be completed during the balance of fiscal 1999 as ICS meets certain conditions. Approximately 10% of the total purchase price remains escrowed until ICS meets these conditions. The Company has included 100% of the assets and operating results of the ICS operations in its consolidated financial statements since April 13, 1998, because (i) although the transfer of legal title to the remaining assets is subject to the receipt of certain third-party consents, the Company may elect to waive the consent conditions, (ii) under the terms of a management agreement, during the period that ICS has to secure the necessary consents, the Company is managing these assets and receives all the revenues associated with and incurs all the expenses associated with these units and
(iii) the entire purchase price was paid (although a portion of the purchase price is being held in escrow for the protection of the Company, subject to the receipt of the necessary consents). The assets being acquired are located in Houston, Dallas/Fort Worth, San Diego, Phoenix, Chicago, Denver, San Francisco, Los Angeles, Miami-Ft. Lauderdale, Tampa-Orlando, Atlanta, Indianapolis and greater Washington, D.C. At August 31, 1998, the allocation of the purchase price is

                          OPTEL, INC. AND SUBSIDIARIES
recorded on a preliminary basis subject to third-party consents, as follows and is subject to adjustment; however, management does not expect the impact of any adjustments to be material:

Accounts receivable.........................................   $ 1,333
Prepaid expenses, deposits and other assets.................       249
Property and equipment......................................    30,000
Identifiable intangible assets (rights-of-entry)............     9,325
Goodwill....................................................    42,580
Deferred revenue and customer deposits......................      (842)
Capital lease obligations...................................      (793)
                                                               -------
          Total.............................................   $81,852
                                                               =======

     The pro forma results presented below have been prepared to illustrate the effects of the ICS acquisition as if it had occurred on the first day of the periods presented. The pro forma financial information is not necessarily indicative of either future results of operations or the results that might have been achieved if such transactions had been consummated on the indicated dates.

                                                              YEARS ENDED AUGUST 31
                                                              ---------------------
                                                                1997        1998
                                                              ---------   ---------
Total revenues..............................................  $ 56,465    $ 75,665
Loss from operations........................................   (33,166)    (33,620)
Net loss....................................................   (59,047)    (79,913)
Basic and diluted loss per common share of common equity....    (24.60)     (33.38)

     The pro forma effect of the acquisition of Phonoscope would have had an insignificant impact on the consolidated results of operations of the Company for the years ended 1997 and 1998.

4. PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following:

                                                           AUGUST 31
                                                      -------------------   FEBRUARY 28
                                                        1997       1998        1999
                                                      --------   --------   -----------
                                                                            (UNAUDITED)
Headends............................................  $ 53,088   $ 77,470    $ 82,335
Telephone switches..................................     9,347     23,474      23,474
Distribution systems and enhancements...............    68,538    113,775     130,245
Computer software and equipment.....................     9,512     16,753      18,551
Other...............................................     8,762     12,813      13,815
Construction in progress............................    26,177     57,748      85,981
                                                      --------   --------    --------
                                                       175,424    302,033     354,401
Less accumulated depreciation.......................   (14,982)   (33,989)    (46,112)
                                                      --------   --------    --------
                                                      $160,442   $268,044    $308,289
                                                      ========   ========    ========

     Included in property and equipment is $3,069 and $5,532 of equipment acquired under capital leases at August 31, 1997 and 1998, respectively. Interest expense of $2,256 and $2,753 was capitalized during 1997 and 1998, respectively.

                          OPTEL, INC. AND SUBSIDIARIES

5. INTANGIBLE ASSETS

     Intangible assets consisted of the following:

                                                           AUGUST 31
                                                      -------------------   FEBRUARY 28
                                                        1997       1998        1999
                                                      --------   --------   -----------
                                                                            (UNAUDITED)
Goodwill............................................  $ 53,081   $112,485    $113,052
Licensing fees and rights-of-entry costs............    30,833     53,030      56,350
Deferred financing costs............................     5,784     12,264      12,877
Other...............................................     3,243      1,926       1,978
                                                      --------   --------    --------
                                                        92,941    179,705     184,257
Less accumulated amortization.......................   (10,358)   (19,335)    (25,202)
                                                      --------   --------    --------
                                                      $ 82,583   $160,370    $159,055
                                                      ========   ========    ========

     The Company's right-of-entry agreements represent the Company's agreement to provide cable television and telecommunications service to MDUs and typically have initial terms of 10 to 15 years. The right-of-entry agreements generally provide for MDU owners to receive an up-front cash payment and payment of a portion of revenues over the terms of the agreements.

6. NOTES PAYABLE AND LONG-TERM OBLIGATIONS

     Notes payable and long-term obligations consisted of the following:

                                                         AUGUST 31
                                                    --------------------    FEBRUARY 28
                                                      1997        1998         1999
                                                    --------    --------    -----------
                                                                            (UNAUDITED)
13% Senior Notes Due 2005, Series B, net of
  unamortized discount of $6,526, $5,651 and
  $5,214..........................................  $218,474    $219,349     $219,786
11.5% Senior Notes Due 2008.......................        --     200,000      200,000
Installment notes payable bearing interest at
  rates ranging from 7.75% to 13% per annum,
  substantially all collateralized by certain
  transportation equipment or private cable
  television systems..............................       280         167           94
Limited partner obligations.......................       714          --           --
Obligations under capital leases, net of amounts
  representing interest of $581 and $941 for 1997
  and 1998........................................     2,185       4,424        3,382
Deferred acquisition liabilities..................     6,920       5,338        5,591
                                                    --------    --------     --------
                                                    $228,573    $429,278     $428,853
                                                    ========    ========     ========

     On February 14, 1997, the Company issued $225 million of 13% Senior Notes Due 2005 ("2005 Notes"). The 2005 Notes require semiannual interest payments due on August 15 and February 15 of each year until their maturity on February 15, 2005. The 2005 Notes are redeemable at the option of the Company generally at a premium at any time after February 15, 2002, and can be redeemed, in part, also at a premium, earlier upon the occurrence of certain defined events. In addition, a transfer by VPC of its interest in OpTel, a transfer by Videotron of its interest in VPC or an election by VPC to convert its Class B Common into shares of Common Stock may result in a change of control under the indenture, which could require the Company to purchase the 2005 Notes. The 2005 Notes are unsecured.

                          OPTEL, INC. AND SUBSIDIARIES

     In connection with the issuance of the 2005 Notes, the Company issued 225,000 shares of Class C Common. The portion of the net proceeds allocated to the Class C Common is $7 million. Such amount has been recorded as stockholders' equity and as a discount to the 2005 Notes.

     Concurrent with the issuance of the 2005 Notes, the Company was required to deposit in an escrow account $79.6 million in cash that, together with the proceeds from such investment, will be sufficient to pay when due the first six interest payments on the 2005 Notes. Such amount is reflected as restricted investments on the accompanying consolidated balance sheets.

     In December 1997, the Company, through subsidiaries, secured a $150 million senior secured credit facility (the "Senior Facility") from a syndicate of financial institutions. The Senior Facility consisted of a term loan in the amount of $125 million (which was drawn on December 19, 1997, with an original maturity of August 2004) bearing interest at LIBOR plus 3.5% and a $25 million revolving credit commitment. The Senior Facility was secured by a first fixed and floating lien on substantially all of the assets of the Company and its subsidiaries. The Senior Facility contained financial maintenance requirements and certain limitations on the Company's ability to incur indebtedness, incur capital expenditures and pay dividends.

     On July 7, 1998, the Company repaid and terminated the Senior Facility with proceeds from a private placement of $200 million 11.5% Senior Notes Due 2008 (the "2008 Notes"). In connection with the repayment of the Senior Facility, the Company was required to pay a prepayment penalty of $1.3 million. Additionally, the Company wrote off debt issuance costs of $5.4 million related to the Senior Facility. These amounts are included in extraordinary loss on debt extinguishment in the accompanying statements of operations. The 2008 Notes require semiannual interest payments on January 1 and July 1 of each year until their maturity on July 1, 2008. The 2008 Notes are redeemable at the option of the Company, generally at a premium, at any time after July 1, 2003, and can be redeemed in part, also at a premium, earlier upon the occurrence of certain defined events. Concurrent with the issuance of the 2008 Notes, the Company was required to deposit in an escrow account $21.8 million in cash that, together with the proceeds of the investment thereof, will be sufficient to pay when due the first two interest payments on the 2008 Notes. Subsequent to year-end, the Company has initiated an offer to exchange the 2008 Notes for registered securities with substantially identical terms, including interest rate and maturity (the "Offer to Exchange").

     To comply with certain covenants of the Senior Facility and to reduce the impact of changes in interest rates on the Senior Facility, the Company entered into interest rate swap agreements with total notional amounts of $75 million in which the Company had agreed to receive a variable rate equal to LIBOR and pay fixed rates ranging from 5.96% to 6.00%. The swap agreements were terminated on July 17, 1998, in exchange for cash payments of $578,000, which was expensed.

     Aggregate maturities of the Company's indebtedness are as follows as of August 31, 1998:

Fiscal year ending:
  1999......................................................   $  1,579
  2000......................................................      6,621
  2001......................................................        760
  2002......................................................        228
  2003......................................................         49
Thereafter..................................................    420,041
                                                               --------
          Totals............................................   $429,278
                                                               ========

                          OPTEL, INC. AND SUBSIDIARIES

7. COMMITMENTS AND CONTINGENCIES

     Legal -- The Company is a defendant in certain lawsuits incurred in the ordinary course of business. It is the opinion of the Company's management that the outcome of the suits now pending will not have a material, adverse effect on the operations, cash flows or consolidated financial position of the Company.

     On April 9, 1998, a purported class action complaint was filed in the District Court of Harris County, Texas, on behalf of all cable subscribers in the United States that have paid late fees to either Phonoscope or the Company. The action was dismissed without prejudice during the first quarter of fiscal 1999 and the Company believes it will be indemnified by Phonoscope for all its costs and expenses associated with the defense of the action.

     On April 27, 1998, a civil action was commenced against the Company in the United States District Court for the Northern District of California by Octel Communication Corp. ("Octel"), charging the Company with trademark infringement, trade name infringement, trademark dilution and unfair competition based on its use of the name "OpTel" (the "Civil Action") and seeking to enjoin the Company from using the name "OpTel." The Civil Action follows a now-suspended administrative proceeding in the Patent and Trademark Office ("PTO") relating to registration of the "OpTel" mark by the Company. The PTO found the Company's application for registration to be allowable; however, Octel commenced the PTO proceeding claiming that the Company's mark is confusingly similar to the "Octel" mark used by that party in a related field, and claiming that the Company's application had procedural deficiencies. During the course of the PTO proceeding, the Company acquired rights to the marks "Optel" and "Optel Communications" in the telecommunications field, which are believed to predate the rights of Octel to its trademark, and the Company commenced two further proceedings against Octel in the PTO seeking cancellation of two of the trademark registrations owned by Octel. The various proceedings in the PTO between the Company and Octel were consolidated and thereafter suspended on May 15, 1998, in view of the commencement of the Civil Action. The Company believes it has meritorious counterclaims in the Civil Action and intends to vigorously defend against Octel's claims. Although the Company does not believe that its use of the name "OpTel" infringes on the trademark or trade name rights of Octel or any other person, there can be no assurance as to the outcome of the Civil Action or the proceedings in the PTO (if reinstated) or that any such outcome would not materially adversely affect the Company.

     Employment and Consulting Agreements -- Employment agreements with certain executive employees provide for separation payments ranging from 3 to 24 months of the employee's annual salary if employment is terminated due to change of control or without cause. However, stipulations for termination payment and payment terms vary. The Company paid or accrued approximately $297, $278 and $0 in severance during 1996, 1997 and 1998, respectively, related to such employment agreements.

     The Company leases office space and certain equipment under operating leases. The leases generally have initial terms of 3 to 20 years. Minimum future obligations on operating leases at August 31, 1998, consist of the following:

Fiscal year ending:
  1999......................................................  $ 3,579
  2000......................................................    3,258
  2001......................................................    2,806
  2002......................................................    2,337
  2003......................................................    1,996
Thereafter..................................................    3,768
                                                              -------
          Total minimum lease payments......................  $17,744
                                                              =======

                          OPTEL, INC. AND SUBSIDIARIES

     Rental expense under operating leases for the years ending August 31, 1996, 1997 and 1998, was $2,158, $2,763 and $3,876, respectively. The Company's rental expense under operating leases includes facility rentals as well as rental of space for distribution purposes.

8. INCOME TAXES

     Income tax expense (benefit) consists of the following for the years ended August 31, 1996, 1997 and 1998:

                                                         1996       1997       1998
                                                        -------   --------   --------
Current tax expense...................................  $    --   $     --   $     --
Deferred tax expense (benefit)........................   (4,470)   (13,213)   (25,261)
Change in deferred tax valuation allowance............    4,470     13,213     25,261
                                                        -------   --------   --------
          Total income tax expense (benefit)..........  $    --   $     --   $     --
                                                        =======   ========   ========

     A reconciliation of income taxes on reported pretax loss at statutory rates to actual income tax expense (benefit) for the years ended August 31, 1996, 1997 and 1998, is as follows:

                                                1996                1997                1998
                                           ---------------    ----------------    ----------------
Income tax at statutory rates............  $(6,266)  (34.0)%  $(16,502)  (34.0)%  $(25,295)  (34.0)%
State income taxes, net of federal tax
  benefit................................       (1)     --           8      --          --      --
Valuation allowance......................    4,470    24.0      13,213    27.0      25,261    34.0
Expenses (deductible) not deductible for
  tax purposes...........................    1,797    10.0        (842)   (2.0)         34      --
Utilization of net operating loss by
  parent company in consolidated
  return.................................       --      --       4,123     9.0          --      --
                                           -------   -----    --------   -----    --------   -----
          Total income tax benefit.......  $    --      --%   $     --      --%   $     --      --%
                                           =======   =====    ========   =====    ========   =====

     The net deferred tax assets consist of the tax effects of temporary differences related to the following:

                                                                   AUGUST 31
                                                              -------------------
                                                                1997       1998
                                                              --------   --------
Allowance for uncollectible accounts receivable.............  $    381   $    613
Equipment, furniture and fixtures...........................   (10,694)   (10,663)
Intangible assets...........................................       421       (246)
Accrued employee compensation...............................       214        505
Net operating loss carryforwards............................    31,121     56,410
IRPC deferred tax liability.................................      (480)      (480)
Other.......................................................        59        144
                                                              --------   --------
Deferred tax asset before valuation allowance...............    21,022     46,283
Valuation allowance.........................................   (21,022)   (46,283)
                                                              --------   --------
Net deferred tax asset......................................  $     --   $     --
                                                              ========   ========

     Realization of deferred tax assets is dependent on generating sufficient taxable income prior to expiration of the loss carryforwards. The Company is unable to determine whether these accumulated losses will be utilized; accordingly, a valuation allowance has been provided.

                          OPTEL, INC. AND SUBSIDIARIES

     The following are the expiration dates and the approximate net operating loss carryforwards at August 31, 1998:

Expiration dates through:
  2010......................................................   $ 1,346
  2011......................................................    11,521
  2012......................................................    26,161
  2013......................................................    47,921
  2014......................................................    78,965

     Certain of the Company's net operating losses were utilized by VPC while the Company was included in VPC's consolidated tax return. Such losses will not be available for future use by the Company, and accordingly, the deferred tax benefit and valuation allowance were reduced. In connection with the revised shareholder agreement (see Note 9), subsequent to August 31, 1997, the Company will be reimbursed for any tax benefit generated by the Company and utilized by VPC.

9. CONVERTIBLE NOTES PAYABLE TO STOCKHOLDER, STOCK ISSUANCE AND OTHER TRANSACTIONS WITH STOCKHOLDERS AND RELATED PARTIES

     Transactions With VPC -- From December 22, 1994 through March 31, 1995, the Company borrowed $60,000 from VPC under a Senior Secured Convertible Note Agreement. The note was converted to 1,120,985 shares of Class B Common of OpTel on March 31, 1995. Concurrently, VPC purchased 105,667 shares of OpTel's Class B Common from Vanguard.

     On July 26, 1995, VPC invested $25,000 in the Company, of which $16,688 represented VPC's purchase of an additional 311,652 shares of OpTel's Class B Common, and $8,312 represented a convertible note payable that bore interest at 15% and was convertible to 155,229 shares of Class B Common at the option of VPC. On April 1, 1996, VPC converted the $8,312 note and accrued interest of $854 into 155,229 shares of Class B Common.

     From August 1995 through August 1997, the Company issued a total of $131,400 in convertible notes ("Convertible Notes") to VPC, all of which bore interest at 15%, generally with principal and interest due on demand. Under the terms of the Convertible Notes, any accrued interest on which there was no demand for payment as of each August 31 automatically converted to additional principal payable. On March 1, 1998, VPC converted its Convertible Notes payable, including accrued interest, of $139.2 million into a like amount of Series A Preferred. Such stock earns dividends at the annual rate of 9.75%, payable in additional shares of Series A Preferred, and is convertible under certain circumstances and at certain prices at the option of the holder of the shares into shares of Class B Common upon consummation of an initial public offering, or during the 90-day period commencing April 30, 1999.

     Transactions With CDPQ -- In August 1997, in connection with a revised shareholder agreement, Capital Communication CDPQ, Inc. ("CDPQ"), a minority stockholder of Videotron, acquired all of Vanguard's interest in OpTel. Immediately prior to the sale to CDPQ, Vanguard exercised an option to purchase 48,937 shares of Class B Common at an exercise price of $53.55 per share, subject to adjustment, that had been granted to Vanguard in August 1996. The option exercise resulted in the Company's receiving $2,620 in cash.

     In connection with the sale by Vanguard of its minority stock position in the Company to CDPQ, the Company, VPC and CDPQ entered into the Stockholders' Agreement, and the Company and CDPQ entered into a related Registration Rights Agreement (the "Registration Rights Agreement"), under which CDPQ has certain rights and obligations relating to the Company and VPC.

                          OPTEL, INC. AND SUBSIDIARIES

     Under the Stockholders' Agreement, for as long as CDPQ holds at least 5% of the Company's voting stock, CDPQ may designate a number of Directors of the Company and each of its subsidiaries, and each committee of the Board and each of its subsidiaries, which is proportionate (in relation to the total number of Directors or committee members) to CDPQ's percentage ownership of the Company's voting stock, but in no event less than one Director and one committee member. Pursuant to the Stockholders' Agreement, VPC is obligated to cause the Company to afford CDPQ rights equivalent to those afforded other purchasers of the Company's capital stock to the extent they are more advantageous than the rights held by CDPQ. Subject to certain exceptions (including a public offering of the Company's equity securities) and waiver by CDPQ at VPC's request in connection with certain events, the Company is obligated to afford CDPQ preemptive rights to purchase equity securities that the Company proposes to sell in proportion to CDPQ's ownership of the total outstanding equity securities of the Company prior to the sale. In addition, pursuant to the Stockholders' Agreement, CDPQ has certain tag-along rights in connection with sales by VPC of outstanding shares of the Company's voting stock. Pursuant to the Registration Rights Agreement, nine months after the consummation of the IPO and, subject to certain conditions, CDPQ has the right, on two occasions, to require the Company to register under the Securities Act shares of Common Stock issued to CDPQ upon the conversion of the Class B Common. In addition, CDPQ has piggyback registration rights, on three occasions, to include such shares of Common Stock held by it in registration statements filed by the Company for the sale of its equity securities, subject to certain conditions, including customary allocation and holdback provisions.

     Pursuant to the terms of the Stockholders' Agreement, VPC and certain of its affiliates provide certain strategic planning and treasury support services to the Company and perform internal audits of the Company's operations. Additional services may be provided as and when requested by the Company. The Company is charged for such services based on an estimate of the actual cost of the personnel engaged and materials used to provide such services (without an allowance for profit).

     Transactions With THI -- The Company has assigned substantially all of its frequency licenses to THI, an entity owned by an employee of the Company and two individuals who provide legal counsel to the Company, in exchange for a $1 million secured promissory note with interest at 8% due on February 14, 2007 (the "License Note"). The License Note contains covenants that restrict THI from, among other things, incurring indebtedness other than to the Company or in the ordinary course of business and merging or consolidating with another entity.

     The terms of the Company's continued and unencumbered use of the frequency licenses are subject to a license and services agreement (the "THI Agreement") pursuant to which THI agreed to provide to the Company all the transmission capacity it requires or may in the future require, and the Company granted THI a nonexclusive license to use all of the Company's facilities and related equipment, such as microwave transmitting and receiving equipment, required to provide such transmission capacity.

     The Company received an option from THI to purchase all or, in certain circumstances, some of the assets of THI at a price equal to the principal balance on the License Note plus accrued interest at 10% per annum and a separate option from each stockholder of THI to purchase all of such person's shares of capital stock of THI at the lesser of (x) the book value of the shares being purchased and (y) the price paid for such shares plus a 10% premium compounded annually. The THI option and the individual options are exercisable at any time prior to February 14, 2007, subject to FCC approval.

     THI is included in the consolidated financial statements of the Company based upon the Company's ability to control THI as a result of a combination of the covenants contained in the License Note and the Company's ability to exercise its option to purchase the assets or stock of THI. The option agreement and the License Note are eliminated upon consolidation.

                          OPTEL, INC. AND SUBSIDIARIES

     Transactions With Other Related Parties -- Videotron is party to an indenture that limits the aggregate amount of indebtedness that can be incurred by Videotron and its subsidiaries, including the Company, taken as a whole (based upon a ratio of total consolidated indebtedness to consolidated operating cash flow).

     In September 1996, the Company entered into a consulting agreement with a former director of the Company who is a limited partner of Vanguard. In connection therewith, the Company granted him a warrant to purchase up to 24,992 shares of Common Stock at an exercise price of $53.55 per share, subject to adjustment, that is presently exercisable and expires on August 31, 1999.

     VPC and an affiliate of Vanguard had each agreed to provide consultant, advisory and management services for $350 per annum (plus travel expenses) per party. This arrangement terminated in August 1997 with the sale of Vanguard's interest in the Company.

     The Company purchases certain insurance coverage through Videotron, including directors' and officers' liability insurance. The Company paid an aggregate of approximately $478,000, $434,000 and $456,000 to Videotron for this insurance coverage in fiscal 1996, 1997 and 1998, respectively. OpTel provides certain customer support and billing services to certain affiliates of Videotron that operate wireless cable systems using MMDS technology. OpTel charges such affiliates based on the actual cost of the personnel engaged and materials used to provide such services.

     Upon consummation of an initial public offering, each Director who is neither an employee of the Company nor a designee of the Company's significant stockholders will receive options to purchase shares of Common Stock having an aggregate value of $150 (or, if such Director is not serving in such capacity upon consummation of an initial public offering, on the date of his or her election to the Board) with an exercise price equal to the initial public offering price (or the fair market value on the date of grant). The options will become exercisable in equal installments on each of the second, third, fourth and fifth anniversaries of the effective date of the grant.

10. STOCKHOLDERS' EQUITY

     The Common Stock, Class B Common and Class C Common of the Company are identical in all respects and have equal powers, preferences, rights and privileges except that each holder of Common Stock is entitled to one vote for each share of Common Stock held, each holder of Class B Common is entitled to ten votes for each share of Class B Common held, and each holder of Class C Common does not possess any voting privileges. VPC and CDPQ are the only holders of Class B Common, and upon any transfer other than to a permitted holder, the Class B Common automatically converts to a like number of shares of Common Stock.

     On February 7, 1997, the Company approved a stock split effected in the form of a stock dividend. Each share of outstanding Class B Common (the only class of common stock then outstanding) received 17.3768 additional shares. The number of authorized shares of Common Stock and Class B Common was increased to 8,000,000 and 6,000,000, respectively. The financial statements have been restated to reflect the stock split as if it had occurred on December 20, 1994, the date the Company reorganized as a corporation. Additionally, the Company authorized the issuance of 300,000 shares of Class C Common.

     The Series A Preferred (see Note 9) is convertible under certain circumstances and at certain prices at the option of the holder of the shares into shares of Class B Common upon consummation of an initial public offering, or during the 90-day period commencing April 30, 1999.

     The Series B Preferred (see Note 3) is convertible into Common Stock based upon the liquidation preference plus any cumulative unpaid dividends at the time of the conversion divided by the share price upon consummation of an initial public offering.

                          OPTEL, INC. AND SUBSIDIARIES

     Following the consummation of an initial public offering, all of the outstanding shares of the Company's Class C Common and Series B Preferred will be converted to Common Stock.

     On June 5, 1998, OpTel filed a registration statement on Form S-1 with the Securities and Exchange Commission (the "SEC") with respect to a proposed initial public offering (the "IPO") of $100 million of its Common Stock. No assurance can be given that the IPO will be consummated or, if consummated, that the proceeds received by the Company will be the amount currently contemplated.

11. EMPLOYEE BENEFIT PLAN

     401(k) Plan -- The OpTel 401(k) Plan (the "401(k) Plan") conforms to the provisions of the Employee Retirement Income Security Act of 1974. It is a contributory tax deferred 401(k) Plan. All employees are required to have three consecutive months of service to be eligible to participate in the 401(k) Plan. Also, effective January 1, 1998, an employee must have one year of service with the employer before being eligible to receive employer matching contributions. The Company's matching contribution is a discretionary amount to be annually determined by the Board of Directors of the Company. For the periods ended August 31, 1996, 1997 and 1998, the Company's match of its employees' elective contributions was $188, $289 and $349, respectively.

12. RESTRICTED INVESTMENTS

     Concurrent with the issuance of the 2005 Notes, the Company was required to deposit in an escrow account $79.6 million in cash that was subsequently invested in U.S. Treasury securities. The securities are classified as held-to-maturity and, at August 31, 1997 and 1998, have an amortized cost basis of $67,206 and $41,422, respectively; an aggregate fair value of $67,233 and $41,855, respectively; and gross unrealized holding gains of $27 and $432, respectively. The contractual maturity of the securities correspond to the semiannual interest payment dates required under the 2005 Notes through February 15, 2000.

     Concurrent with the issuance of the 2008 Notes, the Company was required to deposit in an escrow account $21.8 million in cash that was subsequently invested in U.S. Treasury securities. The securities are classified as held-to-maturity and, at August 31, 1998, have an amortized cost basis of $21,785, an aggregate fair value of $22,002 and gross unrealized holding gains of $217. The contractual maturity of the securities correspond to the semiannual interest payment dates required under the 2008 Notes through July 1, 1999.

13. EMPLOYEE STOCK OPTIONS AND WARRANTS AND STOCK PURCHASE PLAN

     During the year ended August 31, 1997, the Company adopted a stock option and award plan (the "Incentive Stock Plan") for the benefit of officers and key employees. The plan is administered by a committee of the Board of Directors. The plan authorizes the Board to issue incentive stock options, as defined in
Section 422A(b) of the Internal Revenue Code of 1986, as amended (the "Code"), and stock options that do not conform to the requirements of that Code section. The Board has discretionary authority to determine the types of options to be granted, the persons to whom options shall be granted, the number of shares to be subject to each option granted and the terms of the stock option agreements. In fiscal 1998, the Company adopted amendments to the Incentive Stock Plan, certain of which will become effective, subject to stockholder approval, on the date an initial public offering is consummated (as so amended, the "Plan"). Five percent of the Common Stock outstanding, on a fully diluted basis, on the date an initial public offering is consummated, may be issued under the terms of the Plan.

                          OPTEL, INC. AND SUBSIDIARIES

     Unless otherwise specifically provided in the option agreement, (i) the exercise price of an option will not be less than the fair market value, as determined by the Board, of the Common Stock on the date of grant and (ii) the options vest in equal installments on each of the second, third, fourth and fifth anniversaries of the date of grant. The options issued as of August 31, 1998, expire ten years from the date of grant. In the event of a "change in control," all options shall vest and become immediately exercisable. The Board has authorized 241,086 shares of Common Stock to be issued under the Plan. Stock option activity under the Plan and warrants issued (see Note 9) for the years ended August 31, 1997 and 1998 and the six months ended February 28, 1999 (unaudited), was as follows:

                                            NUMBER OF                      WEIGHTED AVERAGE
                                             SHARES     PRICE PER SHARE    PRICE PER SHARE
                                            ---------   ----------------   ----------------
Options and warrants outstanding at
  September 1, 1996.......................        --           --               $   --
  Granted.................................   112,115    $53.55 to $85.75        $76.70
  Exercised...............................        --           --                   --
  Forfeited...............................   (22,078)   $53.55 to $85.75        $80.92
                                             -------
Options and warrants outstanding at August
  31, 1997................................    90,037    $53.55 to $85.75        $75.66
  Granted.................................    43,657    $74.42 to $85.75        $83.31
  Exercised...............................        --           --                   --
  Forfeited...............................   (10,009)        $85.75             $85.75
                                             -------
Options and warrants outstanding at August
  31, 1998 (including 35,127 warrants)....   123,685    $53.55 to $85.75        $77.54
  Granted.................................   120,395         $98.00             $98.00
  Exercised...............................        --           --                   --
  Forfeited...............................   (25,555)   $85.75 to $98.00        $91.58
                                             -------
Options and warrants outstanding at
  February 28, 1999 (unaudited)...........   218,525    $53.55 to $98.00        $87.17
                                             =======
Options and warrants exercisable at
  February 28, 1999 (unaudited)...........    63,166    $53.55 to $98.00        $70.50
Options available for grant at February
  28, 1999 (unaudited)....................    57,688

     The weighted average remaining contractual life of the stock options and warrants outstanding at August 31, 1998, is seven years.

     At August 31, 1998, the Company has reserved a total of 88,558 and 35,127 shares of Common Stock for issuance upon the exercise of stock options and stock warrants, respectively. The Company has also granted stock warrants in connection with an agreement to provide consulting services (see Note 9).

     The Company applies APB Opinion No. 25, "Accounting for Stock Issued to Employees," in accounting for its stock option and award plan and the stock warrants. During 1997 and 1998, the exercise price of each option granted was greater than or equal to the estimated fair value of the Company's stock on the date of grant. Accordingly, no compensation expense has been recognized under this plan. For the years ended August 31, 1997 and 1998, the difference between actual net loss and loss per share and net loss and loss per share on a pro forma basis as if the Company had utilized the accounting methodology prescribed by SFAS No. 123, "Accounting for Stock-Based Compensation," would have been $44 and $.02 per share and $547 and $.21 per share, respectively.

                          OPTEL, INC. AND SUBSIDIARIES

     The estimated weighted average grant date fair value of options and warrants granted during 1997 and 1998 was $1.10 per share and $31.76 per share, respectively. For purposes of determining fair value of each option, the Company used the minimum value method using the following assumptions:

                                                            1997             1998
                                                       --------------   --------------
Risk-free interest rate..............................  6.18% to 6.88%   5.47% to 6.92%
                                                                          2.5 to 10
Expected life........................................  3 to 10 years        years

     In fiscal 1998, the Company adopted the 1998 Employee Stock Purchase Plan (the "Stock Purchase Plan"), which is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code. The Stock Purchase Plan will become effective, subject to stockholder approval, on the date an initial public offering is consummated. One percent of the Common Stock outstanding, on a fully diluted basis, on the date an initial public offering is consummated, will be issuable under the terms of the Stock Purchase Plan. As of August 31, 1998, no stock has been issued under the Stock Purchase Plan.

14. FINANCIAL INSTRUMENTS

     The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirement of SFAS No. 107, "Disclosure About Fair Value of Financial Instruments." The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

                                                        AUGUST 31, 1997         AUGUST 31, 1998
                                                     ---------------------   ---------------------
                                                     CARRYING   ESTIMATED    CARRYING   ESTIMATED
                                                      AMOUNT    FAIR VALUE    AMOUNT    FAIR VALUE
                                                     --------   ----------   --------   ----------
Assets:
  Cash and cash equivalents........................  $ 87,305    $ 87,305    $123,774    $123,774
  Restricted investments...........................    67,206      67,233      63,207      63,857
  Accounts receivable..............................     4,044       4,044       9,458       9,458
Liabilities:
  Accounts payable, accrued expenses and other
     liabilities...................................    21,896      21,896      31,842      31,842
  Customer deposits and deferred revenue...........     2,978       2,978       5,274       5,274
  Convertible notes payable to stockholder.........   129,604     129,605          --          --
  Notes payable and long-term obligations..........   228,573     235,570     429,278     440,367

     The carrying amount of cash and cash equivalents, accounts receivable, accounts payable, and customer deposits and deferred revenue approximates fair value. The fair values of convertible notes payable to stockholder, and certain notes payable and long-term obligations are estimated based on present values using applicable market discount rates or rates that approximate what the Company could obtain from the open market. The fair value of restricted investments and the 1997 and 1998 Notes are based on quoted market prices. The fair value estimates presented herein are based on pertinent information available to management as of August 31, 1997 and 1998. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since the date presented, and therefore, current estimates of fair value may differ significantly from the amounts presented herein.

                          OPTEL, INC. AND SUBSIDIARIES

15. QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following is a summary of the unaudited quarterly results of operations for the years ended August 31, 1997 and 1998:

                                                            YEAR ENDED AUGUST 31, 1997
                                                     -----------------------------------------
                                                      FIRST      SECOND     THIRD      FOURTH
                                                     QUARTER    QUARTER    QUARTER    QUARTER
                                                     --------   --------   --------   --------
Revenues...........................................  $  9,076   $  9,546   $ 10,495   $ 10,720
Operating expenses.................................    12,693     14,096     17,003     18,841
Other expense......................................     3,277      4,849      8,867      8,746
Loss before extraordinary item.....................    (6,894)    (9,399)   (15,375)   (16,867)
Extraordinary loss on debt extinguishment..........        --         --         --         --
Net loss...........................................    (6,894)    (9,399)   (15,375)   (16,867)
Dividends on preferred stock.......................        --         --         --         --
Net loss attributable to common equity.............    (6,894)    (9,399)   (15,375)   (16,867)
Basic and diluted loss per common share............     (2.99)     (4.01)     (6.08)     (6.65)
Weighted average number of shares outstanding......     2,305      2,342      2,530      2,538

                                                            YEAR ENDED AUGUST 31, 1998
                                                     -----------------------------------------
                                                      FIRST      SECOND     THIRD      FOURTH
                                                     QUARTER    QUARTER    QUARTER    QUARTER
                                                     --------   --------   --------   --------
Revenues...........................................  $ 12,252   $ 14,639   $ 18,025   $ 20,047
Operating expenses.................................    18,748     20,285     24,656     29,464
Other expense......................................     9,774     12,112      7,574     10,104
Loss before extraordinary item.....................   (16,270)   (17,758)   (14,205)   (19,521)
Extraordinary loss on debt extinguishment..........        --         --         --     (6,644)
Net loss...........................................   (16,270)   (17,758)   (14,205)   (26,165)
Dividends on preferred stock.......................        --         --     (4,068)    (4,680)
Net loss attributable to common equity.............   (16,270)   (17,758)   (18,273)   (30,845)
Basic and diluted loss per common share............     (6.31)     (6.89)     (6.84)    (11.24)
Weighted average number of shares outstanding......     2,578      2,578      2,673      2,743

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
OpTel, Inc.

     We have audited the accompanying statement of revenues and direct expenses of the Assets and Liabilities of ICS Communications, LLC acquired by OpTel, Inc. ("OpTel") for the year ended December 31, 1997. This financial statement is the responsibility of OpTel's management. Our responsibility is to express an opinion on this financial statement based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such financial statement presents fairly, in all material respects, the revenues and direct expenses of the Assets and Liabilities of ICS Communications, LLC acquired by OpTel, Inc. for the year ended December 31, 1997 in conformity with generally accepted accounting principles.

/s/ DELOITTE & TOUCHE LLP

May 15, 1998
Dallas, Texas

               ASSETS AND LIABILITIES OF ICS COMMUNICATIONS, LLC
                            ACQUIRED BY OPTEL, INC.

                   STATEMENTS OF REVENUES AND DIRECT EXPENSES

                                                                                    THREE MONTHS
                                                                 YEAR ENDED            ENDED
                                                              DECEMBER 31, 1997    MARCH 31, 1998
                                                              -----------------    --------------
                                                                                    (UNAUDITED)
REVENUES:
  Cable television..........................................     $14,559,625         $4,028,128
  Telecommunications........................................       2,127,310            354,587
                                                                 -----------         ----------
          Total revenues....................................      16,686,935          4,382,715
OPERATING EXPENSES:
  Programming, access fees and revenue sharing..............       8,747,441          1,909,037
  Customer support, general and administrative..............       5,371,634          1,215,493
  Depreciation and amortization.............................       8,088,727          1,988,608
                                                                 -----------         ----------
          Total operating expenses..........................      22,207,802          5,113,138
                                                                 -----------         ----------
LOSS FROM OPERATIONS........................................      (5,520,867)          (730,423)
INTEREST EXPENSE............................................        (141,504)           (35,376)
                                                                 -----------         ----------
EXCESS OF DIRECT EXPENSES OVER REVENUES.....................     $(5,662,371)        $ (765,799)
                                                                 ===========         ==========

                       See notes to financial statements.

               ASSETS AND LIABILITIES OF ICS COMMUNICATIONS, LLC
                            ACQUIRED BY OPTEL, INC.

                         NOTES TO FINANCIAL STATEMENTS
   FOR THE YEAR ENDED DECEMBER 31, 1997 AND THREE MONTHS ENDED MARCH 31, 1998
                                  (UNAUDITED)

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accompanying financial statements include the accounts of ICS Communications, LLC (the "Company") only as they relate to the assets acquired and liabilities assumed by OpTel, Inc. ("OpTel") on April 9, 1998. The statement of revenues and direct expenses include only the results of operations for the assets acquired and liabilities assumed and do not include any amounts representing corporate overhead of the Company or interest incurred on liabilities not assumed by OpTel. In preparation of the statement of revenues and direct expenses, certain regional overhead costs were allocated to the assets acquired. Such allocations were based upon subscriber counts, cable passings or other criteria as considered appropriate.

     The Company's operations are in a single business segment, the providing of cable television and local and long distance telephone services to the high density residential market, including apartment complexes, condominiums and other multi-family residential properties (collectively "MDUs"). The Company provides these services generally under exclusive, long-term contracts with owners and managers of MDUs.

     The assets acquired include long-term contracts to provide cable television and telephone services to MDU properties, the property and equipment comprising the cable television and telephone delivery systems for each of the contracts, other prepaid assets specifically identified at the date of the purchase (generally prepaid rent on delivery equipment) and customer receivables. In connection with the purchase, certain liabilities were assumed, generally capital lease obligations related to the property and equipment used in telephone delivery systems.

     The primary markets of the assets acquired are major metropolitan areas in Arizona, California, Colorado, Florida, Georgia, Illinois, Indiana, Texas, and the greater Washington D.C. area.

     Interim Financial Information -- The accompanying unaudited consolidated financial statement of the Company have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial information. In the opinion of management, all adjustments (consisting only of normal recurring entries) considered necessary for a fair presentation have been included.

     Property and Equipment -- Property and equipment, including equipment under capital leases, is stated at cost, which includes amounts for construction materials, direct labor and overhead and capitalized interest. Cost of maintenance and repairs is charged to operations as incurred. Depreciation is calculated using the straight-line method over the estimated useful lives of the various classes of property and equipment as follows:

Installed cable and headend equipment............  5-10 years
Telephone switches and equipment.................  5-10 years

     Intangible Assets -- Intangible assets includes costs associated with licensing fees, commissions and other direct costs incurred in connection with the execution of rights-of-entry agreements to provide cable television and telecommunications service to MDUs. Intangible assets are amortized using the straight-line method over the lesser of the term of the right-of-entry agreement or 5 years.

     Revenue Recognition -- Cable subscriber fees for basic monthly services and premium channels are billed in advance and recorded as revenue in the month the service is provided. Telecommunication service billings include residential service fees billed in advance plus amounts based on minutes of use billed in arrears. Telecommunications service revenues are recognized in the month the service is provided.

               ASSETS AND LIABILITIES OF ICS COMMUNICATIONS, LLC
                            ACQUIRED BY OPTEL, INC.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
   FOR THE YEAR ENDED DECEMBER 31, 1997 AND THREE MONTHS ENDED MARCH 31, 1998
                                  (UNAUDITED)

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates included in the accompanying financial statements include the allowance for doubtful accounts, the recoverability of the carrying value of property and equipment and intangible assets and the allocation of regional overhead as it relates to the assets acquired. Actual results could differ from those estimates.

2. CAPITAL LEASE OBLIGATIONS

     During 1995 and 1996 the Company entered into capital leases for telephone equipment with five year terms. The leases are payable in monthly installments ranging from $1,267 to $2,121 bearing interest at rates ranging from 10.4% to 13.0%. Scheduled maturities on capital lease obligations are as follows:

Year ending:
  1998...........................................  $  379,980
  1999...........................................     379,980
  2000...........................................     243,440
  Thereafter.....................................          --
                                                   ----------
          Total payments.........................   1,003,400
  Less amounts representing interest.............    (178,344)
                                                   ----------
          Capital lease obligation...............  $  825,056
                                                   ==========

3. RELATED PARTY TRANSACTIONS

     The Company's largest shareholder is MCI Telecommunications Corporation ("MCI"). In the ordinary course of the Company's local and long distance telephone services, the Company purchases certain services from MCI under terms and rates that management believes are no more favorable to the Company than those arranged with other parties.

[OPTEL LOGO]
-------------------------------------------------------------------------------

                        [PHOTO OF OPTEL'S HOME WEB PAGE]

The Company continues to rapidly launch central office switched services in its major markets and has recently commenced offering high speed Internet access.


                    [PHOTO OF ONE OF THE COMPANY'S SWITCHES]

Telephone traffic is brought to Optel's full featured central office telephone switches and distributed together with video and Internet traffic over the Company's proprietary microwave and fiber optic cable networks.

                          [PHOTO OF A MICROWAVE DISH]

OpTel's advanced microwave and fiber optic cable networks distribute a wide range of voice, video and Internet access services.


                         [PHOTO OF AN OPTEL TECHNICIAN]

As part of its commitment to customer service, OpTel offers flexible installation and service appointments.


                   [PHOTO OF OPTEL'S CUSTOMER SERVICE CENTER]

OpTel's national customer service center provides 24-hour-a-day, seven-day-a-week telephone support for the Company's cable, telephone and Internet customers.


The depicted trademarks and service marks, other than OpTel, are not the property of OpTel and belong to their respective holders; no endorsement is implied.

             ------------------------------------------------------
             ------------------------------------------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. OPTEL HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. OPTEL IS NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION PROVIDED BY THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS.

                               ------------------

                               TABLE OF CONTENTS


                                          PAGE
                                          ----
Prospectus Summary......................    1
Risk Factors............................    9
Use of Proceeds.........................   23
Dividend Policy.........................   23
Capitalization..........................   24
Dilution................................   25
Selected Historical Consolidated
  Financial and Operating Data..........   26
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations............................   29
Business................................   42
Management..............................   66
Principal and Selling Stockholders......   75
Certain Relationships and Related
  Transactions..........................   79
Description of Capital Stock............   81
Certain Federal Income Tax
  Considerations........................   86
Description of Certain Indebtedness.....   89
Underwriting............................   90
Certain Market Information..............   92
Legal Matters...........................   92
Experts.................................   92
Additional Information..................   92
Glossary................................  A-1
Index to Financial Statements...........  F-1


                               ------------------

     Until             1999, all dealers that buy, sell or trade the common
stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------

                                6,640,370 SHARES


                                  OPTEL, INC.

                                  COMMON STOCK
                                  [OPTEL LOGO]
                                  ------------

                                   PROSPECTUS
                                           , 1999

                                  ------------

                              SALOMON SMITH BARNEY
                              GOLDMAN, SACHS & CO.
                            BEAR, STEARNS & CO. INC.
                               CIBC WORLD MARKETS
             ------------------------------------------------------
             ------------------------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following statement sets forth the expenses payable in connection with this Registration Statement (estimated except for the registration fee and the NASD filing fee), all of which will be borne by OpTel:


Securities and Exchange Commission filing fee...............  $ 35,813
NASD filing fee.............................................  $ 10,500
National Market listing fee.................................  $ 50,000
Legal fees and expenses.....................................  $200,000
Accountant's fees and expenses..............................  $150,000
Printing costs..............................................  $150,000
Miscellaneous...............................................  $153,687
                                                              --------
          Total.............................................  $750,000
                                                              ========


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's Certificate of Incorporation provides that the Company shall, to the fullest extent permitted by the DGCL, indemnify all persons whom it may indemnify pursuant thereto (i.e., directors and officers) and shall advance expenses incurred in defending any proceeding for which such right to indemnification is applicable, provided that, if the DGCL so requires, the indemnitee provides the Company with an undertaking to repay all amounts advanced if it is determined by a final judicial decision that such person is not entitled to indemnification pursuant to this provision. The Company's Certificate of Incorporation also contains a provision eliminating the personal liability of the Company's directors for monetary damages for breach of any fiduciary duty. By virtue of this provision, under the DGCL, a director of the Company will not be personally liable for monetary damages for breach of his fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) dividends or stock purchases or redemptions that are unlawful under the DGCL, and (iv) any transaction from which a director derives an improper personal benefit. However, this provision of the Company's Certificate of Incorporation pertains only to breaches of duty by directors as directors and not in any other corporate capacity such as officers, and limits liability only for breaches of fiduciary duties under the DGCL and not for violations of other laws, such as the federal securities laws. As a result of the inclusion of such provision, stockholders may be unable to recover monetary damages against directors for actions taken by them that constitute negligence or gross negligence or that are in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. The inclusion of this provision in the Company's Certificate of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted the Company and its stockholders.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     During July 1998, the Company issued $200,000,000 principal amount of the 1998 Notes to qualified institutional buyers who purchased the securities in a private placement pursuant to Rule 144A and/or buyers who purchased the securities pursuant to Regulation S. The gross proceeds of this private placement were approximately $194.5 million. In each instance, the offers and sales were made without any public solicitation; the notes bear restrictive legends; and appropriate stop transfer instructions have been or will be given to the transfer agent. In connection with such offering, Salomon Brothers Inc (an affiliate of Salomon Smith Barney Inc.), Goldman, Sachs & Co. and CIBC Oppenheimer Corp. received customary commissions. All issuances of securities in this private placement were made in reliance on the exemptions from registration provided by Section 4(2) of the Securities Act, and Rule 144A and Regulation S promulgated thereunder, as transactions by an issuer not involving a public offering.


     On April 13, 1998, in connection with the acquisition of certain assets of ICS, the Company issued 821,357.70 shares of Common Stock and 991.1039 shares of the Series B Preferred. Such issuances were made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering. All of the securities were acquired by the recipients thereof for investment and with no view toward the sale or redistribution thereof. The sales were made without any public solicitation; the stock certificates bear restrictive legends and appropriate stop transfer instructions have been or will be given to the transfer agent.


     Effective March 1, 1998, VPC exchanged $139.2 million principal amount of the GVL Notes, constituting all of the GVL Notes, for 6,962.21365 shares of the Series A Preferred. The issuance of the shares of Series A Preferred in exchange for the GVL Notes was made in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act for securities exchanged by an issuer with its existing security holders exclusively. No commissions or other remuneration was paid or given for soliciting such exchange.


     In August 1997, immediately prior to CDPQ's purchase of Vanguard's minority interest in the Company, Vanguard exercised the Vanguard Option and purchased 244,685 shares of the Class B Common at a price of $10.71 per share (aggregate consideration of $2,620,392). The issuance of the shares of Class B Common pursuant to Vanguard's exercise of the Vanguard Option was made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering. The securities were acquired without any public solicitation; the securities bears a restrictive legend and appropriate stop transfer instructions have been or will be given to the transfer agent.



     On July 11, 1997, the Company issued to Mr. Cole a warrant to purchase up to 47,031.80 shares of Common Stock at an exercise price of $14.88 per share, subject to adjustment, in consideration for Mr. Cole's separation agreement. The warrant is exercisable until July 11, 2002. On July 3, 1997, the Company issued to Mr. Hecht a warrant to purchase up to 3,644.30 shares of Common Stock at an exercise price of $17.15 per share, subject to adjustment, in consideration for Mr. Hecht's settlement agreement. The warrant is exercisable until December 31, 2000. The issuance of these securities was made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering. The securities were acquired by the recipients thereof for investment and with no view toward the sale or redistribution thereof. The securities were acquired without any public solicitation; the securities bear restrictive legends and appropriate stop transfer instructions have been or will be given to the transfer agent.



     During February 1997, the Company issued $225,000,000 principal amount of the 1997 Notes and 1,125,000 shares of the Class C Common to qualified institutional buyers who purchased the securities in a private placement pursuant to Rule 144A and/or buyers who purchased the securities pursuant to Regulation D. The gross proceeds of this private placement were approximately $220 million. In each instance, the offers and sales were made without any public solicitation; the notes and stock certificates bear restrictive legends; and appropriate stop transfer instructions have been or will be given to the transfer agent. In connection with such offering, Salomon Brothers Inc and Merrill Lynch, Pierce Fenner & Smith Incorporated received customary commissions. All issuances of securities in this private placement were made in reliance on the exemptions from registration provided by Section 4(2) of the Securities Act, and Rule 144A and Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering.



     During fiscal 1997, fiscal 1998 and fiscal 1999, the Company granted options to purchase a total of 1,179,266.25 shares of Common Stock to certain employees of the Company as part of their compensation packages. Such issuances were made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering. All of the securities were acquired by the recipients thereof for investment and with no view toward the sale or redistribution thereof.

The securities were acquired without any public solicitation; the securities bear restrictive legends; and appropriate stop transfer instructions have been or will be given to the transfer agent.


     On September 1, 1996, the Company issued to Mr. Kofalt a warrant to purchase up to 124,960 shares of Common Stock at an exercise price of $10.71 per share in consideration for Mr. Kofalt's separation agreement. The warrant is exercisable until August 31, 1999. The issuance of this security was made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering. The security was acquired by the recipient thereof for investment and with no view toward the sale or redistribution thereof. The security was acquired without any public solicitation; the security bears a restrictive legend; and appropriate stop transfer instructions have been or will be given to the transfer agent.



     In August 1996, in connection with a negotiated settlement of certain disputes between the Company and Vanguard, which at such time held a minority interest in the Company, the Company granted Vanguard an option to purchase 244,685 shares of Class B Common at an exercise price of $10.71 per share, subject to adjustment. The issuance of this security was made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering. The security was acquired by the recipient thereof for investment and with no view toward the sale or redistribution thereof. The Vanguard Option was subsequently exercised.


     The Company issued GVL Notes to VPC in the amount of $23.7 million , $73.4 million and $17.8 million during fiscal 1997, fiscal 1996 and the eight-month period ended August 31, 1995, respectively. All of the GVL Notes were subsequently exchanged for shares of Series A Preferred, as described above. The issuance of the GVL Notes was made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act as transactions not involving a public offering. The GVL Notes were acquired by VPC for investment and with no view toward the sale or distribution thereof.


     In addition, on July 26, 1995, VPC purchased from the Company (i) 1,558,260 shares of Class B Common for approximately $16.7 million and (ii) a 15% convertible note having a principal amount of approximately $8.3 million. On April 1, 1996, the note was converted into 776,145 shares of Class B Common (after giving effect to the contribution, in connection with the settlement of certain disputes between the then principal stockholders, of certain shares received by VPC as accrued interest on the note). The issuance of these securities was made in reliance on the exemption from registration provided by
Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering. The securities were acquired by the recipient thereof without a view toward the sale or redistribution thereof.


ITEM 16. EXHIBITS AND FINANCIAL DATA SCHEDULES.

     (a) Exhibits

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          1.1            -- Proposed Form of Underwriting Agreement.*
          2.1            -- Purchase Agreement (the "ICS Purchase Agreement") among
                            OpTel, ICS and ICS Licenses, Inc., dated as of March 4,
                            1998.(4)
          2.2            -- Amendment Number One to the ICS Purchase Agreement, dated as of March 4, 1998.(4)
          2.3            -- Purchase Agreement (the "Phonoscope Purchase Agreement"),
                            dated as of August 13, 1997, among OpTel, Phonoscope,
                            Ltd., Phonoscope Management L.C., Lee Cook, Alton Cook
                            and Lee Cook Family Trust.(2)
          2.4            -- Amendment Number One to the Phonoscope Purchase
                            Agreement, dated as of August 13, 1997.(4)
          2.5            -- Amendment Number Two to the Phonoscope Purchase
                            Agreement, dated as of August 13, 1997.(4)

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          3.1            -- Amended and Restated Certificate of Incorporation of
                            OpTel, together with all amendments thereto.*
          3.2            -- Amended and Restated Bylaws of OpTel.*
          3.3            -- Certificate of Designation of Voting Power, Designations,
                            Preferences, Limitations, Restrictions and Relative
                            Rights of the Series A Preferred.(4)
          3.4            -- Certificate of Designation of Voting Power, Designations,
                            Preferences, Limitations, Restrictions and Relative
                            Rights of the Series B Preferred.(4)
          4.1            -- See the Amended and Restated Certificate of Incorporation
                            and amendments thereto filed as Exhibit 3.1 and the
                            Amended and Restated Bylaws filed as Exhibit 3.2.
          4.2            -- Indenture, dated as of February 14, 1997, between OpTel and U.S. Trust Company of Texas, N.A., as Trustee and as
                            Escrow Agent.(1)
          4.3            -- Form of 1997 Note (included in Exhibit 4.2).(1)
          4.4            -- Escrow Agreement, dated as of February 14, 1997, between
                            OpTel and U.S. Trust Company of Texas, N.A., as Trustee
                            and as Escrow Agent.(1)
          4.5            -- Indenture dated as of July 7, 1998 between OpTel and U.S.
                            Trust Company of Texas, N.A., as Trustee.(5)
          4.6            -- Form of 1998 Note (included in Exhibit 4.5).(5)
          4.7            -- Escrow Agreement, dated as of July 7, 1998 between OpTel and U.S. Trust Company of Texas, N.A., as Trustee and
                            Escrow Agent.(5)
          4.8            -- Form of Stock Certificate for the Common Stock.*
          5.1            -- Opinion of Kronish Lieb Weiner & Hellman LLP.*
          8.1            -- Opinion of Kronish Lieb Weiner & Hellman LLP re: Tax
                            matters (included in Exhibit 5.1).
         10.1            -- Stockholders' Agreement dated as of August 15, 1997 by
                            and among VPC, CDPQ and OpTel.(3)
         10.2            -- Stockholders' Agreement dated as of April 9, 1998 among
                            OpTel, Nomura, MCI, GVL and ICS.(4)
         10.3            -- Common Stock Registration Rights Agreement, dated as of
                            February 14, 1997, among OpTel, VPC, GVL and Salomon
                            Brothers Inc and Merrill Lynch, Pierce, Fenner & Smith
                            Incorporated and U.S. Trust Company of Texas, N.A.(1)
         10.4            -- Registration Rights Agreement, dated as of August 15,
                            1997, between OpTel and CDPQ.(2)
         10.5            -- Registration Rights Agreement dated as of April 9, 1998, between OpTel, ICS, Nomura and MCI.(4)
         10.6            -- Warrant Agreement dated as of September 1, 1996, between
                            OpTel and James A. Kofalt.(1)
         10.7            -- Warrant Agreement, dated as of July 11, 1997, between
                            OpTel and Rory O. Cole.(2)
         10.8            -- Lease Agreement dated July 25, 1995 between Space Center
                            Dallas, Inc. and OpTel.(1)
         10.9            -- First Amendment to Lease Agreement dated August 8, 1996 between Space Center Dallas, Inc. and OpTel.(1)
         10.10           -- Restated Incentive Stock Plan of OpTel, dated June 4,
                            1998, as amended on January 25, 1999.*
         10.11           -- Annual Bonus Plan of OpTel.(1)

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         10.12           -- 1998 Employee Stock Purchase Plan of OpTel.*
         10.13           -- Employment Agreement between Bertrand Blanchette and
                            OpTel, dated June 17, 1996.(6)
         10.14           -- Employment Agreement between Stephen Dube and OpTel,
                            dated November 19, 1996.(6)
         10.15           -- Employment Agreement between Lynn Zera and OpTel, dated
                            November 7, 1995.(6)
         10.16           -- Employment Agreement between Louis Brunel and OpTel dated
                            November 15, 1996.(1)
         10.17           -- Employment Agreement between Michael Katzenstein and
                            OpTel dated September 18, 1995.(1)
         10.17(a)        -- Employment Agreement between Michael Katzenstein and
                            OpTel dated January 14, 1998.(6)
         10.18           -- Separation Agreement dated as of July 11, 1997, between
                            OpTel and Rory O. Cole.(4)
         10.19           -- City of Houston, Texas, Ordinance No. 89-338 dated March
                            29, 1989 granting to PrimeTime Cable Partners I, Ltd. the
                            right to operate for 15 years a Community Antenna
                            Television System, and subsequent ordinances consenting
                            to assignment of rights to EagleVision and to TVMAX
                            Communications (Texas), Inc.(1)
         10.20           -- City of Houston, Texas, Ordinance No. 97-285 dated March
                            19, 1997, granting TVMAX Communications (Texas), Inc. a
                            temporary permit to operate a Telecommunications
                            Network.(1)
         10.21           -- City of Houston, Texas, Ordinance No. 97-1088 dated
                            September 3, 1997, extending to TVMAX Communications
                            (Texas), Inc. a temporary permit to operate a
                            Telecommunications Network (originally granted pursuant
                            to the permit referenced in Exhibit 10.20 hereto).(2)
         10.22           -- City of Houston, Texas, Ordinance No. 97-1567 dated
                            December 23, 1997, granting to TVMAX Communications
                            (Texas), Inc. a franchise to operate a Telecommunications
                            Network (superseding and replacing the temporary permits
                            referenced in Exhibits 10.20 and 10.21 hereto).(4)
         10.23           -- Amendment Number 001 to the Videotron/Lucent Agreement,
                            dated August 28, 1997, among Videotron Telecom Ltee and
                            Lucent Technologies Canada Inc. and TVMAX and Lucent
                            Technologies Inc.(2)
         10.24           -- Interconnection Agreement under Sections 251 and 252 of the Telecom Act by and between Southwestern Bell
                            Telephone Company and OpTel (Texas) Telecom, Inc.(2)
         10.25           -- Residential Reseller Agreement dated as of May 29, 1998 by and between Teleport Communications Group Inc. and
                            TVMAX.(7)**
         10.26           -- Strategic Alliance Agreement dated as of March 10, 1998 between I(3)S, Inc. and TVMAX.(6)**
         10.27           -- EchoStar Satellite Corporation MDU Dealer Agreement,
                            dated as of January 14, 1999, by and between EchoStar and
                            TVMAX Telecom, Inc.***
         10.28           -- Conversion and Exchange Agreement.*
         21.1            -- List of subsidiaries of OpTel.
         23.1            -- Consent of Kronish Lieb Weiner & Hellman LLP (included in exhibit 5.1).
         23.2            -- Consent of Deloitte & Touche LLP.

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         24.1            -- Power of Attorney (included as part of the signature page of OpTel's registration statement on Form S-1 filed with
                            the Commission on June 5, 1998).
         24.2            -- Power of Attorney.(8)


---------------

 (1) Filed as an exhibit to OpTel's registration statement on Form S-4 filed with the Commission on April 10, 1997, and incorporated herein by reference.

 (2) Filed as an exhibit to the Company's 10-K filed with the Commission for fiscal year ended August 31, 1997, and incorporated herein by reference.

 (3) Filed as an exhibit to the Company's 10-K/A filed with the Commission for fiscal year ended August 31, 1997, and incorporated herein by reference.

 (4) Filed as an exhibit to OpTel's registration statement on Form S-1 filed with the Commission on June 5, 1998, and incorporated herein by reference.

 (5) Filed as an exhibit to Amendment No. 2 to OpTel's registration statement on Form S-1/A filed with the Commission on August 14, 1998, and incorporated herein by reference.

 (6) Filed as an exhibit to OpTel's registration statement on Form S-4 filed with the Commission on September 4, 1998, and incorporated herein by reference.

 (7) Filed as an exhibit to Amendment No. 1 to OpTel's registration statement on Form S-4 filed with the Commission on October 9, 1998, and incorporated herein by reference.


 (8) Filed as an exhibit to Amendment No. 4 to OpTel's registration statement on Form S-1 filed with the Commission on March 25, 1999.


  *  To be filed by Amendment to this Registration Statement.

 ** The Commission granted the Company's request for confidential treatment of portions of this document in an order dated October 9, 1998.


*** Certain provisions of this exhibit have been filed separately with the Commission pursuant to an application for confidential treatment.


     (b) The financial statements and financial statement schedules filed as part of this Registration Statement are as follows:

          1. Financial Statements. See Index to Financial Statements on page F-1 of the Prospectus included in this Registration Statement.

          2. Financial Statement Schedule II.

     All schedules, other than Schedule II, have been omitted as they are not required under the related instructions, are inapplicable, or because the information required is included in the financial statements and related notes thereto.

ITEM 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by OpTel pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

          (3) To provide to the Underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of OpTel pursuant to the foregoing provisions, or otherwise, OpTel has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by OpTel of expenses incurred or paid by a director, officer or controlling person of OpTel in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, OpTel will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the Company has duly caused this Amendment No. 6 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on this 20th day of April, 1999.


                                            OPTEL, INC.

                                            By:   /s/ BERTRAND BLANCHETTE
                                              ----------------------------------
                                                     Bertrand Blanchette
                                                   Chief Financial Officer


     Pursuant to the requirements of the Securities Act, this Amendment No. 6 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.



                      SIGNATURE                                    TITLE                     DATE
                      ---------                                    -----                     ----

Principal Executive Officer:

                          *                            President and Chief Executive    April   , 1999
-----------------------------------------------------    Officer
                    Louis Brunel

Principal Financial and Accounting Officers:

               /s/ BERTRAND BLANCHETTE                 Chief Financial Officer          April 20, 1999
-----------------------------------------------------
                 Bertrand Blanchette

                          *                            Controller                       April   , 1999
-----------------------------------------------------
                    Craig Milacek

Directors:

                          *                            Chairman of the Board            April   , 1999
-----------------------------------------------------
                    Andre Chagnon

                          *                            Vice Chairman of the Board       April   , 1999
-----------------------------------------------------
                    Alain Michel

                          *                            Director                         April   , 1999
-----------------------------------------------------
                    Louis Brunel

                          *                            Director                         April   , 1999
-----------------------------------------------------
                  Frederick W. Benn

                          *                            Director                         April   , 1999
-----------------------------------------------------
                  Christian Chagnon

                          *                            Director                         April   , 1999
-----------------------------------------------------
                   William O. Hunt

                          *                            Director                         April   , 1999
-----------------------------------------------------
                 R. Douglas Leonhard

                      SIGNATURE                                    TITLE                     DATE
                      ---------                                    -----                     ----

                          *                            Director                         April   , 1999
-----------------------------------------------------
                    Lynn McDonald

                          *                            Director                         April   , 1999
-----------------------------------------------------
                  Jayne L. Stowell


*By:   /s/ BERTRAND BLANCHETTE
     -------------------------------
           Bertrand Blanchette
           as attorney-in-fact

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
OpTel, Inc.:

We have audited the financial statements of OpTel, Inc. and subsidiaries (the "Company") as of August 31, 1997 and 1998, and for each of the three years in the period ended August 31, 1998 and have issued our report dated October 6, 1998; such financial statements and report are included herein. Our audits also included the financial statement schedule of OpTel, Inc., listed in Item 14. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas
October 6, 1998

                                                                     SCHEDULE II

                       VALUATION AND QUALIFYING ACCOUNTS
                                ($ IN THOUSANDS)

                                                                               DEDUCTIONS,
                                                    BALANCE AT    CHARGED TO   WRITE-OFFS    BALANCE AT
                                                   BEGINNING OF   COSTS AND        AND         END OF
                                                      PERIOD       EXPENSES    RECOVERIES      PERIOD
                                                   ------------   ----------   -----------   ----------

ALLOWANCE FOR DOUBTFUL ACCOUNTS
  Year ended August 31, 1996.....................     $  473        $1,376       $(1,307)      $  542
  Year ended August 31, 1997.....................        542         1,788        (1,205)       1,125
  Year ended August 31, 1998.....................      1,125         2,707        (2,029)       1,803
  Six months ended February 28, 1999
     (unaudited).................................      1,803         1,922        (1,366)       2,359

                                 EXHIBIT INDEX

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
           1.1           -- Proposed Form of Underwriting Agreement.*
           2.1           -- Purchase Agreement (the "ICS Purchase Agreement") among
                            OpTel, ICS and ICS Licenses, Inc., dated as of March 4,
                            1998.(4)
           2.2           -- Amendment Number One to the ICS Purchase Agreement, dated as of March 4, 1998.(4)
           2.3           -- Purchase Agreement (the "Phonoscope Purchase Agreement"),
                            dated as of August 13, 1997, among OpTel, Phonoscope,
                            Ltd., Phonoscope Management L.C., Lee Cook, Alton Cook
                            and Lee Cook Family Trust.(2)
           2.4           -- Amendment Number One to the Phonoscope Purchase
                            Agreement, dated as of August 13, 1997.(4)
           2.5           -- Amendment Number Two to the Phonoscope Purchase
                            Agreement, dated as of August 13, 1997.(4)
           3.1           -- Amended and Restated Certificate of Incorporation of
                            OpTel, together with all amendments thereto.*
           3.2           -- Amended and Restated Bylaws of OpTel.*
           3.3           -- Certificate of Designation of Voting Power, Designations,
                            Preferences, Limitations, Restrictions and Relative
                            Rights of the Series A Preferred.(4)
           3.4           -- Certificate of Designation of Voting Power, Designations,
                            Preferences, Limitations, Restrictions and Relative
                            Rights of the Series B Preferred.(4)
           4.1           -- See the Amended and Restated Certificate of Incorporation
                            and amendments thereto filed as Exhibit 3.1 and the
                            Amended and Restated Bylaws filed as Exhibit 3.2.
           4.2           -- Indenture, dated as of February 14, 1997, between OpTel and U.S. Trust Company of Texas, N.A., as Trustee and as
                            Escrow Agent.(1)
           4.3           -- Form of 1997 Note (included in Exhibit 4.2).(1)
           4.4           -- Escrow Agreement, dated as of February 14, 1997, between
                            OpTel and U.S. Trust Company of Texas, N.A., as Trustee
                            and as Escrow Agent.(1)
           4.5           -- Indenture dated as of July 7, 1998 between OpTel and U.S.
                            Trust Company of Texas, N.A., as Trustee.(5)
           4.6           -- Form of 1998 Note (included in Exhibit 4.5).(5)
           4.7           -- Escrow Agreement, dated as of July 7, 1998 between OpTel and U.S. Trust Company of Texas, N.A., as Trustee and
                            Escrow Agent.(5)
           4.8           -- Form of Stock Certificate for the Common Stock.*
           5.1           -- Opinion of Kronish Lieb Weiner & Hellman LLP.*
           8.1           -- Opinion of Kronish Lieb Weiner & Hellman LLP re: Tax
                            matters (included in Exhibit 5.1).
          10.1           -- Stockholders' Agreement dated as of August 15, 1997 by
                            and among VPC, CDPQ and OpTel.(3)
          10.2           -- Stockholders' Agreement dated as of April 9, 1998 among
                            OpTel, Nomura, MCI, GVL and ICS.(4)
          10.3           -- Common Stock Registration Rights Agreement, dated as of
                            February 14, 1997, among OpTel, VPC, GVL and Salomon
                            Brothers Inc and Merrill Lynch, Pierce, Fenner & Smith
                            Incorporated and U.S. Trust Company of Texas, N.A.(1)
          10.4           -- Registration Rights Agreement, dated as of August 15,
                            1997, between OpTel and CDPQ.(2)

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          10.5           -- Registration Rights Agreement dated as of April 9, 1998, between OpTel, ICS, Nomura and MCI.(4)
          10.6           -- Warrant Agreement dated as of September 1, 1996, between
                            OpTel and James A. Kofalt.(1)
          10.7           -- Warrant Agreement, dated as of July 11, 1997, between
                            OpTel and Rory O. Cole.(2)
          10.8           -- Lease Agreement dated July 25, 1995 between Space Center
                            Dallas, Inc. and OpTel.(1)
          10.9           -- First Amendment to Lease Agreement dated August 8, 1996 between Space Center Dallas, Inc. and OpTel.(1)
          10.10          -- Restated Incentive Stock Plan of OpTel, dated June 4,
                            1998, as amended on January 25, 1999.*
          10.11          -- Annual Bonus Plan of OpTel.(1)
          10.12          -- 1998 Employee Stock Purchase Plan of OpTel.*
          10.13          -- Employment Agreement between Bertrand Blanchette and
                            OpTel, dated June 17, 1996.(6)
          10.14          -- Employment Agreement between Stephen Dube and OpTel,
                            dated November 19, 1996.(6)
          10.15          -- Employment Agreement between Lynn Zera and OpTel, dated
                            November 7, 1995.(6)
          10.16          -- Employment Agreement between Louis Brunel and OpTel dated
                            November 15, 1996.(1)
          10.17          -- Employment Agreement between Michael Katzenstein and
                            OpTel dated September 18, 1995.(1)
          10.17(a)       -- Employment Agreement between Michael Katzenstein and
                            OpTel dated January 14, 1998.(6)
          10.18          -- Separation Agreement dated as of July 11, 1997, between
                            OpTel and Rory O. Cole.(4)
          10.19          -- City of Houston, Texas, Ordinance No. 89-338 dated March
                            29, 1989 granting to PrimeTime Cable Partners I, Ltd. the
                            right to operate for 15 years a Community Antenna
                            Television System, and subsequent ordinances consenting
                            to assignment of rights to EagleVision and to TVMAX
                            Communications (Texas), Inc.(1)
          10.20          -- City of Houston, Texas, Ordinance No. 97-285 dated March
                            19, 1997, granting TVMAX Communications (Texas), Inc. a
                            temporary permit to operate a Telecommunications
                            Network.(1)
          10.21          -- City of Houston, Texas, Ordinance No. 97-1088 dated
                            September 3, 1997, extending to TVMAX Communications
                            (Texas), Inc. a temporary permit to operate a
                            Telecommunications Network (originally granted pursuant
                            to the permit referenced in Exhibit 10.20 hereto).(2)
          10.22          -- City of Houston, Texas, Ordinance No. 97-1567 dated
                            December 23, 1997, granting to TVMAX Communications
                            (Texas), Inc. a franchise to operate a Telecommunications
                            Network (superseding and replacing the temporary permits
                            referenced in Exhibits 10.20 and 10.21 hereto).(4)
          10.23          -- Amendment Number 001 to the Videotron/Lucent Agreement,
                            dated August 28, 1997, among Videotron Telecom Ltee and
                            Lucent Technologies Canada Inc. and TVMAX and Lucent
                            Technologies Inc.(2)

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          10.24          -- Interconnection Agreement under Sections 251 and 252 of the Telecom Act by and between Southwestern Bell
                            Telephone Company and OpTel (Texas) Telecom, Inc.(2)
          10.25          -- Residential Reseller Agreement dated as of May 29, 1998 by and between Teleport Communications Group Inc. and
                            TVMAX.(7)**
          10.26          -- Strategic Alliance Agreement dated as of March 10, 1998 between I(3)S, Inc. and TVMAX.(6)**
          10.27          -- EchoStar Satellite Corporation MDU Dealer Agreement,
                            dated as of January 14, 1999, by and between EchoStar and
                            TVMAX Telecom, Inc.***
          10.28          -- Conversion and Exchange Agreement.*
          21.1           -- List of subsidiaries of OpTel.
          23.1           -- Consent of Kronish Lieb Weiner & Hellman LLP (included in exhibit 5.1).
          23.2           -- Consent of Deloitte & Touche LLP.
          24.1           -- Power of Attorney (included as part of the signature page of OpTel's registration statement on Form S-1 filed with
                            the Commission on June 5, 1998).
          24.2           -- Power of Attorney.(8)


---------------

  (1) Filed as an exhibit to OpTel's registration statement on Form S-4 filed with the Commission on April 10, 1997, and incorporated herein by reference.

  (2) Filed as an exhibit to the Company's 10-K filed with the Commission for fiscal year ended August 31, 1997, and incorporated herein by reference.

  (3) Filed as an exhibit to the Company's 10-K/A filed with the Commission for fiscal year ended August 31, 1997, and incorporated herein by reference.

  (4) Filed as an exhibit to OpTel's registration statement on Form S-1 filed with the Commission on June 5, 1998, and incorporated herein by reference.

  (5) Filed as an exhibit to Amendment No. 2 to OpTel's registration statement on Form S-1/A filed with the Commission on August 14, 1998, and incorporated herein by reference.

  (6) Filed as an exhibit to OpTel's registration statement on Form S-4 filed with the Commission on September 4, 1998, and incorporated herein by reference.

  (7) Filed as an exhibit to Amendment No. 1 to OpTel's registration statement on Form S-4 filed with the Commission on October 9, 1998, and incorporated herein by reference.


  (8) Filed as an exhibit to Amendment No. 4 to OpTel's registration statement on Form S-1 filed with the Commission on March 25, 1999.


   *  To be filed by Amendment to this Registration Statement.

  ** The Commission granted the Company's request for confidential treatment of portions of this document in an order dated October 9, 1998.


 *** Certain provisions of this exhibit have been filed separately with the Commission pursuant to an application for confidential treatment.